    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 1, 2000


                                                      REGISTRATION NO. 333-47668

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 1 TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             SUN MICROSYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               3571                              94-2805249
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL                 IRS EMPLOYER
   INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE)                IDENTIFICATION NUMBER

                              901 SAN ANTONIO ROAD
                          PALO ALTO, CALIFORNIA 94303
                                 (650) 960-1300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                SCOTT G. MCNEALY
                       CHAIRMAN OF THE BOARD OF DIRECTORS
                          AND CHIEF EXECUTIVE OFFICER
                             SUN MICROSYSTEMS, INC.
                              901 SAN ANTONIO ROAD
                          PALO ALTO, CALIFORNIA 94303
                                 (650) 960-1300
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)


                                   COPIES TO:

                LARRY W. SONSINI, ESQ.                                   STEPHEN W. DEWITT
              KATHARINE A. MARTIN, ESQ.                        PRESIDENT AND CHIEF EXECUTIVE OFFICER
                MICHAEL S. DORF, ESQ.                                  COBALT NETWORKS, INC.
               MICHAEL S. RINGLER, ESQ.                                   555 ELLIS STREET
              SHELLY B. GOLDSTONE, ESQ.                               MOUNTAIN VIEW, CA 94043
           WILSON SONSINI GOODRICH & ROSATI                                (650) 623-2500
               PROFESSIONAL CORPORATION
                  650 PAGE MILL ROAD                                    ROD J. HOWARD, ESQ.
             PALO ALTO, CALIFORNIA 94304                               JOHN MONTGOMERY, ESQ.
                    (650) 493-9300                                      ANDREW R. HULL, ESQ.
                                                                  BROBECK, PHLEGER & HARRISON LLP
                                                                       TWO EMBARCADERO PLACE
                                                                           2200 GENG ROAD
                                                                    PALO ALTO, CALIFORNIA 94303
                                                                           (650) 424-0160


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Upon
                  consummation of the merger described herein.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                November 1, 2000


Dear Cobalt Networks, Inc. Stockholders:

     I am writing to you today about our proposed merger with a subsidiary of Sun Microsystems, Inc. This merger will create a combined company that your board of directors believes will be better able to accelerate the growth of Cobalt's business.


     In the merger, each share of Cobalt common stock will be exchanged for 0.50 shares of Sun common stock (subject to adjustment to reflect the effect of any stock split, stock dividend, recapitalization, reclassification or the like on Sun or Cobalt common stock). Sun expects to issue approximately 15,157,078 million shares of its common stock in the merger (subject to adjustment to reflect the effect of any stock split, stock dividend, recapitalization, reclassification or the like on Sun or Cobalt common stock). Sun common stock is traded on The Nasdaq Stock Market under the trading symbol "SUNW," and closed at $110.88 per share on October 31, 2000. The merger is described more fully in the accompanying document.



     You will be asked to vote upon the merger agreement and the merger at a special meeting of Cobalt stockholders to be held on December 6, 2000 at 9:00 a.m., local time, at Cobalt's offices located at 515 Ellis Street, Mountain View, California 94043. To complete the merger, the holders of a majority of the outstanding shares of Cobalt common stock must adopt and approve the merger agreement and approve the merger. Only stockholders who hold shares of Cobalt common stock at the close of business on October 26, 2000 will be entitled to vote at the special meeting.



     We are very excited by the opportunities we envision for the combined company. YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT IS ADVISABLE, AND THAT THE TERMS OF THE MERGER AGREEMENT AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF COBALT AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO ADOPT AND APPROVE THE MERGER AGREEMENT AND APPROVE THE MERGER.



     The accompanying document provides detailed information about Sun, Cobalt and the merger. Please give all of this information your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 15 OF THE ACCOMPANYING DOCUMENT.


     YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. To vote your shares, you may use the enclosed proxy card or attend the special meeting of stockholders described in the accompanying document. To adopt and approve the merger agreement and approve the merger, you MUST vote "FOR" the proposal by following the instructions stated on the enclosed proxy card. If you do not vote at all, it will, in effect, count as a vote against the merger agreement and the merger. We urge you to vote FOR this proposal, a necessary step in the merger between Cobalt and Sun.

                                         Sincerely,

                                         /s/ STEPHEN W. DEWITT
                                         Stephen W. DeWitt
                                         President and Chief Executive Officer

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER OR THE SECURITIES OF SUN TO BE ISSUED IN THE MERGER, OR DETERMINED IF THE ACCOMPANYING DOCUMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     The accompanying document is dated November 1, 2000, and was first mailed to Cobalt stockholders on or about November 3, 2000.


                             [COBALT NETWORKS LOGO]

                             [COBALT NETWORKS LOGO]

                             COBALT NETWORKS, INC.
                                555 ELLIS STREET
                            MOUNTAIN VIEW, CA 94043
                                 (650) 623-2500

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON DECEMBER 6, 2000



     We will hold a special meeting of stockholders of Cobalt Networks, Inc. at 9:00 a.m., local time, on December 6, 2000 at Cobalt's offices located at 515 Ellis Street, Mountain View, California 94043:



          1. To consider and vote upon a proposal to adopt and approve the merger agreement by and among Sun Microsystems, Inc., Azure Acquisition Corporation, a wholly owned subsidiary of Sun, and Cobalt Networks, Inc., pursuant to which Cobalt will become a wholly-owned subsidiary of Sun, and each outstanding share of Cobalt common stock will be converted into the right to receive 0.50 shares of Sun common stock (subject to adjustment to reflect the effect of any stock split, stock dividend, recapitalization, reclassification or the like on Sun or Cobalt common stock), and to approve the merger of Cobalt with a subsidiary of Sun; and


          2. To transact such other business that may properly come before the special meeting and any adjournment or postponement of the special meeting.


     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT IS ADVISABLE, AND THAT THE TERMS OF THE MERGER AGREEMENT AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF COBALT AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO ADOPT AND APPROVE THE MERGER AGREEMENT AND APPROVE THE MERGER.


     We describe the merger agreement and the merger more fully in the accompanying document, which we urge you to read.


     Only Cobalt stockholders of record at the close of business on October 26, 2000 are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.


     YOUR VOTE IS IMPORTANT. TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING DOCUMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. YOU MAY VOTE IN PERSON AT THE SPECIAL MEETING EVEN IF YOU HAVE RETURNED A PROXY CARD.

                                          By Order of the Board of Directors

                                          /s/ KENTON CHOW
                                          Kenton Chow
                                          Secretary
Mountain View, California

November 1, 2000

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Questions and Answers About the Merger......................    1
Summary.....................................................    4
  The Companies.............................................    4
  Structure of the Merger...................................    5
  Effect on Exchange Ratio of Proposed Sun Stock Split......    5
  Voting Requirements.......................................    5
  Recommendation of Cobalt's Board of Directors.............    6
  Opinion of Cobalt's Financial Advisor.....................    6
  Completion and Effectiveness of the Merger................    6
  Conditions to Completion of the Merger....................    6
  Termination of the Merger Agreement.......................    6
  Payment of Termination Fee................................    7
  Cobalt Prohibited from Soliciting Other Offers............    7
  Stock Option Agreement....................................    7
  Interests of Certain Cobalt Directors and Officers in the
     Merger.................................................    8
  Share Ownership of Management.............................    8
  Material U.S. Federal Income Tax Consequences.............    8
  Accounting Treatment of the Merger........................    8
  Antitrust Approval Required to Complete the Merger........    8
  Restrictions on the Ability to Sell Sun Stock.............    9
  Listing of Sun Common Stock...............................    9
  Dissenters' and Appraisal Rights..........................    9
  Cautionary Statement Regarding Forward-Looking Statements
     in this Document.......................................    9
Sun Summary Selected Consolidated Financial Data............   10
Cobalt Summary Selected Consolidated Financial Data.........   11
Comparative Historical and Pro Forma Per Share Data.........   12
Comparative Per Share Market Price Data.....................   13
Cobalt Dividend Policy......................................   14
Risk Factors................................................   15
  Risks Related to the Merger...............................   15
  Risks Related to Sun and Cobalt as a Combined Company.....   18
The Special Meeting of Cobalt Stockholders..................   24
  General...................................................   24
  Date, Time and Place......................................   24
  Purpose of the Special Meeting............................   24
  Record Date for the Special Meeting.......................   24
  Voting of Proxies at the Special Meeting and Revocation of
     Proxies................................................   24
  Votes Required for Approval and Adoption of the Merger
     Agreement and Approval of the Merger...................   25
  Quorum, Abstentions and Broker Non-Votes..................   26
  Solicitation of Proxies and Expenses......................   26
  Board Recommendation......................................   27
The Merger and Related Transactions.........................   28
  Background of the Merger..................................   28
  Consideration of the Merger by Cobalt's Board of
     Directors..............................................   32
     Cobalt's Reasons for the Merger and Recommendation of
      the Cobalt Board of Directors.........................   32
     Opinion of Cobalt's Financial Advisor..................   34

                                                              PAGE
                                                              ----
     Interests of Directors and Officers of Cobalt in the
      Merger................................................   42
     Effects of Golden Parachute Tax Rules..................   44
  Consideration of the Merger by Sun's Board of Directors...   45
     Sun's Reasons for the Merger...........................   45
  The Merger Agreement......................................   46
     Structure of the Merger................................   46
     Completion and Effectiveness of the Merger.............   46
     Conversion of Cobalt Common Stock in the Merger........   46
     Exchange of Cobalt Stock Certificates for Sun Stock
      Certificates..........................................   47
     Fractional Shares......................................   47
     Distributions with Respect to Unexchanged Shares.......   47
     Transfers of Ownership and Lost Stock Certificates.....   47
     Cobalt's Representations and Warranties................   48
     Sun's Representations and Warranties...................   49
     Cobalt's Conduct of Business Before Completion of the
      Merger................................................   50
     Sun's Conduct of Business Before Completion of the
      Merger................................................   51
     No Solicitation by Cobalt..............................   51
     Treatment of Cobalt Stock Options......................   53
     Treatment of Rights under Cobalt Employee Stock
      Purchase Plan.........................................   53
     Conditions to Completion of the Merger.................   53
     Termination of the Merger Agreement....................   55
     Payment of Termination Fee.............................   56
     Extension, Waiver and Amendment of the Merger
      Agreement.............................................   57
     Definition of Material Adverse Effect..................   57
  Material Federal Income Tax Consequences..................   58
  Accounting Treatment of the Merger........................   60
  Regulatory Filings and Approvals Required to Complete the
     Merger.................................................   60
  Restrictions on Sales of Shares by Affiliates of Cobalt
     and Sun................................................   60
  Listing on the Nasdaq Stock Market of Sun Common Stock to
     be Issued in the Merger................................   61
  Delisting and Deregistration of Cobalt Common Stock After
     the Merger.............................................   61
  Dissenters' and Appraisal Rights..........................   61
  Other Material Agreements Relating to the Merger..........   61
     The Stock Option Agreement.............................   61
     Voting Agreements......................................   62
     Cobalt Affiliate Agreements............................   63
     Non-Competition Agreements.............................   63
     Severance and Acceleration Waivers.....................   63
  Operations After the Merger...............................   64
Information About Cobalt....................................   65
  Business..................................................   65
     Overview...............................................   65
     Corporate Background...................................   65
     Industry Background....................................   66
     The Cobalt Solution....................................   67
     The Cobalt Strategy....................................   69
     Products...............................................   71
     Technology.............................................   73
     Customers..............................................   75

                                                              PAGE
                                                              ----
     Sales and Marketing....................................   75
     Manufacturing..........................................   77
     Research and Development...............................   78
     Competition............................................   78
     Intellectual Property..................................   79
     Employees..............................................   80
  Facilities................................................   80
  Legal Proceedings.........................................   80
Cobalt Management's Discussion and Analysis of Financial
  Condition and Results of Operations of Cobalt.............   81
  Overview..................................................   81
  Results of Operations.....................................   83
     Six Months Ended June 30, 2000 and July 2, 1999........   83
     Years Ended December 31, 1999 and 1998.................   86
     Years Ended December 31, 1998 and 1997.................   88
  Acquisition of Progressive Systems, Inc. .................   89
  Liquidity and Capital Resources...........................   89
  Quarterly Results of Operations...........................   91
  Recent Accounting Pronouncements..........................   93
  Qualitative and Quantitative Disclosure About Market
     Risk...................................................   93
Security Ownership of Certain Beneficial Owners and
  Management of Cobalt......................................   94
Comparison of Rights of Holders of Cobalt Common Stock and
  Sun Common Stock..........................................   97
  Common Stock..............................................   97
  Preferred Stock...........................................   97
  Board of Directors........................................   97
  Removal of Directors......................................   97
  Filling Vacancies on the Board of Directors...............   98
  Stockholder Action by Written Consent.....................   98
  Ability to Call Special Meetings..........................   98
  Advance Notice Provisions for Stockholder Nominations and
     Proposals..............................................   99
  Amendment of Certificate of Incorporation.................  100
  Amendment of Bylaws.......................................  101
  State Anti-Takeover Statutes..............................  101
  Limitation of Liability of Directors......................  101
  Indemnification of Directors and Officers.................  101
  Stockholder Rights Plan...................................  102
Legal Matters...............................................  104
Experts.....................................................  104
Stockholder Proposals.......................................  104
Where You Can Find More Information.........................  104
Statement Regarding Forward-Looking Information.............  106
Financial Statements of Cobalt Networks, Inc................  F-1
Annexes:
  A -- Agreement and Plan of Merger and Reorganization......  A-1
  B -- Stock Option Agreement...............................  B-1
  C -- Form of Voting Agreement.............................  C-1
  D -- Opinion of Goldman, Sachs & Co. .....................  D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


Q:  WHY ARE WE PROPOSING TO MERGE? (SEE PAGES 32 AND 45)



A: Sun is accelerating its move into the server appliance industry and Cobalt is a leader in the server appliance marketplace with leading edge products and a world-class management team. We believe that the combination of the two companies is a synergistic move that will enable us to provide an end-to-end solution of servers from the low-end appliance to mainframe-class servers. We believe that we can achieve greater stockholder value through a combined company with additional resources to help us compete and grow in the rapidly evolving server appliance industry with its increasing number of large, well-capitalized, and well-known competitors. We also believe that, given Sun's historical revenue growth, Cobalt stockholders may achieve greater possible returns through participation in the potential future growth in value of the combined company. Finally, we believe that the premium provided by the exchange ratio over the existing market price of Cobalt common stock at the time the merger agreement was approved by the Cobalt board of directors will permit greater returns to stockholders.



Q:  WHAT WILL I RECEIVE IN THE MERGER? (SEE PAGE 46)



A: If the merger is completed, you will receive 0.50 shares of Sun common stock for each share of Cobalt common stock you own at the time of completion of the merger (subject to adjustment to reflect the effect of any stock split, stock dividend, recapitalization, reclassification or the like on Sun or Cobalt common stock). Sun will not issue fractional shares in connection with the merger. Instead of any fractional share of Sun common stock, you will receive cash based on the market price of Sun common stock.



    At the annual meeting of Sun stockholders to be held on November 8, 2000, Sun stockholders will vote on a proposal to increase the authorized number of shares of Sun common stock. At a meeting held on August 16, 2000, the Sun board of directors approved a two-for-one forward stock split, to be paid in the form of a stock dividend on Sun common stock, contingent upon approval of the proposed increase in the authorized number of shares of Sun common stock by Sun stockholders. If the share increase proposal is approved by Sun stockholders and the Sun stock split is implemented prior to the exchange of Cobalt common stock for Sun common stock, the merger exchange ratio will be adjusted such that Cobalt stockholders will receive one share of Sun common stock for each share of Cobalt common stock held by them. See the section entitled "The Merger and Related Transactions -- The Merger Agreement -- Conversion of Cobalt Common Stock in the Merger" beginning on page 46 of this document.



Q:  HOW WILL THE MERGER AFFECT OPTIONS TO ACQUIRE COBALT COMMON STOCK? (SEE PAGE
    53)



A: Options to purchase shares of Cobalt common stock will be assumed by Sun and become exercisable for shares of Sun common stock after completion of the merger. The number of shares covered by these options, and their applicable exercise prices, will be adjusted using the merger exchange ratio of 0.50 shares of Sun common stock for each share of Cobalt common stock that was subject to the applicable option prior to the merger (subject to adjustment to reflect the effect of any stock split, stock dividend, recapitalization, reclassification or the like on Sun or Cobalt common stock).

Q: WILL COBALT STOCKHOLDERS BE ABLE TO TRADE THE SUN COMMON STOCK THAT THEY RECEIVE IN THE MERGER? (SEE PAGE 60)


A: Yes. The Sun common stock will be listed on The Nasdaq Stock Market under the symbol "SUNW." Certain persons who are deemed affiliates of Cobalt will be required to comply with Rule 145 under the Securities Act if they sell their shares of Sun common stock received in the merger.


Q:  WHEN DO YOU EXPECT TO COMPLETE THE MERGER? (SEE PAGE 46)



A: We currently plan to complete the merger prior to December 31, 2000. Because the merger is subject to governmental and regulatory approvals and other conditions, however, we cannot predict the exact timing.



Q:  HOW DO I VOTE ON THE MERGER? (SEE PAGE 24)


A: Following your review of this document, complete and sign the enclosed proxy card, and then mail it in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of Cobalt stockholders at which the merger agreement and the merger will be presented and voted upon. You may also attend the special meeting in person and vote at the special meeting instead of submitting a proxy.


Q:  WHAT HAPPENS IF I DON'T INDICATE HOW TO VOTE MY PROXY? (SEE PAGE 24)


A: If you do not include instructions on how to vote your properly signed proxy card, your shares will be voted FOR adoption and approval of the merger agreement and approval of the merger.


Q:  WHAT HAPPENS IF I DON'T RETURN A PROXY CARD? (SEE PAGE 25)


A: Not returning your proxy card will have the same effect as voting against adoption and approval of the merger agreement and against approval of the merger.


Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD? (SEE PAGE 25)


A: Yes. You can change your vote at any time before your proxy is voted at the special meeting at which the merger will be presented and voted upon. You can do this in one of three ways. First, you can send a written notice to the Secretary of Cobalt stating that you would like to revoke your proxy. Second, you can complete and submit a later-dated proxy card. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy.


Q: IF MY BROKER HOLDS MY SHARES IN "STREET NAME," WILL MY BROKER VOTE MY SHARES FOR ME? (SEE PAGE 24)


A: No. Your broker will not be able to vote your shares without instructions from you. If you do not provide your broker with voting instructions, your shares will be considered present at the special meeting for purposes of determining a quorum but will not be considered to have been voted in favor of adoption and approval of the merger agreement or approval of the merger. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.


Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW? (SEE PAGE 47)


A: No. If the merger is completed, we will send you written instructions for exchanging your Cobalt stock certificates for Sun stock certificates.


Q:  AM I ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS? (SEE PAGE 61)



A: No. Under applicable law, you are not entitled to dissenters' or appraisal rights in connection with the merger.

Q:  ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE
    MERGER?


A: Yes. We have set out in the section entitled "Risk Factors" beginning on page 15 of this document a number of risk factors that you should consider in connection with the merger.


Q:  WHO CAN HELP ANSWER MY QUESTIONS ABOUT THE MERGER?


A: Cobalt stockholders may call Christopher Bunn of Cobalt, at (650) 623-2508, with any questions such stockholders may have about the merger.

                                    SUMMARY


     The following is a summary of the information contained in this document. This summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the merger and related transactions. In particular, you should read the annexes attached to this document, including the merger agreement, the stock option agreement and the form of voting agreement, which are attached to this document as Annexes A, B and C, respectively. In addition, Sun incorporates by reference into this document important business and financial information about Sun. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled "Where You Can Find More Information" beginning on page 104 of this document.


THE COMPANIES

SUN MICROSYSTEMS, INC.
901 San Antonio Road
Palo Alto, California 94303
(650) 960-1300
http://www.sun.com

     Sun is a leading worldwide provider of products, services and support solutions for building and maintaining network computing environments. Sun sells scalable computer and storage systems, high-speed microprocessors and a complete line of high performance software for operating network computing equipment. Sun also provides a full range of services, including support, education and professional services. Sun's products and services command a significant share of the rapidly growing network computing market, which includes the Internet and corporate intranets. Sun's products are used for many demanding commercial and technical applications in various industries, including telecommunications, manufacturing, financial services, education, retail, government, energy and healthcare. Sun owes much of its success to its adherence to open industry standards, the Solaris(TM) Operating Environment, the UNIX(R) platform, and the UltraSPARC(TM) (Ultra Scalable Processor Architecture) microprocessor architecture. In addition, Sun is committed to investment in and ownership of intellectual property and leveraging its partnerships with industry leaders.

     For the latest fiscal year ended June 30, 2000, Sun had annual revenues of more than $15.7 billion and over 36,700 employees. Sun conducts business in over 170 countries. Sun was incorporated in California in February 1982 and reincorporated in Delaware in July 1987.

COBALT NETWORKS, INC.
555 Ellis Street
Mountain View, California 94043
(650) 623-2500
http://www.cobalt.com

     Cobalt provides server appliances, which are a new category of network infrastructure devices that combine hardware and software to deliver one or a few network-based applications well. Server appliances differ from general purpose servers, which are designed to support a broad range of applications and are not designed specifically to perform any particular function. Cobalt's server appliances enable organizations that could not previously establish an online presence to do so easily, cost-effectively and reliably. As the number of internet users and businesses online increases, Cobalt believes the demand for server appliances will continue to grow.


     Cobalt's principal product lines, the Cobalt Qube(TM) and Cobalt RaQ(TM), enable Cobalt's customers to perform critical internet-related applications including file serving, web hosting and providing software applications over the Internet, such as electronic mail and electronic commerce. Cobalt also offers network-attached storage products, which provide overflow file storage for network users, and network caching products, which enable more efficient bandwidth usage and improve speed of Internet content delivery. Cobalt's products are designed to enable Linux, an open source operating system for which the source code is available at little or no cost, to work well with software applications and hardware components delivered pre-configured in Cobalt's products. These software applications include applications for web-based communications developed by Cobalt and by the open source software developer community, as well as proprietary third party applications. Cobalt's use of the Linux operating system enables it to leverage the rapid application development cycles of the open source software community to reduce the time to market for its new and innovative products.

     As of June 30, 2000, Cobalt had sold over 40,000 server appliances to more than 3,700 end user customers in more than 75 countries. Cobalt markets and sells its products globally through its direct sales force and its channel partners. Cobalt's target customers are small- to medium-sized organizations, including businesses, educational and government entities and branch offices of large organizations. Cobalt also targets web hosting and application service providers that offer outsourced Internet services to these end users.

     Cobalt filed its articles of incorporation in California in October 1996 under the name Viavision Systems, Inc. Cobalt changed its name to Cobalt Microserver, Inc. in March 1997 and to Cobalt Networks, Inc. in June 1998. Cobalt reincorporated in Delaware in October 1999.


STRUCTURE OF THE MERGER (SEE PAGE 46)



     Under the terms of the merger agreement between Sun and Cobalt, a wholly-owned subsidiary of Sun will merge with and into Cobalt, Cobalt will survive as a wholly-owned subsidiary of Sun, and each outstanding share of Cobalt common stock will be converted into the right to receive 0.50 shares of Sun common stock (subject to adjustment to reflect the effect of any stock split, stock dividend, recapitalization, reclassification or the like on Sun or Cobalt common stock). Following the merger, you will have an equity stake in Cobalt's parent company as a stockholder of Sun.



EFFECT ON EXCHANGE RATIO OF PROPOSED SUN STOCK SPLIT (SEE PAGE 46)



     At the annual meeting of Sun stockholders to be held on November 8, 2000, Sun stockholders will vote on a proposal to increase the authorized number of shares of Sun common stock. At a meeting held on August 16, 2000, the Sun board of directors approved a two-for-one forward stock split, to be paid in the form of a stock dividend on Sun common stock, contingent upon approval of the proposed increase in the authorized number of shares of Sun common stock by Sun stockholders. If the share increase proposal is approved by Sun stockholders and the Sun stock split is implemented prior to the exchange of Cobalt common stock for Sun common stock, the merger exchange ratio will be adjusted such that Cobalt stockholders will receive one share of Sun common stock for each share of Cobalt common stock held by them.



VOTING REQUIREMENTS (SEE PAGE 25)


     In order to complete the merger, the holders of a majority of the outstanding shares of Cobalt common stock must adopt and approve the merger agreement and approve the merger. Sun stockholders are not required to adopt or approve the merger agreement or approve the merger as a condition to completing the merger.


     At the close of business on the record date for the special meeting of Cobalt stockholders at which the merger agreement and the merger will be presented and voted upon, the directors and executive officers of Cobalt (and their respective affiliates) collectively held approximately 13.4% of the outstanding shares of Cobalt common stock entitled to vote on the merger agreement and the merger, excluding options to purchase Cobalt common stock which were unexercised as of the record date.

     Cobalt stockholders are entitled to cast one vote per share of Cobalt common stock such stockholders owned as of October 26, 2000, the record date for the special meeting at which the merger agreement and the merger will be presented and voted upon.



RECOMMENDATION OF COBALT'S BOARD OF DIRECTORS (SEE PAGE 27)



     After careful consideration, Cobalt's board of directors unanimously determined that the merger agreement is advisable, and that the terms of the merger agreement and the merger are fair to and in the best interests of Cobalt and its stockholders. Cobalt's board of directors approved the merger agreement and unanimously recommends that you vote FOR adoption and approval of the merger agreement and approval of the merger.



OPINION OF COBALT'S FINANCIAL ADVISOR (SEE PAGE 34)


     On September 18, 2000, Goldman, Sachs & Co. delivered its oral opinion, subsequently confirmed in writing, to the board of directors of Cobalt that, as of the date of such opinion, the exchange ratio of 0.50 shares of Sun common stock to be received for each share of Cobalt common stock pursuant to the merger agreement was fair from a financial point of view to the holders of Cobalt common stock. The opinion of Goldman Sachs does not constitute a recommendation as to how any holder of Cobalt common stock should vote with respect to the merger.


COMPLETION AND EFFECTIVENESS OF THE MERGER (SEE PAGE 46)


     We will complete the merger when all of the conditions to completion of the merger contained in the merger agreement are satisfied or waived. The merger will become effective when we file a certificate of merger with the State of Delaware.


     We are working toward completing the merger as quickly as possible. We currently plan to complete the merger prior to December 31, 2000. Because the merger is subject to governmental and regulatory approvals and other conditions, however, we cannot predict the exact timing.



CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 53)


     Completion of the merger is subject to the satisfaction of a number of conditions, including:


     - adoption and approval of the merger agreement and approval of the merger by the holders of a majority of the outstanding shares of Cobalt common stock;


     - expiration or termination of applicable waiting periods under applicable antitrust laws;

     - the absence of any injunction or order preventing the completion of the merger;

     - the continuing accuracy of the representations and warranties of Sun and Cobalt contained in the merger agreement (except to the extent that any inaccuracies would not constitute a material adverse effect on the applicable company), and the absence of any material adverse effect on the respective businesses of Sun and Cobalt; and

     - receipt of opinions of tax counsel that the merger will qualify as a tax-free reorganization.

     Some of the conditions to completion of the merger may be waived by the company entitled to assert the condition.


TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 55)


     Cobalt and Sun may mutually agree to terminate the merger agreement without completing the merger.

     In addition, either Cobalt or Sun may terminate the merger agreement under any of the following circumstances:

     - if the conditions to completion of the merger would not be satisfied because of a material breach by the other company of any of its covenants or other agreements contained in the merger agreement;

     - if the conditions to completion of the merger would not be satisfied because a representation or warranty of the other company contained in the merger agreement becomes untrue in a way that constitutes a material adverse effect on that company;

     - if the merger is not completed by March 16, 2001;

     - if a final court or other governmental order prohibiting the merger is issued and is not appealable;

     - if the Cobalt stockholders do not adopt and approve the merger agreement and approve the merger; or

     - if there is a material adverse effect with respect to the other company that is not curable by that company by the use of commercially reasonable efforts.

     Sun may also terminate the merger agreement if:

     - Cobalt's board of directors withdraws or changes in a manner adverse to Sun its unanimous recommendation in favor of the adoption and approval of the merger agreement and approval of the merger;

     - Cobalt's board of directors does not reaffirm its unanimous recommendation in favor of the adoption and approval of the merger agreement and approval of the merger within 10 business days after Sun requests reaffirmation following the announcement of any offer or proposal from a party other than Sun relating to an extraordinary transaction involving Cobalt, such as a merger or a sale of significant assets;

     - Cobalt's board of directors approves or recommends any offer or proposal from a party other than Sun relating to an extraordinary transaction, such as a merger or a sale of significant assets;

     - Cobalt enters into any letter of intent or other agreement accepting any offer or proposal from a party other than Sun relating to an extraordinary transaction, such as a merger or a sale of significant assets;

     - Cobalt breaches the provisions of the merger agreement that prohibit Cobalt from soliciting offers from any party other than Sun regarding an extraordinary transaction, such as a merger or a sale of significant assets; or

     - a party unaffiliated with Sun undertakes a tender or exchange offer relating to the securities of Cobalt, and Cobalt does not recommend that its stockholders reject the offer within 10 business days after the offer is first made.


PAYMENT OF TERMINATION FEE (SEE PAGE 56)


     Under some circumstances, if the merger agreement is terminated Cobalt must pay Sun a termination fee of $59 million.


COBALT PROHIBITED FROM SOLICITING OTHER OFFERS (SEE PAGE 51)


     Cobalt has agreed not to initiate or, subject to some limited exceptions, engage in discussions with any party other than Sun about a business combination or other extraordinary transaction, such as a merger or a sale of significant assets, while the merger is pending.


STOCK OPTION AGREEMENT (SEE PAGE 61)


     As an inducement to Sun to enter into the merger agreement, Cobalt granted Sun an option to purchase a number of shares of newly-issued Cobalt common stock equal to

19.9% of the issued and outstanding shares of Cobalt capital stock at the time the option is exercised. The option's exercise price is $57.63 per share of Cobalt common stock.

     The option is intended to increase the likelihood that the merger will be completed, and may discourage third parties who otherwise might be interested in acquiring a significant equity stake in Cobalt from acquiring such a stake.

     Sun may only exercise the option if Sun terminates the merger agreement under circumstances in which the termination fee is payable under the merger agreement.


INTERESTS OF CERTAIN COBALT DIRECTORS AND OFFICERS IN THE MERGER (SEE PAGE 42)



     In considering the recommendations of the Cobalt board of directors, you should be aware that Cobalt directors and officers will receive continuing indemnification against liabilities from Sun, that one Cobalt officer has a severance arrangement that provides for the acceleration of some of his options following the merger and certain severance benefits if he is terminated following the merger, and that certain of Cobalt's directors and officers have Cobalt stock and stock options, participate in an employee stock purchase plan and have received employment offers from Sun following the merger that give them interests in the merger that may be different from yours and may make them more likely to adopt and approve the merger agreement and approve the merger than Cobalt stockholders generally.



SHARE OWNERSHIP OF MANAGEMENT (SEE PAGE 94)



     As of the close of business on the record date for the special meeting of Cobalt stockholders at which the merger agreement and the merger will be considered and voted upon, directors and executive officers of Cobalt (and their respective affiliates) beneficially owned approximately 13.4% of the outstanding shares of Cobalt common stock, excluding options to purchase Cobalt common stock which were unexercised as of the record date. All of Cobalt's directors and some of Cobalt's executive officers, together beneficially owning approximately 10.7% of the outstanding shares of Cobalt common stock as of the record date, excluding options to purchase Cobalt common stock which were unexercised as of the record date, have entered into voting agreements with Sun and have agreed to vote their Cobalt shares in favor of adoption and approval of the merger agreement and approval of the merger.



MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 58)



     In general, Cobalt stockholders will not recognize gain or loss for United States federal income tax purposes in the merger, except for taxes payable because of cash received instead of fractional shares. It is a condition to the merger that we receive legal opinions to this effect. You should carefully read the discussion under "Material U.S. Federal Income Tax Consequences" beginning on page 58 of this document. HOWEVER, YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR BECAUSE TAX MATTERS CAN BE COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON YOUR OWN SITUATION.



ACCOUNTING TREATMENT OF THE MERGER (SEE PAGE 60)


     Sun intends to account for the merger as a purchase.


ANTITRUST APPROVAL REQUIRED TO COMPLETE THE MERGER (SEE PAGE 60)



     The merger is subject to antitrust laws. We have made required filings under applicable antitrust laws with the Department of Justice and the Federal Trade Commission, and we are not permitted to complete the merger until the applicable waiting periods associated with those filings have expired or been terminated. In addition, the merger may be subject to various foreign antitrust laws, some of which may require us to make filings with foreign antitrust authorities. The Department of Justice or the Federal Trade Commission, as well as a foreign regulatory agency or government, state or private person, may challenge the merger at any time before its completion.


RESTRICTIONS ON THE ABILITY TO SELL SUN STOCK (SEE PAGE 60)



     All shares of Sun common stock received by Cobalt stockholders in connection with the merger will be freely transferable unless any such stockholder is considered an "affiliate" of either Sun or Cobalt under the Securities Act. Shares of Sun common stock held by Cobalt's affiliates may only be sold pursuant to a registration statement or exemption under the Securities Act.



LISTING OF SUN COMMON STOCK (SEE PAGE 61)


     The shares of Sun common stock issued in connection with the merger will be listed on The Nasdaq Stock Market.


DISSENTERS' AND APPRAISAL RIGHTS (SEE PAGE 61)



     Under applicable law, Cobalt stockholders are not entitled to dissenters' or appraisal rights in connection with the merger.



CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS IN THIS DOCUMENT (SEE PAGE 106)



     This document and the documents incorporated by reference into this document contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to Sun's and Cobalt's financial condition, results of operations and business and on the expected impact of the merger on Sun's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties discussed in the section entitled "Risk Factors" beginning on page 15 of this document.

                SUN SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

     The table below presents summary selected historical consolidated financial data of Sun. Sun has prepared this information using its consolidated financial statements for each of its most recent five fiscal years ended June 30, 2000. The consolidated financial statements for the five fiscal years ended June 30, 2000 have been audited by Ernst & Young LLP, independent auditors.

     When you read this summary historical data, it is important that you read along with it the historical consolidated financial statements and related notes in Sun's Annual Report to Stockholders and Annual Report on Form 10-K for the fiscal year ended June 30, 2000 filed with the Securities and Exchange Commission and incorporated by reference into this document, as well as the section of Sun's annual report entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                           FISCAL YEAR ENDED JUNE 30,
                                                  --------------------------------------------
                                                   1996     1997     1998     1999      2000
                                                  ------   ------   ------   -------   -------
                                                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
SUMMARY CONSOLIDATED STATEMENTS OF INCOME:
Net revenues....................................  $7,125   $8,661   $9,862   $11,806   $15,721
Costs and expenses:
  Cost of sales.................................   3,927    4,332    4,713     5,670     7,549
  Research and development......................     661      837    1,029     1,280     1,630
  Selling, general and administrative...........   1,806    2,436    2,830     3,215     4,137
  In-process research and development...........      58       23      176       121        12
                                                  ------   ------   ------   -------   -------
     Total costs and expenses...................   6,452    7,628    8,748    10,286    13,328
                                                  ------   ------   ------   -------   -------
Operating income................................     673    1,033    1,114     1,520     2,393
Interest income, net............................      34       34       48        85       170
Gain on sale of investments, net................      --       62       --        --       208
                                                  ------   ------   ------   -------   -------
Income before taxes.............................     707    1,129    1,162     1,605     2,771
Provision for income taxes......................     233      352      407       575       917
                                                  ------   ------   ------   -------   -------
Net income......................................  $  474   $  777   $  755   $ 1,030   $ 1,854
                                                  ======   ======   ======   =======   =======
Net income per common share -- diluted..........  $ 0.30   $ 0.50   $ 0.47   $  0.63   $  1.10
                                                  ======   ======   ======   =======   =======
Shares used in the calculation of net income per
  common share -- diluted.......................   1,587    1,569    1,590     1,641     1,689


                                                                 AS OF JUNE 30,
                                                  --------------------------------------------
                                                   1996     1997     1998     1999      2000
                                                  ------   ------   ------   -------   -------
                                                                 (IN MILLIONS)
SUMMARY CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments...................................  $1,031   $1,161   $1,333   $ 2,692   $ 2,475
Working capital.................................   1,584    1,935    2,074     2,940     2,118
Total assets....................................   3,858    4,783    5,794     8,499    14,152
Long-term debt and other obligations............      --       --       --       192     1,720
Stockholders' equity............................   2,292    2,801    3,569     4,867     7,309

              COBALT SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

     The table below presents summary selected historical consolidated financial data of Cobalt. Cobalt has prepared this information using its consolidated financial statements for (1) the period from October 18, 1996 (Cobalt's inception) to December 31, 1996, (2) each of the three years in the period ended December 31, 1999, and (3) the six-month periods ended July 2, 1999 and June 30, 2000. The consolidated statements for the period from October 18, 1996 to December 31, 1996, and for each of the three years in the period ended December 31, 1999, have been audited by PricewaterhouseCoopers LLP, independent accountants. The consolidated financial statements for the six-month periods ended July 2, 1999 and June 30, 2000 have not been audited.


     When you read this summary historical financial data, it is important that you read along with it the historical consolidated financial statements and related notes included in this document beginning on page F-1, as well as the section entitled "Cobalt Management's Discussion and Analysis of Financial Condition and Results of Operations of Cobalt" beginning on page 81 of this document.


     Operating results for the six months ended July 2, 1999 and June 30, 2000 are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 2000.


                                          PERIOD FROM
                                          OCTOBER 18,
                                              1996
                                          (INCEPTION)                                      SIX MONTHS ENDED
                                               TO           YEAR ENDED DECEMBER 31,       -------------------
                                          DECEMBER 31,   ------------------------------   JULY 2,    JUNE 30,
                                              1996         1997       1998       1999       1999       2000
                                          ------------   --------   --------   --------   --------   --------
                                                         (IN THOUSANDS EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
  Net revenues..........................     $  --       $     --   $  3,537   $ 22,814   $  7,663   $ 28,275
  Cost of revenues......................        --             --      3,123     14,461      5,156     15,293
                                             -----       --------   --------   --------   --------   --------
    Gross profit........................        --             --        414      8,353      2,507     12,982
Operating Expenses
  Research and development..............        22          1,067      3,483      6,013      2,771      4,013
  Sales and marketing...................        --            245      5,581     14,772      6,273     11,595
  General and administrative............        60            445      1,895      4,070      1,454      3,609
  Amortization of stock compensation....        --             --         --      2,970        253      2,433
  Amortization of goodwill and other
    intangible assets...................        --             --         --         --         --      2,764
  In-process research and development...        --             --         --         --         --        830
  Litigation settlement.................        --             --         --      4,200         --         --
                                             -----       --------   --------   --------   --------   --------
    Total operating expenses............        82          1,757     10,959     32,025     10,751     25,244
Loss from operations....................       (82)        (1,757)   (10,545)   (23,672)    (8,244)   (12,262)
Interest and other income (expense),
  net...................................        --            (12)        67      1,366         --      3,658
                                             -----       --------   --------   --------   --------   --------
Net loss................................       (82)        (1,769)   (10,478)   (22,306)    (8,244)    (8,604)
Accretion of mandatorily redeemable
  convertible preferred stock...........        --             --       (828)    (1,377)    (1,191)        --
                                             -----       --------   --------   --------   --------   --------
Net loss attributable to holders of
  common stock..........................     $ (82)      $ (1,769)  $(11,306)  $(23,683)  $ (9,435)  $ (8,604)
                                             =====       ========   ========   ========   ========   ========
Basic and diluted net loss per share
  attributable to holders of common
  stock.................................                 $  (4.09)  $  (5.48)  $  (3.43)  $  (2.83)  $  (0.31)
                                                         ========   ========   ========   ========   ========
Basic and diluted weighted average
  shares outstanding....................                      432      2,065      6,901      3,338     27,787
                                                         ========   ========   ========   ========   ========
SUMMARY CONSOLIDATED BALANCE SHEET DATA:
  Cash, cash equivalents and short-term
    investment..........................     $  15       $  1,738   $  2,090   $141,777   $ 27,426   $131,888
  Working capital.......................      (105)         1,542     (1,912)   129,111     24,539    118,542
  Total assets..........................        42          1,998      6,145    151,857     34,902    225,304
  Long-term debt and other
    obligations.........................        70             --         84         40         64         17
  Mandatorily redeemable convertible
    preferred stock.....................        --          3,551     12,339         --     45,646         --
  Stockholder's equity (deficit)........       (82)        (1,847)   (13,073)   130,756    (19,850)   200,290

              COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

     The following tables set forth certain historical per share data of Sun and Cobalt and combined per share data on an unaudited pro forma basis after giving effect to the merger using the purchase method of accounting assuming 0.50 shares of Sun common stock are issued in exchange for each share of Cobalt common stock. The following data should be read in conjunction with the separate historical consolidated financial statements of Sun incorporated by reference into this document and the historical consolidated financial statements of Cobalt included in this document. The unaudited pro forma combined per share data do not necessarily indicate the operating results that would have been achieved had the merger been completed as of the beginning of the earliest period presented and should not be taken as representative of future operations. All per share information has been restated, as applicable, for stock splits, as discussed in each entity's respective consolidated financial statements and notes thereto. In addition, Sun's per share information represents diluted earnings per share computed in accordance with SFAS No. 128 for all periods presented. No cash dividends have ever been declared or paid on Sun or Cobalt common stock.

                                      SUN
                                     ------
NET INCOME PER SHARE (DILUTED):
  Year ended June 30, 2000.........  $ 1.10
BOOK VALUE PER SHARE(1):
  June 30, 2000....................  $ 4.58

                                    COBALT
                                    ------
NET LOSS PER SHARE:
  Six months ended June 30,
     2000.........................  $(0.31)
  Year ended December 31, 1999....  $(3.43)
BOOK VALUE PER SHARE(1):
  June 30, 2000...................  $ 6.78
  December 31, 1999...............  $ 4.62

                                                        SUN              COBALT EQUIVALENT
                                                 PRO FORMA COMBINED    PRO FORMA COMBINED(2)
                                                 ------------------    ---------------------
NET INCOME PER SHARE (DILUTED):
  Year ended June 30, 2000.....................        $0.81                   $0.41
BOOK VALUE PER SHARE(1):
  June 30, 2000................................        $5.77                   $2.89

---------------
(1) Historical book value per share is computed by dividing stockholders' equity by the number of shares of Sun or Cobalt common stock outstanding at the end of each period. Pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of Sun common stock outstanding at the end of each period.


(2) The Cobalt equivalent pro forma combined per share amounts are calculated by multiplying Sun combined pro forma share amounts by the exchange ratio for the merger (i.e., 0.50). In the event that Sun effects its proposed two-for-one stock split prior to the completion of the merger, the Cobalt equivalent pro forma combined net income per share (diluted) for the year ended June 30, 2000, and book value per share as of June 30, 2000, would be $0.81 and $5.77, respectively, based upon the one-for-one adjusted exchange ratio.

                    COMPARATIVE PER SHARE MARKET PRICE DATA

     Cobalt common stock has traded on the Nasdaq National Market under the symbol "COBT" since November 5, 1999. Sun common stock is traded on The Nasdaq Stock Market under the symbol "SUNW."

     The following table shows, for the calendar quarters indicated, the high and low sale prices per share of Cobalt common stock and Sun common stock both as reported on The Nasdaq Stock Market.


                                             COBALT               SUN
                                          COMMON STOCK        COMMON STOCK
                                        -----------------   ----------------
          CALENDAR QUARTERS              HIGH       LOW      HIGH      LOW
--------------------------------------  -------   -------   -------   ------
1998:
  First Quarter.......................       --        --   $ 25.00   $18.81
  Second Quarter......................       --        --     22.78    19.09
  Third Quarter.......................       --        --     13.20     9.59
  Fourth Quarter......................       --        --     22.09     9.75
1999:
  First Quarter.......................       --        --     30.31    21.78
  Second Quarter......................       --        --     35.88    24.91
  Third Quarter.......................       --        --     47.28    33.59
  Fourth Quarter......................  $168.81   $104.75     81.88    44.69
2000:
  First Quarter.......................   126.00     47.00    105.00    68.00
  Second Quarter......................    64.19     26.50     98.81    71.88
  Third Quarter.......................    60.50     37.88    128.63    86.50
  Fourth Quarter (through October 31,
     2000)............................    60.25     46.75    122.00    94.88



     The following table shows the closing prices per share of Cobalt common stock and Sun common stock each as reported on The Nasdaq Stock Market on (1) September 18, 2000, the business day preceding public announcement that Sun and Cobalt had entered into the merger agreement and (2) October 30, 2000, the last full trading day for which closing prices were available at the time of the printing of this document.


     The table also includes the equivalent price per share of Cobalt common stock on those dates. This equivalent per share price reflects the value of the Sun common stock you would receive for each share of your Cobalt common stock if the merger was completed on any of these dates applying the exchange ratio of
0.50 shares of Sun common stock for each share of Cobalt common stock on those dates.


     As of the record date, there were approximately 23,983 holders of record of Cobalt common stock.



                                   COBALT          SUN        EQUIVALENT PRICE
                                COMMON STOCK   COMMON STOCK      PER SHARE
                                ------------   ------------   ----------------
September 18, 2000............     $41.13        $115.25           $57.63
October 31, 2000..............     $55.13        $110.88           $55.44



     In the event that Sun effects its proposed two-for-one stock split prior to completion of the merger, the Equivalent Price per Share figures provided above for September 18, 2000 and October 31, 2000 would be $115.25 and $110.88, respectively, based upon the one-to-one adjusted exchange ratio.


     BECAUSE THE MARKET PRICE OF SUN COMMON STOCK MAY INCREASE OR DECREASE BEFORE THE COMPLETION OF THE MERGER, YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS.

                             COBALT DIVIDEND POLICY

     Cobalt has not declared or paid any cash dividends on its common stock since its inception and does not anticipate paying cash dividends in the foreseeable future. Cobalt expects that it will retain all future earnings, if any, for use in its operations and the expansion of its business.

                                  RISK FACTORS

     By voting in favor of the merger agreement and the merger, you will be choosing to invest in Sun common stock. An investment in Sun common stock involves a high degree of risk. In addition to the other information contained in or incorporated by reference into this document, you should carefully consider the following risk factors in deciding whether to vote in favor of adoption and approval of the merger agreement and approval of the merger.

RISKS RELATED TO THE MERGER

     ALTHOUGH WE EXPECT THAT THE MERGER WILL RESULT IN BENEFITS TO THE COMBINED COMPANY, WE MAY NOT REALIZE THOSE BENEFITS.

     Achieving the benefits of the merger will depend in part on the integration of technology, operations and personnel of Sun and Cobalt. The integration process will be a complex, time-consuming and expensive process and may disrupt Sun's business if not completed in a timely and efficient manner. The challenges involved in this integration include the following:

     - demonstrating to our customers that the merger will not result in adverse changes in client service standards or business focus;

     - persuading our employees that our business cultures are compatible; and

     - timely release of products to market.

     There can be no assurance that we will successfully integrate the businesses, operations or product lines of Sun and Cobalt, or that we will realize any of the anticipated benefits of the merger.

     YOU WILL RECEIVE 0.50 SHARES OF SUN COMMON STOCK FOR EACH OF YOUR SHARES OF COBALT COMMON STOCK, REGARDLESS OF ANY CHANGES IN MARKET VALUE OF COBALT COMMON STOCK OR SUN COMMON STOCK.


     Upon completion of the merger, each share of Cobalt common stock will be converted into the right to receive 0.50 shares of Sun common stock (subject to adjustment to reflect the effect of any stock split, stock dividend, recapitalization, reclassification or the like on Sun or Cobalt common stock). There will be no adjustment to this exchange ratio based upon changes in the market price of either Sun common stock or Cobalt common stock, and Cobalt is not permitted to withdraw from the merger or resolicit the vote of its stockholders solely because of changes in the market price of Sun common stock or Cobalt common stock. Accordingly, the dollar value of Sun common stock you will receive upon completion of the merger will depend on the market value of Sun common stock at the time of completion of the merger, which may be different than the market value of Sun common stock at September 18, 2000 or October 31, 2000. Because the market price of Sun common stock may increase or decrease before the completion of the merger, you are urged to obtain current market quotations. The merger may not be completed immediately following the Cobalt stockholder meeting, if all regulatory approvals have not yet been obtained or if other closing conditions have not been satisfied or waived. We cannot assure you that the value of the Sun common stock you will receive in the merger will not decline prior to or after the merger.


     COBALT EXECUTIVE OFFICERS AND DIRECTORS HAVE INTERESTS THAT MAY INFLUENCE THEM TO SUPPORT AND APPROVE THE MERGER.

     Some of the directors and executive officers of Cobalt will receive continuing indemnification against liabilities and have Cobalt stock, stock options and employment offers that provide them with interests in the merger that are different from, or are in addition to, your interests in the merger. In addition, as a result of the completion of the merger, unvested options held by an officer of Cobalt will immediately vest, and this officer, if terminated, will also be entitled to severance payments. As a result, these directors and officers may be more likely to vote to adopt and approve the merger agreement and approve the merger than if they did not have these interests. As of the close of business on the record date for the special meeting of Cobalt stockholders at which the merger agreement and the merger will be presented and voted upon, Cobalt's officers and directors (and their respective affiliates) together beneficially owned approximately 4,050,014 shares of Cobalt common stock, excluding options to purchase Cobalt common stock which were unexercised as of the record date, which represented approximately 13.4% of all outstanding shares of Cobalt common stock entitled to vote at the special meeting, and these persons have agreed to vote in favor of adoption and approval of the merger agreement and approval of the merger. See the section entitled "The Merger and Related Transactions -- Interests of Directors and Officers of Cobalt in the Merger" beginning on page 42 of this document.


     CUSTOMER AND EMPLOYEE UNCERTAINTY RELATED TO THE MERGER COULD HARM THE COMBINED COMPANY.

     Our customers may, in response to the announcement or consummation of the merger, delay or defer purchasing decisions. Any delay or deferral in purchasing decisions by our customers could adversely affect the business of the combined company. Similarly, our employees may experience uncertainty about their future role with the combined company until or after strategies with regard to Cobalt are announced or executed. This may adversely affect our ability to attract and retain key management, marketing and technical personnel.

     SUN'S OPERATING RESULTS COULD BE ADVERSELY AFFECTED AS A RESULT OF PURCHASE ACCOUNTING TREATMENT, THE IMPACT OF AMORTIZATION OF GOODWILL AND OTHER INTANGIBLES RELATING TO THE MERGER.

     Under U.S. generally accepted accounting principles that apply to Sun, Sun will account for the merger using the purchase method of accounting. Under purchase accounting, Sun will record the market value of its common stock issued in connection with the merger, the fair market value of the options to purchase Cobalt common stock that will be converted into options to purchase Sun common stock, and the amount of direct transaction costs, as the cost of acquiring the business of Cobalt. Sun will allocate that cost to the individual assets acquired and liabilities assumed, including various identifiable intangible assets such as acquired technology, acquired trademarks and trade names and acquired workforce, and to in-process research and development, based on their respective fair values. In-process research and development, which is currently estimated at $70 million, will be expensed in the quarter when the merger closes. Intangible assets, including goodwill, generally will be amortized over a five-year period. The amount of purchase cost allocated to goodwill and other intangibles is estimated to be approximately $2 billion. If goodwill and other intangible assets were amortized in equal quarterly amounts over a five-year period following completion of the merger, the accounting charge attributable to these items would be approximately $100 million per quarter and $400 million per fiscal year. As a result, purchase accounting treatment of the merger will decrease the net income of Sun in the foreseeable future, which could have a material and adverse effect on the market value of Sun common stock following completion of the merger. These amounts are only estimates, however, and actual amounts may differ from these estimates.

     WE EXPECT TO INCUR SIGNIFICANT COSTS ASSOCIATED WITH THE MERGER.

     Sun estimates that it will incur direct transaction costs of approximately $4 million associated with the merger, which will be included as a part of the total purchase cost for accounting purposes.

In addition, Cobalt estimates that it will incur direct transaction costs of approximately $16 million in connection with the merger, which will be expensed in the quarter that the merger is completed. We believe the combined entity may incur charges to operations, which are not currently reasonably estimable, in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating the two companies. There can be no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the merger.

     THE PRICE OF SUN COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE PRICE OF COBALT COMMON STOCK.

     When the merger is completed, holders of Cobalt common stock will become holders of Sun common stock. Sun's business differs from that of Cobalt, and Sun's results of operations, as well as the price of Sun common stock, may be affected by factors different from those affecting Cobalt's results of operations and the price of Cobalt common stock.

     WE MAY BE UNABLE TO OBTAIN THE REQUIRED REGULATORY APPROVALS FOR COMPLETING THE MERGER.


     As a condition to the obligations of Sun and Cobalt to complete the merger, the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must have expired or been terminated. We have made required filings under the Hart-Scott-Rodino Act with the Department of Justice and the Federal Trade Commission. There can be no assurance that the waiting period under the Hart-Scott-Rodino Act will be permitted to expire or be terminated at all or without materially adverse restrictions or conditions that would have an adverse effect on the combined company. In addition, the merger may be subject to various foreign antitrust laws, some of which may require us to make filings with foreign antitrust authorities. The combined company may be required to agree to various operating restrictions, before or after receipt of stockholder approval, in order to obtain the necessary authorizations and approvals of the merger or to assure that governmental authorities do not seek to block the merger. No additional stockholder approval is expected to be required or sought for any decision by Sun or Cobalt, after the special meeting of Cobalt's stockholders, to agree to any terms and conditions necessary to resolve any regulatory objections to the merger, and stockholder approval will not be sought unless such stockholder approval is required to approve such terms and conditions under applicable law. Notwithstanding any agreements regarding operating restrictions that may be required under applicable law or by governmental authorities, under the terms of the merger agreement, Sun is not required to accept any material restrictions on its business in order to complete the merger and may refuse to complete the merger if any material restrictions are required by governmental authorities as a condition to approving the merger. Even if regulatory approvals are obtained, any federal, state or foreign governmental entity or any private person may challenge the merger at any time before or after its completion.


     IF THE MERGER IS NOT COMPLETED, OUR STOCK PRICES AND FUTURE BUSINESS AND OPERATIONS COULD BE ADVERSELY AFFECTED.

     If the merger is not completed, we may be subject to the following material risks, among others:

     - Cobalt may be required to pay Sun a termination fee of $59 million;

     - the option granted to Sun by Cobalt may become exercisable and, if exercised, will result in a substantial decrease in the percentage of outstanding Cobalt common stock currently held by Cobalt stockholders, may depress Cobalt's stock price and may make another business combination involving Cobalt more difficult;

     - Sun could require Cobalt to purchase the option or shares of Cobalt common stock it acquired under the option, resulting in significant additional costs to Cobalt;

     - the price of Sun and Cobalt common stock may decline to the extent that the current market prices of Sun common stock and Cobalt common stock reflect a market assumption that the merger will be completed; and

     - Sun's and Cobalt's costs related to the merger, such as legal, accounting and some of the fees of Cobalt's financial advisor, must be paid even if the merger is not completed.

     Further, if the merger agreement is terminated and the Cobalt board of directors determines to seek another merger or business combination, Cobalt may not be able to find a partner willing to pay an equivalent or more attractive price than that which would be paid in the merger.


     In addition, while the merger agreement is in effect and subject to limited exceptions described on page 51 of this document, Cobalt is generally prohibited from soliciting, initiating or knowingly encouraging or entering into extraordinary transactions, such as a merger, sale of assets or other business combination with any party other than Sun.


RISKS RELATED TO SUN AND COBALT AS A COMBINED COMPANY

     IF WE ARE UNABLE TO COMPETE EFFECTIVELY WITH EXISTING OR NEW COMPETITORS, OUR RESULTING LOSS OF COMPETITIVE POSITION COULD RESULT IN PRICE REDUCTIONS, FEWER CUSTOMER ORDERS, REDUCED REVENUES, REDUCED MARGINS, REDUCED LEVELS OF PROFITABILITY AND LOSS OF MARKET SHARE.

     We compete in the hardware and software products and services markets. These markets are intensely competitive. If we fail to compete successfully in these markets, the demand for our products would decrease. Any reduction in demand could lead to a decrease in the prices of our products, fewer customer orders, reduced revenues, reduced margins, reduced levels of profitability and loss of market share. These competitive pressures could adversely affect our business and operating results.

     Our competitors are some of the largest, most successful companies in the world. They include Hewlett-Packard Company (HP), International Business Machines Corporation (IBM), Compaq Computer Corporation (Compaq) and EMC Corporation (EMC). Our future competitive performance depends on a number of factors, including our ability to:

     - continually develop and introduce new products and services with better prices and performance than offered by our competitors;

     - offer a wide range of products and solutions from small single-processor systems to large complex enterprise-level systems;

     - offer solutions to customers that operate effectively within a computing environment that includes hardware and software from multiple vendors;

     - offer products that are reliable and that ensure the security of data and information;

     - create products for which third party software vendors will develop a wide range of applications; and

     - offer high quality products and services.

     We also compete with systems manufacturers and resellers of systems based on microprocessors from Intel Corporation (Intel) and Windows operating system software from Microsoft Corporation

(Microsoft). These competitors include Dell Computer Corporation (Dell), HP and Compaq, in addition to Intel and Microsoft. This competition creates increased pressure, including pricing pressure, on our workstation and lower-end server product lines. We expect this competitive pressure to intensify considerably during fiscal year 2001 with the anticipated releases of new software products from Microsoft and new microprocessors from Intel.

     The computer systems that we sell are made up of many products and components, including workstations, servers, storage products, microprocessors, the Solaris(TM) operating system and other software products. We also sell some of these components separately and as add-ons to installed systems. If we are unable to offer products and services that compete successfully with the products and services offered by our competitors or that meet the complex needs of our customers, our business and operating results could be adversely affected. In addition, if in responding to competitive pressures, we are forced to lower the prices of our products and services and we are unable to reduce our component costs or improve operating efficiencies, our business and operating results would be adversely affected.

     Over the last three years, we have invested significantly in our storage products business with a view to increasing the sales of these products both on a stand-alone basis to customers using the systems of our competitors and as part of the systems that we sell. The intelligent storage products business is intensely competitive. EMC is currently the leader in this market. To the extent we are unable to penetrate this market and compete effectively, our business and operating results could be adversely affected. In addition, we will be making significant investments over the next few years to develop, market and sell software products under our alliance with America Online, Inc. (AOL) and have agreed to significant minimum revenue commitments. These alliance products are targeted at the e-commerce market and are strategic to our ability to successfully compete in this market. If we are unable to successfully compete in this market, our business and operating results could be adversely affected.

     THE PRODUCTS WE MAKE ARE VERY COMPLEX AND IF WE ARE UNABLE TO RAPIDLY AND SUCCESSFULLY DEVELOP AND INTRODUCE NEW PRODUCTS, WE WILL NOT BE ABLE TO SATISFY CUSTOMER DEMAND.

     We operate in a highly competitive, quickly changing environment, and our future success depends on our ability to develop and introduce new products that our customers choose to buy. If we are unable to develop new products, our business and operating results would be adversely affected. We must quickly develop, introduce and deliver in quantity new, complex systems, software and hardware products and components including products we plan to introduce during fiscal 2001 which incorporate our new Ultra SPARC(TM) III architecture, the Solaris Operating Environment, our Sun StorEdge(TM) storage products and other software products, such as those products under development or to be developed under our alliance with AOL or those that extend the Cobalt product line. The development process for these complicated products is very uncertain. It requires high levels of innovation from both our product designers and our suppliers of the components used in our products. The development process is also lengthy and costly. If we fail to accurately anticipate our customers' needs and technological trends or are otherwise unable to complete the development of a product on a timely basis, we will be unable to introduce new products into the market on a timely basis, if at all, and our business and operating results would be adversely affected. In addition, the successful development of software products under our alliance with AOL depends on many factors, including our ability to work effectively within the alliance on complex product development and any encumbrances that may arise from time to time that prevent us from developing, marketing or selling these alliance software products. If we are unable to successfully develop or market or sell the alliance software products or other software products, our business and operating results could be adversely affected.

     Software and hardware products such as ours may contain known as well as undetected errors and these defects may be found following introduction and shipment of new products or enhancements to existing products. Although we attempt to fix errors that we believe would be considered critical by our customers prior to shipment, we may not be able to detect or fix all errors, and this could result in lost revenues and delays in customer acceptance and could be detrimental to our business and reputation.

     The manufacture and introduction of our new hardware and software products is also a complicated process. Once we have developed a new product we face the following challenges in the manufacturing process:

     - We must be able to manufacture new products in high enough volumes so that we can have an adequate supply of new products to meet customer demand;

     - We must be able to manufacture the new products at acceptable costs. This requires us to be able to accurately forecast customer demand so that we can procure the appropriate components at optimal costs. Forecasting demand requires us to predict order volumes, the correct mixes of our software and hardware products and the correct configurations of these products;


     - We must manage new product introductions, like the introduction of our new UltraSPARC III architecture during fiscal 2001, so that we can minimize the impact of customers delaying purchases of existing products in anticipation of the new product release. We must also try to reduce the levels of older product and component inventories to minimize inventory write-offs; and


     - We may also decide to adjust prices of our existing products during this process in order to try to increase customer demand for these products. If we are introducing new products at the same time or shortly after the price adjustment, this will complicate our ability to anticipate customer demand for our new products.

     If we were unable to timely develop, manufacture and introduce new products in sufficient quantity to meet customer demand at acceptable costs or if we were unable to correctly anticipate customer demand for our new and existing products, our business and operating results could be materially adversely affected.

     OUR RELIANCE ON SINGLE SOURCE SUPPLIERS COULD DELAY PRODUCT SHIPMENTS AND INCREASE OUR COSTS.

     We depend on many suppliers for the necessary parts and components to manufacture our products. There are a number of vendors producing the parts and components that we need. However, there are some components that can only be purchased from a single vendor due to price, quality or technology reasons. For example, we depend on Sony for various monitors and on Texas Instruments for our SPARC microprocessors. If we were unable to purchase the necessary parts and components from a particular vendor and we had to find a new supplier for such parts and components, our new and existing product shipments could be delayed, severely affecting our business and operating results.

     OUR FUTURE OPERATING RESULTS DEPEND ON OUR ABILITY TO PURCHASE A SUFFICIENT AMOUNT OF COMPONENTS TO MEET THE DEMANDS OF OUR CUSTOMERS.

     We depend heavily on our suppliers to timely design, manufacture and deliver the necessary components for our products. While many of the components we purchase are standard, we do purchase some components, specifically color monitors and custom memory integrated circuits such as static random access memories (SRAMS) and video random access memories (VRAMS), that require long lead times to manufacture and deliver. Long lead times make it difficult for us to plan component inventory levels in order to meet the customer demand for our products. In addition, in the past, we have experienced shortages in certain of our components (specifically dynamic random access memories (DRAMS) and SRAMS). If a component delivery from a supplier is delayed, if we experience a shortage in one or more components or if we are unable to provide for adequate levels of component inventory, our new and existing product shipments could be delayed and our business and operating results could suffer.

     SINCE WE ORDER OUR COMPONENTS (AND IN SOME CASES COMMIT TO PURCHASE) FROM SUPPLIERS IN ADVANCE OF RECEIPT OF CUSTOMER ORDERS FOR OUR PRODUCTS THAT INCLUDE THESE COMPONENTS, WE FACE A SUBSTANTIAL INVENTORY RISK.

     As part of our component inventory planning, we frequently pay certain suppliers well in advance of receipt of customer orders. For example, we often enter into noncancelable purchase commitments with vendors early in the manufacturing process of our microprocessors to make sure we have enough of these components for our new products to meet customer demand. Because the design and manufacturing process for these components is very complicated it is possible that we could experience a design or manufacturing flaw that could delay or even prevent the production of the components for which we have previously committed to pay. We also face the risk of ordering too many components, or conversely, not enough components, since the orders are based on the forecasts of customer orders rather than actual orders. If we cannot change or be released from the noncancelable purchase commitments, we could incur significant costs from the purchase of unusable components, due to a delay in the production of the components or as a result of inaccurately predicting component orders in advance of customer orders. Our business and operating results could be adversely affected as a result of these increased costs.

     DELAYS IN PRODUCT DEVELOPMENT OR CUSTOMER ACCEPTANCE AND IMPLEMENTATION OF NEW PRODUCTS AND TECHNOLOGIES COULD SERIOUSLY HARM OUR BUSINESS.

     Generally, the computer systems we sell to customers incorporate hardware and software products that we sell, such as UltraSPARC microprocessors, the Solaris Operating Environment and Sun StorEdge(TM) storage products. Delays in the development of the software and hardware included in our systems could delay our shipment of these systems. Delays in the development and introduction of our products may occur for various reasons including the following:

     - Delays in software development could delay shipments of related new hardware products.

     - If customers decide to delay the adoption and implementation of new releases of our Solaris Operating Environment, this could also delay customer acceptance of new hardware products tied to that release. Adopting a new release of an operating environment requires a great deal of time and money for a customer to convert its systems to the new release. The customer must also work with software vendors who port their software applications to the new operating system and make sure these applications will run on the new operating system. As a result, customers may decide to delay their adoption of a new release of an operating system because of the cost of a new system and the effort involved to implement it.

     Such delays in product development and customer acceptance and implementation of new products could adversely affect our business.

     IF WE ARE UNABLE TO CONTINUE GENERATING SUBSTANTIAL REVENUES FROM INTERNATIONAL SALES OUR BUSINESS COULD BE SUBSTANTIALLY HARMED.

     Currently, approximately half of our revenues come from international sales. Our ability to sell our products internationally is subject to the following risks:

     - general economic and political conditions in each country could adversely affect demand for our products and services in these markets

     - currency exchange rate fluctuations could result in lower demand for our products as well as currency translation losses

     - changes to and compliance with a variety of foreign laws and regulations may increase our cost of doing business in these jurisdictions

     - trade protection measures and import and export licensing requirements subject us to additional regulation, may prevent us from shipping products to a particular market and may increase our operating costs.

     WE EXPECT OUR QUARTERLY REVENUES AND OPERATING RESULTS TO FLUCTUATE FOR A NUMBER OF REASONS.

     Future operating results will continue to be subject to quarterly fluctuations based on a wide variety of factors including:

     - Seasonality. Our sequential quarterly operating results usually fluctuate downward in the first quarter of each fiscal year when compared to the immediately preceding fourth quarter.

     - Increases in Operating Expenses. Our operating expenses will continue to increase as we continue to expand our operations. Our operating results could suffer if our revenues do not increase at least as fast as our expenses.

     - Acquisitions/Alliances. If, in the future, we acquire technologies, products or businesses, or we form alliances with companies requiring technology investments or revenue commitments (such as our alliance with AOL), we will face a number of risks to our business. The risks we may encounter include those associated with integrating or co-managing operations, personnel and technologies acquired or licensed, and the potential for unknown liabilities of the acquired or combined business. Also, we will include amortization expense of acquired intangible assets in our financial statements for several years following these acquisitions. Our business and operating results on a quarterly basis could be adversely affected if our acquisition or alliance activities are not successful.

     - Significant Customers. Sales to a single customer of Sun accounted for approximately 19%, 15% and 14% of Sun's fiscal 2000, 1999 and 1998 net revenues, respectively. Sun's major customer revenues in fiscal 2000, 1999 and 1998 were primarily generated by two subsidiaries of an international organization: (1) a reseller (16%, 14% and 14% of net revenues in fiscal 2000, 1999 and 1998, respectively), acquired by the international organization in fiscal 1999; and (2) a finance/leasing company (3%, 1% and none of net revenues in fiscal 2000, 1999 and 1998, respectively). Revenue is generated with the finance/leasing company whenever a Sun customer elects to lease equipment; in such cases, Sun sells the equipment to the leasing company. Our business could suffer if this customer or any other significant customer terminated its business relationship with us or significantly reduced the amount of business it did with us.

     OUR ACQUISITION AND ALLIANCE ACTIVITIES COULD DISRUPT OUR ONGOING BUSINESS.

     We intend to continue to make investments in companies, products and technologies, either through acquisitions or investment alliances. For example, we have purchased several companies in the past and have also formed alliances, including our alliance with AOL. Acquisitions and alliance activities often involve risks, including:

     - difficulty in assimilating the acquired operations and employees;

     - difficulty in managing product co-development activities with our alliance partners;

     - retaining the key employees of the acquired operation;

     - disruption of our ongoing business;

     - inability to successfully integrate the acquired technology and operations into our business and maintain uniform standards, controls, policies and procedures; and

     - lacking the experience to enter into new markets, products or technologies.

     Some of these factors are beyond our control. Failure to manage these alliance activities effectively and to integrate entities or assets that we acquire could affect our operating results or financial condition.

     THE LOCATION OF OUR FACILITIES SUBJECTS US TO THE RISK OF EARTHQUAKES.

     A substantial portion of our facilities, including our corporate headquarters and other critical business operations are located near major earthquake faults. We are uninsured and do not fund for earthquake-related losses. In addition, we face risks to the extent that our suppliers of products, services and systems and others with whom we do business on a worldwide basis are impacted by an earthquake. As a result, our business, financial condition or operating results could be materially adversely affected in the event of a major earthquake.

     WE DEPEND ON KEY EMPLOYEES AND FACE COMPETITION IN HIRING AND RETAINING QUALIFIED EMPLOYEES.

     Our employees are vital to our success, and our key management, engineering and other employees are difficult to replace. We generally do not have employment contracts with our key employees. Further, we do not maintain key person life insurance on any of our employees. The expansion of high technology companies in Silicon Valley and Colorado, as well as many other areas, has increased demand and competition for qualified personnel. We may not be able to attract, assimilate or retain additional highly qualified employees in the future. These factors could adversely affect our business.

                   THE SPECIAL MEETING OF COBALT STOCKHOLDERS

GENERAL


     Cobalt is furnishing this document to holders of Cobalt common stock in connection with the solicitation of proxies by the Cobalt board of directors for use at the special meeting of Cobalt stockholders to be held on December 6, 2000, and at any adjournment or postponement thereof. This document also is being furnished to Cobalt stockholders by Sun as a prospectus of Sun in connection with the issuance by Sun of shares of Sun common stock as contemplated by the merger agreement.



     This document was first mailed to stockholders of Cobalt on or about November 3, 2000.


DATE, TIME AND PLACE


     The special meeting will be held on December 6, 2000 at 9:00 a.m., local time, at Cobalt's offices located at 515 Ellis Street, Mountain View, California 94043. Cobalt's executive offices are located at 555 Ellis Street, Mountain View, California 94043 and its telephone number is (650) 623-2500.


PURPOSE OF THE SPECIAL MEETING

     At the special meeting, and any adjournment or postponement thereof, Cobalt stockholders will be asked:


          1. To consider and vote upon a proposal to adopt and approve the merger agreement by and among Sun, Azure Acquisition Corporation, a wholly-owned subsidiary of Sun, and Cobalt, pursuant to which Cobalt will become a wholly-owned subsidiary of Sun, and each outstanding share of Cobalt common stock will be converted into the right to receive 0.50 shares of Sun common stock (subject to adjustment to reflect the effect of any stock split, stock dividend, recapitalization, reclassification or the like on Sun or Cobalt common stock) and to approve the merger of Cobalt with a subsidiary of Sun; and


          2. To transact other business that may properly come before the special meeting and any adjournment or postponement of the special meeting.

     A copy of the merger agreement is attached to this document as Annex A. Cobalt stockholders are encouraged to read the merger agreement in its entirety.

RECORD DATE FOR THE SPECIAL MEETING


     The Cobalt board of directors has fixed the close of business on October 26, 2000 as the record date for determination of Cobalt stockholders entitled to notice of and to vote at the special meeting.


VOTING OF PROXIES AT THE SPECIAL MEETING AND REVOCATION OF PROXIES

     Cobalt requests that all holders of Cobalt common stock on the record date complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Cobalt. Brokers holding shares in "street name" may vote the shares only if the stockholder provides instructions on how to vote. Brokers will provide directions to stockholders on how to instruct the broker to vote the shares. All properly executed proxies that Cobalt receives prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no direction is indicated on such proxies, such proxies will be voted in favor of approval and adoption of the merger agreement and approval of the merger. The Cobalt board of directors does not currently intend to bring any other business before the special meeting and, to the knowledge of the Cobalt board of directors, no other matters are to be brought before the special meeting. If other business properly comes before the special meeting, the proxies will vote in accordance with their own judgment.

     A Cobalt stockholder may revoke a proxy at any time prior to its use:

     - by delivering to the Secretary of Cobalt a signed notice of revocation;

     - by delivering to the Secretary of Cobalt a later-dated, signed proxy; or

     - by attending the special meeting and voting in person.

     Attendance at the special meeting does not in itself constitute the revocation of a proxy.

VOTES REQUIRED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER


     In order for the merger to be effective, the holders of a majority of the shares of Cobalt common stock outstanding as of the record date must vote to adopt and approve the merger agreement and approve the merger. As of the close of business on the record date for the special meeting, approximately 30,314,157 shares of Cobalt common stock were issued and outstanding, and there were approximately 23,983 stockholders of record. Cobalt is authorized to issue 10,000,000 shares of preferred stock and no such shares were issued or outstanding as of the record date. Each share of Cobalt common stock outstanding on the record date is entitled to one vote at the special meeting on each matter to be voted on.



     As of the close of business on the record date for the special meeting, Cobalt's directors and executive officers (and their respective affiliates) held approximately 4,050,014 shares of Cobalt common stock, or approximately 13.4% of the shares of Cobalt common stock entitled to vote at the special meeting, excluding options to purchase Cobalt common stock which were unexercised as of the record date. In addition, directors, executive officers and stockholders of Cobalt beneficially owning an aggregate of approximately 3,246,432 shares of Cobalt common stock (excluding any shares issuable upon the exercise of options) as of the close of business on the record date for the special meeting, or approximately 10.7% of the shares of Cobalt common stock entitled to vote at the special meeting, have entered into voting agreements and irrevocable proxies, pursuant to which they have agreed to vote their Cobalt shares in favor of adoption and approval of the merger agreement and approval of the merger, in favor of any matter that could reasonably be expected to facilitate the merger, against any proposal made in opposition to, or in competition with, the merger, and against any other action that is intended to, or that could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the merger. As of the close of business on the record date for the special meeting, no director or executive officer of Sun owned any shares of Cobalt common stock, other than William N. Joy, the Cofounder and Chief Scientist of Sun, who owned 2,435 shares of Cobalt common stock. As of the close of business on the record date for the special meeting, no director or executive officer of Cobalt owned any shares of Sun common stock, other than Patrick J. Conte, Cobalt's Vice President, Sales, Americas and Asia-Pacific, who owned 400 shares of Sun common stock, and Ruth Henniger, Cobalt's Vice President, Product Development, who owned 1,200 shares of Sun common stock. See the section entitled "The Merger and Related Transactions -- Interests of Directors and Officers of Cobalt in the Merger" beginning on page 42 of this document.

QUORUM, ABSTENTIONS AND BROKER NON-VOTES

     A majority of all shares of Cobalt common stock outstanding as of the record date, represented in person or by proxy, constitutes a quorum for the transaction of business at the special meeting. Cobalt has appointed Cobalt's Chief Financial Officer, Vice President, Finance and Secretary, to function as the inspector of elections of the special meeting. The inspector of elections, with the assistance of Cobalt's transfer agent, will ascertain whether a quorum is present, tabulate votes and determine the voting results on all matters presented to Cobalt stockholders at the special meeting. If a quorum is not obtained, or fewer shares of Cobalt common stock are voted for the adoption and approval of the merger agreement and the approval of the merger than a majority of the shares eligible to vote at the special meeting in person or by proxy, the special meeting may be postponed or adjourned for the purpose of allowing additional time for obtaining additional proxies or votes, and at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent special meeting.

     If you submit a proxy that indicates an abstention from voting in all matters, your shares will be counted as present for the purpose of determining the existence of a quorum at the special meeting, but they will not be voted on any matter at the applicable special meeting. Consequently, your abstention will have the same effect as a vote against the proposal to adopt and approve the merger agreement and to approve the merger.

     Under the rules that govern brokers who have record ownership of shares that are held in "street name" for their clients, the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. The adoption and approval of the merger agreement and the approval of the merger at the special meeting are not considered routine matters. Accordingly, brokers will not have discretionary voting authority to vote your shares at the special meeting. A "broker non-vote" occurs when brokers do not have discretionary voting authority and have not received instructions from the beneficial owners of the shares. At the special meeting, broker non-votes will be counted for the purpose of determining the presence of a quorum but will not be counted for the purpose of determining the number of votes cast on a matter. Accordingly, at the special meeting, broker non-votes will have the same effect as a vote against the proposal to adopt and approve the merger agreement and to approve the merger. Consequently, Cobalt stockholders are urged to return the enclosed proxy card marked to indicate their vote.

SOLICITATION OF PROXIES AND EXPENSES

     Cobalt will bear its own expenses in connection with the solicitation of proxies for its special meeting of stockholders, except that Cobalt and Sun will share equally all printing and filing costs and expenses, other than attorneys' and accountants' fees and expenses, incurred in connection with the preparation of this document and the preparation and filing of the registration statement of which this document forms a part.


     In addition to solicitation by mail, directors, officers and employees of Cobalt may solicit proxies from stockholders by telephone, facsimile, e-mail or in person. No additional compensation will be paid to these individuals for any such services. Some of these individuals may have interests in the merger that are different from, or in addition to, the interests of Cobalt stockholders generally. See the section entitled "The Merger and Related
Transactions -- Interests of Directors and Officers of Cobalt in the Merger" beginning on page 42 of this document. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

BOARD RECOMMENDATION


     The Cobalt board of directors has unanimously determined that the merger agreement is advisable, and that the terms of the merger agreement and the merger are fair to and in the best interests of Cobalt and its stockholders. Accordingly, the Cobalt board of directors has unanimously approved the merger agreement and unanimously recommends that stockholders vote "FOR" adoption and approval of the merger agreement and approval of the merger. In considering such recommendation, Cobalt stockholders should be aware that some Cobalt directors and officers have interests in the merger that are different from, or in addition to, those of Cobalt stockholders, and that Sun has agreed to provide indemnification arrangements to directors and officers of Cobalt. See the section entitled "The Merger and Related Transactions -- Interests of Directors and Officers of Cobalt in the Merger" beginning on page 42 of this document.


     THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF COBALT. ACCORDINGLY, COBALT STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS DOCUMENT, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.


     COBALT'S STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF COBALT COMMON STOCK CERTIFICATES WILL BE MAILED TO COBALT STOCKHOLDERS PROMPTLY FOLLOWING COMPLETION OF THE MERGER. FOR MORE INFORMATION REGARDING THE PROCEDURES FOR EXCHANGING COBALT STOCK CERTIFICATES FOR SUN STOCK CERTIFICATES, SEE THE SECTION ENTITLED "THE MERGER AND RELATED TRANSACTIONS -- THE MERGER AGREEMENT -- EXCHANGE OF COBALT STOCK CERTIFICATES FOR SUN STOCK CERTIFICATES" ON PAGE 47 OF THIS DOCUMENT.

                      THE MERGER AND RELATED TRANSACTIONS

     The following is a description of the material aspects of the proposed merger and related transactions, including the merger agreement and certain other agreements entered into in connection therewith. While we believe that the following description covers the material terms of the merger and the related transactions, the description may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the merger and the related transactions.

BACKGROUND OF THE MERGER


     Cobalt was founded in late 1996 to develop a new class of server infrastructure called server appliances. The server and server appliance industry is rapidly developing and extremely competitive, with dozens of established and emerging public and privately held companies vying for position. Throughout the development of the company, Cobalt senior management held regular corporate and business development discussions with numerous leading and established server vendors including Compaq Computer Corporation, Dell Computer Corporation, Gateway, Inc., Hewlett Packard Corporation, IBM, Intel Corporation, Network Appliance, Inc. and Sun. Such discussions generally centered around various business opportunities including joint product development, OEM relationships, technology license agreements, strategic investments, and sales and marketing partnerships.


     In January 2000, Stephen DeWitt, Cobalt's President and Chief Executive Officer, hosted an executive briefing at Cobalt's facilities in Mountain View, California for a number of executives from Sun, including Ed Zander, Sun's President and Chief Operating Officer. The purpose of the meeting was to establish executive level contacts, provide a business and market update, and initiate general business dialog between the companies.

     During May 2000, several informal meetings took place between Sun and Cobalt executive officers. The purpose of these meetings was to continue general corporate communications between the companies and to discuss the relative businesses of Sun and Cobalt.


     On July 17, 2000, Mr. DeWitt and Vivek Mehra, Cobalt's Chief Technology Officer and Vice President, Products, were invited to give a presentation regarding Cobalt's business model and strategy to a number of Sun executives at Sun's facilities in Cupertino, California, including Mr. Zander, John S. McFarlane, Executive Vice President, Network Service Providers, Greg M. Papadopoulos, Senior Vice President and Chief Technology Officer, and Jonathan
I. Schwartz, Senior Vice President, Corporate Strategy and Planning.



     In August 2000, Messrs. Schwartz and DeWitt had several phone calls regarding potential opportunities the two organizations could pursue. On August 23, 2000, Messrs. Schwartz and DeWitt, and Daniel Mitz, Sun's Vice President, Business Affairs, discussed by telephone the possibility of a potential business combination transaction between Sun and Cobalt.



     On August 24, 2000, Mr. McFarlane met with Mr. DeWitt to discuss each company's interest in a potential business combination transaction between Sun and Cobalt.



     On August 25, 2000, Messrs. Schwartz, DeWitt and Mitz again discussed by telephone the possibility of a business combination transaction between Sun and Cobalt.


     On August 29, 2000, a conference call was held between Jonathan Schwartz and Daniel Mitz on Sun's behalf, and Mr. DeWitt, Mr. Mehra, Kenton D. Chow, Cobalt's Chief Financial Officer, Vice President, Finance and Secretary, and Gary Martell, Cobalt's Chief Operating Officer, on Cobalt's behalf, during which the parties discussed the possibility of a business combination between the two companies and the possible structure of such a transaction. Also on August 29, 2000, Cobalt and Sun entered into a mutual non-disclosure agreement with respect to any written proposal exchanged between Sun and Cobalt.


     On August 31, 2000, Sun provided Cobalt with a written preliminary proposal for a subsidiary of Sun to merge with Cobalt, and Cobalt and Sun began focused discussions on the possibility and structure of a merger. Also on August 31, 2000, Cobalt retained Brobeck, Phleger & Harrison LLP to act as its outside legal counsel in connection with the possible transaction.


     On September 1, 2000, Cobalt entered into an engagement letter with Goldman, Sachs & Co. pursuant to which Goldman Sachs was engaged to act as Cobalt's financial advisor in connection with the possible transaction.


     During the first week of September 2000, representatives of Cobalt and Sun and their respective legal counsel at Brobeck, Phleger & Harrison LLP and Wilson Sonsini Goodrich & Rosati engaged in telephonic discussions regarding possible terms of a potential merger between the companies. Representatives of Goldman Sachs assisted Cobalt in these negotiations.


     On September 5 and September 6, 2000, informal conference calls were held among Cobalt's management team and members of the Cobalt board of directors to update the board members on the status of negotiations between Sun and Cobalt.


     On September 8, 2000, Wilson Sonsini Goodrich & Rosati, Professional Corporation, outside legal counsel to Sun, delivered a draft merger agreement to Brobeck, Phleger & Harrison LLP.



     On September 10, 2000, Wilson Sonsini Goodrich & Rosati delivered drafts of the other transaction documents (including the stock option agreement and the voting agreement) to various parties and Brobeck, Phleger & Harrison LLP provided its initial comments on the draft merger agreement previously delivered by Wilson Sonsini Goodrich & Rosati.



     On the evening of September 10, 2000, Cobalt and Sun executives held a dinner meeting. The representatives of Sun and Cobalt in attendance discussed various aspects of each company's business and the possible structure and operation of the combined company if a business combination was completed.



     On September 11, 2000, Cobalt and Sun signed a second mutual non-disclosure agreement and representatives from Sun and Wilson Sonsini Goodrich & Rosati began their due diligence review of Cobalt's documents.



     Between September 11, 2000 through the evening of September 18, 2000, representatives of Brobeck, Phleger & Harrison LLP and Wilson Sonsini Goodrich & Rosati participated in a series of negotiations on the terms of the merger agreement and the other related agreements by teleconference. These negotiations covered all aspects of the transaction, including, among other things, the representations and warranties made by the parties, the restrictions on the conduct of their business, the conditions to completion of the proposed merger, the provisions regarding termination, the details of the "no shop" clause, the amount, triggers and payment of the termination fees and the consequences of termination, the potential inclusion of a stock option agreement and, later, the terms and conditions of the stock option agreement, and the delivery and terms of the voting agreements. During this period, executive officers of Cobalt who were asked to enter into the non-competition agreements, voting agreements and irrevocable proxies and agreements waiving certain stock option acceleration and severance benefits, and who were to receive employment offer letters from Sun, engaged their own legal counsel to review and advise them regarding the delivery and terms of those documents.

     On September 12, 2000, the Cobalt board of directors held a regularly scheduled meeting at Cobalt's executive offices in Mountain View, California during which the Cobalt board of directors discussed the proposed business combination with Sun. Mr. DeWitt reviewed the chronology of various discussions during calendar year 2000 regarding possible transactions with Sun, including OEM, joint venture and business combination transactions as well as the current status of negotiations with Sun regarding the terms of the proposed transaction. Representatives of Goldman Sachs reviewed the financial implications of the terms of the transaction as proposed at that time. In addition, representatives of Brobeck, Phleger & Harrison LLP outlined the board's fiduciary duties and other applicable legal principles in the context of business combination transactions and reviewed the merger agreement, voting agreements, stock option agreement and related agreements and matters. The board discussed the strategic, business and financial merits and the timing of a possible transaction with Sun and the terms of Sun's proposal, and directed management to continue negotiations with Sun.



     On September 13, 2000, Messrs. DeWitt and Mehra met with Mr. Schwartz, Roderick Steedman, Sun's Vice President, Acquisition Integration, Corporate Strategy and Planning, and Pat Deagman, Sun's Vice President, Network Service Providers, at Cobalt's executive offices in Mountain View, California to continue discussions of the operation of each company's organization.


     On September 16, 2000, a representative of Goldman Sachs met with Mr. DeWitt, Mr. Schwartz and Mr. Mitz at Cobalt's executive offices in Mountain View, California to discuss open issues in the negotiations, including valuation and potential exchange ratios.


     On September 17, 2000, the Cobalt board of directors held a special telephonic meeting at which Mr. DeWitt, together with representatives of Brobeck, Phleger & Harrison LLP and Goldman Sachs, reviewed the status of negotiations and discussions with Sun since the board's September 12, 2000 meeting. In addition, a representative of Brobeck, Phleger & Harrison LLP reviewed with the Cobalt board of directors the main legal principles applicable to the proposed merger (including the board's fiduciary duties and authority in considering the merger). Brobeck, Phleger & Harrison LLP representatives also reviewed in detail the principal terms of the proposed merger agreement and related agreements and summarized the remaining open issues and deal points. The Cobalt board of directors reviewed and discussed the principal issues in the proposed transaction, including the proposed exchange ratio and merger consideration, closing conditions, termination rights, termination fees, the stock option agreement, the voting agreements and Cobalt's ability to consider alternative proposals.


     From September 17, 2000 through the evening of September 18, 2000, representatives of Brobeck, Phleger & Harrison LLP and Wilson Sonsini Goodrich & Rosati, with consultation from Cobalt and Sun, respectively, continued to negotiate the remaining terms of the transaction documents.

     On September 18, 2000, the Cobalt board of directors held a special telephonic meeting to review revised drafts of the merger agreement and related agreements. Representatives of Goldman Sachs and Brobeck, Phleger & Harrison LLP, also participated. Representatives of Brobeck, Phleger & Harrison LLP reviewed the outcome of further negotiations and responded to questions by the Cobalt board of directors. Goldman Sachs reviewed the financial terms of the proposed transaction and delivered its oral opinion, subsequently confirmed in writing, to the Cobalt board of directors that, based upon and subject to various considerations, as of September 18, 2000, the exchange ratio of 0.50 shares of Sun common stock to be received for each share of Cobalt common stock pursuant to the merger agreement was fair from a financial point of view to the holders of Cobalt common stock. For a more detailed discussion of Goldman Sachs' analysis and opinion, you should review the section entitled "-- Consideration of the Merger by Cobalt's Board of Directors --

Opinion of Cobalt's Financial Advisor" beginning on page 34 of this document, and the text of Goldman Sachs' opinion attached to this document as Annex D.


     After further deliberation, the Cobalt board of directors, by a unanimous vote:

     - determined that the merger agreement and merger are advisable, and fair to and in the best interests of Cobalt and its stockholders;

     - approved the merger, the merger agreement, the stock option agreement and the voting agreements and the transactions contemplated thereby, together with such changes as were discussed at the meeting;

     - resolved to call a special meeting of Cobalt's stockholders to adopt and approve the merger agreement and to approve the merger;


     - resolved to recommend that stockholders of Cobalt vote in favor of the adoption and approval of the merger agreement and approval of the merger; and


     - authorized each of Messrs. DeWitt, Chow and Martell to execute, on behalf of Cobalt, the merger agreement and the stock option agreement and such other documents that any of such officers find necessary or advisable in such officer's sole discretion, together with any changes, deletions, additions and alterations such officers approve consistent with the resolutions of the Cobalt board of directors.

     During the evening of September 18, 2000, Sun and Cobalt entered into the merger agreement and the stock option agreement.


     Also on September 18, 2000, the directors and certain officers and stockholders of Cobalt entered into voting agreements with Sun, pursuant to which they agreed to vote their Cobalt shares in favor of the adoption and approval of the merger agreement and approval of the merger. In addition, the directors and certain officers and stockholders of Cobalt entered into affiliate agreements with Sun, acknowledging the restrictions imposed by the federal securities laws in some instances on their ability to sell Sun shares following the completion of the merger. In addition, certain officers of Cobalt received employment offer letters from Sun, effective upon the completion of the merger, that include compensation and proposed options to purchase shares of Sun common stock if the offers are accepted. Certain officers of Cobalt also signed severance and acceleration waiver letter agreements pursuant to which they agreed to waive, upon completion of the merger, certain of their severance benefits and acceleration of their Cobalt stock option vesting to which they may have otherwise been entitled as a result of the merger. Messrs. DeWitt and Mehra each entered into non-competition agreements with Sun under which they agreed, upon completion of the merger, not to engage in certain activities or make certain investments, and not to solicit Sun employees, for a period of two years following the completion of the merger. See the section entitled
"-- Consideration of the Merger by Cobalt's Board of Directors -- Interests of Directors and Officers of Cobalt in the Merger" beginning on page 42 of this document, and "Other Material Agreements Relating to the Merger" beginning on page 61 of this document, for a further description of some of these agreements.


     On September 19, 2000, a joint press release was issued announcing the signing of the merger agreement.

CONSIDERATION OF THE MERGER BY COBALT'S BOARD OF DIRECTORS

     COBALT'S REASONS FOR THE MERGER AND RECOMMENDATION OF THE COBALT BOARD OF DIRECTORS


     After careful consideration, the Cobalt board of directors has unanimously concluded that the merger agreement is advisable, and that the terms of the merger agreement and the merger are fair to and in the best interests of Cobalt and its stockholders, and unanimously recommends that Cobalt stockholders adopt and approve the merger agreement and approve the merger. This decision was based upon a number of potential benefits of the merger that the Cobalt board of directors believes will contribute to the success of the combined company compared to Cobalt continuing to operate as an independent business, including the following:


     - the Cobalt board's judgment that the two companies have significant complementary strengths and complementary products, services and solutions;

     - the Cobalt board's judgment that important advantages will accrue to the leader of the server appliance industry and that in order to achieve and retain this position a company must offer a complete line of server and server appliance products;

     - the potential that Sun's larger market capitalization, broad suite of products and services, and historical revenue growth will provide Cobalt with additional resources to grow and gain market share more rapidly than Cobalt can grow as an independent company in the rapidly evolving server appliance market characterized by the entrance of an increasing number of large, well capitalized and well known competitors;

     - that based on the price of Sun common stock at the time the merger agreement was approved by the Cobalt board of directors, the exchange ratio was at a significant premium over the price of Cobalt common stock then prevailing in the market, and the further opportunity for Cobalt's stockholders to participate in the future growth in value of the combined company as stockholders of Sun following the merger;

     - the combined company's potential to be a market leader as a single-source provider in the rapidly developing and highly competitive server industry by offering a full line of servers and server appliance products, services and solutions to large, medium and small enterprises;

     - the combined company's potential to leverage global presence in sales, support and alliances through Sun's extensive salesforce, strong service organization and the combined company's developed customer bases;

     - the Cobalt board's judgment that the common stock of the combined company may be a more valuable currency to finance future acquisitions at a faster pace and at less dilutive prices than Cobalt could accomplish with its stock alone; and

     - the greater liquidity afforded Cobalt stockholders upon exchange of their shares of Cobalt common stock for shares of Sun common stock, whose shares trade in significantly higher dollar and share volumes.

     In identifying these benefits and evaluating the merger, the Cobalt board of directors reviewed a number of factors and sources of information, including the following:

     - historical information concerning Cobalt and Sun and their respective businesses, financial performance, condition, operations, technology, management and position in the industry, and information and evaluations regarding the two companies' strengths, weaknesses and prospects, both before and after giving effect to the merger;

     - the reports and presentations of Cobalt's legal counsel, Brobeck, Phleger & Harrison LLP, regarding the terms of the transaction, the oral and written presentations of Cobalt's financial advisor, Goldman Sachs, and Goldman Sachs' opinion (which is attached to this document as Annex D) to the effect that, based upon and subject to various considerations, as of September 18, 2000, the exchange ratio of 0.50 shares of Sun common stock to be received for each share of Cobalt common stock pursuant to the merger agreement was fair from a financial point of view to holders of Cobalt common stock;

     - current financial market conditions and historical market prices, volatility and trading information for Cobalt common stock and Sun common stock, and various factors that might affect the market value of Sun common stock in the future;

     - the premium represented by the exchange ratio and the premiums paid in other recent transactions that could be viewed as comparable, and the negotiations between Cobalt and Sun relating to the exchange ratio;

     - the alternatives available to Cobalt and the history of contacts with other parties concerning their possible interest in a business combination with Cobalt; and

     - the terms of the merger agreement and related agreements, by themselves and in comparison to the terms of other transactions, and the intensive negotiations between Sun and Cobalt, including their negotiations relating to the details of the conditions to the parties' obligations to complete the merger, the details of the "no shop" restrictions on Cobalt and the scope of Cobalt's fiduciary out from these restrictions, the parties' termination rights, the termination fee that Cobalt may be required to pay Sun in certain circumstances, the voting agreements, and the stock option agreement.

     The Cobalt board of directors also identified and considered a number of risks and uncertainties in its deliberations concerning the merger, including the following:

     - the fact that the exchange ratio is fixed and will not change with increases or decreases in the market price of either company's stock before the closing of the merger, and the possibility that the dollar value of a share of Sun stock at the closing of the merger may be more or less than the dollar value of a share of Sun stock at the signing of the merger agreement;

     - the risk that the potential benefits sought in the merger may not be fully realized, if at all;

     - the possibility that the merger may not be consummated and the effect of the public announcement of the merger on Cobalt's sales, customer relations and operating results and Cobalt's ability to attract and retain key management, marketing and technical personnel;

     - the risk that despite the efforts of the combined company, key technical, marketing and management personnel might not choose to remain employed by the combined company;

     - the risk of market confusion and hesitation and potential delay or reduction in orders;

     - the fact that pursuant to the merger agreement, Cobalt is required to obtain Sun's consent before it can take a variety of actions between the signing and the closing of the merger; and


     - various other risks associated with the businesses of Cobalt, Sun and the combined company and the merger described under the section entitled "Risk Factors" beginning on page 15 of this document.


     The Cobalt board of directors concluded, however, that many of these risks could be managed or mitigated by Cobalt or by the combined company or were unlikely to have a material impact on the merger or the combined company, and that, overall, the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

     The foregoing discussion of information and factors considered and given weight by the Cobalt board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, the Cobalt board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations.


     FOR THE REASONS DISCUSSED ABOVE, THE COBALT BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND HAS DETERMINED THAT THE MERGER AGREEMENT IS ADVISABLE, AND THAT THE TERMS OF THE MERGER AGREEMENT AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF COBALT AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT COBALT'S STOCKHOLDERS VOTE TO ADOPT AND APPROVE THE MERGER AGREEMENT AND APPROVE THE MERGER.


     OPINION OF COBALT'S FINANCIAL ADVISOR

     Goldman Sachs has acted as financial advisor to Cobalt in connection with the merger. On September 18, 2000, Goldman Sachs delivered its oral opinion, subsequently confirmed in writing, to the Cobalt board of directors that, as of the date of such opinion, the exchange ratio of 0.50 shares of Sun common stock to be received for each share of Cobalt common stock pursuant to the merger agreement was fair from a financial point of view to the holders of Cobalt common stock.

     THE FULL TEXT OF THE GOLDMAN SACHS OPINION IS ATTACHED TO THIS DOCUMENT AS ANNEX D AND IS INCORPORATED INTO THIS DOCUMENT BY REFERENCE. STOCKHOLDERS OF COBALT ARE URGED TO, AND SHOULD, READ THE OPINION IN ITS ENTIRETY.

     In connection with its opinion, Goldman Sachs reviewed:

     - the merger agreement;

     - the registration statement on Form S-1, including the prospectus contained therein dated November 4, 1999, relating to Cobalt's initial public offering of 5,750,000 shares of Cobalt common stock;

     - the annual report to stockholders and the Annual Report on Form 10-K of Cobalt for the year ended December 31, 1999;

     - the annual reports to stockholders and the Annual Reports on Form 10-K of Sun for the five fiscal years ended June 30, 1999;

     - certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Cobalt and Sun;

     - certain other communications from Cobalt and Sun to their respective stockholders; and

     - certain internal financial analyses and forecasts for Cobalt prepared by Cobalt's management.

     Goldman Sachs also held discussions with members of the senior management of Cobalt and Sun regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for Cobalt common stock and Sun common stock, which like many Internet-related stocks have been and are likely to continue to be subject to significant short-term price and trading volatility, compared certain financial and stock market information for Cobalt and Sun with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the Internet infrastructure and computer hardware industries specifically and in other industries generally, and performed such other studies and analyses as it considered appropriate.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. Sun did not make available its forecast of future financial performance. Accordingly, Goldman Sachs' view of such matters, with the consent of the Cobalt board of directors, was limited to discussions with the senior management of Sun of certain publicly available research analysts' estimates for Sun. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of Cobalt or Sun or any of their subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs' advisory services and Goldman Sachs' opinion were provided for the information and assistance of the Cobalt board of directors in connection with its consideration of the transaction contemplated by the merger agreement and the opinion does not constitute a recommendation as to how any holder of Cobalt common stock should vote with respect to the merger.

     The following is a summary of the material financial analyses presented by Goldman Sachs to the Cobalt board of directors on September 18, 2000. SOME OF THE SUMMARIES OF THE FINANCIAL ANALYSES INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. THE TABLES MUST BE READ TOGETHER WITH THE TEXT ACCOMPANYING EACH SUMMARY.

     Transaction Premium Analysis

     Goldman Sachs compared the historical stock prices of Cobalt common stock and Sun common stock on the basis of the respective closing prices per share on September 15, 2000, and the respective closing prices and period averages for the prior five days, 10 days, 20 days, 30 days, 60 days and 90 days. The following table presents:

     - the implied exchange ratio on September 15, 2000 between the closing prices of Cobalt common stock and Sun common stock and the average implied exchange ratio between the closing stock prices of Cobalt common stock and Sun common stock for various periods;

     - the premiums over those implied exchange ratios implied by the actual exchange ratio in the merger;

     - the closing stock price or average closing stock prices of Cobalt common stock at the specified point in time or over the specified period; and

     - the premium represented by the price of Cobalt common stock as implied by an exchange ratio of 0.50 on September 15, 2000 over the closing stock price or average closing stock prices of Cobalt common stock at the specified point in time or over the specified period.

                                                            PREMIUM
                                                              OVER                   PREMIUM
                                                IMPLIED     IMPLIED     PRICE OR    OVER PRICE
                                                EXCHANGE    EXCHANGE    AVERAGE     OR AVERAGE
                DATE OR PERIOD                   RATIO       RATIO       PRICE        PRICE
                --------------                  --------    --------    --------    ----------
September 15, 2000............................   0.3858       29.6%      $43.63        29.6%
5 day average.................................   0.4110       21.7        47.54        18.9
10 day average................................   0.4172       19.8        49.84        13.4
20 day average................................   0.4026       24.2        49.25        14.8
30 day average................................   0.3974       25.8        47.44        19.2
60 day average................................   0.4669        7.1        49.26        14.8
90 day average................................   0.4411       13.4        43.92        28.7

     Selected Companies Analysis

     Goldman Sachs compared specified publicly-available financial information of Cobalt with specified publicly-available financial information for the following appliance server companies, open source related companies and Internet infrastructure companies:

 APPLIANCE SERVER COMPANIES   OPEN SOURCE RELATED COMPANIES  INTERNET INFRASTRUCTURE COMPANIES
 --------------------------   -----------------------------  ---------------------------------
Cacheflow Inc.                Caldera Systems, Inc.          Alteon Websystems, Inc.
Network Engines, Inc.         Red Hat, Inc.                  Brocade Communications
SonicWALL, Inc.               VA Linux Systems, Inc.         Systems, Inc.
Watchguard Technologies,                                     Extreme Networks, Inc.
Inc.                                                         Foundry Networks, Inc.
                                                             Juniper Networks, Inc.
                                                             Network Appliance, Inc.

     The following table presents for Cobalt and the groups of appliance server companies, open source related companies and Internet infrastructure companies:

     - levered market capitalization as a multiple of projected year 2000 and 2001 revenue, or revenue multiple;

     - levered market capitalization as a multiple of projected year 2000 and 2001 gross profit, or gross profit multiple;

     - five-year forecasted compound annual growth rate; and

     - the revenue multiple over the five-year forecasted compound annual growth rate.

The analysis was performed using stock prices on September 15, 2000. Levered market capitalization is a company's equity market capitalization plus outstanding indebtedness and less cash. Forecasted revenue and gross profit were based on publicly available research analysts' estimates. Compound annual growth rates are from estimates provided by the Institutional Brokers Estimate System, or IBES.

                                                                                                       REVENUE
                                                                                                      MULTIPLE/
                                                                                                     IBES 5 YEAR
                                                                                                       COMPOUND
                                                       REVENUE       GROSS PROFIT    IBES 5 YEAR        ANNUAL
                                                       MULTIPLE        MULTIPLE       COMPOUND       GROWTH RATE
                                                     ------------    ------------      ANNUAL       --------------
                                                     2000    2001    2000    2001    GROWTH RATE    2000      2001
                                                     ----    ----    ----    ----    -----------    ----      ----
Cobalt.............................................  19.5x   9.5x    41.5x   19.8x       50%        0.4x      0.2x
Appliance server companies mean....................  34.5    15.2    59.1    23.9        45         0.8       0.4
Appliance server companies median..................  22.4    12.8    44.4    21.2        45         0.5       0.3
Open source companies mean.........................  27.7    13.9    72.7    70.0        48         0.6       0.3
Open source companies median.......................  25.2    12.8    72.7    36.2        50         0.5       0.3
Internet infrastructure companies mean.............  53.5    28.8    86.8    46.7        50         1.1       0.6
Internet infrastructure companies median...........  38.1    22.9    62.1    38.6        50         0.7       0.4

     Goldman Sachs compared specified publicly-available financial information of Sun with specified publicly-available financial information for the following computer system companies:

         COMPUTER SYSTEM COMPANIES
         -------------------------
Apple Computer, Inc.
Compaq Computer Corporation
Dell Computer Corporation
Gateway, Inc.
Hewlett-Packard Company
International Business Machines Corporation
Sun

     The following table presents for Sun and the group of computer system companies:

     - levered market capitalization as multiple of projected year 2000 and 2001 revenue;

     - projected year 2000, 2001 and 2002 price to earnings per share ratios, or PE ratio;

     - five-year forecasted compound annual growth rate; and

     - the PE ratio over the five-year forecasted compound annual growth rate.

The analysis was performed using stock prices on September 15, 2000. Forecasted revenue, gross profit and earnings per share were based on publicly available research analysts' estimates. Compound annual growth rates are from estimates provided by IBES.

                                                                                           PE RATIO/
                                                                                          IBES 5 YEAR
                                                                                           COMPOUND
                                       REVENUE                              IBES 5 YEAR     ANNUAL
                                       MULTIPLE           PE RATIO           COMPOUND     GROWTH RATE
                                     ------------   ---------------------     ANNUAL      -----------
                                     2000    2001   2000    2001    2002    GROWTH RATE   2000   2001
                                     -----   ----   -----   -----   -----   -----------   ----   ----
Sun................................  10.5x   8.4x   96.6x   76.1x   61.9x      21.5%      4.5x   3.5x
Computer system companies mean.....    3.1    2.6    40.1    32.3    29.2      20.4        2.0    1.6
Computer system companies median...    2.1    1.8    29.0    25.0    21.0      20.0        1.6    1.4

     Contribution Analysis

     Goldman Sachs analyzed and compared the respective contributions of each of Sun and Cobalt to the combined company's actual revenue and gross profit for fiscal year 2000 and projected revenue and gross profit for each fiscal year 2001 and 2002 and the combined company's projected operating income before non cash expenses and net income before non cash expenses for each fiscal year 2001 and 2002, based on publicly available research analysts' estimates for Sun and a base case estimate prepared by Cobalt's management representing its forecast of Cobalt's expected financial performance, to the percentage ownerships of the combined company by the stockholders of each of Sun and Cobalt. The analysis was performed based on Sun's fiscal year, which ends on June 30. Operating income before non cash expenses is operating income plus amortization of goodwill and deferred compensation. Net income before non cash expenses is net income plus amortization of goodwill and deferred compensation. The following table presents the results of that analysis:

                                                      CONTRIBUTIONS TO TOTAL
                                                            (BASE CASE)
                                                      -----------------------
                                                        SUN          COBALT
                                                      -------      ----------
REVENUE
FY 2000A............................................   99.72%         0.28%
FY 2001E............................................   99.69          0.31
FY 2002E............................................   99.26          0.74

GROSS PROFIT
FY 2000A............................................   99.77%         0.23%
FY 2001E............................................   99.71          0.29
FY 2002E............................................   99.29          0.71

OPERATING INCOME BEFORE NON CASH EXPENSES
FY 2001E............................................      NM            NM
FY 2002E............................................   99.78%         0.22%

NET INCOME BEFORE NON CASH EXPENSES
FY 2001E............................................   99.90%         0.10%
FY 2002E............................................   99.44          0.56

     Goldman Sachs also analyzed and compared the respective contributions of each of Sun and Cobalt to the combined company's projected revenue and gross profit for each fiscal year 2001 and 2002 and the combined company's projected operating income before non cash expenses and net income before non cash expenses for each fiscal year 2001 and 2002, based on publicly available research analysts' estimates for Sun and a target case estimate prepared by Cobalt's management representing its plan for Cobalt's financial performance assuming certain specific objectives of Cobalt's management for the growth of Cobalt's business are achieved, to the percentage ownerships of the combined company by the stockholders of each of Sun and Cobalt. The following table presents the results of that analysis:

                                                      CONTRIBUTIONS TO TOTAL
                                                           (TARGET CASE)
                                                      -----------------------
                                                        SUN          COBALT
                                                      -------      ----------
REVENUE
FY 2001E............................................   99.65%         0.35%
FY 2002E............................................   99.05          0.95

GROSS PROFIT
FY 2001E............................................   99.66%         0.34%
FY 2002E............................................   99.06          0.94

OPERATING INCOME BEFORE NON CASH EXPENSES
FY 2001E............................................   99.94%         0.06%
FY 2002E............................................   99.23          0.77

NET INCOME BEFORE NON CASH EXPENSES
FY 2001E............................................   99.78%         0.22%
FY 2002E............................................   99.10          0.90

In comparison, based on the exchange ratio in the merger and Sun's and Cobalt's closing stock prices on September 15, 2000, stockholders of Sun would own approximately 98.98% of the combined company's equity interests considered on a diluted basis and the stockholders of Cobalt would own approximately 1.02% of the combined company's equity interests on a diluted basis. Goldman Sachs observed that the contribution analyses of the base case gave rise to implied exchange ratios ranging from 0.053 to 0.370 and the contribution analyses of the target case gave rise to implied exchange ratios ranging from 0.055 to 0.484.

     Pro Forma Merger Analysis

     Goldman Sachs prepared pro forma analyses of the financial impact of the merger using earnings estimates for (a) Cobalt that were based on the base case and target case that were prepared by Cobalt's management and (b) Sun that were based on publicly available research analysts' estimates. For each of the fiscal years 2001 and 2002, Goldman Sachs compared the estimated earnings per share of Sun common stock on a stand-alone basis to the estimated earnings per share of the common stock of Sun on a pro forma basis. In addition, for each of the fiscal years 2001 and 2002, Goldman Sachs compared the estimated earnings per share before non cash expenses of Sun common stock on a standalone basis to the estimated earnings per share before non cash expenses of the common stock of Sun on a pro forma basis. Earnings per share before non cash expenses is earnings per share plus amortization of goodwill and deferred compensation on a per share basis. Based on such analyses and before taking into account any of the possible benefits that may be realized following the merger, Goldman Sachs estimated that the proposed transaction would give rise to dilution to Sun's stockholders (a) of less than 1% on an earnings per share basis before non cash expenses in each of fiscal years 2001 and 2002 and (b) ranging from 13% to 16% on an earnings per share basis in each of fiscal years 2001 and 2002.

     Comparable Transaction Premium Analysis

     Goldman Sachs analyzed certain information relating to the following 15 selected Internet infrastructure transactions and six selected hardware company transactions:


INTERNET INFRASTRUCTURE TRANSACTIONS (TARGET/ ACQUIRER)  HARDWARE TRANSACTIONS (TARGET/ ACQUIRER)
-------------------------------------------------------  ----------------------------------------
Alteon Websystems, Inc./Nortel Networks Corporation      Conner Peripherals Inc./Seagate
Active Software, Inc./webMethods, Inc.                   Technology Inc.
OnDisplay, Inc./Vignette Corporation                     VeriFone, Inc./Hewlett-Packard
ArrowPoint Communications, Inc./Cisco Systems, Inc.      Company
Verio Inc./NTT Communications Corp.                      Tandem Computers Incorporated/   Compaq
Net2Phone, Inc./AT&T Corp.                               Computer Corporation
Network Solutions, Inc./VeriSign, Inc.                   Amdahl Corporation/Fujitsu Limited
Newbridge Networks Corporation/Alcatel                   Digital Equipment Corporation/Compaq
PairGain Technologies, Inc./ADC                          Computer Corporation
  Telecommunications, Inc.                               Data General Corporation/EMC
InterVU Inc./Akamai Technologies, Inc.                   Corporation
Ortel Corporation/Lucent Technologies Inc.
Silknet Software Inc./Kana Communications, Inc.
Andover.net, Inc./VA Linux Systems, Inc.
Concentric Network Corporation/Nextlink
  Communications, Inc.
Forte Software, Inc./Sun


The Internet infrastructure transactions were chosen because they involved Internet infrastructure companies in year 2000 or involved Sun. The hardware company transactions were chosen because they involved hardware companies since September 1995. The following table presents the ranges, means and medians of the price premiums paid in the transactions and in relation to the closing price of the target the day before the transaction was announced and the average price of the target in the 5 days, 10 days, 20 days, 30 days, 60 days and 90 days prior to the announcement. The premium was calculated based on the equity consideration paid for the target by the acquirer in the transactions.

                                                            SELECTED INTERNET              SELECTED HARDWARE
                                                       INFRASTRUCTURE TRANSACTIONS            TRANSACTIONS
                                                       ----------------------------    --------------------------
                                                       MEAN    MEDIAN      RANGE       MEAN    MEDIAN     RANGE
                                                       ----    ------    ----------    ----    ------    --------
PRICE PREMIUM TO
Day prior closing price..............................   31%      31%      0% -  63%     38%      40%      5% - 67%
Average of prior 5-day closing prices................   39       41       (4) -  87     41       43      18  - 62
Average of prior 10-day closing prices...............   44       43       5   -  96     43       44      20  - 54
Average of prior 20-day closing prices...............   47       41      18   -  91     43       49      23  - 55
Average of prior 30-day closing prices...............   49       46      17   -  87     44       48      26  - 56
Average of prior 60-day closing prices...............   52       58      (36) - 112     45       42      30  - 67
Average of prior 90-day closing prices...............   65       73      (39) - 150     48       47      33  - 70

     The following table presents the ranges, means and medians of the exchange ratio paid in the transactions as a premium to the average implied exchange ratios between the closing stock prices of the target and the acquirer in the five days, 10 days, 20 days, 30 days, 60 days and 90 days prior to the announcement. The premium was calculated based on the equity consideration paid for the target by the acquirer in the transactions.

                                                          SELECTED INTERNET
                                                     INFRASTRUCTURE TRANSACTIONS     SELECTED HARDWARE TRANSACTIONS
                                                     ----------------------------    ------------------------------
                                                     MEAN    MEDIAN      RANGE       MEAN     MEDIAN       RANGE
                                                     ----    ------    ----------    -----    -------    ----------
EXCHANGE RATIO PAID IN THE TRANSACTIONS AS A
  PREMIUM TO THE AVERAGE IMPLIED EXCHANGE RATIOS
  FOR THE PRIOR
5-days.............................................   37%      45%     (1)% -  68%    41%       42%      19% -  65%
10-days............................................   40       41       7   -  79     42        42       22  -  65
20-days............................................   40       40      12   -  82     44        42       22   -  73
30-days............................................   43       38      15   -  86     44        42       24   -  80
60-days............................................   47       37       8   - 105     42        37       19   -  93
90-days............................................   51       35      (6)  - 164     44        37       12   - 106


     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No transaction used in the above analyses was directly comparable to the merger, no company used in the above analyses was directly comparable to Cobalt and no company, other than Sun, used in the above analyses was directly comparable to Sun. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Cobalt board of directors as to the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to the holders of Cobalt common stock. The analyses do not purport to be appraisals or necessarily reflect the prices at which the business or securities actually may be sold. Analyses based upon forecasts of future results, which are inherently subject to uncertainty, are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. As described above, Goldman Sachs' opinion to the Cobalt board of directors was one of many factors taken into consideration by the Cobalt board of directors in making its determination to approve the merger agreement. The foregoing summary describes material financial analyses used by Goldman Sachs in connection with providing its opinion to the Cobalt board of directors on September 18, 2000, but does not purport to be a complete description of the analysis performed by Goldman Sachs in connection with such opinion and is qualified by reference to the written opinion of Goldman Sachs included in this document as Annex D.


     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Cobalt, having provided certain investment banking services to Cobalt from time to time, including having acted as managing underwriter of its initial public offering of 5,750,000 shares of Cobalt common stock in November 1999 and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement. Goldman Sachs has also provided certain investment banking services to Sun from time to time, including having acted as managing underwriter of a public offering of $1.5 billion in principal amount of senior notes of Sun in July 1999, and may provide investment banking services to Sun in the future. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Cobalt or Sun for its own account and for the accounts of customers.

     Pursuant to a letter agreement dated September 1, 2000, Cobalt engaged Goldman Sachs to act as its financial advisor in connection with the possible sale of all or a portion of Cobalt. Cobalt has agreed to pay Goldman Sachs a transaction fee of 0.75% of the aggregate consideration paid in the merger. Twenty five percent of the fee was payable upon the announcement of the merger and the balance of the fee will be payable upon consummation of the merger. Cobalt has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

     THE FULL TEXT OF THE OPINION DELIVERED BY GOLDMAN SACHS TO THE COBALT BOARD OF DIRECTORS, DATED SEPTEMBER 18, 2000, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY GOLDMAN SACHS IN RENDERING ITS OPINION, IS ATTACHED TO THIS DOCUMENT AS ANNEX D AND IS INCORPORATED HEREIN BY REFERENCE. GOLDMAN SACHS' OPINION IS DIRECTED TO THE COBALT BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF COMMON STOCK OF COBALT. GOLDMAN SACHS' OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY COBALT STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE PROPOSED TRANSACTION. IN FURNISHING ITS OPINION, GOLDMAN SACHS DID NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF THE TERM "EXPERT" AS USED IN THE SECURITIES ACT, NOR DID IT ADMIT THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF THE SECURITIES ACT. THE SUMMARY OF GOLDMAN SACHS' OPINION DESCRIBED ABOVE IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF ITS OPINION. COBALT STOCKHOLDERS ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY.

     INTERESTS OF DIRECTORS AND OFFICERS OF COBALT IN THE MERGER

     In considering the recommendation of the Cobalt board of directors with respect to the adoption and approval of the merger agreement and approval of the merger, Cobalt stockholders should be aware that certain members of the management of Cobalt and the Cobalt board of directors may have interests in the merger that are different from, or in addition to, the interests of Cobalt stockholders generally. The Cobalt board of directors was aware of these interests and considered the following matters, among others, in approving the merger agreement and the merger.


     As of the record date for the special meeting of Cobalt stockholders at which the merger agreement and the merger will be presented and voted upon, directors and executive officers of Cobalt (and their respective affiliates) collectively beneficially owned an aggregate of approximately 4,050,014 shares of Cobalt common stock, excluding unexercised options to purchase Cobalt common stock. Upon completion of the merger, it is anticipated that the former directors and executive officers of Cobalt (and their respective affiliates) collectively will beneficially own an aggregate of approximately 3,519,541 shares of Sun common stock, or less than one percent of the then outstanding shares of Sun common stock, calculated on the basis set forth in the section entitled "Security Ownership of Certain Beneficial Owners and Management of Cobalt" beginning on page 94 of this document.



     As of the record date for the special meeting at which the merger agreement and the merger will be presented and voted upon, directors and executive officers of Cobalt held outstanding stock options to purchase an aggregate of approximately 2,985,250 shares of Cobalt common stock. Upon the completion of the merger, these options will be assumed by Sun in accordance with the merger agreement. An aggregate of approximately 330,000 of such outstanding stock options are held by Cobalt's non-employee directors under Cobalt's 1999 director stock option plan. Under this 1999 plan, if a current Cobalt non-employee director is terminated as a director following the completion of the merger, all remaining unvested option shares held by such non-employee director fully vest and become exercisable immediately upon such termination. Sun currently anticipates that it will replace the entire Cobalt board of directors upon completion of the merger. See the section entitled "-- The Merger Agreement" beginning on page 46 of this document, for a further description of the assumption of Cobalt options by Sun and for a description of the outstanding Cobalt options that will become options to purchase Sun common stock upon completion of the merger.



     Cobalt officers and employee directors who hold less than five percent of Cobalt's outstanding common stock are eligible to participate in Cobalt's employee stock purchase plan. The employee stock purchase plan permits eligible Cobalt employees to purchase common stock through payroll deductions, which may not exceed the lesser of 15% of an employee's compensation or $25,000 per annum. The current offering period under Cobalt's employee stock purchase plan began on May 1, 2000 and ends on October 31, 2000 and the next offering period under the plan begins on November 1, 2000. Through September 30, 2000, Cobalt's officers, including Mr. DeWitt, who is also a director, currently participating in this program have committed an aggregate of approximately $83,363 in payroll deductions during the current offering period. The purchase price of Cobalt's common stock under its employee stock purchase plan is 85 percent of the lesser of the fair market value per share on the start date of the offering period or at the end of the purchase period. Under the merger agreement, outstanding purchase rights under the plan will be exercised immediately prior to the completion of the merger and each share purchased under such exercise will be converted into the right to receive 0.50 shares of Sun common stock (subject to adjustment to reflect the effect of any stock split, stock dividend, recapitalization, reclassification or the like on Sun or Cobalt common stock).



     Officers of Cobalt, including Stephen DeWitt, Vivek Mehra, Kenton Chow, Gary Martell, Patrick Conte, Kelly Herrell, George Korchinsky, Sharon McCorkle, Mark Orr, Ruth Henniger, Y. Samuel Cho and Chris Hogan, along with several other Cobalt employees, have received employment offers from Sun, effective only upon the completion of the merger, that include compensation and proposed options to purchase shares of Sun common stock if the offers are accepted. Under previously existing employment agreements with Cobalt, these executive officers might have been entitled in some instances to severance benefits or payments and acceleration of stock option vesting following the merger. These executive officers have entered into letter agreements with Sun and Cobalt under which they agreed to waive, upon completion of the merger, the severance and acceleration benefits described therein. See the section entitled "-- Other Material Agreements Relating to the Merger," beginning on page 61 of this document, for a further description of the severance and waiver agreements.


     In addition, George Korchinsky, Cobalt's Vice President, EMEA Operations, has a stock option agreement with Cobalt under which the lesser of 50% of the original option shares granted or all remaining unvested option shares will vest and become exercisable upon the completion of the merger. At the time of the merger, 55,000 option shares will vest and become exercisable under the terms of this agreement. In addition, Mr. Korchinsky has a letter employment agreement with Cobalt under which he has a 90-day period following the completion of the merger to accept an employment position with Sun or to decide that the merger constitutes constructive termination of his employment. If Mr. Korchinsky determines that the merger does constitute constructive termination, all of his options will vest up to the date of constructive termination regardless of the 12-month initial anniversary vesting, plus an additional six months of options will be deemed vested. Upon a constructive termination, a total of 33,750 option shares under all three option grants would vest and become exercisable. The letter employment agreement also provides that if Mr. Korchinsky is terminated without cause, he is entitled to receive 12 months of his annual base salary and benefits in exchange for a general release of any claims. At the time of the merger, Mr. Korchinsky would be entitled to receive $160,000 in base salary plus any employer sponsored benefits if terminated without cause.

     Messrs. DeWitt and Mehra have entered into non-competition agreements with Sun under which they have agreed, upon completion of the merger, not to engage in some activities or make specified investments, and not to solicit Sun employees, for a period of two years following the completion of the merger. See the section entitled "-- Other Material Agreements Relating to the Merger," beginning on page 61 of this document, for a further description of these agreements.


     Sun has agreed to fulfill and honor in all respects the indemnification agreements Cobalt and its subsidiaries have previously entered into with their respective officers and directors and to fulfill and honor any indemnification provisions of Cobalt's and its subsidiaries' applicable charter documents. The merger agreement provides that all rights to indemnification for present and former officers and directors of Cobalt will survive the merger and continue in full force and effect for a period of not less than six years from the date of the completion of the merger. Sun also has agreed to maintain insurance for Cobalt's directors and officers that is no less favorable than Cobalt's current directors' and officers' liability insurance for actions or omissions occurring on or prior to the date of the completion of the merger for a period of not less than four years after the completion of the merger, subject to limitations.

     As a result of these interests, these directors and officers of Cobalt could be more likely to vote to adopt and approve the merger agreement and approve the merger than if they did not hold these interests. Cobalt stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

     EFFECTS OF GOLDEN PARACHUTE TAX RULES


     George Korchinsky, Cobalt's Vice President, EMEA Operations, currently holds the following stock options: an option to purchase 120,000 shares of Cobalt common stock that was granted to him on July 15, 1998 with an exercise price of $0.50 per share; an option granted on July 27, 1999 to purchase an additional 60,000 shares of Cobalt common stock at an exercise price of $2.50 per share; and an option granted on April 28, 2000 to purchase another 30,000 shares of Cobalt common stock at an exercise price of $31.625 per share. Each option vests as to 25% of the option shares upon completion of one year of employment with Cobalt measured from the grant date (for the 120,000-share grant, the one-year period will be measured from the July 8, 1998 commencement date of his employment) and will vest as to the balance of the shares in a series of 36 successive equal monthly installments upon his completion of each additional month of employment over the next 36 months of employment thereafter. However, the 120,000-share option will immediately vest as to the lesser of 60,000 option shares or all of the remaining unvested option shares, in the event Cobalt is acquired in a transaction such as the merger with Sun. In addition, Mr. Korchinsky will, pursuant to his existing employment agreement with Cobalt, have a 90-day period following the completion of the merger in which to accept a position of employment with Sun or to treat the merger as a constructive termination of his employment. If Mr. Korchinsky elects to treat the merger as a constructive termination, he will be immediately credited with an additional 6 months of vesting credit under each of his options, and as to the April 28, 2000 grant he will also vest in an additional 7,500 option shares. His employment agreement also provides that if he is terminated without cause, he will be entitled to 12 months of base salary and company-paid benefits in exchange for a general release of any claims he may have against Cobalt.


     The accelerated vesting of Mr. Korchinsky's options, both at the time of the merger and upon any election by him to treat that merger as a constructive termination, and payment of the severance benefits to which he may become entitled should he be terminated without cause within one year after the merger, could be at a sufficiently high level to cause those benefits to be considered parachute payments under the Federal tax laws. These benefits will be deemed to be parachute payments if the combined value of those accelerated vesting benefits and severance payments exceed 2.99 times Mr. Korchinsky's average W-2 wages for the 1998 and 1999 fiscal years, with any wages for a partial year to be annualized for purposes of determining the average. The value of each of those benefits will be specially calculated for parachute payment purposes under the proposed Federal income tax regulations. If the resulting value exceeds the 2.99 limit, then an excess parachute payment will result under the Internal Revenue Code to the extent that the resulting value exceeds a base amount equal to ONE times his average W-2 wages for those years.

     In such event, a portion of the base amount will be allocated to each of Mr. Korchinsky's parachute payments in the same proportion as the value of each particular payment (whether the parachute value attributed to the accelerated vesting of his stock options or the parachute value of his severance payments) bears to the total parachute value of all those parachute payments. To the extent the parachute value attributed to the accelerated vesting of his options or the parachute value of his severance payments exceeds the portion of the base amount allocated to that particular parachute payment, an excess parachute payment will arise, and the deduction otherwise allowable to Cobalt for federal income tax purposes when those options are exercised or when those severance payments are made will be reduced by the excess parachute payment triggered by those benefits. In other words, the deduction to which Cobalt might otherwise be entitled upon the exercise of Mr. Korchinsky's options (the excess of the fair market value of the purchased shares over the option exercise price paid for those shares) will be reduced by the excess parachute payment attributed to the accelerated vesting of his stock options, and the deduction otherwise allowable for the base salary and employee benefit severance payments made to him will also reduced by the excess parachute payment attributed to those severance benefits. In addition, Mr. Korchinsky would be subject to a 20% excise tax on his excess parachute payments if he is subject to US income taxes at the time those payments or benefits are paid or provided.

CONSIDERATION OF THE MERGER BY SUN'S BOARD OF DIRECTORS

     SUN'S REASONS FOR THE MERGER

     The Sun board of directors approved the merger agreement and the merger because it determined that the combined company would have the potential to realize a stronger competitive position and improved long-term operating and financial results. In particular, the Sun board of directors believes that the merger will allow Sun and Cobalt the opportunity to:

     - provide enterprises with a more complete range of servers from low cost, easy to use, server appliances priced below $1,000 to high end fault tolerant enterprise servers costing more than $1,000,000;

     - capitalize on Sun's manufacturing resources and support services to support Cobalt's server appliances;

     - benefit from combining established customer relationships of both companies;

     - combine resources in each companies' strategy of supporting open programming standards;

     - sell Cobalt's products into Sun's installed customer base through its larger sales forces;

     - take advantage of the financial resources of the combined company, which are much greater than Cobalt's financial resources; and

     - improve time to market for products of the combined company.

     The Sun board of directors also believes that the merger will contribute to the success of the combined companies because:

     - the merger offers the opportunity to reduce Sun's time to market in developing and deploying low cost, easy to use, server appliances;

     - the merger will grow Sun's talent pool and management depth focused on server and related appliances; and

     - the merger will broaden the range of products that Sun will be able to offer to enterprise customers.

     After taking into account these and other factors, the Sun board of directors unanimously determined that the merger agreement and the merger were in the best interests of Sun and its stockholders and that Sun should enter into the merger agreement and complete the merger.

THE MERGER AGREEMENT

     STRUCTURE OF THE MERGER

     The merger agreement provides for the merger of Azure Acquisition Corporation, a newly-formed, wholly-owned subsidiary of Sun, with and into Cobalt. Cobalt will survive the merger as a wholly-owned subsidiary of Sun.

     COMPLETION AND EFFECTIVENESS OF THE MERGER

     We will complete the merger when all of the conditions to completion of the merger contained in the merger agreement are satisfied or waived, including approval of the merger agreement by the stockholders of Cobalt. The merger will become effective upon the filing of a certificate of merger with the State of Delaware.


     We are working towards completing the merger as quickly as possible. We currently plan to complete the merger prior to December 31, 2000. Because the merger is subject to governmental and regulatory approvals and other conditions, however, we cannot predict the exact timing.


     CONVERSION OF COBALT COMMON STOCK IN THE MERGER


     At the effective time of the merger, by virtue of the merger and without any action on the part of Sun, Azure, Cobalt or any of their securityholders, each share of Cobalt common stock issued and outstanding immediately prior to the effective time will be cancelled and extinguished and automatically converted into the right to receive 0.50 shares of Sun common stock (including, with respect to each such share of Sun common stock issued, the associated rights as described in the section entitled "Comparison of Rights of Holders of Cobalt Common Stock and Sun Common Stock -- Stockholder Rights Plan" beginning on page 102 of this document) upon surrender of the certificate representing such share of Cobalt common stock in the manner provided in the merger agreement, or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit, and bond, if required.


     This exchange ratio (i.e., 0.50 shares of Sun common stock for each share of Cobalt common stock) in the merger will also be adjusted to reflect the effect of any forward stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Sun common stock or Cobalt common stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Sun common stock or Cobalt common stock occurring prior to the effective time of the merger, including the two-for-one forward stock split, to be paid in the form of a stock dividend, approved by the Sun board of directors on August 16, 2000, which will be effected (if at all) only upon approval of a proposed increase in the authorized number of shares of Sun common stock by the stockholders of Sun at the currently scheduled annual meeting of Sun stockholders to be held on November 8, 2000.

     Each share of Cobalt common stock held by Cobalt or owned by Sun or Azure or any direct or indirect wholly-owned subsidiary of Sun immediately prior to the effective time of the merger will be canceled and extinguished.

     EXCHANGE OF COBALT STOCK CERTIFICATES FOR SUN STOCK CERTIFICATES

     Promptly following the effective time of the merger, an exchange agent for the merger will mail to you a letter of transmittal and instructions for surrendering your Cobalt stock certificates in exchange for Sun stock certificates and for cash in lieu of a fractional share and any dividends or other distributions, if any. When you deliver your Cobalt stock certificates to the exchange agent along with any required documents, your Cobalt stock certificates will be canceled and you will receive Sun stock certificates representing the number of full shares of Sun common stock to which you are entitled under the merger agreement. You will also receive payment in cash, without interest, in lieu of any fractional shares of Sun common stock which would have been otherwise issuable to you as a result of the merger.

     YOU SHOULD NOT SUBMIT YOUR COBALT STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE INSTRUCTIONS FROM THE EXCHANGE AGENT.

     FRACTIONAL SHARES

     No fractional shares of Sun common stock will be issued in connection with the merger. Instead you will receive cash, without interest, in lieu of a fraction of a share of Sun common stock equal to the product obtained by multiplying such fraction by the average closing price on the Nasdaq National Market, as reported in The Wall Street Journal, Western Edition, of one share of Sun common stock for the five consecutive trading days ending on the trading day immediately prior to the effective date of the merger.

     DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES

     You are not entitled to receive any dividends or other distributions on Sun common stock until the merger is completed and you have surrendered your Cobalt stock certificates in exchange for Sun stock certificates. Promptly after your Sun stock certificates are issued, you will receive payment for any dividend or other distribution on Sun common stock with a record date after the merger and a payment date prior to the date you surrender your Cobalt stock certificates. You will receive payment for any dividend or other distribution on Sun common stock with a record date after the merger and a payment date after the date you surrender your Cobalt stock certificates promptly after the payment date.

     TRANSFERS OF OWNERSHIP AND LOST STOCK CERTIFICATES

     Sun will only issue a Sun stock certificate or a check in lieu of a fractional share in a name other than the name in which a surrendered Cobalt stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes. If your Cobalt stock certificate has been lost, stolen or destroyed, you may need to deliver an affidavit or bond prior to receiving your Sun stock certificate.

     COBALT'S REPRESENTATIONS AND WARRANTIES

     Cobalt made a number of representations and warranties to Sun in the merger agreement regarding aspects of its business, financial condition, structure and other facts pertinent to the merger. These representations and warranties include representations as to:

     - corporate organization and qualification to do business of Cobalt and its subsidiaries;

     - Cobalt's certificate of incorporation and bylaws;

     - Cobalt's capitalization;

     - authorization of the merger agreement and the stock option agreement by Cobalt;

     - regulatory approvals required to complete the merger;

     - the effect of the merger on obligations of Cobalt and under applicable laws;

     - permits required to conduct Cobalt's business and compliance with those permits;

     - Cobalt's compliance with applicable laws;

     - Cobalt's filings and reports with the Securities and Exchange Commission;

     - Cobalt's financial statements;

     - Cobalt's liabilities;

     - changes in Cobalt's business since June 30, 2000 and actions taken by Cobalt since December 31, 1999;

     - litigation involving Cobalt;

     - Cobalt's employee benefit plans;

     - Cobalt's labor relations;

     - information supplied by Cobalt in this document and the related registration statement filed by Sun;

     - restrictions on the conduct of Cobalt's business;

     - Cobalt's title to the properties it owns and leases;

     - Cobalt's taxes;

     - environmental matters pertaining to Cobalt;

     - payments, if any, required to be made by Cobalt to brokers and agents on account of the merger;

     - intellectual property matters;

     - Cobalt's material contracts;

     - Cobalt's insurance coverage;

     - the fairness opinion received by Cobalt from Goldman Sachs;

     - approvals by the Cobalt board;

     - the vote of Cobalt stockholders required to approve the merger; and

     - the inapplicability of state takeover statutes.

     The representations and warranties of Cobalt contained in the merger agreement expire at the completion of the merger.

     SUN'S REPRESENTATIONS AND WARRANTIES

     Sun and Azure have made a number of representations and warranties to Cobalt in the merger agreement regarding aspects of Sun's business, financial condition, structure and other facts pertinent to the merger. These representations and warranties include representations as to:

     - corporate organization and qualification to do business of Sun and its subsidiaries;

     - Sun's certificate of incorporation and bylaws;

     - Sun's capitalization;

     - authorization of the merger agreement and stock option agreement by Sun and Azure;

     - regulatory approvals required to complete the merger;

     - the effect of the merger on obligations of Sun under applicable laws;

     - Sun's filings and reports with the Securities and Exchange Commission;

     - Sun's financial statements;

     - changes in Sun's business since June 30, 2000; and

     - information supplied by Sun in this document and the related registration statement filed by Sun.

     The representations and warranties of Sun and Azure contained in the merger agreement expire at the completion of the merger.

     The representations and warranties contained in the merger agreement are complicated and not easily summarized. You are urged to carefully read the articles of the merger agreement entitled "Representations and Warranties of the Company" and "Representations and Warranties of Parent and Merger Sub."

     COBALT'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

     Under the terms of the merger agreement, Cobalt agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless Sun consents in writing, Cobalt will use its commercially reasonable efforts consistent with past practices and policies to:

     - preserve intact its present business organization;

     - keep available the services of its present officers and employees; and

     - preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings.

     Under the terms of the merger agreement, Cobalt also agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless Sun consents in writing, Cobalt will conduct its business in compliance with some specific restrictions relating to the following:

     - restricted stock and stock options;

     - employees and employee benefits, including severance and termination payments;

     - Cobalt's intellectual property;

     - the issuance of dividends or other distributions;

     - the issuance and redemption of securities;

     - modification of Cobalt's certificate of incorporation and bylaws;

     - the acquisition of assets or other entities;

     - the sale, lease, license and disposition of assets;

     - the incurrence of indebtedness;

     - the adoption or amendment of employee benefit plans;

     - payment or settlements of liabilities;

     - capital expenditures;

     - entrance into or modification of contracts;

     - accounting policies and procedures;

     - incurrence of obligations to make certain expenditures;

     - treatment of the merger as a "reorganization" under the Internal Revenue Code;

     - delaying or hindering the consummation of the merger;

     - hiring of employees;

     - making of tax elections; and

     - payments to professional service advisors.

     The agreements related to the conduct of Cobalt's business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the sections of the merger agreement entitled "Conduct Prior to the Effective Time -- Conduct of Business by the Company."

     SUN'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

     Under the terms of the merger agreement, Sun agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless Cobalt consents in writing, Sun will not engage in any action that could reasonably be expected to cause the merger to fail to qualify as a "reorganization" under the Internal Revenue Code.

     NO SOLICITATION BY COBALT

     Under the terms of the merger agreement, Cobalt further agreed to cease, as of the date of the merger agreement, any and all existing activities, discussions or negotiations with any parties conducted prior to that date with respect to any Acquisition Proposal.

     Under the terms of the merger agreement, an ACQUISITION PROPOSAL is any offer or proposal providing for any Acquisition Transaction, other than an offer or proposal from Sun.

     Under the terms of the merger agreement, an ACQUISITION TRANSACTION is any transaction or series of related transactions, other than the merger, involving any of the following:

     - the acquisition or purchase from Cobalt by any person or group of more than a 15% interest in the total outstanding voting securities of Cobalt or any of its subsidiaries;

     - any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of the total outstanding voting securities of Cobalt or any of its subsidiaries;

     - any merger, consolidation, business combination or similar transaction involving Cobalt pursuant to which the stockholders of Cobalt immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity;

     - any sale, lease outside the ordinary course of business, exchange, transfer, license outside the ordinary course of business, acquisition or disposition of more than 15% of the assets of Cobalt; or

     - any liquidation or dissolution of Cobalt.

     Until the merger is completed or the merger agreement is terminated, under the terms of the merger agreement Cobalt agreed that neither it nor any of its subsidiaries will:

     - solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal;

     - participate in any discussions or negotiations regarding any Acquisition Proposal;

     - take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal;

     - engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of the Acquisition Proposal provisions in the merger agreement;

     - subject to certain limited exceptions in the event of a Superior Offer, as discussed below, approve, endorse or recommend any Acquisition Proposal; or

     - enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction.

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

     For purposes of the foregoing, any violation of any of the restrictions in the immediately preceding paragraph by any officer or director of Cobalt or any of its subsidiaries, or any investment banker, attorney or other advisor or representative of Cobalt or any of its subsidiaries is deemed to be a breach of the relevant restriction by Cobalt.

     Under the terms of the merger agreement, a SUPERIOR OFFER is a bona fide, unsolicited, written Acquisition Proposal for all of the outstanding shares of Cobalt common stock on terms that the board of directors of Cobalt determines, in good faith and after considering the advice of a financial advisor and taking into account all the terms and conditions of the Acquisition Proposal, to be more favorable to Cobalt stockholders than the terms of the merger.

     However, an offer will not be considered a Superior Offer under the terms of the merger agreement if any financing required to consummate the transaction contemplated by such offer is neither committed nor likely in the judgment of the Cobalt board of directors to be obtained by such third party on a timely basis.

     Between the date this document was mailed to Cobalt stockholders and the date, if any, that the merger agreement is approved by the Cobalt stockholders, the terms of the merger agreement allow Cobalt to furnish information regarding Cobalt and its subsidiaries to, and to enter into a confidentiality agreement with or to enter into discussions with, any person or group in response to a Superior Offer submitted by the person or group, and not withdrawn, if all of the following conditions are met:

     - neither Cobalt nor any of its representatives or subsidiaries has breached the non-solicitation provisions contained in the merger agreement;

     - the board of directors of Cobalt concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Cobalt board of directors to comply with its fiduciary obligations to Cobalt's stockholders under applicable law;

     - prior to furnishing any such information to, or entering into discussions or negotiations with, the person or group, Cobalt gives Sun written notice of the identity of such person or group and of Cobalt's intention to furnish information to, or enter into discussion or negotiations with, such person or group and Cobalt receives from such person or group an executed confidentiality agreement at least as restrictive as the Confidential Disclosure Agreement between Cobalt and Sun; and

     - contemporaneously with furnishing any information to the person or group, Cobalt furnishes the same information to Sun, to the extent the information has not been previously furnished by Cobalt to Sun.

     Under the terms of the merger agreement, Cobalt has agreed to inform Sun, within 24 hours, of any request for information that Cobalt reasonably believes is likely to lead to an Acquisition Proposal, or of any Acquisition Proposal, or any inquiry with respect to or which Cobalt reasonably believes could lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Cobalt further agreed to keep Sun informed in all material respects of the status and details, including material amendments or proposed amendments of any such request, Acquisition Proposal or inquiry.

     Under the terms of the merger agreement, the Cobalt directors are allowed to withhold, withdraw, amend or modify their unanimous recommendation in favor of the merger if a Superior Offer is made and not withdrawn, neither Cobalt nor any of its representatives has breached the non-solicitation provisions of the merger agreement, and the board of directors of Cobalt concludes in good faith, after consultation with its outside counsel that, in light of the Superior Offer, the withholding, withdrawal, amendment or modification of its recommendation is required in order for the Cobalt directors to comply with their fiduciary obligations to Cobalt stockholders under applicable law.

     Regardless of whether there has been a Superior Offer, Cobalt is obligated, under the terms of the merger agreement, to hold and convene the Cobalt special meeting of stockholders.

     TREATMENT OF COBALT STOCK OPTIONS


     Upon completion of the merger, each outstanding option to purchase Cobalt common stock will be converted into an option to purchase that number of shares of Sun common stock equal to the number of shares of Cobalt common stock purchasable pursuant to such Cobalt option, multiplied by 0.50 (rounded down to the nearest whole number of shares) (subject to adjustment to reflect the effect of any stock split, stock dividend, recapitalization, reclassification or the like on Sun or Cobalt common stock). The exercise price per share will be equal to the exercise price per share of Cobalt common stock divided by the exchange ratio, rounded up to the nearest whole cent. All other terms of each outstanding option will be unchanged by the merger. As of September 14, 2000, options for approximately 5,756,915 shares of Cobalt common stock were outstanding in the aggregate under the various Cobalt stock option plans.


     Sun will file a registration statement on Form S-8 for the shares of Sun common stock issuable with respect to options assumed by Sun in connection with the merger.

     TREATMENT OF RIGHTS UNDER COBALT EMPLOYEE STOCK PURCHASE PLAN


     The employee stock purchase plan permits eligible Cobalt employees to purchase common stock through payroll deductions, which may not exceed the lesser of 15% of an employee's compensation or $25,000 per annum. The current offering period under Cobalt's employee stock purchase plan began on May 1, 2000 and ends on October 31, 2000 and the next offering period under the plan begins on November 1, 2000. Through September 30, 2000, Cobalt's officers, including Mr. DeWitt, who is also a director, currently participating in this program have committed an aggregate of approximately $83,363 in payroll deductions during the current offering period. The purchase price of Cobalt's common stock under its employee stock purchase plan is 85 percent of the lesser of the fair market value per share on the start date of the offering period or at the end of the purchase period. Under the merger agreement, outstanding purchase rights under the plan will be exercised immediately prior to the completion of the merger and each share purchased under such exercise will be converted into the right to receive 0.50 shares of Sun common stock (subject to adjustment to reflect the effect of any stock split, stock dividend, recapitalization, reclassification or the like on Sun or Cobalt common stock).


     CONDITIONS TO COMPLETION OF THE MERGER

     The obligations of Sun and Cobalt to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

     - the merger agreement must be adopted and approved and the merger must be approved by the requisite holders of Cobalt common stock;

     - Sun's registration statement must be effective, no stop order suspending its effectiveness will be in effect and no proceedings for suspension of its effectiveness will be pending before or threatened by the Securities and Exchange Commission;

     - no law, regulation or order must be enacted or issued which has the effect of making the merger illegal or otherwise prohibiting completion of the merger;

     - all applicable waiting periods under applicable antitrust laws must have expired or been terminated;

     - Sun and Cobalt must each receive from their respective tax counsel, an opinion to the effect that the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. However, if counsel to either Sun or Cobalt does not render this opinion, this condition will be satisfied if counsel to the other party renders the opinion to such party; and

     - the shares of Sun common stock to be issued in the merger must be authorized for listing on Nasdaq, subject to notice of issuance.

     Cobalt's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - Sun's representations and warranties must be true and correct as of September 18, 2000 and on and as of the date the merger is to be completed as if made at and as of such time, except:

        -- to the extent Sun's representations and warranties address matters only as of a particular date, they must be true and correct as of that date;

        -- if any of these representations and warranties are not true and correct but the effect in each case, or in the aggregate, of the inaccuracies of these representations and breaches of these warranties, is not and does not have a material adverse effect on Sun, then this condition will be deemed satisfied;

        -- for changes contemplated by the merger agreement; and

     - Sun must perform or comply in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by Sun on or before completion of the merger.

     Sun's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

     - Cobalt's representations and warranties must be true and correct as of September 18, 2000 and on and as of the date the merger is to be completed as if made at and as of such time except:

        -- to the extent Cobalt's representations and warranties address matters only as of a particular date, they must be true and correct as of that date;

        -- if any of these representations and warranties are not true and correct but the effect in each case, or in the aggregate, of the inaccuracies of these representations and breaches of these warranties (other than those concerning certain aspects of Cobalt's capital structure, its corporate authority to enter into and consummate the merger agreement, payment of broker fees, intellectual property, receipt of the fairness opinion, board

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

           approval, the vote required by the stockholders to approve the merger and the inapplicability of state takeover statutes to the merger (which must be true and correct in all respects)), is not and does not have a material adverse effect on Cobalt, then this condition will be deemed satisfied;

        -- for changes contemplated by the merger agreement;

     - Cobalt must perform or comply in all material respects with all of its agreements and covenants required by the merger agreement to be performed or complied with by Cobalt on or before completion of the merger;

     - each Cobalt employee who has signed a non-competition agreement shall continue to be employed by Cobalt as of the date of the merger, shall not have notified Cobalt or Sun, whether formally or informally, that he or she is planning to terminate his or her employment, and shall not have rescinded his or her non-competition agreement;

     - Cobalt shall have obtained all consents, waivers and approvals required by identified contracts; and

     - each of the severance and acceleration waivers shall be in full force and effect.

     TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated in accordance with its terms at any time prior to completion of the merger, whether before or after the approval and adoption of the merger agreement and approval of the merger by Cobalt stockholders:

     - by mutual consent of Sun and Cobalt;

     - by Sun or Cobalt, if the merger is not completed before March 16, 2001, except that this right to terminate the merger agreement is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before March 16, 2001, and such action or failure to act constitutes a breach of the merger agreement;

     - by Sun or Cobalt, if there is any order of a court or governmental authority having the effect of permanently restraining, enjoining or prohibiting the completion of the merger which is final and nonappealable;

     - by Sun or Cobalt, if the merger agreement fails to receive the requisite vote for adoption and approval and the merger fails to receive the requisite vote for approval by the stockholders of Cobalt at the Cobalt special meeting or at any adjournment or postponement of that meeting, except that this right to terminate the merger agreement is not available to a party where the failure to obtain Cobalt stockholder approval was caused by the party's action or failure to act and such action or failure to act constitutes a breach by the party of the merger agreement;

     - by Cobalt, upon a breach of any representation, warranty, covenant or agreement on the part of Sun in the merger agreement, or if any of Sun's representations or warranties are or become untrue so that the corresponding condition to completion of the merger would not be met. However, if the breach or inaccuracy is curable by Sun through the exercise of its commercially reasonable efforts, and Sun continues to exercise such commercially reasonable efforts, Cobalt may not terminate the merger agreement for 30 days after delivery of written notice from Cobalt to Sun of the breach. If the breach is cured during those 30 days, or if

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

       Cobalt shall otherwise be in material breach of the merger agreement, Cobalt may not exercise this termination right;

     - by Sun, upon a breach of any representation, warranty, covenant or agreement on the part of Cobalt set forth in the merger agreement, or if any of Cobalt's representations or warranties are or become untrue so that the corresponding condition to completion of the merger would not be met. However, if the breach or inaccuracy is curable by Cobalt through the exercise of its commercially reasonable efforts, and Cobalt continues to exercise such commercially reasonable efforts, Sun may not terminate the merger agreement for 30 days after delivery of written notice from Sun to Cobalt of the breach. If the breach is cured during those 30 days, or if Sun shall otherwise be in material breach of the merger agreement, Sun may not exercise this termination right;

     - by Sun, if a Triggering Event shall have occurred;

     - by Cobalt, if there is a material adverse effect on Sun that cannot be cured by Sun; or

     - by Sun, if there is a material adverse effect on Cobalt that cannot be cured by Cobalt.

     Under the terms of the merger agreement, a TRIGGERING EVENT is deemed to have occurred if:

     - Cobalt's board of directors withdraws or amends or modifies in a manner adverse to Sun its unanimous recommendation in favor of the adoption and approval of the merger agreement or the approval of the merger;

     - Cobalt fails to include in this document the unanimous recommendation of Cobalt's board of directors in favor of the adoption and approval of the merger agreement and the approval of the merger;

     - Cobalt's board of directors fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the merger agreement and approval of the merger within ten business days after Sun requests in writing that such recommendation be reaffirmed at any time following the announcement of an Acquisition Proposal;

     - Cobalt's board of directors approves or recommends any Acquisition Proposal;

     - Cobalt enters into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal;

     - Cobalt breaches the non-solicitation provisions of the merger agreement;
       or

     - a tender or exchange offer relating to not less than 15% of the securities of Cobalt is commenced by a person unaffiliated with Sun, and Cobalt does not send to its securityholders within 10 business days after such tender or exchange offer is first commenced, a statement disclosing that Cobalt recommends rejection of such tender or exchange offer.

     PAYMENT OF TERMINATION FEE

     If the merger agreement is terminated by Sun because of the occurrence of a Triggering Event, under the terms of the merger agreement, Cobalt must pay Sun a termination fee of $59 million within one business day after demand by Sun.

     Further, under the terms of the merger agreement, Cobalt must pay to Sun, within one business day after demand by Sun, a termination fee of $59 million if the merger agreement is terminated by

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

Sun or Cobalt because the merger is not consummated by March 16, 2001 or because Cobalt's stockholders do not approve the merger agreement and the merger, and any of the following occur:

     - after September 18, 2000 and prior to the termination of the merger agreement, a third party has announced an Acquisition Proposal and within 12 months following the termination of the merger agreement a Company Acquisition is consummated;

     - after September 18, 2000 and prior to the termination of the merger agreement, a third party has announced an Acquisition Proposal and within 12 months following the termination of the merger agreement Cobalt enters into an agreement or letter of intent providing for a Company Acquisition; or

     - after September 18, 2000 and prior to the termination of the merger agreement, a third party has announced an Acquisition Proposal and within 12 months following the termination of the merger agreement a third party commences a tender or exchange offer for a Company Acquisition and thereafter such Company Acquisition is consummated.

     Under the terms of the merger agreement, a COMPANY ACQUISITION is any of the following:

     - a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Cobalt pursuant to which the stockholders of Cobalt immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction;

     - a sale or other disposition by Cobalt of assets representing in excess of 50% of the aggregate fair market value of Cobalt's business immediately prior to such sale; or

     - the acquisition by any person or group, including by way of a tender offer or an exchange offer or issuance by Cobalt, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Cobalt.

     EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

     Sun and Cobalt may amend the merger agreement before completion of the merger by mutual written consent.

     Either Sun or Cobalt may extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

     DEFINITION OF MATERIAL ADVERSE EFFECT

     Under the terms of the merger agreement, a MATERIAL ADVERSE EFFECT on either Sun or Cobalt is defined to mean any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its subsidiaries taken as a whole. However, under the terms of the merger agreement, none of the following, alone or in combination, will be deemed to constitute,

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

nor will any of the following be taken into account in determining whether there has been or will be a material adverse effect on any entity:

     - any change in such entity's stock price or trading volume in and of itself;

     - any change, event, violation, inaccuracy, circumstance or effect that such entity successfully bears the burden of proving results from changes affecting any of the industries in which such entity operates generally or the United States economy generally (which changes in each case do not disproportionately affect such entity); or

     - any change, event, violation, inaccuracy, circumstance or effect resulting from the disruption or loss of existing or prospective customer, distributor or supplier relationships that such entity successfully bears the burden of proving results from the public announcement or pendency of the transactions contemplated by the merger agreement.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material U.S. federal income tax consequences of the merger to Cobalt stockholders. This discussion is based on existing provisions of the Internal Revenue Code, existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Sun, Cobalt or Cobalt stockholders as described herein.

     We do not discuss all U.S. federal income tax considerations that may be relevant to you in light of your particular circumstances. Factors that could alter the tax consequences of the merger to you include:

     - whether you are a dealer in securities;

     - whether you are subject to the alternative minimum tax provisions of the Internal Revenue Code;

     - whether you are a non-U.S. person or entity;

     - whether you are a financial institution or insurance company;

     - whether you do not hold your Cobalt shares as capital assets;

     - whether you acquired your shares in connection with stock option or stock purchase plans or in other compensatory transactions;

     - whether you hold Cobalt common stock as part of an integrated investment, including a "straddle," comprised of shares of Cobalt common stock and one or more other positions; or


     - whether you hold Cobalt common stock subject to the constructive sale provisions of Section 1259 of the Internal Revenue Code.


     In addition, we do not discuss the tax consequences of the merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger, whether or not any such transactions are undertaken in connection with the merger, including without limitation any transaction in which Cobalt shares are acquired or shares of Sun common stock are disposed of, or the tax consequences to holders of options, warrants or similar rights to acquire Cobalt common stock. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF THE MERGER.

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     Completion of the merger is conditioned upon receipt by Sun and Cobalt of opinions from their respective counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Brobeck, Phleger & Harrison LLP, that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In the event that this opinion requirement is waived as a result of a material change in the tax consequences of the merger from those expressed in this tax consequences section, a revised tax consequences section will be prepared and distributed to Cobalt stockholders as part of a revised proxy statement-prospectus in connection with resoliciting stockholder approval for the merger.

     The tax opinions will be rendered on the basis of facts, representations and assumptions set forth or referred to in such opinions. In rendering these tax opinions, counsel will require and will rely upon factual representations contained in certificates of officers of Sun and Cobalt. These tax opinions will also be based upon the Internal Revenue Code, existing treasury regulations, and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect.

     With respect to Cobalt stockholders who hold their Cobalt common stock as a capital asset, qualification of the merger as a reorganization within the meaning of Section 368 of the Internal Revenue Code will result in the following federal income tax consequences:

     - you will not recognize any gain or loss upon your receipt of Sun common stock in the merger, except on cash received for a fractional share of Sun common stock;

     - the aggregate tax basis of the Sun common stock received by you in the merger, including any fractional share of Sun common stock not actually received, will be the same as the aggregate tax basis of the Cobalt common stock surrendered in exchange therefor;

     - the holding period of the Sun common stock received by you in the merger will include the period for which the Cobalt common stock surrendered in exchange therefor was considered to be held;

     - cash payments received by you for a fractional share of Sun common stock will be treated as if such fractional share had been issued in the merger and then redeemed by Sun. You will recognize gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the basis in such fractional share; and

     - Sun, Azure and Cobalt will not recognize gain or loss solely as a result of the merger.

     Even if the merger qualifies as a reorganization, you could recognize gain to the extent that shares of Sun common stock are considered to be received in exchange for services or property, other than solely for Cobalt common stock. All or a portion of such gain may be taxable as ordinary income. Gain may also have to be recognized to the extent that you are treated as receiving, directly or indirectly, consideration other than Sun common stock in exchange for your Cobalt common stock.

     Neither Sun nor Cobalt will request a ruling from the Internal Revenue Service in connection with the merger. The tax opinions do not bind the Internal Revenue Service and do not prevent the Internal Revenue Service from successfully asserting a contrary opinion.

     If the Internal Revenue Service successfully challenges the status of the merger as a reorganization, you would recognize taxable gain or loss with respect to each share of Cobalt common stock surrendered equal to the difference between your basis in such share and the fair market value, as of the completion of the merger, of the Sun common stock received in exchange therefor. In such event, your aggregate basis in the Sun common stock so received would equal its fair market value as

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

of the effective time of the merger, and your holding period for such stock would begin the day after the merger.

ACCOUNTING TREATMENT OF THE MERGER

     Sun intends to account for the merger using the "purchase" method.

REGULATORY FILINGS AND APPROVALS REQUIRED TO COMPLETE THE MERGER


     The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, under which a transaction cannot be completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the waiting periods expire or are terminated. We have made the required filings with the Department of Justice and Federal Trade Commission, and will not be permitted to complete the merger until the applicable waiting periods have expired or been terminated. In addition, the merger may be subject to various foreign antitrust laws, some of which may require us to make filings with foreign antitrust authorities.



     The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest. Other persons could also take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, whether or not the applicable waiting period has expired or been terminated, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.


     Neither Sun nor Cobalt is aware of any other material governmental or regulatory approval required for completion of the merger, other than compliance with applicable corporate law of Delaware.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF COBALT AND SUN

     The shares of Sun common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of Sun common stock issued to any person who is deemed to be an "affiliate" of either Sun or Cobalt. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either of us and may include some of our officers and directors, as well as our principal stockholders. Affiliates may not sell their shares of Sun common stock acquired in connection with the merger except pursuant to:

     - an effective registration statement under the Securities Act covering the resale of those shares;

     - an exemption under paragraph (d) of Rule 145 under the Securities Act; or

     - any other applicable exemption under the Securities Act.

     Sun's registration statement on Form S-4, of which this document forms a part, does not cover the resale of shares of Sun common stock to be received by our affiliates in the merger.

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LISTING ON THE NASDAQ STOCK MARKET OF SUN COMMON STOCK TO BE ISSUED IN THE
MERGER

     Sun has agreed to use its commercially reasonable best efforts to cause the shares of Sun common stock to be issued in the merger to be approved for listing on The Nasdaq Stock Market before the completion of the merger, subject to official notice of issuance.

DELISTING AND DEREGISTRATION OF COBALT COMMON STOCK AFTER THE MERGER


     When the merger is completed, Cobalt common stock will be delisted from the Nasdaq National Market and will be deregistered under the Exchange Act.


DISSENTERS' AND APPRAISAL RIGHTS


     You are not entitled to exercise dissenters' or appraisal rights in connection with the merger or to demand payment for your shares under Section 262 of the Delaware General Corporation Law.


OTHER MATERIAL AGREEMENTS RELATING TO THE MERGER

     THE STOCK OPTION AGREEMENT

     A description of certain terms of the stock option agreement between Sun and Cobalt follows. The full text is attached to this document as Annex B. We encourage you to read the entire stock option agreement.

     The stock option agreement grants Sun the option to acquire up to a number of shares of Cobalt common stock that represent 19.9% of the issued and outstanding Cobalt common stock, as of the first date, if any, upon which the option is exercisable. The exercise price of the option is $57.63 per share of Cobalt common stock, payable in cash. The number of shares issuable upon exercise of the option and the exercise price of the option are subject to adjustment to prevent dilution. Based on the number of shares of Cobalt common stock outstanding on September 18, 2000, the date that Sun and Cobalt entered into the stock option agreement, the option would be exercisable for approximately 6,036,386 shares of Cobalt common stock. Sun required Cobalt to enter into the stock option agreement as a condition to entering into the merger agreement.

     The option is intended to increase the likelihood that the merger will be completed. While the stock option agreement is in effect, it may discourage persons who might be interested in acquiring all or a significant interest in Cobalt or its assets before completion of the merger.

     Exercise Event. Sun may exercise the option, in whole or part, at any time or from time to time, upon the occurrence of any of the following events:

     - the termination of the merger agreement by Sun because of the occurrence of a Triggering Event;

     - if either Sun or Cobalt terminates the merger agreement because (1) the merger is not consummated by March 16, 2001 or (2) the stockholders of Cobalt fail to approve and adopt the merger agreement and approve the merger and:

        -- the consummation of a Company Acquisition that occurs within 12 months after the termination of the merger agreement if a third party announced an Acquisition Proposal after September 18, 2000 and prior to the termination of the merger agreement;

        -- Cobalt's entering into an agreement or letter of intent providing for a Company Acquisition within 12 months after the termination of the merger agreement if a third

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

           party announced an Acquisition Proposal after September 18, 2000 and prior to the termination of the merger agreement; or

        -- the consummation of a Company Acquisition that occurs within 12 months after the termination of the merger agreement if a third party commenced a tender or exchange offer for a Company Acquisition after September 18, 2000 and prior to the termination of the merger agreement.

     Termination. The option will terminate and not become exercisable upon the earliest of any of the following:

     - completion of the merger;

     - 12 months after termination of the merger agreement based on a failure of the merger to be consummated by March 16, 2001 or the failure to obtain the required approval of Cobalt stockholders if no event causing the termination fee to become payable has occurred;

     - 12 months after termination of the merger agreement based on the occurrence of a Triggering Event;

     - if the merger agreement is terminated based on a failure of the merger to be completed by March 16, 2001 or the failure to obtain the required approval of Cobalt stockholders and an event causing the termination fee to become payable has occurred, 12 months after payment of the termination fee; or

     - the date on which the merger agreement is terminated if neither a Triggering Event nor the announcement of an Acquisition Proposal by a third party has occurred on or prior to the date of such termination.

     Repurchase at the Option of Sun. During the period when the option is exercisable, Sun may require Cobalt to repurchase from Sun the unexercised portion of the option and all the shares of Cobalt stock purchased by Sun pursuant to the option that Sun then owns.

     Economic Benefit to Sun is Limited. The stock option agreement limits the cash payment, including the amount, if any, paid to Sun as a termination fee under the merger agreement, which may be received by Sun pursuant to the exercise of its put right, to $79 million plus the amount paid by Sun to exercise the option minus any amount paid by Cobalt to Sun as a termination fee.

     Registration Rights. The stock option agreement grants certain registration rights to Sun with respect to the shares of Cobalt stock represented by the option. These include the right to make up to three demands that Cobalt register with the Securities and Exchange Commission all or part of such shares of Cobalt stock. In addition, the stock option agreement grants Sun the right to register all or part of such shares if Cobalt otherwise effects a registration for its own account.

     VOTING AGREEMENTS

     As a condition to Sun's entering into the merger agreement, all of the directors, some of the executive officers and certain Cobalt stockholders entered into voting agreements with Sun. By entering into the voting agreements, these Cobalt stockholders have irrevocably appointed Sun as their lawful attorney and proxy. These proxies give Sun the limited right to vote the shares of Cobalt common stock beneficially owned by these Cobalt stockholders, including shares of Cobalt common stock acquired after the date of the voting agreements, in favor of the adoption and approval of the merger agreement, in favor of approval of the merger and in favor of each other action contemplated by the merger agreement and proxy and any action required in furtherance of the merger agreement

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and proxy. These proxies also give Sun the limited right to vote the shares of
Cobalt common stock beneficially owned by these Cobalt stockholders against any proposal made in opposition to, or in competition with, completion of the merger. These Cobalt stockholders may vote their shares of Cobalt common stock on all other matters.


     As of the record date for the special meeting at which the merger agreement and the merger will be presented and voted upon, these directors, executive officers and stockholders collectively beneficially owned an aggregate of approximately 3,246,432 shares of Cobalt common stock which represented approximately 10.7% of the outstanding Cobalt common stock, excluding unexercised options to purchase Cobalt common stock. None of the Cobalt stockholders who are parties to the voting agreements were paid additional consideration in connection with the agreements.


     Pursuant to these voting agreements, and except as otherwise waived by Sun, the directors, executive officers and stockholders who entered into voting agreements with Sun also agreed not to sell the Cobalt common stock and options owned, controlled or acquired, either directly or indirectly, by that person until the earlier of the termination of the merger agreement or the completion of the merger, unless each person to which any shares or any interest in any shares is transferred agrees to be bound by the terms and provisions of the voting agreement and delivers a proxy to Sun.

     These voting agreements will terminate upon the earlier to occur of the termination of the merger agreement and the completion of the merger. The form of voting agreement is attached to this document as Annex C, and you are urged to read it in its entirety.

     COBALT AFFILIATE AGREEMENTS

     As a condition to Sun's entering into the merger agreement, each member of the Cobalt board of directors and some officers of Cobalt entered into affiliate agreements with Sun. Under the terms of the affiliate agreements, Sun will be entitled to place appropriate legends on the certificates evidencing any Sun common stock to be received by these persons and to issue stop transfer instructions to the transfer agent for the Sun common stock. Additionally, these persons have acknowledged the resale restrictions imposed by Rule 145 under the Securities Act on shares of Sun common stock to be received by them in the merger.

     NON-COMPETITION AGREEMENTS

     As a condition to Sun's entering into the merger agreement, two employees of Cobalt, Stephen DeWitt, Cobalt's Chief Executive Officer, President and a director, and Vivek Mehra, Cobalt's Chief Technology Officer and Vice President, Products, entered into non-competition agreements with Sun. Under the terms of the non-competition agreements, these employees agreed not to directly or indirectly engage in a business that competes with Sun or Cobalt in certain geographic areas or encourage any other employee to terminate his or her employment with Sun or Cobalt. The employees are also prohibited from having greater than a 1% ownership interest in any entity that competes with Sun. The provisions of the non-competition agreement are effective for twenty-four months after the completion of the merger.

     SEVERANCE AND ACCELERATION WAIVERS

     As a condition to Sun's entering into the merger agreement, certain employees of Cobalt have executed severance and acceleration waivers. Under the terms of these severance and acceleration waivers, these employees agreed to waive certain provisions of their employment agreements that relate to severance payments, including acceleration of the vesting of their options, resulting from the constructive or voluntary termination or termination for cause of their employment with Cobalt.

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Additionally, the employees agreed to waive provisions of their employment agreements entitling them to acceleration of the vesting of their options, or other equity or cash-based payments, upon a change in control of Cobalt.

OPERATIONS AFTER THE MERGER


     Following the merger, Cobalt will continue its operations as a wholly-owned subsidiary of Sun for some period of time. The membership of Sun's board of directors will remain unchanged as a result of the merger. The stockholders of Cobalt will become stockholders of Sun, and their rights as stockholders will be governed by the Sun Restated Certificate of Incorporation, as currently in effect, the Sun Bylaws and the laws of the State of Delaware. See the section entitled "Comparison of Rights of Holders of Cobalt Common Stock and Sun Common Stock" beginning on page 97 of this document.


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                            INFORMATION ABOUT COBALT

BUSINESS

     OVERVIEW

     Cobalt provides server appliances, which are a new category of network infrastructure devices that combine hardware and software to deliver one or more network-based applications. Server appliances differ from general purpose servers, which are designed to support a broad range of applications and are not designed specifically to perform any particular function. Cobalt's server appliances enable organizations that could not previously establish an online presence to do so easily, cost-effectively and reliably. As the number of Internet users and businesses online increases, Cobalt believes the demand for server appliances will continue to grow.

     Cobalt's principal product lines, the Cobalt Qube and Cobalt RaQ, enable Cobalt's customers to perform critical Internet-related applications including file serving, web hosting and providing software applications over the Internet, such as electronic mail and electronic commerce. Cobalt also offers network-attached storage products, which provide overflow file storage for network users, and network caching products, which enable more efficient bandwidth usage and improve speed of Internet content delivery. Cobalt's products are designed to enable Linux, an open source operating system for which the source code is available at little or no cost, to work well with software applications and hardware components delivered pre-configured in Cobalt's products. These software applications include applications for web-based communications developed by Cobalt and by the open source software developer community, as well as proprietary third party applications. Cobalt's use of the Linux operating system enables it to leverage the rapid application development cycles of the open source software community to reduce the time to market for its new and innovative products.

     As of June 30, 2000, Cobalt had sold over 40,000 server appliances to more than 3,700 end user customers in more than 75 countries. Cobalt markets and sells its products globally through its direct sales force and its channel partners. Cobalt's target customers are small- to medium-sized organizations, including businesses, educational and government entities and branch offices of large organizations. Cobalt also targets web hosting and application service providers that offer outsourced Internet services to these end users.

     Cobalt's objective is to become the leading global provider in the emerging market for server appliances. Cobalt intends to increase market acceptance of server appliances through a focus on providing solutions with a compelling value proposition to targeted market segments. Cobalt intends to continue to encourage open source and third party software application developers to create and market software applications for its products through a comprehensive partnership program. Cobalt expects to continue to base its products on industry standard hardware components and the Linux operating system. By doing so, Cobalt intends to encourage its distributors, original equipment manufacturers and web hosting and application service providers to sell its products by enabling them to add value through modification of its solutions for specific customer needs. Furthermore, Cobalt intends to establish itself as the premier server appliance brand for its target customers and third party application developers.

     CORPORATE BACKGROUND

     Cobalt filed its articles of incorporation in California in October 1996 under the name Viavision Systems, Inc. Cobalt changed its name to Cobalt Microserver, Inc. in March 1997 and to Cobalt Networks, Inc. in June 1998. Cobalt reincorporated in Delaware in October 1999. Cobalt's principal

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executive offices are located at 555 Ellis Street, Mountain View, California
94043. Cobalt's telephone number is (650) 623-2500.

     INDUSTRY BACKGROUND

     The emergence of the internet as the backbone of electronic commerce and content delivery has created the opportunity for small- to medium-sized organizations to significantly expand their market reach. The Internet enables these organizations to benefit from powerful information technology previously beyond their economic and technical resources. In order to create an online presence, these organizations can purchase and deploy their own network infrastructure or rely upon outsourced infrastructure deployed by web hosting and application service providers that offer services such as electronic mail and electronic commerce.

     Traditionally, creating an online presence required the deployment of general purpose servers and complex network technologies. General purpose servers are designed to perform a large variety of functions including providing database, electronic mail, network management, file management and application services. However, the high cost of ownership and the complexity of general purpose servers often discourage their adoption by small- and medium-sized organizations, due to limited budgets and scarce and costly technology skills. The high cost and complexity also create challenges for web hosting and application service providers that seek to profitably differentiate themselves in an intensely competitive and price sensitive market by offering high value added services to small- to medium-sized organizations.

     Server appliances have been developed to address the challenges faced by small- to medium-sized organizations and web hosting and application service providers in deploying their internet infrastructures. Because server appliances are explicitly designed and customized to provide one or a few dedicated applications, they can:

     - be easy to install, use and administer;

     - be easy to integrate with other infrastructure components;

     - have a low acquisition price and low total cost of ownership; and

     - deliver robust and scalable performance on an ongoing basis.

     These benefits enable small- to medium-sized organizations to rapidly and cost-effectively establish an online presence through the use of server appliances. These benefits also enable larger organizations to easily complement their existing general purpose servers by deploying application specific server appliances and thereby reduce conflicting capacity demands on their general purpose servers. In addition, these benefits allow web hosting and application service providers to increase profitability by offering value added services. In situations that may require the dedication of a single server to a single customer to provide customized services, server appliances enable these providers to avoid the high cost and complexity of a general purpose server.

     Server appliances can be developed either with proprietary or open source operating systems, such as Linux. Proprietary operating systems are owned and protected by a single vendor. A single vendor's limited engineering staff may be the only developers with access to the source code needed to create other software applications. As a result, the owner of the proprietary operating system is the primary developer of new applications. Other developers may be required to satisfy lengthy qualification procedures and pay license fees for access to the elements of source code needed to create compatible applications. These access limitations and fees result in slower development cycles and higher end user costs of proprietary operating systems than can be achieved using open source

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software. Open source software uses publicly available source code that can be copied, modified and distributed by any software developer with very few restrictions. Unlike proprietary, or closed, software products, open source software is developed by a community of independent developers who permit others to access their improvements and modifications freely. Open source software, such as Apache web server, Perl and Sendmail, is gaining increasing acceptance, particularly among web hosting and application service providers. Open source software may provide the following benefits to server appliances:

     - Better application integration and higher reliability: because the source code is open, server appliance vendors may have a better understanding of the interaction of all system components, which allows them to more thoroughly coordinate their applications with the operating system and improve system stability.

     - Lower cost base: open source operating systems and software are available at no cost and therefore can be incorporated in a system without the need for royalty payments or significant internal research and development costs.

     - Shorter development cycles: the collaborative nature of the worldwide developer base for open source software enables server appliance vendors to improve their products more quickly than they can improve products based on proprietary operating systems.

     Dataquest, an industry research firm, expects the server appliance market to grow from $2.2 billion in 1999 to approximately $15.8 billion in 2003, representing a 64% compound annual growth rate. Dataquest also expects that approximately $2.0 billion of this $15.8 billion market opportunity will be revenue that server appliances will cannibalize from the market opportunity for traditional servers. Dataquest believes that server appliances based on open source operating systems, including Linux, will be a significant market segment. Dataquest expects the Linux-based server appliance market to grow at approximately 72% a year between 1999 and 2003 and represent approximately 24% of the total server appliance market, or $3.8 billion, in 2003. The web hosting and application service provider market represents an important part of the overall server appliance market opportunity. Forrester Research estimates that internet hosting revenues will increase from approximately $2.0 billion in 1999 to approximately $14.6 billion by 2003.

     In response to the growth and opportunities in the server appliance market, several server appliance vendors have emerged. However, many of the server appliances available today do not deliver fully on the promise of the benefits of server appliances. Some of these server appliances use closed, proprietary architectures that restrict users' abilities to integrate them with other applications and services. In order to achieve ease of use and low cost, others offer systems that are not easily scalable or offer insufficient power to adequately perform the functions for which they were designed. In addition, server appliances offered by more established server vendors are typically scaled down versions of their general purpose servers that fail to achieve an optimal mix of low cost, ease of use, scalability, openness and performance. Finally, some general purpose server vendors have long-standing relationships with third party operating system and application vendors that may limit their ability to aggressively pursue the opportunity for open source server appliances.

     THE COBALT SOLUTION

     Cobalt provides server appliances that deliver network-based applications in a flexible and reliable manner that is simpler and more cost-effective than other current solutions. Cobalt's server appliances include a tailored version of the Red Hat Linux operating system that Cobalt has customized to more effectively perform the particular applications for which its products are designed. Cobalt's server appliances also include web-based communications applications that have been

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developed by it and the open source software developer community, and industry-standard hardware components. Cobalt believes that it is well positioned to become the leading provider of server appliance solutions for small- to medium-sized organizations and web hosting and application service providers by offering the following advantages:

     Complete, integrated solutions

     Cobalt's products provide its customers with complete solutions that do not require additional hardware or software to cost-effectively deliver the specific applications for which the product is designed. Cobalt's use of open source software and industry standard hardware enables it to fully understand the interaction of all components of the system and design an efficient and reliable solution. In addition, Cobalt's products provide significant advantages over other servers based on open source operating systems that are not customized to fully integrate the applications and operating system to perform a specific function. The integrated design of Cobalt's software applications, operating system and hardware results in a more reliable and stable product that is less likely to cause disruptions in network services. This integration also enhances the security of Cobalt's solutions and enables it to design the hardware in a cost-effective manner.

     Ease of installation and use

     Cobalt's products are pre-configured and include a simple set up procedure designed to require less than 15 minutes for deployment by a non-technical person. In addition, Cobalt's products are easy to use, can be administered from any internet-accessible location and require minimal space and power. Cobalt's web-based user interface shields the user from technical complexities and minimizes the need for trained information technology staff.

     Low cost of ownership

     Cobalt designs its server appliances to deliver robust performance at an installed cost that is less than the published list prices of general purpose servers equipped to perform the same functions. Cobalt can sell its products at lower prices because its operating systems are based on royalty-free open source software, and Cobalt avoids the use of unnecessary hardware components by designing its products to perform a specific function. Cobalt's products require limited skills and time to deploy and do not require a network shutdown to install or add additional appliances. In addition, the software tools included in Cobalt's products minimize ongoing system management and support efforts that would otherwise be provided by trained information technology staff, thus greatly reducing the appliances' lifetime cost of ownership.

     Building blocks for future growth

     As the amount of data traffic handled by a Cobalt server appliance increases, additional units can be added to increase capacity at little incremental expense beyond the cost of the units themselves. The ability to easily add additional server appliances provides an evolution path that enables customers to develop their network services and related architecture according to their needs without a high up-front investment. Cobalt's low cost server appliances are designed to be building blocks for scalable solutions.

     To assist customers in managing vast installations of Cobalt's server appliances, Cobalt has developed a software tool to enable its Cobalt RaQ products to interoperate in a fully scalable fashion. This software tool, the Cobalt Management Console, is specifically designed to allow system

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administrators to monitor and perform management tasks on large installations of
Cobalt RaQ server appliances from a single management console.

     Stable, open source development environment

     Cobalt's products use a version of the Red Hat Linux operating system, an open source operating system that undergoes a continuous cycle of enhancement by a global community of open source developers. Cobalt customizes Red Hat Linux for its server appliances by eliminating large portions of general purpose source code that is unnecessary for a dedicated server appliance and tailoring the remaining source code to work effectively with its dedicated hardware. Cobalt's open source operating system is designed to work with its hardware components to provide a reliable and stable environment upon which Cobalt and third party developers can develop applications with a rapid time to market. In addition, because Cobalt's source code is royalty free and open, Cobalt believes its products will attract a large community of third party application developers. Cobalt enjoys the benefits of its customized operating system exclusively for a short period of time, then publishes its customizations for further enhancement by the open source development community.

     Cross platform compatibility

     Cobalt's products employ an internet standards-based architecture that enables them to function with other networked computers that operate on a variety of operating systems, including Windows NT and UNIX. By being cross platform compatible, Cobalt's products enable its customers to realize the benefits of its products as part of their existing network infrastructure.

     THE COBALT STRATEGY

     Cobalt's objective is to become the leading global provider in the emerging market for flexible, low cost server appliance products. To accomplish Cobalt's objective, the key elements of Cobalt's strategy include:

     Increase market acceptance of server appliances

     Cobalt intends to increase market acceptance of server appliances through a focus on providing solutions with a compelling value proposition to targeted markets. Cobalt intends to continue to offer products that complement general purpose servers by removing one or more specific, resource intensive functions from a network's general purpose server to improve network performance and stability. Cobalt's approach to increase market acceptance of server appliances is to:

     - Add new applications. Cobalt intends to continue to deliver high value results with application specific products. Cobalt's current proprietary applications include solutions for web hosting, electronic mail, web publishing, electronic commerce, file management, network services, cache, security, clustering, and active server pages. Cobalt intends to leverage this experience to expand the scope of its software applications to address other specific needs of its target customers. In addition Cobalt will continue to integrate third-party applications into its products.

     - Simplify management. Cobalt intends to further enhance the ease of use and reliability of its products. For example, Cobalt has developed a management tool that enables outsourced hosting and application service providers to manage, troubleshoot and monitor a number of server appliances from a single console.

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     - Add new hardware designs. Cobalt intends to continue to develop hardware designs that address its customers' specific needs. Cobalt expects to continue to rapidly introduce innovative, new products with enhanced functionality that incorporates customer feedback and demands.

     - Continue to offer low prices. Cobalt expects to continue to offer its server applications at low cost by using readily available standard hardware components and leveraging a royalty-free Linux-based operating system. Cobalt believes its use of an open source operating system will provide its products with an advantage relative to server appliances based on proprietary operating systems, where substantial license fees are a cost passed through to the consumer.

     - Enable partners to add value. Cobalt intends to continue to design its products with its open source operating system and application interfaces to allow channel partners to add value through software applications that they sell with its products. This design strategy will also enable web hosting and application service providers to provide value added services.

     Attract and support application developers

     Ensuring the existence of a complete set of software applications is a vital requirement for offering integrated solutions and driving the success of Cobalt's server appliances. Cobalt intends to actively promote third-party development of software applications for its products through a comprehensive partnership program with independent, open source software developers. Cobalt believes that its use of the Linux operating system is a fundamental element of this program, since an open source operating system better enables developers to create optimized and reliable high value added applications. On the basis of its business development and engineering contacts with third party developers, Cobalt believes there are currently over 1,900 registered developers developing software for its product platforms. Cobalt intends to leverage its position in the Linux community in order to expand upon the base of third party developers for its products significantly by providing a high volume channel for their internet and electronic commerce applications. In order to encourage the continued growth of the Linux community, Cobalt will continue to give back to the community those elements of source code that Cobalt writes that are relevant to the Linux kernel, while still developing a proprietary base of intellectual property.

     Develop and leverage partnerships to enhance Cobalt's market reach

     Cobalt bases its products on industry standard hardware components and its open source operating system to encourage channel partners, original equipment manufacturers and web hosting and application service providers to add value by modifying its solutions to address specific needs of Cobalt's customers. Cobalt's leveraged distribution strategy includes:

     - Multi-tier sales channel. Cobalt believes that a highly leveraged sales channel is critical for effectively penetrating its target markets. Cobalt makes it attractive for its distribution, reseller and system integrator partners to resell its solutions by maximizing the opportunity for them to add value to its products. In order to effectively reach small- to medium-sized businesses, Cobalt intends to continue to enter into agreements with many of the world's leading distributors, resellers and system integrators. Cobalt also intends to continue to expand its sales channel globally, while strengthening its direct sales efforts in key geographies where use of the internet is growing most rapidly.

     - Web hosting and application service providers. Cobalt intends to promote the sale of its products by leveraging its relationships with outsourced, dedicated web hosting and application service providers. Cobalt believes its highly-focused approach to serving this market provides it

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       with an advantage over competitors. Through its direct sales model Cobalt has developed relationships with many of the prominent web hosting and application service providers that are competing effectively by offering higher revenue, value added application and hosting services. Cobalt expects to leverage its leadership in this market by assisting its customers to market to their customers.

     Establish a strong brand identity

     Cobalt intends to establish itself as the premier server appliance brand for its target customers and third party application developers. Cobalt intends to continue to create brand awareness with innovative, award winning products, progressive product styling and creative marketing. Cobalt believes that this distinctive brand identity is an important component of its efforts to increase market acceptance of server appliances, expand participation in its software development program and develop its reputation within a broad community of potential partners and customers. Cobalt intends to actively seek new opportunities to refine and extend its brand recognition.

     Provide focused server appliances for specific needs

     Cobalt intends to continue to develop and release products that meet specific customer needs while continuing to perform specified tasks reliably at a low price in comparison to both general purpose servers and other server appliances. For example, Cobalt's Cobalt Qube and Cobalt RaQ products are available with user interfaces in Japanese, French, German and Chinese, and Cobalt is developing several other language specific user interfaces. Cobalt's Cobalt RaQ products are designed specifically to minimize space usage, because more effective use of rack space in a service provider's facility can increase the number of customers that the service provider can host from a single facility. Cobalt's target customers are small- to medium-sized organizations, including small- to medium-sized businesses, educational and governmental entities and branch offices of large organizations. Cobalt also targets the web hosting and application service providers that offer outsourced internet services to these end users.

     PRODUCTS

     All of Cobalt's products are built on a common core software and hardware architecture that enables it to develop and market new products rapidly. Cobalt's products are based on the Linux operating system, an operating system known for its high reliability, performance, scalability, customizability and low memory requirements. Cobalt has customized the Red Hat Linux operating system to improve the performance and reliability of its products. Cobalt has invested in the development of proprietary technology for its products that includes core applications, software toolkits, management tools, system maintenance daemons and clustering technologies. Cobalt's products include bandwidth management technology embedded in the operating system for which Cobalt has filed for a patent.

     Cobalt also has an application developer program through which Cobalt encourages third-party software developers to create additional software applications for its products. Examples of those applications are electronic commerce engines, a medical imaging file server program and a cellular telephone voicemail server program. Cobalt believes that end users will benefit from its open source model by having many additional applications available to them. Cobalt provides the relevant portions of its source code to third party software developers to assist them in creating applications that are closely integrated with its products' operating systems, applications and hardware. Cobalt provides other assistance to application developers including telephone support, electronic mail bulletin boards

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and a web site. Cobalt believes that other third party applications for its products are currently in development.

     The following table reflects Cobalt's product lines:


                                  DATE OF FIRST        STARTING
        PRODUCT LINE             COMMERCIAL SALE      LIST PRICE                  FUNCTION
        ------------             ---------------      ----------                  --------
Cobalt Qube.................  March 1998                $  999     Small- to medium-sized organizations
                              (1st generation)                     can use these products for dedicated
                              January 1999                         functions such as electronic mail,
                              (2nd generation)                     file servers and print servers or to
                              October 2000                         provide internet access and web
                              (3rd generation)                     serving. Cobalt introduced a Japanese
                                                                   language user interface in May 1998,
                                                                   French and German language user
                                                                   interfaces in September 1999 and a
                                                                   Chinese language user interface in
                                                                   March 2000.
Cobalt RaQ..................  September 1998            $  799     Web hosting and application service
                              (1st generation)                     providers can use Cobalt's Cobalt RaQ
                              March 1999                           products for dedicated hosting
                              (2nd generation)                     services. The compact design of the
                              October 1999                         product is intended to facilitate its
                              (3rd generation)                     use in standard size networking
                                                                   facility racks.
                              July 2000                            Cobalt introduced a Japanese language
                              (4th generation)                     user interface for this product in
                                                                   December 1998.
Cobalt Cache................  July 1998                 $1,899     Customers can use Cobalt's Cobalt
                              (1st generation)                     CacheQube and CacheRaQ products to
                              April 1999                           provide faster web response time and
                              (2nd generation)                     eliminate redundant traffic travelling
                                                                   over wide area network links. These
                                                                   products are targeted at markets where
                                                                   bandwidth is at a premium and public
                                                                   communications networks are less
                                                                   developed.
Cobalt NAS..................  April 1999                $1,799     Customers can use the Cobalt NASRaQ to
                                                                   add storage to an existing network.
                                                                   For users of the network, the Cobalt
                                                                   NASRaQ appears to be another hard
                                                                   drive.
Cobalt Management Console...  October 1999              $1,999     In multiple Cobalt RaQ installations,
                                                                   several or as many as one hundred
                                                                   systems can be configured, monitored,
                                                                   and managed as a block or in subsets
                                                                   from a single operator station with
                                                                   the aid of the Cobalt Management
                                                                   Console.
StaQware....................  May 2000                  $  999     High availability cluster software.


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

                                  DATE OF FIRST        STARTING
        PRODUCT LINE             COMMERCIAL SALE      LIST PRICE                  FUNCTION
        ------------             ---------------      ----------                  --------
Chili!Soft Active Server
  Pages (ASP)...............  October 1997              $1,995     Software that enables dynamic content
                                                                   on a web site or web page to be
                                                                   updated constantly, utilizing multiple
                                                                   server platforms.

     TECHNOLOGY

     Cobalt has invested in developing proprietary technology for its products that includes its operating system, web-based communications applications, software toolkits, management tools, system maintenance daemons and clustering technologies.

     Operating System

     Cobalt's products are based on the Linux operating system, an operating system known for its high reliability, performance, scalability, customizability and low memory requirements. Cobalt recognizes the many benefits that an open source operating system, such as Linux, provides for the development of server appliances. Linux is open source software that is constantly being improved by a broad base of developers without requirements for royalty obligations to the developers. Cobalt can customize existing Linux operating system applications or adopt different versions of Linux without lengthy product transitions. Cobalt has free access to the entire Linux source code and has modified Red Hat's version of the Linux operating system to optimize it for use in its products.

     Web-based Communications Applications

     Cobalt's server appliances offer web-based communications applications such as web serving, domain name serving, file transfer protocol, electronic mail, discussion groups and web authoring. Cobalt provides integrated and optimized royalty-free industry standard software such as Apache, a web serving software, Perl, a scripting language for web site development, and Sendmail, an electronic mail program. Cobalt also provides its internally developed software for discussion groups and web page authoring as integrated features of its Cobalt Qube and Cobalt RaQ products. Cobalt is investing significant resources in deploying, testing and effectively integrating these diverse applications with consistent, user friendly interfaces.

     Software Toolkit

     Cobalt has developed and is continuing to enhance a proprietary software toolkit that provides a consistent interface between the applications and the operating system. Cobalt's software toolkit enables it to provide uniform browser-based user interfaces across all server functions and applications. Cobalt's custom software toolkit overcomes the complexity generally associated with setting up, managing, monitoring and using various complex network daemons and applications. Cobalt intends to continue to develop and improve interfaces to its software to assist third parties such as web hosting and application service providers and value added resellers to add software applications to its platform.

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     System Maintenance Daemons

     To improve reliability and reduce cost of ownership of its server appliances, Cobalt has developed a set of software daemons, which are software programs that continuously monitor the state of the various software and hardware functions on the server to permit troubleshooting. Cobalt's system maintenance daemons automatically inform the user of excessive server resource utilization and recommend corrective action. Cobalt's system maintenance daemons also attempt to fix any problems automatically that the software detects and proactively inform the user if an attempted solution was unsuccessful. The proactive problem resolution enhances the overall reliability of the server appliance while reducing management overhead. Cobalt's products also support industry standards including Simple Network Management Protocol.

     Clustering Technologies

     Cobalt's products incorporate its proprietary clustering technologies that distribute network usage across a number of server appliances for improved network performance. These technologies allow Cobalt's server appliances to be clustered without using expensive load balancing equipment. For example, these technologies enable a user to deploy additional Cobalt CacheRaQ units as needed to support increased network usage.

     Management Tools

     Cobalt has several management tools, such as its maintenance and restore toolkit, that assist the user to perform maintenance and administrative tasks on its server appliances. In addition, Cobalt has developed a web-based remote management tool for monitoring the status and configurations of a large number of its server appliances on a single network. In addition, this management software allows system administrators to provide software upgrades to multiple server appliances and configure multiple machines from a single management console in an easy-to-use and cost-effective manner.

     Active Server Page Technology

     This technology allows for the display of dynamic content on a web site or on a web page, such as stock quotes and other constantly changing information. In May 2000, Cobalt acquired Chili!Soft, Inc., provider of software solutions for platform-independent Active Server Pages (ASP), the standard for the rapid development and deployment of interactive Web applications.

     Security

     In August 2000, Cobalt acquired Progressive Systems, Inc., a privately held company that develops network firewall solutions and appliances. Cobalt intends to use Progressive Systems' firewall technology in its product lines.

     Embedded Processor Hardware Platform

     Cobalt enables its products to deliver high performance cost-effectively through its proprietary hardware and motherboards that leverage standard components including hard disk drives, memory and processors. Cobalt has eliminated unnecessary components, thus reducing cost and power consumption and increasing reliability. With the compact size of Cobalt's Cobalt RaQ products, Cobalt's service provider customers are able to achieve three to four times the server density of general purpose servers, a key advantage in the web hosting and application service provider market where rack space is at a premium.

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     CUSTOMERS

     As of June 30, 2000, Cobalt had sold over 40,000 of its server appliance products to more than 3,700 customers in over 75 countries. Cobalt's direct customers include regional and national web hosting and application service providers in the United States, in addition to Cobalt's channel partners. Cobalt's indirect customers are primarily composed of small- to medium- sized organizations and web hosting and application service providers. With respect to both Cobalt's direct and indirect sales, customers often buy for a single location, department or division, and then, based upon the initial success of the products, later expand their use of Cobalt's products into other parts of the organization. In 1999 and 1998, no single end user customer accounted for more than 10% of Cobalt's revenues. For the six months ended June 30, 2000, no single end user customer represented more than 10% of Cobalt's revenues. Indirect sales were 79% and 54% of Cobalt's net revenues in 1999 and 1998, respectively. For the six months ended June 30, 2000, indirect sales were 63% of Cobalt's net revenues. In 1999, sales to two of Cobalt's distributors, Nissho Electronics and Tech Data, accounted for 14% and 11% of Cobalt's net revenues, respectively. For the six months ended June 30, 2000, sales to distributors Nissho Electronics and Tech Data accounted for 12% and 10% of Cobalt's net revenues, respectively.

     SALES AND MARKETING

     Cobalt sells its products through its direct sales force and channel partners including distributors, resellers and system integrators. Historically Cobalt's direct sales efforts have focused on regional and national web hosting and application service providers in the United States. Cobalt intends to continue and expand its sales efforts to web hosting and application service providers. Cobalt also intends to pursue sales to the growing number of web hosting and application service providers outside of the United States. Cobalt has relied on original equipment manufacturers for only a limited number of sales, but Cobalt intends to explore opportunities to work with additional original equipment manufacturers in the future.

     Direct Sales

     The primary function of Cobalt's direct sales force is to generate demand for Cobalt's products that is fulfilled either directly or through channel partners. Cobalt encourages its direct sales staff to work with potential web hosting and application service provider customers regardless of whether the customer ultimately purchases Cobalt's product from it or one of its channel partners. Cobalt believes this model enables it to encourage proliferation of its products in this key customer group. Cobalt's direct sales force uses a team approach, which Cobalt believes enables it to achieve better control of the sales process and respond more rapidly to customer needs. Cobalt's direct sales force for North America is distributed throughout the United States. In 1999 and 1998, respectively, 21% and 46% of Cobalt's net revenues were from direct sales, substantially all of which were from the United States. For the six months ended June 30, 2000, 37% of Cobalt's net revenues were from direct sales.

     Cobalt opened sales offices in Japan, the United Kingdom and Germany in 1998 and in the Netherlands and France in 1999. In 1999 and 1998 respectively, 52% and 44% of Cobalt's net revenues were from outside the United States. For the six months ended June 30, 2000, 47% of Cobalt's net revenues were from outside the United States.

     Channel Partners

     As the server appliance market has matured, Cobalt has developed a multi-tier sales channel that is comprised of distributors, resellers and system integrators. Cobalt believes that as the market

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for server appliances matures, sales through channel partners will represent an increasing percentage of Cobalt's sales.

     Sales to Cobalt's channel partners represented 79% and 54% of its net revenues in 1999 and 1998, respectively. For the six months ended June 30, 2000, channel partners represented 63% of net revenues.

     In addition to delivering Cobalt's server appliances to small web hosting and application service providers and small- to medium-sized organizations, distributors enable it to more effectively pursue a number of vertical markets. Vertical markets and applications such as branch offices of large organizations, government, education and web-based direct resellers are targets of Cobalt's channel partners.

     Original Equipment Manufacturer Relationships

     Cobalt recently began to sell its products through original equipment manufacturer relationships. As part of these relationships, Cobalt designs and manufactures products that are customized to meet the end users' needs and which are branded and sold under that company's label. Cobalt has initiated several original equipment manufacturer relationships for its Cobalt Qube products. Cobalt plans to expand its selling efforts through original equipment manufacturer relationships and is currently evaluating opportunities, particularly with respect to sales of its Cobalt Qube products.

     In 1999, Cobalt established OEM relationships with several partners, including NTT DoCoMo and France Telecom.

     NTT DoCoMo sells a customized version of the Cobalt Qube as the server appliance technology branded by NTT DoCoMo for its wireless electronic mail system. This technology enables subscribers to access e-mail from network computer systems via handheld wireless telephone and personal digital assistant devices. Using the wireless technology, customers can establish low cost e-mail connections.

     France Telecom sells the Cobalt Qube to the French public schools to provide students with network services and internet access. The France Telecom branded version of the Cobalt Qube includes a specially developed collection of education-oriented software. Cobalt developed the education package for France Telecom in conjunction with third party software developers. France Telecom plans to install one or more Cobalt Qubes in public schools over the next several years. Cobalt believes the software technology Cobalt developed with France Telecom and third party developers could lead to additional business in the education market.

     Marketing Programs

     To support its growing sales organization and channel, Cobalt has devoted significant resources in the past year to building and launching a series of marketing campaigns. Cobalt's marketing efforts have included a number of programs, such as seminars, industry trade shows, mailings to resellers, analyst and press tours, print and online advertising, and public relations. Cobalt believes these marketing programs have resulted in better awareness of its Cobalt brand.

     Customer Advocacy and Support

     Cobalt believes that high quality customer service and support is critical to the successful marketing and sale of its products. Cobalt is developing a comprehensive service and support organization to manage customer accounts and expects to provide an increasing level of support as its products are deployed across a range of customers. Cobalt provides support for its products and

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services primarily from its Mountain View, California location and from an outsourced call center. Cobalt plans to establish additional service and support sites internationally commensurate with customer needs.

     Cobalt's products are designed to be deployed quickly and effectively by its customers and to require minimal support from Cobalt. Cobalt offers various levels of service and support programs to meet pre- and post-sale technical requirements. Cobalt's CobaltCare program offers extended warranties, advanced product replacement, telephone and electronic mail trouble shooting assistance and other support and services. Cobalt prices its CobaltCare variably depending on the level of support selected by the customer. Cobalt also offers a variety of services specifically tailored for web hosting and application service providers and resellers that provide immediate access to the latest support information, white papers and answers to frequently asked questions.

     MANUFACTURING

     Cobalt uses contract vendors to manufacture its products, and they perform tasks that include material procurement, assembly, test, packaging, warehousing and shipment. Utilizing a contract manufacturer enables Cobalt to reduce investment in manufacturing capital and inventory warehousing costs. Cobalt's internal manufacturing expertise is primarily focused on product testability, manufacturability and the transfer of products from development to manufacturing. However, Cobalt also manages the evaluation and selection of key components.

     Since August 1999, Surface Mount Technology Centre (SMTC) has been Cobalt's primary contract manufacturer. Cobalt's agreement with SMTC requires Cobalt to submit a six month rolling forecast the first month of which is binding. In any given month Cobalt has the ability to double its forecast and require SMTC to fill those orders. However, if Cobalt inaccurately forecasts demand for its products, SMTC may be unable to provide Cobalt with adequate manufacturing capacity. Purchase prices will fluctuate based on changes in component prices throughout the one-year contract period. SMTC provides warranties on workmanship and pass-through warranties on component parts.

     SMTC purchases most of the key components used to manufacture Cobalt's products. Some of these key components, such as sheet metal parts and chassis, are obtained directly from sole sources. Other industry standard components, such as Cobalt's processors and power supplies, are obtained from sole or limited sources. SMTC may not be able to obtain adequate supplies of components to meet Cobalt's customers' delivery requirements. Alternatively, SMTC may accumulate excess inventories for Cobalt's account.

     Prior to August 1999, Cobalt's primary contract manufacturer was an electronics component supply chain company that procured materials and subcontracted the assembly, test, packaging and shipment of Cobalt's products to a subcontract manufacturer. This contract manufacturer experienced difficulty in obtaining selected components and coordinating with the subcontract manufacturer for the manufacture of Cobalt's products in the quarter ended July 2, 1999. Cobalt resolved this difficulty in the quarter ended July 2, 1999 by internally managing procurement of some of its key components and qualifying and commencing production of its products with a second manufacturing partner, Flash Electronics, in May 1999. Cobalt subsequently switched to SMTC Manufacturing as its primary contract manufacturer in August 1999.

     As Cobalt's needs and the needs of its customers continue to evolve, Cobalt plans to reassess its manufacturing requirements periodically and effect changes as necessary.

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     RESEARCH AND DEVELOPMENT

     For the six months ended June 30, 2000, Cobalt's research and development expenses were $4.0 million. Cobalt's research and development expenses were $6.0 million in 1999, up from $3.5 million in 1998 and $1.1 million in 1997. Cobalt believes that its research and development efforts are essential to its ability to deliver innovative products that address the needs of the market and help evolve the capabilities of server appliances. As of September 30, 2000, Cobalt's 83 person research and development staff included personnel with expertise in several key areas, including software-related development, hardware-related activities, and other research and development activities.

     Cobalt recognizes the need to integrate new and enhanced technologies into its products and to continue to extend the open architecture of its products' Linux operating system. In addition to the development of proprietary core technologies, Cobalt plans to continue partnerships with other leading providers of Linux technologies, products and services to jointly develop architectures and industry standards.

     COMPETITION

     Cobalt competes in markets that are new, intensely competitive, highly fragmented and rapidly changing. Cobalt faces competition primarily from server vendors that provide solutions for distributed computing systems.

     Companies offering competitive products vary in scope and breadth of products and services offered and include:

     - general purpose server manufacturers such as Compaq Computer, Dell Computer, Gateway Computer, Hewlett-Packard, IBM, Sun and VA Linux, some of which have begun manufacturing versions of their general purpose server products for sale as server appliances;

     - server appliance vendors such as Encanto Networks, Freegate (acquired by Tut Systems), Intel, Network Engines, NetMachines, and Whistle Communications (acquired by IBM);

     - network caching companies such as CacheFlow and Novell; and

     - network attached storage vendors such as Meridian (acquired by Quantum) and Maxtor.

     Cobalt believes it competes favorably on the principal factors that will draw end users to a server appliance product, which include:

     - depth of product functionality;

     - ability to work with network components utilizing other operating systems such as Windows NT;

     - scalability;

     - product quality and performance;

     - open systems architecture;

     - strength of channel;

     - brand name recognition;

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     - competitive pricing; and

     - customer support.

     Cobalt expects competition in the server appliance market to increase significantly as new companies enter the market and current competitors expand their product lines and services. Many of these potential competitors are likely to enjoy substantial competitive advantages including:

     - greater resources that can be devoted to the development, promotion and sale of their products;

     - more established sales channels;

     - greater software development experience; and

     - greater name recognition.

     INTELLECTUAL PROPERTY

     Cobalt has invested significantly in the development of proprietary technology for its products. Key areas of intellectual property development relate to the tight integration of embedded software with industry standard platforms and components, intuitive user interfaces that provide easy to use appliance functionality and clustering technology. Cobalt's success depends significantly upon its proprietary technology. Additionally, Cobalt has integrated third party intellectual property into its products. Cobalt may occasionally reach agreements with third parties to provide additional functionality for its products and may offer third parties its technology for integration into products on an original equipment manufacturer or other basis. Cobalt has also trademarked the Cobalt name as well as its individual product names in the United States.

     Cobalt currently relies on a combination of patent, copyright, trademark laws, and trade secret laws, confidentiality procedures and contractual provisions to protect its proprietary rights. Cobalt protects its software, documentation and other written materials under copyright and trade secret laws, which afford only limited protection. Cobalt has applied for two patents neither of which have been issued. Cobalt cannot be certain that any patents it seeks will be issued or that, if issued, those patents will not be challenged. Cobalt has registered and applied for registration of some of the service marks and trademarks Cobalt uses with the United States Patent and Trademark Office. Cobalt will continue to analyze whether it should register additional service marks and trademarks.

     Cobalt generally enters into confidentiality agreements with its employees, consultants, business partners and major customers. Despite Cobalt's efforts to protect its proprietary rights and other intellectual property, unauthorized parties may attempt to copy aspects of Cobalt's products, obtain and use information that Cobalt regards as proprietary or misappropriate Cobalt's copyrights, trademarks, trade dress and similar proprietary rights. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States. Cobalt's means of protecting its proprietary rights may not be adequate. In addition, Cobalt's competitors might independently develop similar technology or duplicate its products or circumvent any patents or Cobalt's other intellectual property rights.

     Cobalt, Cobalt Networks, the Cobalt logo, Cube, Qube, Cobalt Qube, Cobalt RaQ, Cobalt NASRaQ, Cobalt CacheRaQ, RaQ, StaQware, Chili!Soft Active Server Pages and Chili!Soft are trademarks of Cobalt or its subsidiaries. This document also contains brand names, trademarks or service marks of companies other than Cobalt, and these brand names, trademarks and service marks are the property of their respective holders.

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     EMPLOYEES

     As of September 30, 2000, Cobalt had 265 full time employees, of whom 83 were engaged in research and development, 99 in sales and marketing and 83 in finance, administration and operations. None of Cobalt's employees is represented by a labor union. Cobalt has not experienced any work stoppages and considers its relations with its employees to be good.

FACILITIES

     Cobalt's principal offices are located in a 29,500 square foot facility in Mountain View, California. Cobalt's lease on the Mountain View facility expires in December 2003. In September 1999, Cobalt entered into a lease for an approximately 30,000 square foot building on property contiguous to its current headquarters to expand its Mountain View operations. This lease extends through March 2004. Cobalt has sublet approximately one-third of this building to a third party through February 2001. In addition, Cobalt leases a 16,500 square foot building in Bellevue, Washington and an 8,500 square foot building in Columbus, Ohio, which leases expire in January 2004 and October 2004, respectively. Both the Bellevue and the Columbus buildings are used for product development. Cobalt also has sales and marketing offices in Germany, Japan, the Netherlands and the United Kingdom.

LEGAL PROCEEDINGS


     In June 2000, Cobalt filed suit against NetMachines, Inc., in the U.S. District Court for the Northern District of California, claiming that the use of the name RedRak for NetMachines' server products constitutes trademark infringement of Cobalt's registered RaQ trademark for computer hardware products, which includes servers. Cobalt intends to pursue this matter vigorously but is unable to provide an evaluation of the probability of a favorable or unfavorable outcome. Cobalt believes, based on currently available information, the resolution of this matter will not have a material effect on its financial position, results of operations or cash flows.


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     COBALT MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                        RESULTS OF OPERATIONS OF COBALT

     The following discussion and analysis of Cobalt's financial condition and results of operations should be read in conjunction with "Cobalt Summary Selected Consolidated Financial Data" and Cobalt's consolidated financial statements and notes thereto appearing elsewhere in this document. This discussion and analysis contains forward looking statements that involve risks and uncertainties. These statements relate to future events or Cobalt's future financial performance and involve known and unknown risks, uncertainties and other factors that may cause Cobalt or Cobalt's industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including, but not limited to, those set forth under the section entitled "Risk Factors" and elsewhere in this document. These factors may cause Cobalt's actual results to differ materially from any forward-looking statement.

OVERVIEW

     Since its inception in 1996, Cobalt has incurred substantial costs to develop its technology and products, to recruit and train personnel for its engineering, sales and marketing and technical support departments, and to establish an administrative organization. As a result, Cobalt had an accumulated deficit of $45.4 million as of June 30, 2000. Cobalt anticipates that its operating expenses will increase substantially in the future as it increases its sales and marketing operations, develops new channels, funds greater levels of research and development, broadens its technical support and improves its operational and financial systems. Accordingly, Cobalt will need to generate significant revenues to achieve profitability. In addition, Cobalt's limited operating history makes it difficult to predict future operating results and, accordingly, there can be no assurance that Cobalt will sustain revenue growth or achieve profitability in future quarters.

     Cobalt currently derives substantially all of its net revenues from sales of a limited number of products. In the six months ended June 30, 2000 and July 2, 1999, respectively, 91% and 84% of Cobalt's net revenues were derived from sales of its Cobalt Qube and Cobalt RaQ products. Although Cobalt began selling its Cobalt Cache products in 1998 and Cobalt NAS products in 1999, Cobalt expects that a substantial majority of its revenues in 2000 will continue to be generated from sales of its Cobalt Qube and Cobalt RaQ products.

     Cobalt sells its products directly through its sales force and indirectly through channel partners that include distributors, resellers and system integrators. Indirect sales are a majority of Cobalt's total sales and account for substantially all of Cobalt's sales outside of the United States. In the six months ended June 30, 2000 and July 2, 1999, respectively, 37% and 14% of Cobalt's net revenues were from direct sales. The increase in direct sales as a percentage of net revenues is due to focused efforts by Cobalt's direct sales force. Direct sales in absolute dollars rose to $10.5 million in the six months ended June 30, 2000 from $1.1 million in the six months ended July 2, 1999.

     Indirect sales were 63% and 86% of Cobalt's net revenues in the six months ended June 30, 2000 and July 2, 1999, respectively. In the six months ended June 30, 2000, sales to two of Cobalt's distributors, Nissho Electronics and Tech Data, accounted for approximately 12% and 10% of Cobalt's net revenues, respectively. In the six months ended July 2, 1999, Nissho Electronics and Tech Data accounted for approximately 13% and 18% of Cobalt's net revenues, respectively. While

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Cobalt is seeking to diversify its customer base and expand the portion of its net revenues which is derived from sales through various channels, Cobalt anticipates that its operating results will continue to depend on volume sales to a relatively small number of channel partners.

     For direct sales and sales to resellers and system integrators, Cobalt records revenues upon shipment. Cobalt recognizes revenues on sales to distributors at the time products are sold through to end-users. As a result, Cobalt defers recognition of gross profit, captioned on Cobalt's balance sheet as "deferred margin on distributor inventory" until it records the revenues and cost of revenues on a sell-through basis. Revenues from service obligations are deferred and recognized on a straight- line basis over the contractual period.

     Cobalt's customers and distributors are generally able to cancel their orders at any time prior to shipment without penalty. In addition, Cobalt is typically able to fulfill a majority of orders in less than seven days. Consequently, backlog measured on any given day is not a meaningful predictor of Cobalt's prospects in the ensuing weeks and months.

     Cobalt provides allowances for estimated sales returns and warranty costs at the time of revenue recognition based on Cobalt's historical results. To date, Cobalt's actual sales returns and warranty expenditures have each been less than 5% of net revenues in any quarter. However, Cobalt's past product return and warranty experience may not be indicative of future product return rates and warranty costs.

     Although Cobalt enters into general sales contracts with its channel partners, none of Cobalt's channel partners is obligated to purchase any amount of Cobalt's products pursuant to these contracts. Cobalt relies on its channel partners to submit purchase orders for specific quantities of its products.

     Cobalt's gross profit is affected by:

     - fluctuations in demand for its products;

     - the mix of products sold;

     - the mix of sales channels through which its products are sold;

     - the mix of sales within and outside North America;

     - the timing and size of customer orders;

     - new product introductions by Cobalt and its competitors;

     - changes in its pricing policies;

     - changes in component costs; and

     - the volume manufacturing prices Cobalt is able to obtain from its contract manufacturers.

     Cobalt recorded unearned stock compensation on its balance sheet of $8.9 million in connection with stock options granted to Cobalt's employees between July 1, 1998 and October 1, 1999. Cobalt is amortizing this stock compensation over the vesting period of the related options. During the six

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months ended June 30, 2000, Cobalt amortized $2.4 million of stock compensation.
During the remainder of 2000, Cobalt expects to amortize stock compensation of:

                                                                 EXPECTED
                                                               AMORTIZATION
                                                                 OF STOCK
                       QUARTER ENDED                           COMPENSATION
------------------------------------------------------------  --------------
                                                              (IN THOUSANDS)
September 29, 2000..........................................       $861
December 29, 2000...........................................       $623

     Cobalt then expects aggregate per quarter stock compensation amortization of between $533,000 and $318,000 during 2001, between $262,000 and $116,000 during 2002 and between $78,000 and $10,000 during 2003. The amount of stock compensation expense to be recorded in future periods could decrease in the event of the forfeiture of options for which accrued but unvested compensation has been recorded.

     Prior to April 26, 1999, Cobalt's net loss attributable to holders of common stock includes accretion charges to increase over time the carrying amount of Cobalt's mandatorily redeemable convertible preferred stock to the amount Cobalt would be required to pay if the preferred stock were to be redeemed. As of April 26, 1999, Cobalt ceased recording these charges because Cobalt changed the terms of the preferred stock to limit the redemption amount to its original issue price plus accrued dividends.

     Cobalt had 226 employees as of June 30, 2000, a substantial increase from 101 employees as of July 2, 1999. This rapid growth has placed significant demands on Cobalt's management and operational resources. In order to manage its growth effectively, Cobalt must implement and improve its operational systems, procedures and controls on a timely basis. Cobalt could experience a decline in its revenues and operating results if:

     - its total revenues do not increase relative to its operating expenses;

     - its management systems do not expand to meet increasing demands;

     - it fails to attract, assimilate and retain qualified personnel; or

     - its management otherwise fails to manage Cobalt's expansion effectively.

     Until January 1, 1999, Cobalt operated on calendar fiscal quarters and a fiscal year ended December 31. Beginning in 1999, Cobalt began to operate on thirteen week fiscal quarters ending on the Friday closest to the end of the calendar month. Therefore, in 2000 Cobalt's fiscal quarters end on March 31, June 30, September 29 and December 29.

RESULTS OF OPERATIONS

     SIX MONTHS ENDED JUNE 30, 2000 AND JULY 2, 1999

     Net Revenues

     Net revenues for the six months ended June 30, 2000 were $28.3 million, an increase of 269% over the $7.7 million in the comparable period of 1999. The increase was primarily the result of an increase in sales to new and existing customers of Cobalt's Cobalt Qube and Cobalt RaQ product lines. Cobalt expects that the majority of its revenues in the future may continue to be generated from sales of its Cobalt Qube and Cobalt RaQ products.

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

     Net revenues from sales to international customers for the six months ended June 30, 2000 increased to $13.3 million, or 47% of net revenues, compared to $4.3 million, or 57% of net revenues for the six months ended July 2, 1999. The increase in absolute dollars of international revenues was due to the expansion of Cobalt's operations in Japan, Europe and other countries. One factor relating to the increase in net revenues from sales outside the United States was Cobalt's introduction of various local language user interfaces including Japanese, German, French and Chinese. Cobalt's net revenues from sales outside the United States were primarily valued in U.S. dollars. The effect of foreign exchange fluctuations did not have a significant impact on Cobalt's results.

     Cost of Revenues and Gross Profit

     Cost of revenues includes technology license fees, manufacturing costs, manufacturing personnel expenses, packaging and shipping costs and warranty expenses. Cobalt has outsourced its manufacturing and repair operations. Accordingly, in the six months ended June 30, 2000 approximately 72% and in the six months ended July 2, 1999 approximately 72% of Cobalt's cost of revenues consisted of payments to Cobalt's contract manufacturers. The cost of revenues as a percentage of net revenues for the six months ended June 30, 2000 and July 2, 1999 were 54% and 67%, respectively. The decrease in cost as a percentage of net revenues is attributable to the continued focus on Cobalt's manufacturing operations and economies of scale.

     Gross profit for the six months ended June 30, 2000 was $13.0 million, an increase of $10.5 million or 320%, as compared to $2.5 million in the same period of 1999. Gross profit as a percentage of net revenues for the six months ended June 30, 2000 and 1999 was 46% and 33%, respectively. The increase in gross profit was primarily due to increased sales volume and the introduction of new products. Cobalt believes that the rate of growth of the increase in gross profit will not be sustainable in future quarters.

     Research and Development

     Research and development expenses consist primarily of salaries and related expenses for personnel engaged in research and development including the development of application and server management software, material costs for prototype and test units and other expenses related to the design, development, testing and enhancements of Cobalt's products. Due to the rapid pace of new product introduction, Cobalt expenses all research and development costs as they are incurred. Research and development expenses in the six months ended June 30, 2000 increased to $4.0 million, an increase of 45% over the $2.8 million in the comparable period of 1999. The increase resulted from hiring additional research and development personnel. Cobalt believes that a significant level of investment in product research and development is required to remain competitive. Accordingly, Cobalt expects to continue to devote substantial resources to product research and development such that research and development expenses will increase in absolute dollars but may continue to fluctuate as a percentage of net revenues.

     Sales and Marketing

     Sales and marketing expenses consist primarily of salaries, commissions and related expenses for personnel engaged in marketing, sales and customer support functions, as well as costs associated with trade shows, promotional activities, advertising and public relations. Sales and marketing expenses increased to $11.6 million in the six months ended June 30, 2000, an increase of 85%, from $6.3 million in the comparable period of 1999. The increase in sales and marketing expenses was due to the expansion of Cobalt's sales and marketing efforts, Cobalt's branding campaign, advertising and tradeshows, and hiring additional sales and marketing personnel. Cobalt intends to expand its sales

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and marketing operations and efforts substantially, both domestically and internationally, in order to increase market awareness and to generate sales of its products. Accordingly, Cobalt expects its sales and marketing expenses to increase in absolute dollars but to continue to fluctuate as a percentage of net revenues.

     General and Administrative

     General and administrative expenses consist primarily of salaries and related expenses for executive, finance, accounting, information technology, facilities and human resources personnel, recruiting expenses, professional fees and costs associated with expanding Cobalt's information systems. General and administrative expenses increased to $3.6 million in the six months ended June 30, 2000, an increase of 148% over the $1.5 million in the comparable period of 1999. The increase was due to hiring additional administrative personnel and increased costs associated with the expansion of Cobalt's facilities and information infrastructure. Cobalt expects these expenses to increase in absolute dollars but they may continue to fluctuate as a percentage of net revenues as Cobalt adds personnel and incurs additional costs related to the growth of its business and the expansion of its information infrastructure.

     Amortization of Stock Compensation

     In connection with the grant of stock options to employees for the period from July 1, 1998 to October 1, 1999, Cobalt recorded unearned stock compensation within stockholders' equity of approximately $8.9 million, representing the difference between the estimated fair value of the common stock for accounting purposes and the option exercise price of these options at the date of grant. For the six months ended June 30, 2000, Cobalt recorded $2.4 million of stock compensation amortization and $253,000 in the comparable period of 1999. The amount of stock compensation expense to be recorded in future periods could decrease if options for which accrued but unvested compensation has been recorded are forfeited. During the six months ended June 30, 2000, no unearned stock compensation costs were reversed upon the cancellation of options.

     Amortization of Goodwill and Other Intangible Assets

     In the six months ended June 30, 2000, Cobalt recorded $2.8 million for the amortization of goodwill and intangibles related to the acquisition of Chili!Soft. The details for the basis and expected amortization period are specified in Note 13 to the consolidated financial statements included in this document beginning on page F-1.

     In-Process Research and Development

     In the six months ended June 30, 2000, Cobalt charged a total of $830,000 for in-process research and development. This research and development was acquired as part of the acquisition of Chili!Soft. The amount allocated to in-process research and development was determined through established valuation techniques as detailed in Note 13 to the consolidated financial statements included in this document beginning on page F-1.

     The development of this technology may fail because of prohibitive cost, inability to perform the required efforts to complete the technology or other factors outside Cobalt's control such as changes in the market for the resulting developed products. In addition, at such time that the project is completed, the completed products may not receive market acceptance or Cobalt may be unable to produce and market the products cost effectively.

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     Interest Income (Expense), Net

     Interest income (expense), net includes income from Cobalt's cash investments net of expenses related to Cobalt's debt and lease financing obligations. For the six months ended June 30, 2000, Cobalt recorded net interest income of $3.7 million. For the six months ended July 2, 1999 Cobalt recorded no net interest income. The growth in net interest income was primarily due to an increase in interest income earned on proceeds from Cobalt's initial public offering of common stock in November 1999.

     YEARS ENDED DECEMBER 31, 1999 AND 1998

     Net Revenues

     Net revenues increased to $22.8 million in 1999 from $3.5 million in 1998. The 551% increase in net revenues was primarily the result of an increase in sales to new and existing customers of Cobalt's Cobalt Qube and Cobalt RaQ product lines, which together represented 87% and 83% of net revenue in 1999 and 1998, respectively. The remaining increase was due to the introduction of Cobalt Cache products and Cobalt NAS products in July 1998 and April 1999, respectively, and an expansion of Cobalt's sales through its direct sales force and channel partners. Cobalt expects that the majority of its revenues in the future may continue to be generated from sales of its Cobalt Cube and Cobalt RaQ products.

     Net revenues from sales to international customers increased to $11.9 million, or 52% of net revenue, in 1999 from $1.6 million, or 44% of net revenue in 1998. The increase in absolute dollars was due to expansion of Cobalt's operations in Japan, Europe and other countries. One factor relating to the increase in net revenues from sales outside the United States was Cobalt's introduction of various local language user interfaces including Japanese, German, and French. Cobalt's net revenues from sales outside the United States were primarily denominated in U.S. dollars. The effect of foreign exchange fluctuations did not have a significant impact on Cobalt's results.

     Cost of Revenues and Gross Profit

     Cost of revenues includes technology license fees, manufacturing costs, manufacturing personnel expenses, packaging and shipping costs and warranty expenses. Cobalt has outsourced its manufacturing and repair operations. Accordingly, in 1999 approximately 76% and in 1998 approximately 65% of Cobalt's cost of revenues consists of payments to Cobalt's contract manufacturers. Cost of revenues increased to $14.5 million in 1999 from $3.1 million in 1998. The increase in cost of revenues was primarily due to increased sales volume and the introduction of new products. Cobalt believes that its cost of revenues will increase in absolute dollars in future periods but may continue to fluctuate as a percentage of net revenues due to factors including changes in product mix, and material and labor costs.

     Gross profit increased to $8.4 million in 1999 from $414,000 in 1998. Gross profit as a percentage of net revenues increased to 36.6% in 1999 from 11.7% in 1998. The increase in gross profit was primarily due to increased sales volume and the introduction of new products. Cobalt believes that the rate of growth of the increase in gross profit will not be sustainable in future quarters.

     Research and Development

     Research and development expenses consist primarily of salaries and related expenses for personnel engaged in research and development including the development of application and server management software, material costs for prototype and test units and other expenses related to the design, development, testing and enhancements of Cobalt's products. Cobalt expenses all of its research and development costs as they are incurred. Research and development expenses increased to $6.0 million in 1999 from $3.5 million in 1998. The increase resulted from the hiring of additional research and development personnel and the cost of consulting services and materials. As net revenues increased, research and development expenses declined as a percentage of net revenues to 26% in 1999 from 98% in 1998. Cobalt believes that a significant level of investment in product research and development is required to remain competitive. Accordingly, Cobalt expects to continue to devote substantial resources to product research and development such that research and development expenses will increase in absolute dollars but may continue to fluctuate as a percentage of net revenues.

     Sales and Marketing

     Sales and marketing expenses consist primarily of salaries, commissions and related expenses for personnel engaged in marketing, sales and customer support functions, as well as costs associated with trade shows, promotional activities, advertising and public relations. Sales and marketing expenses increased to $14.8 million in 1999 from $5.6 million in 1998. The increase in sales and marketing expenses was due to the expansion of Cobalt's international sales and marketing efforts, Cobalt's branding campaign, advertising and tradeshows and the hiring of additional sales and marketing personnel in the United States. As net revenues increased, sales and marketing expenses declined as a percentage of net revenues to 65% in 1999 from 158% in 1998. Cobalt intends to expand its sales and marketing operations and efforts substantially, both domestically and internationally, in order to increase market awareness and to generate sales of its products. Accordingly, Cobalt expects its sales and marketing expenses to increase in absolute dollars but to continue to fluctuate as a percentage of net revenues.

     General and Administrative

     General and administrative expenses consist primarily of salaries and related expenses for executive, finance, accounting, information technology, facilities and human resources personnel, recruiting expenses, professional fees and costs associated with expanding Cobalt's information systems. General and administrative expenses increased to $4.1 million in 1999 from $1.9 million in 1998. The increase was due to hiring of additional administrative personnel and increased rent. As net revenues increased, general and administrative expenses declined as a percentage of net revenues to 18% in 1999 from 54% in 1998. Cobalt expects these expenses to increase in absolute dollars but may continue to fluctuate as a percentage of net revenues as Cobalt adds personnel and incurs additional costs related to the growth of its business, expansion of its information infrastructure and its operation as a public company.

     Amortization of Stock Compensation

     In connection with the grant of stock options to employees for the period from July 1, 1998 to October 1, 1999, Cobalt recorded unearned stock compensation within stockholders' equity of approximately $8.9 million, representing the difference between the estimated fair value of the common stock for accounting purposes and the option exercise price of these options at the date of grant. Cobalt recorded $2.4 million of stock compensation amortization during 1999 and no stock compensation amortization in 1998. The amount of stock compensation expense to be recorded in future periods could decrease if options for which accrued but unvested compensation has been recorded are forfeited. During 1999, unearned stock compensation costs of $64,000 were reversed upon cancellation of options.

     Litigation Settlement

     In December 1998, CUBE Computer Corporation filed a lawsuit against Cobalt in the United States District Court for the Southern District of New York for trademark infringement. CUBE, an original equipment manufacturer of personal computers, argued that this alleged infringement resulted from Cobalt's use of "Qube" in connection with its products. In December 1999, Cobalt entered into a settlement agreement with CUBE Computer resulting in a one-time payment of $4.1 million, excluding related legal fees.

     Interest Income (Expense), Net

     Interest income (expense), net includes income from Cobalt's cash investments net of expenses related to Cobalt's debt and lease financing obligations. Cobalt had net interest income of $1.5 million in 1999 and $67,000 in 1998. The growth in net interest income from 1998 was primarily due to an increase in interest income earned on proceeds from issuance of Cobalt's stock.

     YEARS ENDED DECEMBER 31, 1998 AND 1997

     Net Revenues

     Cobalt had net revenues of $3.5 million in 1998, principally related to sales of the Cobalt Qube and Cobalt RaQ. Cobalt had no net revenues in 1997. Net revenues from sales outside of the United States were approximately 44% of net revenues in 1998, primarily in Japan and Europe.

     Cost of Revenues and Gross Profit

     Cost of revenues was $3.1 million in 1998 and gross profit totaled $414,000. There were neither cost of revenues nor gross profit in 1997.

     Research and Development

     Research and development expenses increased to $3.5 million in 1998 from $1.1 million in 1997. The increase in research and development expenses was due to expanded technology development efforts related to Cobalt's new products, user interfaces, Linux operating system customization and application software.

     Sales and Marketing

     Sales and marketing expenses increased to $5.6 million in 1998 from $245,000 in 1997. The increase in sales and marketing expenses during 1998 was due to the addition of new sales, marketing, and customer support personnel and product launches, sales channel growth, and Cobalt's expansion of its global selling efforts, which emphasizes the support of sales and service through distributors and resellers.

     General and Administrative

     General and administrative expenses increased to $1.9 million in 1998 from $445,000 in 1997. The increase in general and administrative expenses in each period was due to the hiring of additional personnel and to expansion of Cobalt's facilities to support the growth of its business.

     Interest Income (Expense), Net

     Cobalt had net interest income of $67,000 in 1998 and net interest expense of $12,000 in 1997. The net change from 1997 to 1998 was due to interest income on the increased average cash and cash equivalents balances as a result of Cobalt's issuances of capital stock.

ACQUISITION OF PROGRESSIVE SYSTEMS, INC.

     On August 28, 2000 Cobalt acquired all outstanding stock and rights to acquire capital stock of Progressive Systems, Inc. in exchange for a combination of Cobalt common stock and cash totaling $11.0 million. An aggregate of approximately 162,000 shares of Cobalt common stock were issued and $3.3 million in cash was paid pursuant to this acquisition. In addition, Cobalt assumed certain liabilities and incurred certain direct costs of the acquisition, which resulted in an aggregate purchase price of $12.8 million.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, Cobalt has financed its operations primarily through private sales of mandatorily redeemable convertible preferred stock, proceeds from its initial public offering of common stock, the issuance of convertible notes, equipment financings and net revenues generated from product sales. As of June 30, 2000, Cobalt had cash and cash equivalents of $80.9 million, short-term investments of $50.9 million, an accumulated deficit of $45.4 million and working capital of $118.5 million.

     Cobalt's operating activities used cash of $3.4 million in the six months ended June 30, 2000 and $7.5 million in the six months ended July 2, 1999. Cash used in operating activities during the six months ended June 30, 2000 was attributable to a net loss of $8.6 million, and increases in accounts receivable of $2.9 million and a decrease in accounts payable of $2.8 million, but was offset in part by increases in accrued liabilities of $3.6 million, deferred margin on distributor inventory of $646,000, depreciation, amortization of stock compensation, acquired intangibles and other non-cash expenses aggregating $6.4 million. Cash used in operating activities for the six months ended July 2, 1999 was primarily attributable to net losses of $8.2 million. In the six months ended July 2, 1999, cash used in operating activities was also attributable to increases in accounts receivable and inventories of $2.6 million and $505,000, respectively, offset in part by increases in accounts payable and accrued expenses of $1.3 million and $1.6 million, respectively.

     Cobalt's investing activities used cash of $57.6 million in the six months ended June 30, 2000 and $428,000 in the six months ended July 2, 1999. Cash used in investing activities for the six months ended June 30, 2000 was primarily attributable to purchases of short-term investments, long term investments and costs related to the acquisition of Chili!Soft, Inc. The decreases in the six months ended July 2, 1999 reflect purchases of computer equipment and other fixed assets.

     Cobalt's financing activities provided cash of $159,000 in the six months ended June 30, 2000 and $33.2 million in the six months ended July 2, 1999. The increases in the six months ended June 30, 2000 resulted primarily from the net proceeds from the issuances of common stock to Cobalt's employees upon the exercise of stock options. The increases in the six months ended July 2, 1999 resulted from the net proceeds from the issuance of mandatorily redeemable convertible preferred stock and convertible promissory notes, borrowings under bank lines of credit and advances from a related party.

     From inception, Cobalt has made capital expenditures of $4.1 million to support its research and development, sales and marketing and administrative activities. Cobalt expects to have capital expenditures of approximately $2.0 million for the next twelve months. Cobalt also anticipates that its capital expenditures will increase over the next several years as it expands its facilities and acquires equipment to support expansion of its sales and marketing and research and development activities.

     In September 1998, Cobalt entered into an equipment lease financing agreement with available borrowings of up to $1.0 million at an interest rate of 10.95% per annum secured by Cobalt's equipment, machinery and fixtures. Cobalt is required to repay advances under the line in equal installments. Under this lease line, as of June 30, 2000 and July 2, 1999, Cobalt had outstanding borrowings of $63,000 and $105,000.

     Cobalt intends to continue to invest heavily in the development of new products and enhancements to its existing products. Cobalt's future liquidity and capital requirements will depend upon numerous factors, including:

     - the costs and timing of expansion of sales and marketing activities;

     - the costs and timing of expansion of product development efforts and the success of these development efforts;

     - the extent to which Cobalt's existing and new products gain market acceptance;

     - the costs involved in maintaining and enforcing intellectual property rights;

     - market developments;

     - available borrowings under line of credit arrangements; and

     - other factors.

     Cobalt believes that its current cash and investment balances and any cash generated from operations and future debt financing will be sufficient to meet its operating and capital requirements for at least the next 12 months. However, it is possible that Cobalt may require additional financing within this period. Cobalt has no current plans, and is not currently negotiating, to obtain additional financing. The factors described above will affect Cobalt's future capital requirements and the adequacy of Cobalt's available funds. In addition, even if Cobalt raises sufficient funds to meet its anticipated cash needs during the next 12 months, it may need to raise additional funds beyond this time. Cobalt may be required to raise those funds through public or private financings, strategic relationships or other arrangements. Cobalt cannot assure that such funding, if needed, will be available at attractive terms, or at all. Furthermore, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. If Cobalt fails to raise capital when needed, Cobalt's failure could have a negative impact on Cobalt's ability to pursue its business strategy and achieve and maintain profitability.

QUARTERLY RESULTS OF OPERATIONS

     The following table presents Cobalt's consolidated operating results for each of the ten quarters in the period from January 1, 1998 through June 30, 2000. The information for each of these quarters is unaudited and has been prepared on the same basis as Cobalt's audited consolidated financial statements appearing elsewhere in this document. In the opinion of Cobalt's management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited quarterly results when read in conjunction with our audited consolidated financial statements and related notes appearing elsewhere in this document.

                                              MAR. 31,    JUNE 30,   SEPT. 30,   DEC. 31,   APR. 2,    JULY 2,    OCT. 1,
                                                1998        1998       1998        1998       1999       1999       1999
                                              ---------   --------   ---------   --------   --------   --------   --------
                                                                         (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net revenues................................  $     70    $   379     $ 1,064    $ 2,024    $ 2,634    $ 5,029    $ 6,186
Cost of revenues............................       155        427         808      1,733      2,002      3,154      3,873
                                              ---------   -------     -------    -------    -------    -------    -------
   Gross profit (loss)......................       (85)       (48)        256        291        632      1,875      2,313
                                              ---------   -------     -------    -------    -------    -------    -------
OPERATING EXPENSES:
 Research and development...................       528        855         990      1,110      1,397      1,374      1,566
 Sales and marketing........................       590      1,050       1,709      2,232      2,753      3,520      3,973
 General and administrative.................       242        351         487        815        621        833      1,170
 Amortization of stock compensation.........        --         --          --         --        140        113      1,256
 Amortization of goodwill and other
   intangible assets........................        --         --          --         --         --         --         --
 In-process research and development........        --         --          --         --         --         --         --
 Litigation settlement......................        --         --          --         --         --         --         --
                                              ---------   -------     -------    -------    -------    -------    -------
     Total operating expenses...............     1,360      2,256       3,186      4,157      4,911      5,840      7,965
                                              ---------   -------     -------    -------    -------    -------    -------
Loss from operations........................    (1,445)    (2,304)     (2,930)    (3,866)    (4,279)    (3,965)    (5,652)
Interest income (expense), net..............         7        (10)         48         22       (128)       128        174
                                              ---------   -------     -------    -------    -------    -------    -------
Net loss....................................  $ (1,438)   $(2,314)    $(2,882)   $(3,844)   $(4,407)   $(3,837)   $(5,478)
                                              =========   =======     =======    =======    =======    =======    =======
AS A PERCENTAGE OF NET REVENUES:
Net revenues................................     100.0%     100.0%      100.0%     100.0%     100.0%     100.0%     100.0%
Cost of revenues............................     221.4      112.7        75.9       85.6       76.0       62.7       62.6
                                              ---------   -------     -------    -------    -------    -------    -------
   Gross profit (loss)......................    (121.4)     (12.7)       24.1       14.4       24.0       37.3       37.4
                                              ---------   -------     -------    -------    -------    -------    -------
OPERATING EXPENSES:
 Research and development...................     754.3      225.6        93.0       54.8       53.0       27.3       25.3
 Sales and marketing........................     842.9      277.0       160.6      110.3      104.5       70.0       64.2
 General and administrative.................     345.7       92.6        45.8       40.3       23.6       16.6       18.9
 Amortization of stock compensation.........        --         --          --         --        5.3        2.2       20.3
 Amortization of goodwill and intangibles...        --         --          --         --         --         --         --
 In process research and development........        --         --          --         --         --         --         --
 Litigation settlement......................        --         --          --         --         --         --         --
                                              ---------   -------     -------    -------    -------    -------    -------
Total operating expenses....................   1,942.9      595.2       299.4      205.4      186.4      116.1      128.7
                                              ---------   -------     -------    -------    -------    -------    -------
Loss from operations........................  (2,064.3)    (607.9)     (275.3)    (191.0)    (162.4)     (78.8)     (91.3)
Interest income (expense), net..............      10.0       (2.6)        4.5        1.1       (4.9)       2.5        2.8
                                              ---------   -------     -------    -------    -------    -------    -------
 Net loss...................................  (2,054.3)%   (610.5)%    (270.8)%   (189.9)%   (167.3)%    (76.3)%    (88.5)%
                                              =========   =======     =======    =======    =======    =======    =======

                                              DEC. 31    MAR. 31    JUN. 30
                                                1999       2000       2000
                                              --------   --------   --------
                                                  (DOLLARS IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net revenues................................  $ 8,965    $12,033    $16,242
Cost of revenues............................    5,432      6,716      8,577
                                              -------    -------    -------
   Gross profit (loss)......................    3,533      5,317      7,665
                                              -------    -------    -------
OPERATING EXPENSES:
 Research and development...................    1,676      1,630      2,383
 Sales and marketing........................    4,526      5,222      6,373
 General and administrative.................    1,447      1,578      2,031
 Amortization of stock compensation.........    1,460      1,235      1,198
 Amortization of goodwill and other
   intangible assets........................       --         --      2,764
 In-process research and development........       --         --        830
 Litigation settlement......................    4,200         --         --
                                              -------    -------    -------
     Total operating expenses...............   13,309      9,665     15,579
                                              -------    -------    -------
Loss from operations........................   (9,776)    (4,348)    (7,914)
Interest income (expense), net..............    1,192      1,765      1,893
                                              -------    -------    -------
Net loss....................................  $(8,584)   $(2,583)   $(6,021)
                                              =======    =======    =======
AS A PERCENTAGE OF NET REVENUES:
Net revenues................................    100.0%     100.0%     100.0%
Cost of revenues............................     60.6       55.8       52.8
                                              -------    -------    -------
   Gross profit (loss)......................     39.4       44.2       47.2
                                              -------    -------    -------
OPERATING EXPENSES:
 Research and development...................     18.7       13.5       14.7
 Sales and marketing........................     50.5       43.4       39.2
 General and administrative.................     16.1       13.1       12.5
 Amortization of stock compensation.........     16.3       10.3        7.4
 Amortization of goodwill and intangibles...      0.0        0.0       17.0
 In process research and development........      0.0        0.0        5.1
 Litigation settlement......................     46.8        0.0        0.0
                                              -------    -------    -------
Total operating expenses....................    148.4       80.3       95.9
                                              -------    -------    -------
Loss from operations........................   (109.0)     (36.1)     (48.7)
Interest income (expense), net..............     13.3       14.7       11.7
                                              -------    -------    -------
 Net loss...................................    (95.7)%    (21.4)%    (37.0)%
                                              =======    =======    =======

     Net revenues increased in each of the ten quarters from January 1, 1998 through June 30, 2000. These quarterly increases were primarily due to the introduction of Cobalt's Cobalt RaQ and to a lesser extent, its Cobalt Cache and Cobalt NAS products, increased sales of its Cobalt Qube products, and the addition of new channel partners and web hosting and application service provider customers.

     Cost of revenues increased in each of the ten quarters from January 1, 1998 through June 30, 2000 as a result of increased unit sales. Gross profit increased in each of the ten quarters from January 1, 1998 through June 30, 2000 due to increases in the volume of sales and the realization of associated economies of scale as well as the introduction of the higher margin Cobalt RaQ products.

     Research and development expenses increased in each of the ten quarters from January 1, 1998 to June 30, 2000, with the exception of the quarters ended July 2, 1999 and March 31, 2000, primarily due to the addition of personnel and costs incurred for the development of new products. For the quarters ended July 2, 1999 and March 31, 2000, research and development expenses decreased relative to the prior quarter as a result of relatively high contract research and development expenses in the prior quarter. Sales and marketing expenses increased in each of the ten quarters from January 1, 1998 to June 30, 2000 due to the hiring of additional sales personnel, higher commission expense resulting from increased unit sales, marketing programs, tradeshows and customer support.

     General and administrative expenses generally increased for each of the ten quarters from January 1, 1998 to June 30, 2000, except for the quarter ended April 2, 1999. For the quarter ended April 2, 1999, general and administrative expenses decreased relative to the prior quarter as a result of moving costs Cobalt incurred in connection with its move to a new corporate headquarters facility in Mountain View, California during the prior quarter.

     As a result of Cobalt's limited operating history, Cobalt cannot forecast operating expenses based on historical results. Accordingly, Cobalt bases its expenses in part on future revenue projections. Most of Cobalt's expenses are fixed in nature, and Cobalt may not be able to quickly reduce spending if revenues are lower than it has projected. Cobalt's ability to forecast its quarterly sales accurately is limited, which makes it difficult to predict the quarterly revenues that Cobalt will recognize. Cobalt expects that its business, operating results and financial condition would be harmed if revenues did not meet projections.

     Cobalt expects that its revenues and operating results may vary significantly from quarter to quarter, and anticipates that its expenses will increase substantially for at least the next two fiscal years as Cobalt:

     - increases its sales and marketing activities, including expanding its North American and international direct sales forces;

     - expands its indirect channels;

     - develops its technology, expand its product lines and creates and markets new products; and

     - pursues strategic relationships and acquisitions.

     Accordingly, Cobalt believes that quarter to quarter comparisons of its operating results are not necessarily meaningful. Investors should not rely on the results of one quarter as an indication of future performance.

RECENT ACCOUNTING PRONOUNCEMENTS

     In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition in Financial Statements," which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the Securities and Exchange Commission. The effective date of this pronouncement is the fourth quarter of the fiscal year beginning after December 15, 1999. Cobalt believes that adopting SAB 101 will not have a material impact on its financial position and results of operations.

     In March 2000 the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 44 ("FIN 44") -- Accounting for Certain Transactions involving Stock Compensation -- an interpretation of APB Opinion No. 25. FIN 44 clarifies the application of Opinion 25 for (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination.

     FIN 44 is effective July 1, 2000, but certain provisions cover specific events that occur after either December 15, 1999 or January 12, 2000. The adoption of certain other provisions of FIN 44 did not have a material effect on the financial position or results of Cobalt. Cobalt does not expect that the adoption of the remaining provisions will have a material effect on its financial position or results of operations.

     In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effect of SFAS No. 133 until fiscal years beginning after June 15, 2000. Cobalt will adopt SFAS No. 133 in 2001. To date, Cobalt has not engaged in derivative or hedging activities. Cobalt is unable to predict the impact of adopting SFAS No 133 if Cobalt were to engage in derivative and hedging activities in the future.

QUALITATIVE AND QUANTITATIVE DISCLOSURE ABOUT MARKET RISK

     Cobalt does not engage in any foreign currency hedging transactions and therefore, does not believe it is subject to exchange rate risk. Cobalt's exposure to market risk for changes in interest rates relates primarily to its cash and cash equivalents. Cobalt is subject to fluctuating interest rates that may impact, adversely or otherwise, its results of operations or cash flows for its cash and cash equivalents.

     The table below presents the principal amounts and related average interest rates by year of maturity for Cobalt's cash and cash equivalents.

     As of June 30, 2000:

                                                                EXPECTED MATURITY
                                                                      2000
                                                              ---------------------
                                                              (IN THOUSANDS, EXCEPT
                                                                 INTEREST RATES)
Assets
Cash and cash equivalents...................................         $80,945
Average interest rates......................................             5.8%

     The estimated fair value of Cobalt's cash and cash equivalents approximates the principal amounts reflected above based on the short maturities of these financial instruments.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF COBALT


     The following table sets forth information regarding beneficial ownership of Cobalt's common stock as of October 26, 2000, the record date for determination of Cobalt stockholders entitled to notice of and to vote at the special meeting. The table also sets forth pro forma information regarding beneficial ownership of Sun common stock by the principal stockholders of Cobalt following the merger using the exchange ratio of 0.50 shares of Sun common stock for each share of Cobalt common stock, excluding options to acquire shares of Cobalt common stock (other than non-employee director options under Cobalt's 1999 director option plan) that will become exercisable solely as a result of the merger, if any. The table includes:


     - each person known to beneficially own more than 5% of the outstanding shares of Cobalt common stock on an as-converted basis;

     - each of Cobalt's directors, the chief executive officer and four other most highly compensated executive during 1999; and

     - all of Cobalt's directors and executive officers as a group.


     In addition, because of Sun's option to purchase a number of shares of Cobalt common stock equal to 19.9% of Cobalt's outstanding common stock at the time of exercise, Sun may be deemed to beneficially own approximately 6,032,517 shares of Cobalt common stock assuming the option was exercised on October 26, 2000.


     Unless otherwise indicated, the address of each person owning more than 5% of the outstanding shares of common stock is c/o Cobalt Networks, Inc., 555 Ellis Street, Mountain View, California 94043. Except as indicated by footnote, to Cobalt's knowledge, all persons named in the table below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.


     Shares of Cobalt common stock that are subject to options are currently exercisable or exercisable within 60 days of October 26, 2000, are deemed outstanding for computing the percentages of the person holding such options but are not deemed outstanding for computing the percentages of any other person. Percentage ownership before the merger is based on 30,314,157 shares of common stock outstanding as of October 26, 2000. Percentage ownership after the merger is based on an estimated 1,609,171,019 shares of Sun common stock outstanding as of October 26, 2000.



                                                BENEFICIAL OWNERSHIP       BENEFICIAL OWNERSHIP
                                                 OF COBALT NETWORKS         OF SUN MICROSYSTEMS
                                                  BEFORE THE MERGER          AFTER THE MERGER
                                               -----------------------    -----------------------
NAME BENEFICIAL OWNER                           NUMBER      PERCENTAGE     NUMBER      PERCENTAGE
---------------------                          ---------    ----------    ---------    ----------
Gordon A. Campbell(1)........................  1,666,894       5.49         833,447          *
Stephen W. DeWitt(2).........................  1,629,723       5.23         814,861          *
Vivek Mehra(3)...............................    939,949       3.08         469,974          *
George Korchinsky(4).........................    219,729          *         109,864          *
Kenton D. Chow(5)............................    205,759          *         102,879          *
Patrick J. Conte(6)..........................    160,351          *          80,575          *
Jordan A. Levy(7)............................    111,091          *          55,854          *
Stephen J. Luczo(8)..........................     56,218          *          28,109          *
Gary F. Bengier(9)...........................     55,000          *          27,500          *
Mark F. Spagnolo(10).........................     50,500          *          25,250          *
Carl F. Pascarella(11).......................     50,000          *          25,000          *
All directors and executive officers as a
  group (17 persons)(12).....................  7,035,264      21.13       3,519,541          *

-------------------------
  *  Less than one percent.


 (1)Includes 60,000 shares of common stock that may be acquired upon exercise of stock options exercisable within 60 days after October 26, 2000, 527,149 shares of common stock held by TechFund Capital, LP, 2,364 shares of common stock held by TechFund Capital II, LP, 216,392 shares of common stock held by TechFund Capital Management, LLC, 10,405 shares of common stock held by TechFund Capital Management II, LLC, 150,970 shares of common stock held in trust by Gordon A. Campbell and Maria Ligeti, his spouse, for the benefit of family members, and 699,614 shares of common stock held by Gordon A. Campbell. TechFund Capital Management, LLC is the Managing Member of TechFund Capital, LP and may be deemed to have shared voting and dispositive power over TechFund Capital, LP's shares. TechFund Capital Management II, LLC is the Managing Member of TechFund Capital II, LP and may be deemed to have shared voting and dispositive power over TechFund Capital II, LP's shares. Mr. Campbell also is a Managing Member of TechFund Capital Management, LLC and TechFund Capital Management II, LLC.



 (2)Includes 850,000 shares of common stock that may be acquired upon exercise of stock options exercisable within 60 days after October 26, 2000, 160,000 shares of common stock held in trust for the benefit of certain members of Mr. DeWitt's family, and 619,723 shares of common stock held by Mr. DeWitt.



 (3) Includes 230,000 shares of common stock that may be acquired upon exercise of stock options exercisable within 60 days after October 26, 2000, 25,000 shares of common stock held in trust by Mr. Mehra for the benefit of certain members of Mr. Mehra's family, 25,000 shares of common stock held in trust by Sonia Bhanot, Mr. Mehra's spouse, for the benefit of certain members of Ms. Bhanot's family, and 659,949 shares of common stock held by Mr. Mehra.



 (4)Includes 210,000 shares of common stock that may be acquired upon exercise of stock options exercisable within 60 days after October 26, 2000 and 9,729 shares of common stock held by Mr. Korchinsky.



 (5) Includes 156,250 shares of common stock that may be acquired upon exercise of stock options exercisable within 60 days after October 26, 2000, 4,000 shares of common stock held in trust by Teri L. Chow, Mr. Chow's spouse, for the benefit of herself and her children, 8,000 shares of common stock held in trust by Mr. Chow for the benefit of himself and his children, and 37,509 shares of common stock held by Mr. Chow.



 (6) Includes 160,000 shares of common stock that may be acquired upon exercise of stock options exercisable within 60 days after October 26, 2000 and 351 shares of common stock held by Mr. Conte. Mr. Conte's beneficial ownership of Sun common stock includes 400 shares owned prior to the completion of the merger.



 (7)Includes 71,500 shares of common stock that may be acquired upon exercise of stock options exercisable within 60 days after October 26, 2000, and 39,591 shares of common stock held by Mr. Levy. Mr. Levy's beneficial ownership of Sun common stock includes 309 shares owned prior to completion of the merger.



 (8) Includes 55,000 shares of common stock that may be acquired upon exercise of stock options exercisable within 60 days after October 26, 2000 and 1,218 shares of common stock held by Mr. Luczo.



 (9) Includes 55,000 shares of common stock that may be acquired upon exercise of stock options exercisable within 60 days after October 26, 2000.

(10) Includes 50,000 shares of common stock that may be acquired upon exercise of stock options exercisable within 60 days after October 26, 2000 and 500 shares of common stock held by Mr. Spagnolo.



(11) Includes 50,000 shares of common stock that may be acquired upon exercise of stock options exercisable within 60 days after October 26, 2000.



(12) Includes 2,985,250 shares of common stock that may be acquired upon exercise of stock options exercisable within 60 days after October 26, 2000.

  COMPARISON OF RIGHTS OF HOLDERS OF COBALT COMMON STOCK AND SUN COMMON STOCK

     The following is a description of the material differences between the rights of holders of Cobalt common stock and Sun common stock. While we believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the differences between being a stockholder of Cobalt and being a stockholder of Sun.

     Cobalt's certificate of incorporation and bylaws, each as currently in effect, govern your rights as a stockholder of Cobalt. After completion of the merger, you will become a stockholder of Sun. Sun's certificate of incorporation and bylaws will govern your rights as a stockholder of Sun. We are each incorporated under the laws of the State of Delaware. Accordingly, the Delaware General Corporation Law will continue to govern your rights as a stockholder after completion of the merger.

COMMON STOCK

     Each of Sun and Cobalt have one class of common stock issued and outstanding. Holders of Sun common stock and holders of Cobalt common stock are each entitled to one vote for each share held.

PREFERRED STOCK

     Both of the certificates of incorporation of Sun and Cobalt provide that our boards of directors are authorized to provide for the issuance of shares of undesignated preferred stock in one or more series, and to fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions thereof.

BOARD OF DIRECTORS

     Sun's certificate of incorporation indicates that the number of directors which will constitute the whole board of directors of Sun shall be as specified in Sun's bylaws. Sun's bylaws currently indicate that the number of directors of the corporation shall be no less than five and no more than nine, and sets the number of directors at eight, until changed by amendment. An amendment to Sun's bylaws requires the vote or written consent of holders of a majority of the outstanding shares of Sun.

     The board of directors of Sun has proposed an amendment to the Sun bylaws that would change the range of the number of directors to a minimum of six and a maximum of eleven. The exact number of directors will continue to be eight if the proposal is approved. Sun's stockholders are expected to vote on this proposal at the 2000 annual meeting of stockholders to be held on November 8, 2000.

     Sun's directors are elected for a term of one year and until their successors are elected and qualified.

     Cobalt's board of directors currently consists of seven directors. The number of directors on Cobalt's board may be changed by the board. Cobalt's directors are divided into three classes and are elected for a term of three years.

REMOVAL OF DIRECTORS

     Sun's directors, or the entire Sun board, may be removed with or without cause by the affirmative vote of the holders of at least a majority of the outstanding shares of Sun entitled to vote in the election of directors. For so long as stockholders are entitled to cumulative voting, unless the entire Sun board is so removed, an individual Sun director may not be removed without cause if the number of votes cast against such director's removal is at least equal to the number of votes that would be required to elect such director in an election of directors. "Cause" is not defined in Sun's certificate of incorporation or bylaws.

     Any director of Cobalt or the entire board of directors can be removed with or without cause by the vote of a majority of the then-outstanding shares of voting stock entitled to vote in the election of directors, voting as a single class. Any director of Cobalt or the entire board of directors can be removed without cause by the vote of at least sixty-six and two-thirds percent of the then-outstanding shares of the voting stock entitled to vote in the election of directors. "Cause" is not defined in Cobalt's certificate of incorporation or bylaws.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

     Any newly created directorships in Sun's board of directors, resulting from any increase in the number of authorized directors or any vacancies, may be filled by a majority of the remaining members of the such board of directors, even though less than a quorum, or by a sole remaining director. If the remaining members of the board who fill such vacancy are less than a majority of the board (as constituted immediately prior to such increase), any Sun stockholder holding at least ten percent of the outstanding shares of Sun entitled to vote may request that the Delaware Court of Chancery order an election to fill any such newly created directorships or to replace the directors chosen by the remaining board members to fill such newly created directorships.

     Any vacancies in Cobalt's board are filled by either the vote of a majority of the then-outstanding shares of voting stock entitled to vote in the election of directors, voting as a single class, or by the vote of a majority of the remaining directors, even though less than a quorum or by a sole remaining director; however, a vacancy created by the removal of a director by stockholder vote or by court order may be filled only by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present. Newly created directorships resulting from an increase in the number of directors are filled only by vote of the directors then in office, even though less than a quorum.

STOCKHOLDER ACTION BY WRITTEN CONSENT

     Sun's stockholders may take action at annual or special meetings of stockholders, or by written consent.

     Cobalt's stockholders may take action only at annual or special meetings of stockholders. They may not take action by written consent.

ABILITY TO CALL SPECIAL MEETINGS

     Sun's board of directors, chairman of the board, any executive officer or one or more stockholders holding a total of 10% or more of Sun's outstanding shares of common stock entitled to vote may call special meetings of Sun stockholders.

     A majority of Cobalt's board of directors, or the chairman of the board, may call special meetings of Cobalt stockholders.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND PROPOSALS

     The Sun bylaws allow stockholders to nominate candidates for election to Sun's board of directors at any annual or any special stockholder meeting at which the board of directors has determined that directors will be elected. In addition, the Sun bylaws allow stockholders to propose business to be brought before any stockholder meeting. However, nominations and proposals may only be made by a stockholder who has given timely written notice to the Secretary of Sun before the annual or special stockholder meeting.

     Under Sun's bylaws, to be timely, notice of stockholder nominations or proposals to be made at a stockholder meeting must be received by the Secretary of Sun no less than 60 days nor more than 90 days before the date that Sun mailed its proxy statement to stockholders for the previous year's annual meeting. If Sun did not have an annual meeting the previous year or if the annual meeting date for the current year has been changed by more than 30 days from the date of the previous year's annual meeting, notice will also be timely if received by Sun no later than 10 days after the day Sun publicly announces the date of the annual meeting for the current year.

     A stockholder's notice to Sun must set forth all of the following:

     - all information required to be disclosed in solicitations of proxies for election of directors, or information otherwise required by applicable law, relating to any person that the stockholder proposes to nominate for election or reelection as a director, including that person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

     - name, age, business address, and residence address, if known, of each nominee proposed in the notice who is not an incumbent; the principal occupation or employment of the nominee; the number of shares of Sun stock owned by the nominee and any other information required by law;

     - a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting that business at that meeting and any material interest of the stockholder in the business proposed and the beneficial owner, if any, on whose behalf the proposal is made; and

     - the stockholder's and the beneficial owner's, if any, name and address as they appear on Sun's books and the class and number of shares of Sun which are beneficially owned by the stockholder.

     Stockholder nominations and proposals will not be brought before any Sun stockholder meeting unless the nomination or proposal was brought before the meeting in accordance with Sun's stockholder advance notice procedure.

     The Cobalt bylaws allow stockholders to propose business to be brought before an annual stockholder meeting. In addition, the Cobalt bylaws allow stockholders who are entitled to vote in the election of directors to nominate candidates for election to Cobalt's board of directors at a meeting of stockholders. However, proposals and nominations may only be made by a stockholder who has given proper, timely notice in writing to the Secretary of Cobalt before the stockholder meeting.

     Under Cobalt's bylaws, to be timely, notice of stockholder proposals or nominations to be made at a stockholder meeting must be received by the Secretary of Cobalt no less than 120 days before the date specified in Cobalt's proxy statement sent to stockholders in connection with the previous year's annual meeting. If Cobalt did not have an annual meeting the previous year or if the annual meeting date for the current year has been changed by more than 30 days from the date specified at the time of the previous year's proxy statement, notice will also be timely if received by Cobalt within a reasonable time before proxies are solicited.

     A stockholder's notice to Cobalt regarding the proposal of business must set forth all of the following:

     - a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

     - the stockholder's name and address, as they appear on Cobalt's books;

     - the class and number of shares of Cobalt stock owned by the stockholder;

     - any material interest that the stockholder has in the proposed business; and

     - any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934.

     A stockholder's notice to Cobalt regarding nomination of a director must set forth all of the following regarding the person nominated:

     - the name, age, business address and residence address of the nominee;

     - the principal occupation or employment of the nominee;

     - the class and number of shares of Cobalt stock beneficially owned by the nominee;

     - a description of all arrangements or understandings between the stockholder and the nominee and any other person pursuant to which the nominations are to be made by the stockholder; and

     - any other information relating to the nominee that is required to be disclosed in solicitations of proxies for elections of directors or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934.

     Stockholder proposals and nominations will not be brought before any Cobalt stockholder meeting unless the proposal or nomination was brought before the meeting in accordance with Cobalt's stockholder notice procedure.

AMENDMENT OF CERTIFICATE OF INCORPORATION

     Under Delaware law, a certificate of incorporation of a Delaware corporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation's certificate of incorporation.

     Sun's certificate of incorporation does not contain any provisions requiring a vote greater than that required by Delaware law to amend its certificate of incorporation.

     Cobalt's certificate of incorporation requires the affirmative vote of sixty-six and two-thirds percent of the voting power of outstanding shares, voting as a single class, to alter, amend or repeal provisions of the certificate of incorporation regarding Cobalt's board of directors and its powers, the percentage vote required for the adoption, amendment or repeal of certain sections of Cobalt's bylaws, the requirements for valid stockholder actions, the percentage vote required to remove directors from office, and the requirement for the affirmative vote of sixty-six and two-thirds percent of the voting power of outstanding shares to alter, amend or repeal the above provisions.

AMENDMENT OF BYLAWS

     Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer such power upon the board of directors. The stockholders always have the power to adopt, amend or repeal bylaws, even though the board may also be delegated such power.

     Sun's board of directors is expressly authorized to adopt, amend and repeal Sun's bylaws by an affirmative vote of a majority of the total number of authorized directors at that time, regardless of any vacancies. Sun's stockholders may also adopt, amend or repeal Sun's bylaws in accordance with Delaware law.

     Cobalt's board of directors is expressly authorized to make, alter, amend or repeal Cobalt's bylaws. Cobalt's stockholders may also amend or repeal Cobalt's bylaws in accordance with Delaware law and Cobalt's certificate of incorporation.

STATE ANTI-TAKEOVER STATUTES

     Sun and Cobalt are both subject to Section 203 of the Delaware General Corporation Law, which under certain circumstances may make it more difficult for a person who would be an "Interested Stockholder," as defined in Section 203, in our respective companies, to effect various business combinations with either of us for a three-year period. Under Delaware law, a corporation's certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. Our respective certificates of incorporation and bylaws do not exclude us from the restrictions imposed under
Section 203.

LIMITATION OF LIABILITY OF DIRECTORS

     The Delaware General Corporation Law permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for a breach of the director's fiduciary duty, subject to certain limitations. Our respective certificates of incorporation include such a provision to the maximum extent permitted by law. In addition, under the terms of the merger agreement, Sun has agreed to fulfill and honor in all respects the indemnification provisions in Cobalt's certificate of incorporation and bylaws with respect to the directors, officers, employees and agents of Cobalt prior to the merger for a period of six years following the completion of the merger.

     While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate that duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his duty of care.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware General Corporation Law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful.

     Both Sun's and Cobalt's bylaws provide that any person who was or is a party or is threatened to be a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director or officer, or is or was serving at the request of

Sun or Cobalt, as the case may be, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified against expenses, including attorney's fees, judgments, fines and amounts paid in settlement and held harmless by Sun or Cobalt, as the case may be, to the fullest extent permitted by the Delaware General Corporation Law. The indemnification rights conferred by Sun and Cobalt are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, Sun's or Cobalt's certificate of incorporation or bylaws, any agreement, vote of stockholders or disinterested directors or otherwise. In addition, Sun and Cobalt are authorized to purchase and maintain insurance on behalf of their directors and officers.

     Additionally, Sun may pay expenses incurred by its directors or officers in defending a civil or criminal action, suit or proceeding because that person is a director or officer, in advance of the final disposition of that action, suit or proceeding. However, such payment will be made only if Sun receives an undertaking by or on behalf of that director or officer to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by Sun, as authorized by Sun's bylaws.

     Cobalt's certificate of incorporation provides that any person who is made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director, officer or employee of Cobalt, or served as a director, officer or employee of another enterprise at Cobalt's request, will be indemnified by Cobalt against expenses, including attorneys' fees, judgments, fines and settlements to the fullest extent permitted by the Delaware General Corporation Law.

STOCKHOLDER RIGHTS PLAN

     Under Delaware law, every corporation may create and issue rights entitling the holders of such rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its certificate of incorporation. The price and terms of such shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation or issuance of such rights.

     Sun has entered into a stockholder rights agreement. As with most stockholder rights agreements, the terms of Sun's rights agreement are complex and not easily summarized, particularly as they relate to the acquisition of Sun's common stocks and to exercisability. This summary may not contain all of the information that is important to you. Accordingly, you should carefully read Sun's rights agreement, which is incorporated by reference into this document, in its entirety.

     Sun's rights agreement provides that each share of Sun's common stock outstanding will have the right to purchase one one-thousandth of a preferred share of Sun attached to it. The purchase price per one one-thousandth of a preferred share of Sun under the agreement is $500, subject to adjustment. Each share of Sun common stock issued in the merger will have one right attached.

     Initially, the rights under Sun's rights agreement are attached to outstanding certificates representing Sun common stock and no separate certificates representing the rights will be distributed. The rights will separate from Sun common stock and be represented by separate certificates approximately 10 days after someone acquires or commences a tender offer for 10% (20% if such person files a Schedule 13-G) of the outstanding Sun common stock.

     After the rights separate from Sun's common stock, certificates representing the rights will be mailed to record holders of the common stock. Once distributed, the rights certificates alone will represent the rights.

     All shares of Sun common stock issued prior to the date the rights separate from the common stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common stock. The rights will expire on February 11, 2008, unless earlier redeemed or exchanged by Sun.

     If an acquiror obtains or has the right to obtain 10% (20% if such acquiror files a Schedule 13-G) or more of Sun common stock, then each right will entitle the holder to purchase a number of shares of Sun common stock having a then current market value equal to two times the exercise price.

     Each right will entitle the holder to purchase a number of shares of common stock of the acquiror having a then current market value of twice the purchase price if an acquiror obtains 10% (20% if such acquiror files a Schedule 13-G) or more of Sun common stock and any of the following occurs:

     - Sun merges into another entity;

     - an acquiring entity merges into Sun; or

     - Sun sells more than 50% of its assets or earning power.

     Under Sun's rights agreement, any rights that are or were owned by an acquiror of more than 10% (20% if such acquiror files a Schedule 13-G) of Sun's respective outstanding common stock will be null and void.

     Sun's rights agreement contains exchange provisions which provide that after an acquiror obtains 10% or more of Sun capital stock, but less than 50% of Sun's outstanding common stock, Sun's boards of directors may, at its option, exchange all or part of the then outstanding and exercisable rights for common shares. In such an event, the exchange ratio is one common share per right, adjusted to reflect any stock split, stock dividend or similar transaction.

     The Sun board of directors may, at its option, redeem all of the outstanding rights under the Sun rights agreement prior to the earlier of (1) 10 days after the time that an acquiror obtains 10% or more of Sun's outstanding common stock, or (2) the final expiration date of the rights agreement. The redemption price under Sun's rights agreement is $.0025 per right. The right to exercise the rights will terminate upon the action of Sun's board ordering the redemption of the rights and the only right of the holders of the rights will be to receive the redemption price.

     Holders of rights will have no rights as stockholders of Sun, including the right to vote or receive dividends, simply by virtue of holding the rights.

     Sun's rights agreement provides that the provisions of the rights agreement may be amended by the board of directors prior to the date 10 days after any person acquires 10% of Sun's common stock without the approval of the holders of the rights. However, after the date any person acquires 10% of Sun's common stock, the rights agreement may not be amended in any manner which would adversely affect the interests of the holders of the rights, excluding the interests of any acquiror.

     Sun's rights agreement contains rights that have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire Sun without conditioning the offer on a substantial number of rights being acquired. Accordingly, the existence of the rights may deter acquirors from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of Sun's board to negotiate with an acquiror on behalf of all the stockholders. In addition, the rights should not interfere with a proxy contest.

     Cobalt does not have a stockholder rights agreement.

                                 LEGAL MATTERS


     The validity of the shares of Sun common stock offered by this document will be passed upon for Sun by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Cobalt is represented in connection with the merger by Brobeck, Phleger & Harrison LLP, Palo Alto, California. As of the date of this document, attorneys at Brobeck, Phleger & Harrison LLP beneficially own an aggregate of 2,444 shares of Cobalt common stock. It is a condition to the completion of the merger that Cobalt receive an opinion of Brobeck, Phleger & Harrison LLP and that Sun receive an opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, in each case to the effect that, among other things, the merger will qualify as a reorganization under the Internal Revenue Code. See the section entitled "The Merger and Related Transactions -- Material Federal Income Tax Consequences" beginning on page 58 of this document.


                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited Sun's consolidated financial statements and schedule included in Sun's Annual Report on Form 10-K for the year ended June 30, 2000, as set forth in their report, which is incorporated by reference in this document and elsewhere in the registration statement of which this document forms a part. Sun's financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The consolidated financial statements of Cobalt Networks, Inc. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this document have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             STOCKHOLDER PROPOSALS

     If the merger is not completed before the 2001 annual meeting of Cobalt stockholders, Cobalt stockholders may present proper proposals for inclusion in the proxy statement mailed by Cobalt for such meeting and for consideration at the next annual meeting of its stockholders by submitting their proposals to Cobalt in a timely manner complying with all the requirements of the proxy rules established by the Securities and Exchange Commission and Cobalt's bylaws. Proposals of stockholders of the Cobalt that are intended to be presented by such stockholders at Cobalt's 2001 annual meeting must be received by Cobalt no later than December 20, 2000 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

     If a stockholder intends to submit a proposal at Cobalt's 2001 annual meeting which is not eligible for inclusion in the proxy statement relating to that meeting, the stockholder must provide Cobalt notice in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended, no later than December 20, 2000.

                      WHERE YOU CAN FIND MORE INFORMATION

     THIS DOCUMENT INCORPORATES OTHER REPORTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS DOCUMENT.

     All reports, proxy and information statements and other information filed by Sun pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this document and before the date of the special meeting described herein are incorporated by reference into this document from the date of filing of those reports, proxy and information statements and other information.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH SUN HAS REFERRED YOU HEREIN. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

     The following documents, which have been filed by Sun with the Securities and Exchange Commission, are incorporated by reference into this document:

     - 2000 Annual Report to Stockholders; and

     - Annual Report on Form 10-K for the fiscal year ended June 30, 2000.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of this document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.


     The reports incorporated by reference into this document are available from Sun upon request. Sun will provide a copy of any and all of the information that is incorporated by reference in this document (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this document) to any person, without charge, upon written or oral request to the following address and telephone number. ANY REQUEST FOR DOCUMENTS SHOULD BE MADE BY NOVEMBER 29, 2000 TO ENSURE TIMELY DELIVERY.


                             Sun Microsystems, Inc.
                               Investor Relations
                              901 San Antonio Road
                              Palo Alto, CA 94303
                                 (650) 960-1300

     Sun and Cobalt file reports, proxy and information statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at:

Judiciary Plaza          Citicorp Center          Seven World Trade Center
Room 1024                500 West Madison Street  13th Floor
450 Fifth Street, N.W.   Suite 1400               New York, New York 10048
Washington, D.C. 20549   Chicago, Illinois 60661

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a Website that contains reports, proxy statements and other information regarding each of us. The address of the Securities and Exchange Commission Website is http://www.sec.gov.

     Reports, proxy and information statements and other information concerning Cobalt and Sun may be inspected at:

    The National Association of Securities Dealers
    1735 K Street, N.W.
    Washington, D.C. 20006

     Sun has filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to Sun's common stock to be issued to Cobalt stockholders in the merger. This document constitutes the prospectus of Sun filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits are available for inspection and copying as set forth above.

     Cobalt stockholders should call Christopher Bunn at Cobalt at (650) 623-2508 with any questions about the merger.

     THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS DOCUMENT, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS DOCUMENT NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS DOCUMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS DOCUMENT BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS DOCUMENT. THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO COBALT AND ITS SUBSIDIARIES WAS PROVIDED BY COBALT AND THE INFORMATION CONTAINED IN THIS DOCUMENT WITH RESPECT TO SUN WAS PROVIDED BY SUN.

                STATEMENT REGARDING FORWARD-LOOKING INFORMATION

     This document and the documents incorporated by reference into this document contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, particularly statements regarding market expectations and opportunities, market share growth, new products and service expectations and capabilities and Sun's and Cobalt's expectations regarding the growth of the Internet. These forward-looking statements are just predictions and involve risks and uncertainties such that actual results may differ materially.


     In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" beginning on page 15 of this document.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Cobalt Networks, Inc.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Cobalt Networks, Inc. and its subsidiaries at December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period end December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

San Jose, California
January 14, 2000, except as to Note 12
which is as of March 22, 2000.

                             COBALT NETWORKS, INC.

                           CONSOLIDATED BALANCE SHEET
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                DECEMBER 31,
                                                               JUNE 30,     --------------------
                                                                 2000         1999        1998
                                                              -----------   --------    --------
                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................   $ 80,945     $141,777    $  2,090
  Short-term investments....................................     50,943           --          --
  Accounts receivable, net of allowance for doubtful
     accounts of $919 (unaudited), $572 and $335............      9,015        6,187       2,040
  Inventories...............................................        318          714         514
  Other current assets......................................      2,318        1,494         239
                                                               --------     --------    --------
     Total current assets...................................    143,539      150,172       4,883
Property and equipment, net.................................      2,732        1,685       1,262
Long-term investments.......................................      3,200           --          --
Goodwill and intangible assets..............................     75,833           --          --
                                                               --------     --------    --------
                                                               $225,304     $151,857    $  6,145
                                                               ========     ========    ========
LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED
  STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Notes payable, current....................................   $     46     $     44    $     39
  Borrowings under line of credit...........................         --           --         600
  Advance from related party................................         --           --         500
  Accounts payable..........................................     13,439       15,101       4,179
  Accrued liabilities.......................................      9,561        4,611       1,183
  Deferred margin on distributor inventory..................      1,951        1,305         294
                                                               --------     --------    --------
          Total current liabilities.........................     24,997       21,061       6,795
Notes payable...............................................         17           40          84
                                                               --------     --------    --------
                                                                 25,014       21,101       6,879
                                                               --------     --------    --------
Mandatorily Redeemable Convertible Preferred Stock (Note
  5)........................................................         --           --      12,339
                                                               --------     --------    --------
Commitments and contingencies (Notes 10 and 11).............
Stockholders' equity (deficit)..............................
  Preferred Stock: $0.001 par value; 10,000,000 shares
     authorized, none issued and outstanding................         --           --          --
  Common Stock: $0.001 par value; 120,000,000 shares
     authorized; 29,581,000 (unaudited), 28,317,000 and
     4,750,000 shares issued and outstanding at June 30,
     2000, December 31, 1999 and 1998.......................         30           28           5
  Additional paid-in capital................................    250,127      174,462          79
  Unearned stock compensation...............................     (4,011)      (6,444)         --
  Notes receivable from stockholders........................       (412)        (450)         --
  Accumulated deficit.......................................    (45,444)     (36,840)    (13,157)
                                                               --------     --------    --------
          Total stockholders' equity (deficit)..............    200,290      130,756     (13,073)
                                                               --------     --------    --------
                                                               $225,304     $151,857    $  6,145
                                                               ========     ========    ========

The accompanying notes are an integral part of these consolidated financial statements.

                             COBALT NETWORKS, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                              SIX MONTHS ENDED
                                            ---------------------        YEAR ENDED DECEMBER 31,
                                            JUNE 30,     JULY 2,     -------------------------------
                                              2000        1999         1999        1998       1997
                                            --------    ---------    --------    --------    -------
                                                 (UNAUDITED)
Net revenues..............................  $ 28,275    $   7,663    $ 22,814    $  3,537    $    --
Cost of revenues..........................    15,293        5,156      14,461       3,123         --
                                            --------    ---------    --------    --------    -------
     Gross profit.........................    12,982        2,507       8,353         414         --
                                            --------    ---------    --------    --------    -------
Operating expenses:
  Research and development................     4,013        2,771       6,013       3,483      1,067
  Sales and marketing.....................    11,595        6,273      14,772       5,581        245
  General and administrative..............     3,609        1,454       4,070       1,895        445
  Amortization of stock compensation......     2,433          253       2,970          --         --
  Amortization of goodwill and other
     intangible assets....................     2,764           --          --          --         --
  In-process research and
     development..........................       830           --          --          --         --
  Litigation settlement...................        --           --       4,200          --         --
                                            --------    ---------    --------    --------    -------
     Total operating expenses.............    25,244       10,751      32,025      10,959      1,757
                                            --------    ---------    --------    --------    -------
Loss from operations......................   (12,262)      (8,244)    (23,672)    (10,545)    (1,757)
Interest and other income, net............     3,879          217       1,587          82         17
Interest expense..........................      (221)        (217)       (221)        (15)       (29)
                                            --------    ---------    --------    --------    -------
Net loss..................................    (8,604)      (8,244)    (22,306)    (10,478)    (1,769)
Accretion of Mandatorily Redeemable
  Convertible Preferred Stock.............        --       (1,191)     (1,377)       (828)        --
                                            --------    ---------    --------    --------    -------
Net loss attributable to holders of Common
  Stock...................................  $ (8,604)   $  (9,435)   $(23,683)   $(11,306)   $(1,769)
                                            ========    =========    ========    ========    =======
Basic and diluted net loss per share
  attributable to holders of Common
  Stock...................................  $   (.31)   $   (2.83)   $  (3.43)   $  (5.48)   $ (4.09)
                                            ========    =========    ========    ========    =======
Basic and diluted weighted average shares
  outstanding.............................    27,787        3,338       6,901       2,065        432
                                            ========    =========    ========    ========    =======


The accompanying notes are an integral part of these consolidated financial statements.

                             COBALT NETWORKS, INC.

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                          NOTE
                                        COMMON STOCK       ADDITIONAL     UNEARNED     RECEIVABLE
                                     -------------------    PAID-IN        STOCK          FROM       ACCUMULATED
                                       SHARES     AMOUNT    CAPITAL     COMPENSATION   STOCKHOLDER     DEFICIT      TOTAL
                                     ----------   ------   ----------   ------------   -----------   -----------   --------
Balance at December 31, 1996.......          --    $ --     $     --      $    --         $  --       $    (82)    $    (82)
Issuance of Common Stock...........   4,763,000       5           --           --            --             --            5
Repurchase of Common Stock.........    (570,000)     (1)          --           --            --             --           (1)
Net loss...........................          --      --           --           --            --         (1,769)      (1,769)
                                     ----------    ----     --------      -------         -----       --------     --------
Balance at December 31, 1997.......   4,193,000       4           --           --            --         (1,851)      (1,847)
Issuance of Common Stock...........     812,000       1           79           --            --             --           80
Repurchase of Common Stock.........    (255,000)     --           --           --            --             --           --
Accretion of Mandatorily Redeemable
  Convertible Preferred Stock......          --      --           --           --            --           (828)        (828)
Net loss...........................          --      --           --           --            --        (10,478)     (10,478)
                                     ----------    ----     --------      -------         -----       --------     --------
Balance at December 31, 1998.......   4,750,000       5           79           --            --        (13,157)     (13,073)
Issuance of Common Stock...........   6,199,000       6      116,216           --           (50)            --      116,172
Issuance of warrants...............          --      --          532           --            --             --          532
Stock compensation.................          --      --          568           --            --             --          568
Unearned stock compensation (Note
  7)...............................          --      --        8,910       (8,910)           --             --           --
Amortization of stock
  compensation.....................          --      --           --        2,402            --             --        2,402
Reversal of unearned stock
  compensation on termination of
  employment.......................          --      --          (64)          64            --             --           --
Accretion of Mandatorily Redeemable
  Convertible Preferred Stock......          --      --           --           --            --         (1,377)      (1,377)
Issuance of notes receivable to
  stockholder......................          --      --           --           --          (400)            --         (400)
Conversion of Mandatorily
  Redeemable Preferred Stock to
  Common Stock.....................  17,368,000      17       46,356           --            --             --       46,373
Adjustments to redemption value of
  Mandatorily Redeemable Preferred
  Stock............................          --      --        1,865           --            --             --        1,865
Net loss...........................          --      --           --           --            --        (22,306)     (22,306)
                                     ----------    ----     --------      -------         -----       --------     --------
Balance at December 31, 1999.......  28,317,000    $ 28     $174,462      $(6,444)        $(450)      $(36,840)    $130,756
Issuance of Common Stock
  (unaudited)......................   1,247,000       2       75,665           --            --             --       75,667
Repurchase of Common Stock
  (unaudited)......................      (3,000)     --           --           --            --             --           --
Amortization of stock compensation
  (unaudited)......................          --      --           --        2,433            --             --        2,433
Repayment of note receivable from
  stockholder (unaudited)..........          --      --           --           --            38             --           38
Net loss (unaudited)...............          --      --           --           --            --         (8,604)      (8,604)
                                     ----------    ----     --------      -------         -----       --------     --------
Balance at June 30, 2000
  (unaudited)......................  29,561,000    $ 30     $250,127      $(4,011)        $(412)      $(45,444)    $200,290
                                     ==========    ====     ========      =======         =====       ========     ========


The accompanying notes are an integral part of these consolidated financial statements.

                             COBALT NETWORKS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                     SIX MONTHS ENDED
                                                   --------------------       YEAR ENDED DECEMBER 31,
                                                   JUNE 30,    JULY 2,    -------------------------------
                                                     2000        1999       1999        1998       1997
                                                   --------    --------   --------    --------    -------
                                                       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                           $ (8,604)   $ (8,244)  $(22,306)   $(10,478)   $(1,769)
Adjustments to reconcile net loss to net cash
  used in operating activities:
  Depreciation and amortization                         419         369        897         323         18
  Purchase of in-process research and
    development                                         830          --         --          --         --
  Amortization of goodwill and other intangible
    assets                                            2,764          --         --          --         --
  Amortization of stock compensation                  2,433         253      2,970          --         --
  Non-cash interest expense                             (12)        130        130           2         20
  Other non-cash expense                                 --          --        100          --         --
  Changes in assets and liabilities:
    Accounts receivable                              (2,864)     (2,630)    (4,147)     (2,040)        --
    Inventories                                         396        (505)      (200)       (494)       (20)
    Other current assets                               (223)       (227)    (1,255)       (161)       (74)
    Accounts payable                                 (2,781)      1,324     10,922       3,970        164
    Accrued liabilities                               3,569       1,648      3,478       1,096         76
    Deferred margin on distributor inventory            646         423      1,011         294         --
                                                   --------    --------   --------    --------    -------
      Net cash used in operating activities          (3,427)     (7,459)    (8,400)     (7,488)    (1,585)
                                                   --------    --------   --------    --------    -------
CASH FLOWS USED IN INVESTING ACTIVITIES:
Acquisition of property and equipment                (1,158)       (428)    (1,320)     (1,423)      (157)
Acquisition of Chili!Soft, Inc. (net of cash
  acquired)                                          (2,263)         --         --          --         --
Purchases of long-term investments                   (3,200)         --         --          --         --
Purchases of short-term investments                 (50,943)         --         --          --         --
Loans to shareholder                                     --          --       (500)         --         --
                                                   --------    --------   --------    --------    -------
      Net cash used in investing activities         (57,564)       (428)    (1,820)     (1,423)      (157)
                                                   --------    --------   --------    --------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Mandatorily
Redeemable
Convertible Preferred Stock, net                         --      29,583     30,124       7,210      2,992
Proceeds from issuance of Common Stock                  130           8    116,172          80          4
Proceeds from advance from related party                 --          --         --         500         --
Proceeds from borrowings under line of credit            --          --         --         600         --
Principal payments on line of credit                     --        (600)      (600)         --         --
Proceeds from borrowings under notes payable                                    --         431         --
Principal payments on notes payable                     (21)        (18)       (39)       (308)      (130)
Proceeds from loan to stockholder                        50          --         --          --         --
Proceeds from borrowings under convertible
  promissory notes                                       --       4,250      4,250         750        599
                                                   --------    --------   --------    --------    -------
      Net cash provided by investing activities         159      33,223    149,907       9,263      3,465
                                                   --------    --------   --------    --------    -------
Net increase in cash and cash equivalents           (60,832)     25,336    139,687         352      1,723
Cash and cash equivalents at beginning of
  period                                            141,777       2,090      2,090       1,738         15
                                                   --------    --------   --------    --------    -------
Cash and cash equivalents at end of period         $ 80,945    $ 27,426   $141,777    $  2,090    $ 1,738
                                                   ========    ========   ========    ========    =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
Cash paid for interest                             $     14    $     88   $     91    $     13    $     9
                                                   ========    ========   ========    ========    =======
Conversion of notes payable and accrued
  interest into Mandatorily Redeemable
  Convertible Preferred Stock                      $     --    $  4,800   $  4,800    $    750    $   559
                                                   ========    ========   ========    ========    =======
Issuance of warrants                               $     --    $    402   $    532    $     --    $    --
                                                   ========    ========   ========    ========    =======
Issuance of Common Stock for promissory note       $     --    $     50   $     50    $     --    $    --
                                                   ========    ========   ========    ========    =======
Conversion of Mandatorily Redeemable
Convertible
Preferred Stock to Common Stock                    $     --    $     --   $ 46,373    $     --    $    --
                                                   ========    ========   ========    ========    =======

The accompanying notes are an integral part of these consolidated financial statements.

                             COBALT NETWORKS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The Company

     Cobalt Networks, Inc., (formerly ViavisionSystems Inc. and Cobalt Microserver, Inc.) (the "Company"), was incorporated in California in October 1996. Effective October 19, 1999, Cobalt reincorporated in the State of Delaware. The par value and shares of Common Stock and Preferred Stock authorized, issued and outstanding at each balance sheet date presented, and for each period presented in the consolidated statement of stockholders' deficit have been retroactively adjusted to reflect the reincorporation.

     The Company is a leading provider of server appliances. Server appliances are a new category of network infrastructure devices that are optimized to deliver one or a few network-based applications well. The Company markets and sells its products globally through its direct sales force and its channel partners. The Company operates in one business segment.

     Fiscal Year

     Through December 31, 1998 the Company operated on a calendar quarter-end and year-end basis. Beginning in 1999 the Company changed its accounting periods to thirteen-week fiscal quarters ending on the Friday closest to the end of the month.

     Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

     Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Revenue recognition

     Revenue from product sales to other than distributors is generally recognized at the time the product is shipped. Provisions for estimated future product returns and exchanges are recognized upon product shipment. The Company grants distributors limited rights of return on unsold inventory held by such distributors. The Company has limited control over the extent to which products sold to distributors are sold through to end users. Accordingly, the Company recognizes revenues on sales to distributors at the time its products are sold through to end users. The recognition of the gross profit on the products held by distributors is deferred until the sale to the end user occurs. The deferred gross profit is captioned as "deferred margin on distributor inventory" on the Company's balance sheet. Upon shipment, the Company also provides for the estimated cost that may be incurred for product warranties.

                             COBALT NETWORKS, INC.

     Cash equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The majority of the Company's cash equivalents consist of money market funds.

     Investments

     The Company's investments comprise federal obligations and money market investments. Investments with maturities of less than one year are considered short term and are carried at fair value. Nearly all investments are held in the Company's name by two major financial institutions. The specific identification method is used to determine the cost of securities disposed of, with realized gains and losses reflected in other income and expense. Unrealized gains and losses on these investments are included as a separate component of shareholders' equity, net of any related tax effect. Such unrealized gains and losses have not been significant to date. The Company also has certain investments in privately-held companies. These investments are included in "Long-term investments" in the Company's balance sheet and are generally carried at cost. The Company monitors these investments for impairment and makes appropriate reductions in carrying values when necessary.

     Fair value of financial instruments

     The Company's financial instruments, including cash, cash equivalents, accounts receivable, accounts payable, notes payable and capital lease obligations are carried at cost, which approximates their fair value because of the short-term maturity of these instruments.

     Concentration of credit risk

     Financial instruments which potentially subject the Company to a concentration of credit risk consist principally of cash equivalents and accounts receivable. The Company places its cash and cash equivalents primarily in market rate accounts with high credit financial institutions. The Company's accounts receivable are derived from revenue earned from customers located in the United States, Europe and Asia. Sales to foreign customers in 1999, 1998 and for the six months ended June 30, 2000, which are denominated in U.S. dollars, accounted for 52%, 44% and 47% (unaudited), respectively, of total revenue. Sales in the United States, Japan, Europe and other foreign countries were 48%, 21%, 21% and 10%, respectively, of total revenues in 1999, were 44%, 25%, 22% and 9%, respectively, of total revenues in 1998, and for the six months ended June 30, 2000 were 53% (unaudited), 20% (unaudited), 19% (unaudited), and 8% (unaudited), respectively, of total revenues. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable.

     For the year ended December 31, 1999, two customers accounted for approximately 14% and 11%, respectively, of net revenues. As of December 31, 1999, these two customers accounted for 13% and 11%, respectively, of total accounts receivable. For the year ended December 31, 1998, one customer accounted for approximately 12% of net revenues. As of December 31, 1998, this customer accounted for 15% of total accounts receivable. For the six months ended June 30, 2000, two customers accounted for approximately 12% (unaudited) and 10% (unaudited), respectively, of net

                             COBALT NETWORKS, INC.

revenues. As of June 30, 2000, these two customers accounted for 11% (unaudited) and 6% (unaudited), respectively, of total accounts receivable.

     Inventories

     Inventories are stated at the lower of cost or market. Cost is determined using standard cost which approximates the first-in, first-out method.

     Property and equipment

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally twelve months to five years. Leasehold improvements are amortized using the straight-line method over their estimated lives or the remaining term of the lease, whichever is shorter.

     Long-lived assets

     The Company periodically evaluates the recoverability of its long-lived assets based upon expected undiscounted cash flows and recognizes impairment from the carrying value of long-lived assets, if any, based on the fair value of such assets.

     Research and development

     Research and development costs are charged to operations as incurred. Software development costs incurred prior to the establishment of technological feasibility are included in research and development and are expensed as incurred. After technological feasibility is established, material software development costs are capitalized. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between achieving technological feasibility, which the Company has defined as the establishment of a working model which typically occurs when the beta testing commences, and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

     Income taxes

     Income taxes are computed using the asset and liability method. Deferred income tax assets or liabilities are established for the expected future consequences resulting from the temporary differences between the financial reporting and income tax bases of assets and liabilities and from net operating loss and tax credit carryforwards. The Company records a valuation allowance against deferred tax assets when it is more likely than not that such assets will not be realized.

     Stock-based compensation

     The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock

                             COBALT NETWORKS, INC.

Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123 "Accounting for Stock-Based Compensation."

     The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

     Foreign currency translation

     The Company uses the U.S. dollar as its functional currency for all of its worldwide operations. All sales worldwide are billed in U.S. dollars. Foreign currency assets and liabilities are remeasured into U.S. dollars at the end-of-period exchange rates. Expenses are translated at average exchange rates in effect during each period, except for those expenses related to balance sheet amounts which are translated at historical exchange rates. Gains or losses from foreign currency remeasurements and transactions are included in net loss and were not material for all periods presented.

     Comprehensive income

     Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from nonowner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income (loss) as compared to its reported net loss.

     Net loss per share

     The Company computes net loss per share in accordance with SFAS No. 128, "Earnings per Share" and SEC Staff Accounting Bulletin ("SAB") No. 98. Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to holders of Common Stock for the period by the weighted average number of shares of Common Stock outstanding during the period. Weighted average shares exclude shares of Common Stock subject to repurchase ("restricted shares"). Diluted net loss per share is computed by dividing the net loss available to holders of Common Stock for the period by the weighted average number of shares of Common Stock and Potential Common Stock outstanding during the period, if dilutive.

     Because the inclusion of Potential Common Stock would be anti-dilutive, diluted net loss per share is the same as basic net loss per share. Potential Common Stock includes unvested restricted shares of Common Stock and incremental shares of Common Stock issuable upon the exercise of stock options and warrants and upon conversion of Series A, B, and C Mandatorily Redeemable Convertible Preferred Stock.

                             COBALT NETWORKS, INC.

     The following table sets forth the computation of basic and diluted net loss per share for the periods indicated (in thousands, except share and per share data):

                                     SIX MONTHS ENDED
                                    ------------------           YEAR ENDED DECEMBER 31,
                                    JUNE 30,   JULY 2    ---------------------------------------
                                      2000      1999        1999          1998          1997
                                    --------   -------   -----------   -----------   -----------
                                       (UNAUDITED)
Numerator:
  Net loss attributable to holders
     of Common Stock..............  $(8,604)   $(9,435)  $   (23,683)  $   (11,306)  $    (1,769)
                                    =======    =======   ===========   ===========   ===========
Denominator:
  Weighted average shares
     outstanding..................   28,589      4,834     8,226,000     4,700,000     2,519,000
  Weighted average shares of
     Common Stock subject to
     repurchase...................     (802)    (1,496)   (1,325,000)   (2,635,000)   (2,087,000)
                                    -------    -------   -----------   -----------   -----------
  Denominator for basic and
     diluted calculation..........   27,787      3,338     6,901,000     2,065,000       432,000
                                    =======    =======   ===========   ===========   ===========
  Basic and diluted net loss per
     share attributable to holders
     of Common Stock..............  $  (.31)   $ (2.83)  $     (3.43)  $     (5.48)  $     (4.09)
                                    =======    =======   ===========   ===========   ===========

     The effects of options to purchase 5,627,000 (unaudited), 4,041,000, 1,622,000 and 238,000 shares of Common Stock at an average exercise price of $13.95 (unaudited), $6.77, $0.26 and $0.03 per share as of June 30, 2000,
December 31, 1999, 1998 and 1997, respectively, and warrants to purchase 204,000 and 164,000 shares of Preferred Stock at an average exercise price of $1.24 and $1.00 per share; and 7,271,000 and 3,572,000 shares of Mandatorily Redeemable Convertible Preferred Stock for the years ended December 31, 1998 and 1997, respectively, and warrants to purchase 243,000 shares of Common Stock at $3.70 per share as of June 30, 2000 and December 31, 1999, have not been included in the computation of diluted net loss per share as their effect would have been anti-dilutive.

     Segment information

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. During each period presented, the Company operated in a single business segment, primarily in the United States, Japan and Europe.

     New accounting pronouncements

     In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition in Financial Statements," which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with Securities and Exchange Commission. The effective date of this pronouncement is the fourth quarter

                             COBALT NETWORKS, INC.

of the fiscal year beginning after December 15, 1999. The Company believes that adopting SAB 101 will not have a material impact on its financial position and results of operations.

     In March 2000 the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 44 ("FIN 44") -- Accounting for Certain Transactions involving Stock Compensation -- an interpretation of APB Opinion No. 25. FIN 44 clarifies the application of Opinion 25 for (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination.

     FIN 44 is effective July 1, 2000, but certain provisions cover specific events that occur after either December 15, 1999 or January 12, 2000. The adoption of certain other provisions of FIN 44 did not have a material effect on the financial position or results of the Company. The Company does not expect that the adoption of the remaining provisions will have a material effect on its financial position or results of operations.

     In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effect of SFAS No. 133 until fiscal years beginning after June 15, 2000. The Company will adopt SFAS No. 133 in 2001. To date, the Company has not engaged in derivative or hedging activities. The Company is unable to predict the impact of adopting SFAS No 133 if the Company were to engage in derivative and hedging activities in the future.

     Unaudited interim results

     The accompanying consolidated balance sheet as of June 30, 2000, the consolidated statements of operations and cash flows for the six months ended June 30, 2000 and July 2, 1999 and the consolidated statement of stockholders' deficit for the six months ended June 30, 2000 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position and its results of operations and cash flows for the interim periods. The data included in notes to the consolidated financial statements for these periods is unaudited. Certain information or footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission.

                             COBALT NETWORKS, INC.

NOTE 2 -- BALANCE SHEET COMPONENTS (IN THOUSANDS):

                                                             DECEMBER 31,
                                             JUNE 30,      ----------------
                                               2000         1999      1998
                                            -----------    ------    ------
                                            (UNAUDITED)
Inventories:
  Finished goods..........................    $   230      $  498    $  517
  Raw materials...........................         88          16       197
                                              -------      ------    ------
     Total................................    $   318      $  514    $  714
                                              =======      ======    ======
Property and equipment:
  Computer equipment......................    $ 2,173      $  456    $1,337
  Office equipment and fixtures...........      1,048         280       619
  Production equipment and tooling........         --         417        --
  Leasehold improvements..................        971         450       485
                                              -------      ------    ------
                                                4,192       1,603     2,441
  Less: Accumulated depreciation..........     (1,460)       (341)     (756)
                                              -------      ------    ------
                                              $ 2,732      $1,262    $1,685
                                              =======      ======    ======
Accrued liabilities:
  Employee benefits.......................    $ 3,633      $  543    $1,539
  Reserve for sales returns...............      2,453         386     1,817
  Warranty................................      1,314         181       885
  Other...................................      2,161          73       370
                                              -------      ------    ------
                                              $ 9,561      $1,183    $4,611
                                              =======      ======    ======

NOTE 3 -- NOTES PAYABLE:

     Notes payable

     In September 1998, the Company entered into an equipment lease financing agreement with a leasing company. The agreement provides for borrowings of up to $1.0 million which are secured by the Company's equipment, machinery and fixtures. As of December 31, 1999 and December 31, 1998, the Company had outstanding borrowings under this agreement of $84,000 and $123,000, respectively. The note balance is payable in 34 equal monthly installments and bears interest at 10.95% per annum.

     In June 1998, the Company borrowed $300,000 from a stockholder which bore interest at 5.5% per annum. In connection with the loan, the Company issued warrants to purchase 7,000 shares of Series B Mandatorily Redeemable Convertible Preferred Stock at $2.163 per share. The estimated fair value of the warrants at the grant date was not material to the financial statements. In July 1998, the Company repaid the loan in full.

     Convertible promissory notes payable

     In April 1998, the Company borrowed $750,000 from various individuals under convertible promissory notes bearing interest at 5.5% per annum. In connection with these borrowings, the

                             COBALT NETWORKS, INC.

Company issued warrants to purchase 35,000 shares of Series B Mandatorily Redeemable Convertible Preferred Stock at $2.163 per share. The estimated fair value of the warrants at the grant date was not material to the financial statements. These notes were converted into Series B Mandatorily Redeemable Convertible Preferred Stock at $2.163 per share in July 1998.

     In December 1998, the Company borrowed $500,000 from an affiliate of a member of its Board of Directors and $50,000 from an individual investor under convertible promissory notes bearing interest at 6% per annum. These notes were converted to Series C Mandatorily Redeemable Preferred Stock in May 1999 (See
Note 5).

     In February and March 1999, the Company borrowed $4.3 million from various investors under convertible promissory notes bearing interest at 6.0% per annum, including $2.9 million from affiliates of the Company. These notes were converted into Series C Mandatorily Redeemable Preferred Stock in May 1999. In connection with the notes, the Company issued warrants to purchase 79,000 shares of Series C Mandatorily Redeemable Convertible Preferred Stock at $3.70 per share, including 61,000 of such shares to affiliates of the Company. The estimated fair value of the warrants at the grant date was $130,000 and was recorded as interest expense.

NOTE 4 -- RELATED PARTY TRANSACTION:

     In August 1999, the Company advanced $500,000 to its Chief Executive Officer. In September 1999, the advance was converted into a full recourse non-interest bearing promissory note payable in four years and is secured by 50,000 shares of the Company's Common Stock.

NOTE 5 -- MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK:

     During 1997, the Company issued 3,571,000 shares of Series A Preferred Stock at $1.00 per share for net proceeds of approximately $3.0 million and the conversion of $559,000 of notes payable described in Note 3. In July 1998, the Company issued 1,000 shares of Series A Preferred Stock at $1.00 per share for net proceeds of $1,000 upon the exercise of a warrant. In September 1999, the Company issued 77,000 shares of Series A Preferred Stock at $1.00 per share for net proceeds of $77,000 upon the exercise of warrants.

     In July 1998, the Company issued 3,699,000 shares of Series B Preferred Stock at $2.163 per share for net proceeds of approximately $7.2 million and the conversion of $750,000 of notes payable described in Note 3. In September 1999, the Company issued 11,000 shares of Series B Preferred Stock at $2.163 per share for net proceeds at approximately $25,000 upon the exercise of warrants.

     In May 1999, the Company issued 9,814,000 shares of Series C Mandatorily Redeemable Preferred Stock at $3.70 per share for net proceeds of approximately $29.6 million and the conversion of $4.80 million of notes payable described in
Note 3 and above. In connection with the transaction, the Company issued a warrant to purchase 243,000 shares of Common Stock at $3.70 per share. The estimated fair value of the warrants at the date of grant was $402,000, which was recorded as additional paid in capital. In September 1999, the Company issued 6,000 shares of Series C Preferred stock at $3.70 per share for net proceeds of approximately $25,000 upon the exercise of warrants.

     Upon completion of the Company's initial public offering, the holders of warrants to purchase Preferred Stock had 90 days to exercise these warrants. In November and December 1999, the

                             COBALT NETWORKS, INC.

Company issued 189,000 shares of Common Stock for net proceeds of approximately $419,000 upon the exercise of these warrants.

     As of December 31, 1999, a warrant to purchase 243,000 shares of the Company's Common Stock was outstanding.

     Upon the completion of the Company's initial public offering, 17,368,000 shares of Mandatorily Redeemable Preferred Stock, including the 189,000 shares issued pursuant to the exercise of warrants, as described above, with a value of $46,373,000 were converted into 17,368,000 shares of Common Stock.

NOTE 6 -- COMMON STOCK:

     Certain shares of Common Stock outstanding were sold under Restricted Stock Purchase Agreements (the "Agreements"). According to the terms of the Agreements, in the event that the purchaser ceases their relationship with the Company, the Company has the right to repurchase shares issued at the original purchase price ("purchase option"), subject to a declining percentage over time. During 1998 and 1997, the Company exercised its purchase option for 255,000 shares and 570,000 shares, respectively, of Common Stock at $0.001 per share. As of December 31, 1999, a total of 948,000 shares were subject to repurchase by the Company.

NOTE 7 -- STOCK OPTION PLANS:

     In April 1997, the Company adopted the Employee Stock Option Plan (the "Plan"). The Plan provides for the granting of stock options and Common Stock to employees and consultants of the Company. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options ("NSO") may be granted to Company employees and consultants. As of December 31, 1999, the Company has reserved 6,100,000 shares of Common Stock for issuance under the Plan. This reserve will be automatically increased on the first day of the fiscal year beginning January 1, 2001, by an amount equal to the lesser of 2,500,000 shares per year, 5% of the number of shares of Common Stock which are issued and outstanding on the last day of the proceeding fiscal year or a number of shares determined by the Company's board of directors.

     Options under the Plan may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and (ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, respectively. Options are generally exercisable immediately, subject to repurchase options held by the Company. The repurchase options lapse over a maximum period of five years at such times and under such conditions as determined by the Board of Directors. Options vest over 4 years, 25% after the first year and ratably each month over the remaining 36 months.

                             COBALT NETWORKS, INC.

     The following table summarizes stock option activity under the Plan:

                                                                           WEIGHTED
                                                                            AVERAGE
                                               OPTIONS                     EXERCISE
                                              AVAILABLE       OPTIONS        PRICE
                                              FOR GRANT     OUTSTANDING    PER SHARE
                                              ----------    -----------    ---------
Balance at December 31, 1996................          --            --      $   --
  Authorized................................   1,145,000            --          --
  Granted...................................    (826,000)      826,000       0.008
  Exercised.................................          --      (110,000)      0.001
  Canceled..................................     478,000      (478,000)      0.001
                                              ----------     ---------
Balance at December 31, 1997................     797,000       238,000
  Authorized................................   1,405,000            --          --
  Granted...................................  (1,437,000)    1,437,000       0.500
  Exercised.................................          --       (12,000)      0.001
  Canceled..................................      41,000       (41,000)      0.190
                                              ----------     ---------
Balance at December 31, 1998................     806,000     1,622,000
  Authorized................................   3,550,000            --          --
  Granted...................................  (2,715,000)    2,715,000        7.49
  Exercised.................................          --      (350,000)       1.44
  Canceled..................................     271,000      (271,000)       0.75
                                              ----------     ---------
Balance at December 31, 1999................   1,912,000     3,716,000
                                              ==========     =========

     Director Option Plan

     In September 1999, the Board adopted the 1999 Director Option Plan (the "Director Option Plan") and reserved 400,000 shares of Common Stock for issuance thereunder. This reserve will be automatically increased on the first day of the fiscal year beginning January 1, 2001, by an amount equal to the lesser of 100,000 shares per year, 0.25% of the number of shares of Common Stock which are issued and outstanding on the last day of the preceding fiscal year or a number of shares determined by the Company's board of directors. The option grants under the Director Option Plan are automatic and non-discretionary, and the exercise price of the options is 100% of the fair market value of the Common Stock on the grant date. The term of the options granted under the Director Option Plan is ten years. Options vest over 4 years, 25% after the first year and ratably each month over the remaining 36 months.

                             COBALT NETWORKS, INC.

     The following table summarizes stock option activity under the Option Plan:

                                                                             WEIGHTED
                                                                              AVERAGE
                                                 OPTIONS                     EXERCISE
                                                AVAILABLE       OPTIONS        PRICE
                                                FOR GRANT     OUTSTANDING    PER SHARE
                                                ---------     -----------    ---------
Balance at December 31, 1998..................         --            --       $   --
  Authorized..................................    400,000            --           --
  Granted.....................................   (325,000)      325,000        25.22
                                                 --------       -------
Balance at December 31, 1999..................     75,000       325,000
                                                 ========       =======

     The following table summarizes information about stock options outstanding and exercisable as of December 31, 1999.

                                                               OPTIONS
                          OPTIONS OUTSTANDING AT            EXERCISABLE AT
                            DECEMBER 31, 1999             DECEMBER 31, 1999
                    ----------------------------------   --------------------
                                 WEIGHTED
                                  AVERAGE     WEIGHTED               WEIGHTED
                                 REMAINING    AVERAGE                AVERAGE
    RANGE OF        NUMBER OF   CONTRACTUAL   EXERCISE   NUMBER OF   EXERCISE
 EXERCISE PRICES     SHARES        LIFE        PRICE      SHARES      PRICE
-----------------   ---------   -----------   --------   ---------   --------
$           0.001      11,000       7.37      $ 0.001       11,000   $ 0.001
            0.100     657,000       8.18         0.10      657,000      0.10
            0.500     552,000       8.56         0.50      552,000      0.50
   1.00  -   1.40     154,000       9.21         1.21      154,000      1.21
   1.85  -   2.50   1,703,000       9.44         2.06    1,703,000      2.06
  10.00  -  10.25     122,000       9.71        10.16      122,000     10.16
  14.00               173,000       9.82        14.00      173,000     14.00
  22.00               614,000       9.84        22.00      614,000     22.00
 108.38  - 126.75      55,000      10.00       111.69       55,000    111.69
                    ---------                            ---------
                    4,041,000                            4,041,000
                    =========                            =========

     Fair value disclosures

     Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant dates for the awards under a method prescribed by SFAS No. 123, the Company's net loss for the years ended December 31, 1999, 1998, and 1997 would have

                             COBALT NETWORKS, INC.

been increased to the pro forma amounts indicated in the following table (in thousands, except per share data):

                                                      YEAR ENDED DECEMBER 31,
                                                  -------------------------------
                                                    1999        1998       1997
                                                  --------    --------    -------
Net loss attributable to holders of Common
  Stock:
  As reported...................................  $(23,683)   $(11,306)   $(1,769)
                                                  ========    ========    =======
  Pro forma.....................................  $(23,825)   $(11,412)   $(1,774)
                                                  ========    ========    =======
Basic and diluted net loss per share
  attributable to holders of Common Stock:
  As reported...................................  $  (3.43)   $  (5.48)   $ (4.09)
                                                  ========    ========    =======
  Pro forma.....................................  $  (3.45)   $  (5.53)   $ (4.11)
                                                  ========    ========    =======

     The Company calculated the minimum fair value of each option grant on the date of grant using the Black-Scholes pricing model with the following assumptions:

                                                             YEAR ENDED
                                                            DECEMBER 31,
                                                            ------------
                                                            1999    1998
                                                            ----    ----
Expected life (years).....................................     5       5
Risk Free interest rate...................................  5.30%   6.66%
Expected volatility.......................................    60      --
Dividend yield............................................    --      --

     The estimated weighted average fair value of options granted to purchase shares of common stock under the Plan in 1999 and 1998 was $6.03 and $0.07, respectively.

     Stock Compensation

     During 1998, the Company issued NSOs to an outside consultant to purchase 25,000 shares of Common Stock at $0.50 per share, the estimated grant date fair market value. The estimated fair value of the options was not material to the financial statements.

     In connection with two employee separation agreements in July and September 1999, the Company accelerated the vesting of options to purchase 41,000 Shares of Common Stock. The intrinsic value of these shares amounted to $346,000 and has been recognized as stock compensation.

     During 1999, the Company issued NSOs to two outside consultants to purchase 35,000 shares of Common Stock at $22.00 per share, the estimated fair market value. The estimated fair value at the date of grant was $222,000, which was recorded as stock compensation.

     In connection with certain stock option grants during the period from July 1, 1998, to October 1, 1999, the Company recorded unearned stock compensation cost totaling $8.9 million which is being recognized over the vesting period of the related options of four years. During 1999, unearned stock compensation of $64,000 was reversed upon the cancellation of options. Amortization expense associated with unearned stock compensation totaled $2.4 million for the year ended December 31, 1999.

                             COBALT NETWORKS, INC.

     The Company expects to record amortization expense associated with unearned stock compensation of $1.3 million, $1.3 million, $940,000 and $690,000 in the first, second, third and fourth quarters of fiscal 2000, respectively.

NOTE 8 -- EMPLOYEE BENEFIT PLANS:

     401(k) Plan

     The Company sponsors a 401(k) defined contribution plan (the "Plan") covering all eligible employees. Contributions made by the Company are determined annually by the Board of Directors. No contributions have been made to the Plan by the Company.

     Employee Stock Purchase Plan

     In September 1999, the Board adopted the 1999 Employee Stock Purchase Plan (the "Purchase Plan") and reserved 2,250,000 shares of Common Stock for issuance thereunder. This reserve will be automatically increased on the first day of the fiscal year beginning January 1, 2001, by an amount equal to the lesser of 1,500,000 shares per year, 3% of the number of shares of Common Stock which are issued and outstanding on the last day of the preceding fiscal year or a number of shares determined by the Company's board of directors. Employees generally will be eligible to participate in the Purchase Plan if they are customarily employed by the Company for more than 20 hours per week and more than five months in a fiscal year end. The first offering period began on November 5, 1999, and therefore, the first Offering Period will be less than 24 months long. Offering Periods and Purchase Periods thereafter will begin on the first day of May and November of each year. The price at which the Common Stock is purchased under the Purchase plan is 85% of the lesser of the fair market value of the Company's Common Stock on the first day of the applicable Offering Period or the last day of the purchase period.

NOTE 9 -- INCOME TAXES:

     No provision or benefit for income taxes has been recognized for any of the periods presented as the Company has incurred net operating losses since inception.

     As of December 31, 1999, the Company has approximately $26 million and $18 million of net operating loss carryforwards available to offset future taxable income for Federal and California purposes, respectively, which expire beginning in 2014 and 2004, respectively. Under the Tax Reform Act of 1986, the amount of net operating losses that can be utilized may be limited in certain circumstances including, but not limited to, a cumulative stock ownership change of more than 50% over a three-year period.

                             COBALT NETWORKS, INC.

     Deferred taxes comprise the following (in thousands):

                                                                DECEMBER 31,
                                                             -------------------
                                                               1999       1998
                                                             --------    -------
Deferred tax assets:
  Depreciation.............................................  $     49    $    21
  Other accruals and liabilities...........................     1,993         84
  Capitalized startup costs................................       172        148
  Research and development credits.........................       166        163
  Net operating loss and credit carryforwards..............     9,870      3,985
                                                             --------    -------
     Total deferred tax assets.............................    12,250      4,401
Less: Valuation allowance..................................   (12,250)    (4,401)
                                                             --------    -------
Net deferred tax assets....................................  $     --    $    --
                                                             ========    =======

     For financial reporting purposes, the Company has incurred a loss in each period since its inception. Based on the available objective evidence, including the Company's history of losses, management believes it is more likely than not that the net deferred tax assets will not be fully realizable. Accordingly, the Company provided for a full valuation allowance against its net deferred tax assets for all periods presented.

     A reconciliation between the amount of income tax benefit determined by applying the applicable U.S. statutory income tax rate to pre-tax loss is as follows:


                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                             --------------------
                                                             1999    1998    1997
                                                             ----    ----    ----
Federal statutory rate.....................................  (34)%   (34)%   (34)%
State tax, net of federal impact...........................   (3)%    --      (6)%
Cheap stock amortization...................................    6%     --      --
Provision for valuation allowance on deferred tax assets...   32%     35%     44%
Other......................................................   (1)%    (1)%    (4)%
                                                             ---     ---     ---
                                                              --%     --%     --%
                                                             ===     ===     ===


NOTE 10 -- COMMITMENTS:

     The Company leases its principal office space under a noncancelable operating lease which expires on December 31, 2003. The Company leased a 30,000 square foot building on property contiguous to its current headquarters to expand its Mountain View operations. This lease extends through March 2004. The Company expects to occupy approximately two-thirds of this new facility in March 2000, and has subleased the remainder to a tenant through February of 2001. Rent expense was $877,000 in 1999, $316,000 in 1998, and $73,000 in 1997.

                             COBALT NETWORKS, INC.

     Future minimum lease payments under noncancelable operating leases are as follows (in thousands):

                      YEAR ENDING
                      DECEMBER 31,
                      ------------
2000....................................................  $1,374
2001....................................................   1,662
2002....................................................   1,731
2003....................................................   1,784
2004....................................................     237
                                                          ------
                                                          $6,788
                                                          ======

     In March 2000, the Company entered into a sublease agreement for 10,000 square feet of the new facility. The tenant will occupy the premises through February of 2001. The expected rental income from this agreement is $335,000 in 2000 and $66,000 in 2001.

NOTE 11 -- CONTINGENCIES:

     Pursuant to the Company's turnkey service and purchase agreement with its subcontract manufacturer, in the event that the agreement is terminated, the Company would be required to purchase remaining surplus or obsolete inventory which is specific to the Company's products.

     In December 1998, CUBE Computer Corporation filed a lawsuit against the Company in the United States District Court for the Southern District of New York for trademark infringement. CUBE, an original equipment manufacturer of personal computers, argued that this alleged infringement resulted from the Company's use of "Qube" in connection with its products. In December 1999, the Company entered into a settlement agreement with Cube Computer. We acquired certain trademark rights for a one-time payment of $4.1 million, not including related legal costs.

NOTE 12 -- SUBSEQUENT EVENTS:

     Chili!Soft Acquisition

     On March 22, 2000, the Company entered into a definitive agreement to acquire Chili!Soft, Inc. ("Chili!Soft"), a provider of web page development technology. The Company will acquire all outstanding stock and assume all stock options of Chili!Soft in exchange for 1,150,000 shares of the Company's common stock. The transaction is expected to be accounted for as a purchase business combination.

NOTE 13 -- SUBSEQUENT EVENTS (UNAUDITED):

     Chili!Soft Acquisition

     Effective May 23, 2000, the Company completed its acquisition of Chili!Soft, a provider of software solutions for web page development (the "Acquisition"). An aggregate of approximately 1,150,000 shares of the Company's Common Stock were issuable pursuant to the Acquisition, including options to purchase approximately 226,000 shares of the Company's Common Stock

                             COBALT NETWORKS, INC.

issuable in connection with the exercise of options to purchase Chili!Soft Common Stock that the Company assumed in connection with the Acquisition.

     The Company accounted for the Acquisition as a purchase business combination. The consolidated financial statements include the results of operations of Chili!Soft commencing on May 24, 2000. The total purchase price has been calculated as follows (in thousands):

Market value of 924,000 shares of common stock issued.......  $60,112
Fair value of options assumed...............................   14,647
Cash advances to acquisition prior to May 23, 2000..........    2,350
Direct acquisition costs....................................    1,232
                                                              -------
  Total purchase price......................................  $78,341
                                                              =======

     The total purchase price has been allocated to tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. The fair value of intangible assets was determined using a combination of methods, including estimates based on risk-based or risk-adjusted income approach for acquired in-process research and development, completed technology and non-compete agreement, and on a cost replacement approach for acquired work force. This valuation was determined by an independent appraiser.

     The allocation of the purchase price to assets acquired and liabilities assumed is presented in the table that follows (in thousands):

Developed technology........................................  $ 1,790
In-process research and development.........................      830
Non-compete agreement.......................................    2,250
Workforce...................................................    2,210
Goodwill....................................................   72,347
Net liabilities assumed.....................................   (1,086)

Total purchase price........................................  $78,341
                                                              =======

     Amounts allocated to the non-compete agreements and workforce are being amortized over their estimated useful lives of 3 and 2 years, respectively. Amounts allocated to existing technology and goodwill are being amortized over their estimated useful lives of 3 years.

     In addition, the Company recorded a $830,000 charge for in-process research and development related to in-process technology for projects that, as of the date of the acquisition, had not yet reached technological feasibility and had no alternative future use. The value of these projects was determined by estimating the resulting net cash flows from the sale of the products resulting from the completion of the projects, reduced by the portion of the revenue attributable to core technology and the percentage completion of the project. The resulting cash flows were then discounted back to their present value at appropriate discount rates. Cash flows related to the in-process research and development were discounted at 30%.

     The in-process research and development relates to the development of Chili!Soft's Active Server Pages which were under development as of the acquisition date. Research and development costs to bring the products from the acquired company to technological feasibility are estimated to total

                             COBALT NETWORKS, INC.

approximately $1.0 million. The Company anticipates the development will be completed between nine and fifteen months.

     Developed technology is technology that is being used in existing products of the business and is distinguished from in-process technology because it has achieved technological feasibility. Core technology represents fundamental technology and advances that are the basis for the Company's developed and in-process products. New and in-process products may leverage core technology to different degrees depending on the extent of incorporation of new, previously undeveloped technologies.

     The nature of the efforts to develop the purchased in-process research and development into commercially viable products principally relates to the completion of all planning, designing, prototyping and testing activities that are necessary to establish that the product can be produced to meet its design specification features and technical performance requirements. The resulting net cash flows from such products are based on estimates of revenue, cost of revenue, research and development costs, sales and marketing costs, and income taxes from such projects.

     It is reasonably possible that the development of this technology could fail because of either prohibitive cost, inability to perform the required efforts to complete the technology or other factors outside of the Company's control such as a change in the market for the resulting developed products. In addition, at such time that the project is completed it is reasonably possible that the completed product does not receive market acceptance or that we are unable to produce and market the product cost effectively.

     The following unaudited pro forma net revenues, net loss and net loss per share data for the six months ended June 30, 2000 and July 2, 1999 are based on the respective historical financial statements of the Company and Chili!Soft. The pro forma data reflects the consolidated results of operations as if the Acquisition with Chili!Soft occurred at the beginning of each of the periods indicated and includes the amortization of the resulting goodwill and other intangible assets. The pro forma financial data presented are not necessarily indicative of the Company's results of operations that might have occurred had the transaction been completed at the beginning of the periods specified, and do not purport to represent what the Company's consolidated results of operations might be for any future period.

                                                              SIX MONTHS ENDED
                                                            --------------------
                                                            JUNE 30,    JULY 2,
                                                              2000        1999
                                                            --------    --------
Pro forma net revenue.....................................  $ 28,818    $  8,236
Pro forma loss from operations............................  $(24,006)   $(23,739)
Pro forma net loss attributable to holders of common
  stock...................................................  $(20,379)   $(24,922)
Pro forma basic and diluted net loss per share
  attributable to holders of common stock.................  $   (.72)   $  (5.85)
Pro forma shares used in basic and diluted net loss per
  share calculation.......................................    28,335       4,262

     Progressive Systems Acquisition

     On August 28, 2000 the Company acquired all outstanding stock and rights to acquire capital stock of Progressive Systems, Inc. in exchange for a combination of the Company's common stock

                             COBALT NETWORKS, INC.

and cash totaling $11.0 million. An aggregate of approximately 162,000 shares of the Company's common stock were issued and $3.3 million in cash was paid pursuant to this acquisition. In addition, the Company assumed certain liabilities and incurred certain direct costs of the acquisition which resulted in an aggregate purchase price of $12.8 million. The transaction has been accounted for as a purchase business combination.

     Litigation Update


     In June 2000, the Company filed suit against NetMachines, Inc., in the U.S. District Court for the Northern District of California, claiming that the use of the name RedRak for NetMachines' server products constitutes trademark infringement of the Company's registered RaQ trademark for computer hardware products, which includes servers. The Company intends to pursue this matter vigorously but is unable to provide an evaluation of the probability of a favorable or unfavorable outcome. The Company believes, based on currently available information, the resolution of this matter will not have a material effect on its financial position, results of operations or cash flows.


     Merger with Sun Microsystems, Inc.

     On September 18, 2000, the Company entered into a definitive agreement to merge with Sun Microsystems, Inc. ("Sun"), a leading provider of products, services and support solutions for building and maintaining networking computing environments. Under the terms of the definitive agreement, each outstanding share of the Company's common stock and each outstanding stock option will be converted into the right to receive 0.50 shares of Sun common stock. The transaction is expected to be accounted for as a purchase business combination and is expected to close by December 31, 2000.

                                    ANNEX A

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
                                  BY AND AMONG
                            SUN MICROSYSTEMS, INC.,
                         AZURE ACQUISITION CORPORATION
                                      AND
                             COBALT NETWORKS, INC.

                         DATED AS OF SEPTEMBER 18, 2000

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION is made and entered into as of September 18, 2000, by and among Sun Microsystems, Inc., a Delaware corporation ("PARENT"), Azure Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and Cobalt Networks, Inc., a Delaware corporation (the "COMPANY").

                                   RECITALS:

     A. Upon the terms and subject to the conditions set forth this Agreement (as defined in Section 1.2 hereof) and in accordance with the General Corporation Law of the State of Delaware ("DELAWARE LAW"), Parent and the Company intend to enter into a business combination transaction.

     B. The Board of Directors of the Company (i) has determined that the Merger (as defined in Section 1.1 hereof) is consistent with and in furtherance of the long-term business strategy of the Company, and fair to and in the best interests of, the Company and its stockholders, (ii) has unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has unanimously determined to recommend that the stockholders of the Company adopt and approve this Agreement and approve the Merger.

     C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain affiliates of the Company are entering into Voting Agreements, in the form attached hereto as Exhibit A (each, a "VOTING AGREEMENT" and, collectively, the "VOTING AGREEMENTS"), with Parent.

     D. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain affiliates of the Company are entering into Affiliate Agreements, in the form attached hereto as Exhibit B (each, a "AFFILIATE AGREEMENT" and, collectively, the "AFFILIATE AGREEMENTS"), with Parent.

     E. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain stockholders of the Company are entering into Non-Competition Agreements, in the form attached hereto as Exhibit C (each, a "NON-COMPETITION AGREEMENT" and, collectively, the "NON-COMPETITION AGREEMENTS"), with Parent.

     F. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, the Company is entering into a Stock Option Agreement in favor of Parent, in the form attached hereto as Exhibit D (the "STOCK OPTION AGREEMENT"). The Board of Directors of the Company has unanimously approved the Stock Option Agreement.

     G. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain officers, directors and other employees of the Company have agreed to waive certain severance and other rights that may be triggered as a direct or indirect result of the transactions contemplated hereby (each, an "SEVERANCE AND ACCELERATION WAIVER") and, collectively, the "SEVERANCE AND ACCELERATION WAIVERS").

     H. The parties hereto intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE").

     I. The parties hereto intend for the Merger to be accounted for as a purchase.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of foregoing premises, the mutual covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the "MERGER"), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

     1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "CERTIFICATE OF MERGER") (the time of such filing (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being referred to herein as the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as defined below). Unless the context otherwise requires, the term "AGREEMENT" as used herein refers collectively to this Agreement and Plan of Merger and Reorganization and the Certificate of Merger. The closing of the Merger and the other transactions contemplated hereby (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, at a time and date to be specified by the parties hereto, which time and date shall be no later than the second (2nd) business day after the satisfaction or waiver of the conditions set forth in Article VI hereof, or at such other location, time and date as the parties hereto shall mutually agree in writing (the date upon which the Closing actually occurs being referred to herein as the "CLOSING DATE").

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Certificate of Incorporation; Bylaws.

        (a) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to be the same in substance as the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time (except that the name of the Company shall remain Cobalt Networks, Inc.), and such Certificate of Incorporation of the Company, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law and such Certificate of Incorporation.

        (b) Bylaws. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

     1.5  Directors and Officers.

        (a) Directors. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified.

        (b) Officers. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

     1.6 Effect on Capital Stock. Subject to the terms and conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

        (a) Conversion of Company Common Stock. Each share of Common Stock, par value $0.001 per share, of the Company ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b) hereof, shall be canceled and extinguished and automatically converted (subject to Section 1.6(e) and Section 1.6(f) hereof) into the right to receive 0.50 (the "EXCHANGE RATIO") shares of Common Stock, par value $0.00067 per share, of Parent (including, with respect to each such share of Common Stock of Parent, the associated Rights (as defined in that certain Second Amended and Restated Shares Rights Agreement, dated as of February 11, 1998, as amended April 14, 1999 and April 26, 2000) (the "PARENT RIGHTS AGREEMENT") between the Company and BankBoston, N.A., as Rights Agent (the "PARENT COMMON STOCK") upon surrender of the certificate representing such share of Company Common Stock in the manner set forth in
Section 1.7 hereof (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner set forth in
Section 1.9 hereof). If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock shall also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

        (b) Cancellation of Parent-Owned Stock. Each share of Company Common Stock held by Parent, the Company or any direct or indirect wholly-owned subsidiary of Parent or the Company, immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or consideration paid therefor.

        (c) Stock Options; Employee Stock Purchase Plans.

           (i) At the Effective Time, all options to purchase Company Common Stock then outstanding under (A) the Company's Amended and Restated 1997 Employee Stock Plan (the "EMPLOYEE STOCK PLAN"), (B) the Company's 1999 Director Option Plan (the "DIRECTOR OPTION PLAN"), (C) the Chili!Soft, Inc., Inc. 1997 Stock Option Plan (the "1997 CHILI!SOFT, INC. PLAN"),

(D) the Chili!Soft, Inc. 1998 Stock Option Plan (the "1998 CHILI!SOFT, INC. PLAN"), (E) the Chili!Soft, Inc. 1999 Stock Option Plan (the "1999 CHILI!SOFT, INC. PLAN" and, together with the Employee Stock Plan, the Director Option Plan, the 1997 Chili!Soft, Inc. Plan and the 1998 Chili!Soft, Inc. Plan, the "COMPANY STOCK PLANS"), shall be assumed by Parent in accordance with the terms of
Section 5.9(a) hereof.

           (ii) At the Effective Time, all purchase rights outstanding under the Company's 1999 Employee Stock Purchase Plan (the "EMPLOYEE STOCK PURCHASE PLAN") shall be treated as set forth in Section 5.9(b) hereof.

        (d) Capital Stock of Merger Sub. Each share of Common Stock, par value $0.001 per share, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock immediately prior to the Effective Time shall, as of the Effective Time, evidence ownership of an equivalent number of shares of capital stock of the Surviving Corporation.

        (e) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any forward or reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock (including, without limitation, the two-for-one forward stock split, to be paid in the form of a stock dividend, approved by the Board of Directors of Parent on August 16, 2000 (the "PARENT STOCK SPLIT"), which will be effected (if at all) only upon the approval of a proposed increase in the authorized number of shares of Parent Common Stock by the stockholders of Parent at the currently scheduled Annual Meeting of Stockholders of Parent to be held on November 8, 2000) (the "PARENT SHARE INCREASE") or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

        (f) Fractional Shares. No fraction of a share of Parent Common Stock shall be issued by virtue of the Merger, but in lieu thereof, each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificates(s) (as defined in Section 1.7(c) hereof), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying (x) such fraction, by (y) the average closing price on the Nasdaq National Market System ("NASDAQ"), as reported in The Wall Street Journal, Western Edition (or, in the event of a good faith dispute as to the accuracy of the price reported therein, another authoritative source reasonably agreed on by the parties hereto), of one
(1) share of Parent Common Stock for the five (5) consecutive trading days ending on the trading day immediately prior to the day on which the Effective Time shall occur.

     1.7  Surrender of Certificates.

        (a) Exchange Agent. EquiServe Limited Partnership, or another bank or trust company selected by Parent (which shall be reasonably acceptable to the Company), shall act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

        (b) Parent to Provide Common Stock. Promptly following the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to Section 1.6 hereof in exchange for outstanding shares of Company Common Stock, and cash in an amount estimated to be sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) hereof, and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 1.7(d) hereof.

        (c) Exchange Procedures. Promptly following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (each, a "CERTIFICATE" and, collectively, the "CERTIFICATES"), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to
Section 1.6 hereof, cash in lieu of any fractional shares pursuant to Section 1.6(f) hereof, and any dividends or other distributions pursuant to Section 1.7(d) hereof, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(f) hereof, and any dividends or other distributions pursuant to Section 1.7(d) hereof. Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be reasonably appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Common Stock were converted at the Effective Time pursuant to Section 1.6 hereof, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(f) hereof, and any dividends or other distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.7(d) hereof as to dividends and other distributions, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted pursuant to Section 1.6 hereof, and the right to receive an amount in cash in lieu of the issuance of any fractional shares pursuant to
Section 1.6(f) hereof and any dividends or other distributions payable pursuant to Section 1.7(d) hereof.

        (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(f)hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

        (e) Transfers of Ownership. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

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

        (f) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code, or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

        (g) No Liability. Notwithstanding anything to the contrary in this
Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any other party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.8 No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(f) or Section 1.7(d)hereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, at any time following the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.9 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section
1.6 hereof, cash for fractional shares, if any, as may be required pursuant to
Section 1.6(f) hereof and any dividends or distributions payable pursuant to
Section 1.7(d) hereof; provided, however, that Parent and the Exchange Agent may, in their discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.10  Tax and Accounting Consequences.

        (a) Tax. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

        (b) Accounting. It is intended by the parties hereto that the Merger shall be accounted for as a purchase.

     1.11 Taking of Necessary Action; Further Action. If, at any time following the Effective Time, any further action is necessary or desirable to carry out the purposes and intent of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub shall take all such lawful and necessary action.

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                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Closing Date as though made at the Closing Date, subject to such exceptions as are specifically disclosed in writing (with reference to a specific section of this Agreement to which each such exception applies) in a disclosure letter supplied by the Company to Parent, dated as of the date hereof and certified by a duly authorized officer of Company (the "COMPANY DISCLOSURE LETTER"), which disclosure shall provide an exception to or otherwise qualify or respond to the representations or warranties of the Company specifically referred to in such disclosure and any other representation or warranty of the Company to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to such other representation or warranty, as follows:

     2.1  Organization and Qualification; Subsidiaries.

          (a) Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("APPROVALS") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, be material to the Company. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, be material to the Company.

        (b) Company has no subsidiaries except for the corporations identified in Section 2.1(b) of the Company Disclosure Letter. Neither the Company nor any of its subsidiaries has agreed, is obligated to make, or is bound by, any written, oral or other agreement, contract, sub-contract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sub-license, insurance policy, benefit plan, commitment, or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

     2.2 Certificate of Incorporation and Bylaws. The Company has previously furnished to Parent a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date. Such Certificate of Incorporation, Bylaws and equivalent organizational documents of each of its subsidiaries are in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

     2.3  Capitalization.

        (a) The authorized capital stock of the Company consists of one hundred and twenty million (120,000,000) shares of Company Common Stock and ten million (10,000,000) shares of

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Preferred Stock ("COMPANY PREFERRED STOCK"), each having a par value of $0.001 per share. As of the close of business on September 14, 2000, (i) 30,333,599 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Company Common Stock were held in treasury by the Company or by any subsidiaries of the Company, (iii) 2,208,440 shares of Company Common Stock were available for future issuance pursuant to the Employee Stock Purchase Plan, (iv) 4,957,461 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the Employee Stock Purchase Plan, (v) 328,328 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the Director Option Plan, (vi) 9,177 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the 1997 Chili!Soft Stock Plan, (vii) 18,085 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the 1998 Chili!Soft Stock Plan, and (viii) 381,259 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the 1999 Chili!Soft Stock Plan. Between the close of business on September 14, 2000 and the date hereof, no shares of Company Common Stock have been issued other than upon exercise of vested Company Stock Options (as defined in Section 5.9 hereof) listed on Section 2.3(b) of the Company Disclosure Letter. As of the date hereof, no shares of Company Preferred Stock are issued or outstanding. Except as set forth in Section 2.3(a) of the Company Disclosure Letter, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option as a result of the Merger or any other transactions contemplated by this Agreement, or as a result of the termination of employment of any holder of any such option.

        (b) Section 2.3(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Stock Option outstanding as to the date of the Agreement: (i) the name of the optionee; (ii) the particular plan pursuant to which such Company Stock Option was granted; (iii) the number of shares of Company Common Stock subject to such Company Stock Option; (iv) the exercise price of such Company Stock Option; (v) the date on which such Company Stock Option was granted; (vi) the extent to which each such option is vested and unvested as of a recent practicable date; (vii) the date on which such Company Stock Option expires and (viii) whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration. Section 2.3(b) of the Company Disclosure Letter also shall set forth the vesting schedule generally applicable to Company Stock Options, and shall specifically identify each Company Stock Option with a vesting schedule that is different than such generally applicable vesting schedule (including a description of each such different vesting schedule). The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted such Company Stock Options that are currently outstanding and the form of all stock option agreements evidencing such Company Stock Options. All shares of Company Common Stock subject to the issuance aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non assessable. All outstanding shares of Company Common Stock, all outstanding Company Stock Options, and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined below) and (ii) all requirements set forth in applicable contracts, agreements, and instruments.

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

        (c) Except for (i) securities Company owns, directly or indirectly through one or more subsidiaries, free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but excluding any restrictions on transfer imposed by federal or state securities laws), and (ii) shares of capital stock or other similar ownership interests of subsidiaries of the Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries (which shares or other interests do not materially affect the Company's control of such subsidiaries), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.3(c) of the Company Disclosure Letter or as set forth in Section 2.3(b) hereof, and except for the Stock Option Agreement, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement, there are no registration rights and there is, except for the Voting Agreements, no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company or any of its subsidiaries is a party or by which they are bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Stockholders of the Company will not be entitled to dissenters' rights under applicable state law in connection with the Merger.

     2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to perform its obligations hereunder and thereunder and, subject to obtaining the approval of the stockholders of the Company of the Merger, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, the Stock Option Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement and the approval of the Merger by holders of a majority of the outstanding shares of Company Common Stock in accordance with Delaware Law and the Company's Certificate of Incorporation and Bylaws). This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitute legal and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be subject to and limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors, and rules of law governing specific performance, injunctive relief or other equitable remedies.

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

     2.5  No Conflict; Required Filings and Consents.

        (a) The execution and delivery of this Agreement and the Stock Option Agreement by Company do not, and the performance of this Agreement and the Stock Option Agreement by Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any of its subsidiaries, (ii) subject to obtaining the approval of the Company's stockholders in favor of approval and adoption of this Agreement and approval of the Merger, and obtaining the consents, approvals, authorizations and permits and making registrations, filings and notifications set forth in Section 2.5(b) hereof (or Section 2.5(b) of the Company Disclosure Letter), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected.

        (b) The execution and delivery of this Agreement and the Stock Option Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or registration, filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (each, a "GOVERNMENTAL ENTITY" and, collectively, "GOVERNMENTAL ENTITIES"), except for
(i) applicable requirements, if any, of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and state securities laws ("BLUE SKY LAWS"), the pre-merger notification requirements (the "HSR APPROVAL") of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and foreign Governmental Entities and the rules and regulations promulgated thereunder, (ii) the rules and regulations of The Nasdaq Stock Market, Inc., (iii) the filing and recordation of the Merger Certificate as required by the Delaware Law, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not be material to the Company or Parent or have a Material Adverse Effect (as defined in Section 8.3(c) hereof) on the parties hereto, prevent or materially delay consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

     2.6  Compliance; Permits.

        (a) Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not cause the Company to lose any material benefit or incur any material liability. No investigation or review by any governmental or regulatory body or authority is, to the knowledge of the Company, pending or threatened against the Company or its subsidiaries, nor has any governmental or regulatory body or authority indicated an intention to conduct the same, other than, in each such case, those the outcome of which could not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its subsidiaries, any acquisition of material property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries.

        (b) The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are material to operation of the business of the Company and its subsidiaries taken as a whole (collectively, the "COMPANY PERMITS"). The Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits.

     2.7  SEC Filings; Financial Statements.

        (a) The Company has made available to Parent a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the Securities and Exchange Commission ("SEC") since November 5, 1999 (the "COMPANY SEC REPORTS"), which are all the forms, reports and documents required to be filed by Company with the SEC since such date. The Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any reports or other documents with the SEC.

        (b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

        (c) The Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

     2.8 No Undisclosed Liabilities. Neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole, except (i) liabilities provided for in the Company's balance sheet as of June 30, 2000 or (ii) liabilities incurred since June 30, 2000 in the ordinary course of business, none of which is material to the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole.

     2.9 Absence of Certain Changes or Events. Since June 30, 2000, there has not been any Material Adverse Effect on the Company. Since December 31, 1999, there has not been: (i) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company's capital stock or any other securities of the Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (ii) any split, combination or reclassification of any of the Company's or any of its subsidiaries' capital stock, (iii) any granting by the Company or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company or any of its subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (iv) entry by the Company or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.19 hereof) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with the SEC, and other than licenses disclosed on
Section 2.19(j) of the Company Disclosure Letter, (v) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (vi) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable, or (vii) any sale of assets of the Company other than in the ordinary course of business.

     2.10 Absence of Litigation. There are no claims, actions, suits or proceedings pending or, to the knowledge of the Company, threatened (or, to the knowledge of the Company, any governmental or regulatory investigation pending or threatened) against the Company or any of its subsidiaries or any properties or rights of the Company or any of its subsidiaries, before any Governmental Entity.

     2.11  Employee Benefit Plans.

        (a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (the "PLANS") covering (i) any active, former employee, director or consultant of the Company, (ii) any subsidiary of Company, or (iii) any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company within the meaning of Section 414 of the Code (an "AFFILIATE"), or with respect to which the Company has or may in the future have liability, are listed in Section 2.11(a) of the Company Disclosure Letter. The Company has provided to Parent: (i) correct and complete copies of all documents embodying each Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Plan; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Plan;
(iv) all IRS determination, opinion, notification and advisory letters; (v) all material correspondence to or from any governmental agency relating to any Plan;
(vi) all COBRA forms and related notices; (vii) all discrimination tests for each Plan for the most recent three (3) plan years; (viii) the most recent annual actuarial valuations, if any, prepared for each Plan; (xi) if the Plan is funded, the most recent annual and periodic accounting of Plan assets; (x) all material written agreements and contracts relating to each Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (xi) all material communications to employees or former employees regarding in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability under any Plan or proposed Plan; (xii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; and (xiii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with any Plan.

        (b) Each Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including but not limited to ERISA, and the Code, which are applicable to such Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the Internal Revenue Service or Department of Labor with respect to any Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. Section 2.11(b) of the Company Disclosure Letter includes a listing of the accrued vacation liability of Company as of August 25, 2000. Any Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the Internal Revenue Service or still has a remaining period of time under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation or still has a remaining period of time under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to amend the Plan. The Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Plan. Each Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any of its Affiliates (other than ordinary administration expenses).

        (c) Neither the Company, nor any of its subsidiaries, nor any of their Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has the Company or any of its subsidiaries contributed to or been requested to contribute to any "multiemployer plan," as such term is defined in ERISA or to any plan described in Section 413(c) of the Code. To the knowledge of the Company, neither the Company, any of its subsidiaries, nor any officer or director of the Company or any of its subsidiaries is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or DOL with respect to any Company Employee Plan. No "prohibited transaction," within the meaning of
Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan.

        (d) Neither the Company, any of its subsidiaries, nor any of their Affiliates has, prior to the Effective Time and in any material respect, violated any of the health continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the requirements of Family Medical Leave Act of 1993, as amended, the requirements of the Women's

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Health and Cancer Rights Act, as amended, the requirements of the Newborns' and
Mothers' Health Protection Act of 1996, as amended, or any similar provisions of state law applicable to employees of the Company or any of its subsidiaries. None of the Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law and neither the Company nor any of its subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute.

        (e) Neither the Company nor any of its subsidiaries is bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employee of the Company or any of its subsidiaries is represented by any labor union or covered by any collective bargaining agreement and, to the knowledge of the Company, no campaign to establish such representation is in progress. There is no pending or, to the knowledge of the Company, threatened labor dispute involving the Company or any of its subsidiaries and any group of its employees nor has the Company or any of its subsidiaries experienced any labor interruptions over the past three (3) years, and the Company and its subsidiaries consider their relationships with their employees to be good. The Company and its subsidiaries are in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations regarding employment, employment practices, terms and conditions of employment and wages and hours.

        (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Company or any of its subsidiaries under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

        (g) No payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee will be characterized as a "parachute payment" within the meaning of Section 280G of the Code.

        (h) Each International Employee Plan (as defined below) has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason. For purposes of this Section "INTERNATIONAL EMPLOYEE PLAN" shall mean each Plan that has been adopted or maintained by the Company or any of its subsidiaries, whether informally or formally, for the benefit of current or former employees of the Company or any of its subsidiaries outside the United States.

        (i) Except as set forth in Section 2.11(i) of the Company Disclosure Letter, no Company Employee Plan provides, reflects or represents any liability to provide retiree benefits health to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health benefits, except to the extent required by statute.

     2.12 Labor Matters. (i) There are no material claims pending or, to the knowledge of each of the Company and its respective subsidiaries, threatened, between the Company or any of its

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

subsidiaries and any of their respective employees; (ii) as of the date of this Agreement, neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Company or its subsidiaries nor does the Company or its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) as of the date of this Agreement, neither the Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries.

     2.13 Registration Statement; Proxy Statement/Prospectus. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement (as defined in Section 5.1(a) hereof) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement/Prospectus (as defined in Section 5.1(a) hereof) to be filed with the SEC by Company pursuant to Section 5.1(a) hereof will, on the dates mailed to the stockholders of the Company, at the time of the Company Stockholders' Meeting (as defined in Section 5.2(a) hereof) and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

     2.14 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries or to which the Company or any of its subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its subsidiaries, any acquisition of property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries as currently conducted.

     2.15 Title to Property. Neither the Company nor any of its subsidiaries owns any material real property. The Company and each of its subsidiaries have good and defensible title to all of their material properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby; and all leases pursuant to which Company or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Company or subsidiary has not taken adequate steps to prevent such default from occurring). All the plants, structures and equipment of Company and its subsidiaries, except such as may be under construction, are in good operating condition and repair, in all material respects.

     2.16  Taxes.

        (a) Definition of Taxes. For all purposes of and under this Agreement, "TAX" or "TAXES" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer,

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franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor entity.

        (b)  Tax Returns and Audits.

           (i) The Company and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statement and reports ("RETURNS") relating to Taxes required to be filed by the Company and each of its subsidiaries with any Tax authority, except such Returns which are not, individually or in the aggregate, material to the Company. The Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

           (ii) The Company and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld, except such Taxes which are not, individually or in the aggregate, material to the Company.

           (iii) Neither the Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

           (iv) No audit or other examination of any Return of the Company or any of its subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its subsidiaries been notified of any request for such an audit or other examination.

           (v) No adjustment relating to any Returns filed by the Company or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to the Company or any of its subsidiaries or any representative thereof.

           (vi) Neither the Company nor any of its subsidiaries has any liability for any unpaid Taxes which has not been accrued for or reserved on the Company's balance sheet as of June 30, 2000 in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of the Company and its subsidiaries in the ordinary course.

           (vii) There is no contract, agreement, plan or arrangement to which the Company or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its subsidiaries or any other person that, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which the Company is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to
Section 4999 of the Code.

           (viii) Neither the Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of its subsidiaries.

           (ix) Neither the Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement. Neither the Company nor any of its subsidiaries has ever been a member of a group filing a consolidated, unitary, combined or similar Return (other than Returns which include only the Company and any of its subsidiaries) under any federal, state, local or foreign law. Neither the Company nor any of its subsidiaries is party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal and applicable state, local or foreign Tax purposes.

           (x) None of the Company's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

           (xi) Neither the Company nor any subsidiary of the Company has participated as either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under
Section 355 of the Code.

     2.17  Environmental Matters.

        (a) Definitions. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

           (i) "Hazardous Material" means any material or substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental Entity to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

           (ii) "Business Facility" means any property including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled or leased by the Company or any of its subsidiaries in connection with the operation of its business.

           (iii) "Disposal Site" means a landfill, disposal site, disposal agent, waste hauler or recycler of Hazardous Materials, or any real site other than a Business Facility receiving Hazardous Materials used or generated by a Business Facility.

           (iv) "Environmental Laws" means all applicable laws, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Entity which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, comparable laws, rules, regulations, ordinances, orders, treaties, statutes, and codes of other Governmental Entities the regulations promulgated pursuant to any of the foregoing, and all amendments and modifications of any of the foregoing, all as amended to date.

           (v) "Hazardous Materials Activity" means the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances.

           (vi) "Environmental Permit" means any approval, permit, registration, certification, license, clearance or consent required to be obtained from any private person or any Governmental Entity with respect to a Hazardous Materials Activity which is or was conducted by the Company.

        (b) Condition of Property. Parent and Company expressly acknowledge that the Company's corporate offices are located in the Middlefield-Ellis-Wisman ("MEW") federal

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Superfund Site in Mountain View, California, which has been listed by the United
States Environmental Protection Agency ("EPA") on the federal National Priority List under the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 USC sec. 9601 et seq. Parent and Company further expressly acknowledge that Hazardous Materials, including chemicals designated by the State of California and EPA as carcinogens and reproductive toxicants, have been released and are present in soil and groundwater throughout the MEW Superfund Site. Neither the Company nor its subsidiaries have incurred any liability to date with respect to the MEW Superfund Site, and neither the Company nor its subsidiaries reasonably expect to incur any material liability with respect to the MEW Superfund Site in the future. Excluding the MEW Superfund Site and except in a manner that could not reasonably be expected to subject the Company or its subsidiaries to material liability, to the knowledge of the Company, no Hazardous Materials are present on any Business Facility, or were present on any other Business Facility at the time it ceased to be owned, operated, occupied, controlled or leased by the Company on any of its subsidiaries. To the knowledge of the Company, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any Business Facility currently owned, operated, occupied, controlled or leased by the Company or any subsidiaries or as a consequence of the acts of the Company or its subsidiaries or agents.

        (c) Hazardous Materials Activities. The Company and its subsidiaries have conducted all Hazardous Material Activities relating to their business in compliance in all material respects with all applicable Environmental Laws. The Hazardous Material Activities of the Company and it subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to the Company or its subsidiaries to incur liability.

        (d) Permits. To the knowledge of the Company, the Company holds all Environmental Permits necessary for the conduct of the business of the Company and its subsidiaries, and all such Environmental Permits are valid and in full force and effect. The Company and its subsidiaries have complied in all material respects with all covenants and conditions of any such Environmental Permit. To the knowledge of the Company, no circumstances exist which could cause any such Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee.

        (e) Environmental Litigation. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the best of the Company's knowledge, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of the Company or any of its subsidiaries relating to their business, or any Business Facility.

        (f) Offsite Hazardous Material Disposal. No action, proceeding, liability or claim has been filed against the Company or, to the actual knowledge of the Company, is threatened against any Disposal Site or against the Company or any of its subsidiaries with respect to any transfer or release of Hazardous Materials relating to the Business to a Disposal Site.

        (g) Reports and Records. The Company has delivered to Parent or made available for inspection by Parent and its agents, representatives and employees all records in the Company's possession concerning the Hazardous Materials Activities of the Company and its subsidiaries relating to their business and all environmental audits and environmental assessments of any Business Facility conducted at the request of, or otherwise in the possession of the Company. The Company has complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

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

     2.18 Brokers. Except for the fees payable to Goldman, Sachs & Co. pursuant to an engagement letter dated September 1, 2000, a copy of which has been provided to Parent, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.19  Intellectual Property.

        (a) For the purposes of this Agreement, the following terms have the following definitions:

           (i) "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (v) domain names, uniform resource locators ("URLS") and other names and locators associated with the Internet (collectively, "DOMAIN NAMES"), (vi) all computer software, including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (vii) all industrial designs and any registrations and applications therefor throughout the world; (viii) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (ix) all databases and data collections and all rights therein throughout the world; (x) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (xi) any similar or equivalent rights to any of the foregoing anywhere in the world.

           (ii) "Company Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company or any of its subsidiaries.

           (iii) "Registered Intellectual Property" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and (iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

           (iv) "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its subsidiaries.

        (b) Section 2.19(b) of the Company Disclosure Letter contains a complete and accurate list of (i) all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered, and (ii) all proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere else in the world) related to any of the Company Registered Intellectual Property.

        (c) Section 2.19(c) of the Company Disclosure Letter contains a complete and accurate list (by name and version number) of all products, software or service offerings of the Company or any of its subsidiaries (collectively, "COMPANY PRODUCTS") that have been sold, distributed or otherwise

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

disposed of in the ten (10)-year period preceding the date hereof or which the Company or any of its subsidiaries currently intends to sell, distribute or otherwise dispose of in the future, including any products or service offerings under development.

        (d) No Company Intellectual Property or Company Product is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by Company or any of its subsidiaries, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

        (e) Each item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining or perfecting such Company Registered Intellectual Property.

        (f) Section 2.19(f) of the Company Disclosure Letter contains a complete and accurate list of all actions that are required to be taken by the Company within ninety (90) days of the date hereof with respect to any of the Company Registered Intellectual Property.

        (g) The Company owns and has good and exclusive title to each item of Company Intellectual Property owned by it, free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course). Without limiting the generality of the foregoing, (i) the Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of the Company and its subsidiaries, including the sale, distribution or provision of any Company Products by the Company or any of its subsidiaries, (ii) the Company owns exclusively, and has good title to, all copyrighted works that are included or incorporated into Company Products or which the Company or any of its subsidiaries otherwise purports to own, and (iii) to the extent that any patents would be infringed by any Company Products, the Company is the exclusive owner of such patents.

        (h) To the extent that any technology, software or Intellectual Property has been developed or created independently or jointly by a third party for the Company or any of its subsidiaries, or is incorporated into any of the Company Products, the Company and its subsidiaries have a written agreement with such third party with respect thereto and the Company and its subsidiaries thereby either (i) have obtained ownership of, and is the exclusive owner of, or (ii) have obtained perpetual, non-terminable licenses (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

        (i) Neither the Company nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is Company Intellectual Property, to any third party, or knowingly permitted the Company's rights in such Company Intellectual Property to lapse or enter the public domain.

        (j) Other than "shrink wrap" and similar widely available commercial end-user licenses, Section 2.19(j) of the Company Disclosure Letter contains a complete and accurate list of all contracts, licenses and agreements to which the Company or any of its subsidiaries is a party (i) with respect to Company Intellectual Property licensed or transferred to any third party, or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to the Company or any of its subsidiaries.

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

        (k) All contracts, licenses and agreements relating to either (i) Company Intellectual Property, or (ii) Intellectual Property of a third party licensed to the Company or any of its subsidiaries, are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, such contracts, licenses and agreements. Each of the Company and its subsidiaries is in material compliance with, and has not materially breached any term of any such contracts, licenses and agreements and, to the knowledge of the Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company's and its subsidiaries' rights under such contracts, licenses and agreements to the same extent the Company and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its subsidiaries would otherwise be required to pay. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Merger Sub by operation of law or otherwise of any contracts or agreements to which the Company is or any of its subsidiaries are a party, will result in (i) either Parent's or the Merger Sub's granting to any third party any right to or with respect to any material Intellectual Property right owned by, or licensed to, either of them, (ii) either the Parent's or the Merger Sub's being bound by, or subject to, any non-compete or other material restriction on the operation or scope or their respective businesses, or (iii) either the Parent's or the Merger Sub's being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Parent or Merger Sub, respectively, prior to the Closing.

        (l) The operation of the business of the Company and its subsidiaries as such business currently is conducted and reasonably contemplated to be conducted, including (i) the Company's and its subsidiaries' design, development, manufacture, distribution, reproduction, marketing or sale of the products, software or services of the Company and its subsidiaries (including Company Products), and (ii) the Company's use of any product, device or process, has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

        (m) The Company Intellectual Property constitutes all the material Intellectual Property used in and/or necessary to the conduct of the business of the Company and its subsidiaries as it currently is conducted, and as it is currently planned to be conducted by the Company and its subsidiaries, including, without limitation, the design, development, manufacture, use, import and sale of products, technology and performance of services (including the Company Products).

        (n) Neither the Company nor any of its subsidiaries has received notice from any third party that the operation of the business of the Company or any of its subsidiaries or any act, product or service of the Company or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

        (o) To the knowledge of the Company, no person has or is infringing or misappropriating any Company Intellectual Property.

        (p) The Company and each of its subsidiaries has taken reasonable steps to protect Company's and its subsidiaries' rights in Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Company or any of its subsidiaries, and, without limiting the foregoing, each of Company and its subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary

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information/confidentiality agreement substantially in the form provided to
Parent and all current and former employees and contractors of Company and any of its subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to Company.

        (q) To the knowledge of the Company, all of the Company's and its subsidiaries' products (including Company Products) (i) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "YEAR 2000 COMPLIANT"), (ii) will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000, and (iii) will be interoperable with other products used and distributed by Parent that may reasonably deliver records to the Company's or any of its subsidiaries' products or receive records from the Company's or any of its subsidiaries' products, or interact with the Company's or any of its subsidiaries' products. All of the Company's or its subsidiaries' Information Technology (as defined below) is Year 2000 Compliant, and will not cause an interruption in the ongoing operations of the Company's or any of its subsidiaries' business on or after January 1, 2000. For purposes of the foregoing, the term "INFORMATION TECHNOLOGY" shall mean and include all software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services (other than general utility services including gas, electric, telephone and postal) that are owned or used by the Company or any of its subsidiaries in the conduct of their business, or purchased by the Company or any of its subsidiaries from third-party suppliers.

     2.20  Agreements, Contracts and Commitments.

        (a) Neither the Company nor any of its subsidiaries is a party to or is bound by:

           (i) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of the Company's Board of Directors, other than those that are terminable by the Company or any of its subsidiaries on no more than thirty (30) days notice without liability or financial obligation to the Company;

           (ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

           (iii) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of hardware or software products in the ordinary course of business;

           (iv) any agreement, contract or commitment containing any covenant limiting in any respect the right of the Company or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

           (v) any agreement, contract or commitment currently in force relating to the disposition or acquisition by the Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which the Company or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than the Company's subsidiaries;

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           (vi) any dealer, distributor, joint marketing or development agreement currently in force under which the Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety
(90) days or less, or any material agreement pursuant to which Company or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Company or any of its subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

           (vii) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Company and its subsidiaries taken as a whole;

           (viii) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Company Product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Company Products, services or technology, except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Parent;

           (ix) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the ordinary course of business;

           (x) any material settlement agreement entered into within five (5) years prior to the date of this Agreement; or

           (xi) any other agreement, contract or commitment that has a value of $300,000 or more in any individual case.

        (b) Neither the Company nor any of its subsidiaries, nor to the Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither the Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Company or any of its subsidiaries is a party or by which it is bound that are required to be set forth in the Company Disclosure Letter (any such agreement, contract or commitment, a "COMPANY CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

     2.21 Insurance. The Company maintains insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its subsidiaries (collectively, the "INSURANCE POLICIES") which the Company reasonably believes are of the type and in amounts customarily carried by persons conducting businesses similar to those of the Company and its subsidiaries. There is no material claim by the Company or any of its subsidiaries pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. The Company is not aware of, and has not received notice under any Insurance Policies of, (i) an insurer's intention or threat to cancel or terminate any of the Insurance Policies, (ii) an insurer's intention or threat to increase the premiums due under any of the Insurance Policies.

     2.22 Opinion of Financial Advisor. The Company has received the opinion of its financial advisor, Goldman, Sachs & Co., to the effect that, as of the date hereof, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to the stockholders of the Company,

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and will provide a copy of such opinion to Parent within three (3) business days of the date of this Agreement.

     2.23 Board Approval. The Board of Directors of Company has, as of the date of this Agreement, unanimously (i) approved this Agreement and the transactions contemplated hereby, subject to stockholder approval, (ii) approved the Stock Option Agreement and the transactions contemplated thereby, (iii) determined that the Merger is in the best interests of the stockholders of Company and is on terms that are fair to such stockholders, and (iv) recommended that the stockholders of Company approve and adopt this Agreement and approve the Merger.

     2.24 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and approve the Merger.

     2.25 State Takeover Statutes. The Board of Directors of the Company has approved the Merger, this Agreement, the Stock Option Agreement and the Voting Agreements, and such approval is sufficient to render inapplicable to the Merger, this Agreement, the Stock Option Agreement and the Voting Agreements and the transactions contemplated by this Agreement, the Stock Option Agreement and the Voting Agreements, the provisions of Section 203 of the Delaware Law to the extent, if any, such Section is applicable to the Merger, this Agreement, the Stock Option Agreement and the Voting Agreements and the transactions contemplated by this Agreement, the Stock Option Agreement and the Voting Agreements. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement, the Stock Option Agreement and the Voting Agreements or the transactions contemplated by this Agreement, the Stock Option Agreement and the Voting Agreements.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub jointly and severally represent and warrant to the Company, as of the date hereof and as of the Closing Date as though made at the Closing Date, as follows:

     3.1 Organization and Qualification; Subsidiaries. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except, in the case of Parent's subsidiaries, for such failures to be so duly organized, validly existing and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and its subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Parent.

     3.2 Certificate of Incorporation and Bylaws. Parent has previously furnished to Company a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date. Such Certificate of Incorporation, Bylaws and equivalent organizational documents of each of its

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

subsidiaries are in full force and effect. Neither Parent nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

     3.3 Capitalization. Before giving effect to the Parent Stock Split and the Parent Share Increase, the authorized capital stock of Parent consists of
(i) three billion and six hundred million (3,600,000,000) shares of Parent Common Stock and of (ii) ten million (10,000,000) shares of Preferred Stock, par value $0.00067 per share ("PARENT PREFERRED STOCK"). At the close of business on September 12, 2000 (i) 1,609,171,019 shares of Parent Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable,
(ii) 137,210,572 shares of Parent Common Stock were held in treasury by Parent or by subsidiaries of Parent, (iii) 63,305,420 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's employee stock purchase plan, (iv) 218,104,814 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding options ("PARENT OPTIONS") to purchase Parent Common Stock. As of the date hereof, no shares of Parent Preferred Stock were issued or outstanding, other than shares of Parent Preferred Stock reserved for future issuance pursuant to the Rights (as defined in the Parent Rights Agreement). The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which, as of the date hereof, are issued and outstanding. All of the outstanding shares of Parent's and Merger Sub's respective capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall, and the shares of Parent Common Stock to be issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock (other than directors' qualifying shares) of each of Parent's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares) are owned by Parent or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent's voting rights, charges or other encumbrances of any nature whatsoever, except as would not, either individually or in the aggregate, have a Material Adverse Effect on Parent.

     3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the Stock Option Agreement, or to consummate the transactions so contemplated. The Board of Directors of Parent has, as of the date this Agreement, approved this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby, and no further corporate action is required on the part of Parent to authorize this Agreement or the Stock Option Agreement or the transactions contemplated hereby or thereby. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitute legal and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, except as enforceability may be subject to and limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors, and rules of law governing specific performance injunctive relief or other equitable remedies.

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     3.5  No Conflict; Required Filings and Consents.

        (a) The execution and delivery of this Agreement by Parent and Merger Sub and the Stock Option Agreement by Parent do not, and the performance of this Agreement by Parent and Merger Sub and the Stock Option Agreement by Parent shall not, (i) conflict with or violate the Certificate of Incorporation, Bylaws or equivalent organizational documents of Parent or any of its subsidiaries,
(ii) subject to obtaining the consents, approvals, authorizations and permits and making the registrations, filings and notifications, set forth in Section 3.5(b) hereof, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which it or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or any such subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not in the case of clauses (ii) or (iii) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        (b) The execution and delivery of this Agreement by Parent and Merger Sub and the Stock Option Agreement by Parent do not, and the performance of this Agreement by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or registration, filing with or notification to, any Governmental Entity, except for (i) applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the pre-merger notification requirements of the HSR Act and of foreign governmental entities and the rules and regulations promulgated thereunder, (ii) the rules and regulations of The Nasdaq Stock Market, Inc., (iii) the filing and recordation of the Certificate of Merger as required by the Delaware Law and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (A) would not prevent consummation of the Merger or otherwise prevent Parent or Sub from performing their respective obligations under this Agreement or (B) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

     3.6  SEC Filings.

        (a) Parent has made available to the Company a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC on or after July 1, 1999 and prior to the date of this Agreement (the "PARENT SEC REPORTS"), which are all the forms, reports and documents required to be filed by Parent with the SEC since such date. The Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any reports or other documents with the SEC.

        (b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the

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Exchange Act) and each fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to be material in amount.

     3.7 Absence of Changes. Since June 30, 2000, there has not been any Material Adverse Effect on Parent.

     3.8 Registration Statement; Proxy Statement/Prospectus. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Proxy Statement/Prospectus will, at the dates mailed to the stockholders of Company, at the time of the Company Stockholders' Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

                                   ARTICLE IV

                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1  Conduct of Business by the Company.

     (a) During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, Company will promptly notify Parent of any material event involving its business or operations.

     (b) Except as permitted or required by the terms of this Agreement, or as set forth in Section 4.1 of the Company Disclosure Letter, during the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit any of its subsidiaries to do any of the following, except to the extent that Parent shall otherwise consent in writing:

          (i) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee,

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     consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

           (ii) grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan, or amend or modify or alter in any respect any severance plan, agreement or arrangement existing on the date hereof, or grant any equity-based compensation (except as permitted by Section 4.1(b)(iv) hereof), whether payable in cash or stock;

           (iii) transfer or license to any person or entity, or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into any agreements or make other commitments or arrangements to grant, transfer or license to any person future patent rights other than non-exclusive licenses granted to end-users in the ordinary course of business and consistent with past practice;

           (iv) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, equity securities or property) in respect of, any capital stock of the Company or any of its subsidiaries, or split, combine or reclassify any such capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any such capital stock;

           (v) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any of its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

           (vi) issue, deliver, sell, authorize, pledge or otherwise encumber (or propose any of the foregoing with respect to) any shares of capital stock of the Company or of any subsidiaries of the Company or any securities convertible into, or exercisable or exchangeable for, shares of such capital stock, or any subscriptions, rights, warrants or options to acquire any shares of such capital stock, or enter into other agreements or commitments of any kind or character obligating the Company or any of its subsidiaries to issue any shares of such capital stock or securities convertible, or exercisable or exchangeable for, shares of such capital stock, other than (A) the issuance, delivery and/or sale of (x) shares of Company Common Stock pursuant to the exercise of stock options therefor outstanding on the date of this Agreement, and (y) shares of Company Common Stock issuable to participants in the Employee Stock Purchase Plan consistent with the terms thereof, and (B) the granting of stock options, in the ordinary course of business and consistent with past practices, to newly hired employees who are not executive officers of the Company in an aggregate amount not to exceed the amount set forth in Section 4.1 of the Company Disclosure Letter;

           (vii) cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

           (viii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other business organization, entity or division thereof, or otherwise acquire or agree to acquire all or substantially all of the assets of any of the foregoing, or purchase any equity interest in any of the foregoing or enter into any joint ventures, strategic partnerships or similar alliances;

           (ix) sell, lease, license, encumber or otherwise dispose of any properties or assets, except sales of inventory in the ordinary course of business consistent with past practice, and except

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for the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of Company and its subsidiaries;

           (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

           (xi) adopt or amend any employee benefit plan, policy or arrangement, or employee stock purchase or stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into, in the ordinary course of business and consistent with past practice, with newly hired employees who are terminable "at will" and who are not officers of the Company), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants;

           (xii) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute or contingent, asserted or unasserted, accrued or unaccrued, or otherwise) or litigation (whether or not commenced prior to the date of this Agreement), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms as in existence as of the date hereof, or (B) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company or any of its subsidiaries is a party or of which the Company or any of its subsidiaries is a beneficiary;

           (xiii) make any payments outside of the ordinary course of business in excess of $300,000 in the case of any individual or series of related payments, or $1,000,000 in the aggregate, excluding payments permitted by this
Section 4.1.

           (xiv) modify, amend or terminate any material contract or agreement to which the Company or any of its subsidiaries is a party, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

           (xv) enter into, renew or modify any contracts, agreements or obligations relating to the distribution, sale, license or marketing by third parties of the products of the Company or any of its subsidiaries, or products licensed by the Company or any of its subsidiaries, other than non-exclusive contracts, agreements or obligations which may be cancelled by the Company without penalty and with prior notice of sixty (60) days or less;

           (xvi) except as required by GAAP, revalue any assets of the Company or any of its subsidiaries, or make any change in accounting methods, principles or practices;

           (xvii) incur or enter into any agreement, contract or other commitment or arrangement requiring the Company or any of its subsidiaries to make payments in excess of $300,000 in any individual case, or $1,000,000 in the aggregate;

           (xviii) engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this
Article IV;

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

           (xix) engage in any action with the intent to, directly or indirectly, adversely impact or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement; or

           (xx) hire any employee with an annual compensation level in excess of $100,000, except for employees who are not executive officers and are hired on an "at-will" basis in the ordinary course of business consistent with past practices;

           (xxi) make any Tax election that is reasonably likely to adversely affect in any material respect the Tax liabilities or Tax attributes of the Company or any of its subsidiaries, or settle or compromise any material income Tax liability, or consent to any extension or waiver of any limitations period with respect to Taxes;

           (xxii) other than fees payable to pursuant to the engagement letter referred to in Section 2.18 hereof, make any individual or series of related payments outside of the ordinary course of business (including payments to legal, accounting or other professional service advisors) in excess of $1,000,000 in the aggregate;

           (xxiii) agree in writing or otherwise to take any of the actions described in Section 4.1(b)(i) through Section 4.1(b)(xxii), inclusive.

     4.2 Conduct of Business by Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as permitted by the terms of this Agreement and the Stock Option Agreement, without the prior written consent of the Company, Parent shall not engage in any action that would reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 Proxy Statement/Prospectus; Registration Statement; Other Filings; Board Recommendations.

        (a) As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and file with the SEC a proxy statement/prospectus to be delivered to the stockholders of the Company in connection with the Merger (the "PROXY STATEMENT/PROSPECTUS"), and Parent shall prepare and file with the SEC a registration statement on Form S-4, in which the Proxy Statement/Prospectus will be included as a prospectus, in connection with the issuance of the Parent Common Stock in or as a result of the Merger (the "REGISTRATION STATEMENT"). Each of the Company and Parent shall promptly provide to the other all such information concerning its business and financial statements and affairs as reasonably may be required or appropriate for inclusion in the Proxy Statement/Prospectus or the Registration Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other party's counsel and auditors in the preparation of the Proxy Statement/Prospectus and the Registration Statement. Each of the Company and Parent shall respond to any comments of the SEC, and shall use its respective commercially reasonable efforts to have the Registration Statement declared or ordered effective under the Securities Act as promptly as practicable after such filing, the Company shall cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared or ordered effective by the Securities and Exchange Commission. As promptly as practicable after the date of this Agreement, each of the Company and Parent shall

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prepare and file any other filings required to be filed by it under the Exchange
Act, the Securities Act or any other Federal, foreign, state "blue sky" or related laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Each of the Company and Parent shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement/ Prospectus or any Other Filing, or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy
Statement/Prospectus, the Merger or any Other Filing. Each of the Company and Parent shall cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1(a)to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/
Prospectus, the Registration Statement or any Other Filing, the Company or Parent, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the stockholders of the Company, such amendment or supplement.

        (b) The Proxy Statement/Prospectus shall include (i) the unanimous recommendation of the Board of Directors of the Company in favor of adoption and approval of this Agreement and approval of the Merger, subject to the right of the Board of Directors of the Company to withhold, withdraw, amend, modify or change its recommendation and recommend a Superior Offer in accordance with
Section 5.2(c) hereof, and (ii) the opinion of Goldman, Sachs & Co. referred to in Section 2.22 hereof.

     5.2  Meeting of Company Stockholders.

        (a) Promptly after the date hereof, the Company shall take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene a meeting of the stockholders of the Company (the "COMPANY STOCKHOLDERS' MEETING") to be held as promptly as practicable, and in any event (to the extent permissible under Delaware Law and the Certificate of Incorporation and Bylaws of the Company) within forty five (45) calendar days, following the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement and the Merger. Subject to the terms of Section 5.2(c) hereof, the Company shall use commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, and shall take all other commercially reasonable action necessary or advisable to secure the vote or consent of its stockholders required by the rules of The Nasdaq Stock Market, Inc. or Delaware Law to obtain such approvals. The Company may adjourn or postpone the Company Stockholders' Meeting (i) if and to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to the Company's stockholders in advance of a vote on this Agreement and the Merger, or (ii) if, as of the time for which the Company Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders' Meeting. The Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Stockholders' Meeting are solicited, in compliance with Delaware Law, and the Certificate of Incorporation and Bylaws of the Company, the rules of The Nasdaq Stock Market, Inc. and all other applicable legal requirements. Notwithstanding anything to the contrary contained in this Agreement, the Company's obligation to call, give notice of, convene

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and hold the Company Stockholders' Meeting in accordance with this Section
5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal (as defined below), or by any withholding, withdrawal, amendment, modification or change of the recommendation of the Board of Directors of the Company with respect to this Agreement and/or the Merger.

        (b) Unless the Board of Directors of the Company shall have withheld, withdrawn, amended, modified or changed its recommendation of this Agreement and the Merger in compliance with Section 5.2(c) hereof: (i) the Board of Directors of the Company shall unanimously recommend that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; (ii) the Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of the Company that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger. For all purposes of and under this Agreement, the foregoing recommendation of the Board of Directors of the Company shall be deemed to have been modified in a manner adverse to Parent if such recommendation by the Board of Directors of the Company or any committee thereof shall no longer be unanimous.

        (c) Nothing in this Agreement shall prevent the Board of Directors of the Company from withholding, withdrawing, amending, modifying or changing its unanimous recommendation in favor of the adoption and approval of this Agreement and approval of the Merger if (i) a Superior Offer (as defined below) is made to the Company and is not withdrawn, (ii) neither the Company nor any of its representatives shall have violated the terms of Section 5.5 hereof and the Company is not then in material breach of this Agreement, and (iii) the Board of Directors of the Company reasonably concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment, modification or changing of such recommendation is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's stockholders under Delaware Law with respect to such Superior Offer; provided, however, that prior to publicly withholding, withdrawing, amending, modifying or changing its recommendation in favor of the adoption and approval of this Agreement and approval of the Merger, the Company shall have given Parent at least three (3) business days prior written notice (or such lesser prior notice as provided to the members of Company's Board of Directors) thereof and the opportunity to meet with the Company and its counsel. Nothing contained in this Section 5.2 shall limit the Company's obligation to hold and convene the Company Stockholders' Meeting (regardless of whether the unanimous recommendation of the Board of Directors of the Company shall have been withheld, withdrawn, amended, modified or changed pursuant hereto). As used in this Agreement, the term "SUPERIOR OFFER" shall mean any bona fide, unsolicited written Acquisition Proposal (as defined in SECTION 5.5(B) hereof) for all of the outstanding shares of Company Common Stock on terms that the Board of Directors of the Company determines in good faith, after considering the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, are more favorable to the Company's stockholders than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" pursuant hereto if any financing required to consummate the transaction contemplated by such offer is both not committed and not likely, in the judgment of the Board of Directors of the Company, to be obtained by such third party on a timely basis.

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

     5.3 Confidentiality. The parties hereto acknowledge that the Company and Parent have previously executed a Confidential Disclosure Agreement, dated as of September 8, 2000 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

     5.4 Access to Information. During the period commencing with the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to its terms and the Effective Time, the Company shall afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of the Company to obtain all information concerning the business of the Company, including, without limitation, the status of the Company's product development efforts, properties, results of operations and personnel, as Parent may reasonably request. No information or knowledge obtained by Parent during the course of any investigation conducted pursuant to this Section 5.4 shall affect, or be deemed to modify in any respect any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger contained herein.

     5.5  No Solicitation.

        (a) During the period commencing with the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to its terms and the Effective Time, the Company and its subsidiaries shall not, nor will they authorize or permit any of their respective officers or directors, or any investment banker, attorney or other advisor or representative retained by any of them to, nor will they authorize any of their respective affiliates or employees to, or indirectly, (i) solicit, initiate, knowingly encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined in Section 5.5(b) hereof), (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions or negotiations with any person with respect to any Acquisition Proposal (it being understood and agreed that informing any person as to the existence of these provisions, or requesting additional information regarding the terms and conditions of any Acquisition Proposal from the person making such Acquisition Proposal, without in each case providing additional information, shall not constitute a discussion or negotiation in violation of this Section 5.5(a)), (iv) subject to the terms of Section 5.2(c) hereof, approve, endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the adoption and approval of this Agreement and the approval of the Merger by the requisite vote of the stockholders of the Company, nothing in this Agreement (including the first sentence of this Section 5.5(a)) shall prohibit the Company from furnishing information regarding the Company or any of its subsidiaries to, or entering into a confidentiality agreement with, or entering into or conducting discussions or negotiations with, any person or group in response to a Superior Offer submitted by such person or group (and not withdrawn) if (1) neither the Company nor any representative of the Company and its subsidiaries shall have violated any of the restrictions set forth above in this Section 5.5, (2) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's stockholders under Delaware Law (3) business days prior to furnishing any such information to, or entering into discussions or negotiations with, such person or group, the Company gives Parent written notice of the identity of such person or group and of the Company's intention to furnish information to, or enter into discussions or negotiations with, such person or group, and (y) the Company receives from such person or group an executed confidentiality agreement at least as restrictive as the

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

Confidentiality Agreement, and (4) contemporaneously with furnishing any such information to such person or group, the Company furnishes such information to Parent (to the extent such information has not been previously furnished by the Company to Parent). In addition, nothing in this Agreement shall prohibit the Company from complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. The Company and its subsidiaries shall immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the generality of the foregoing, the parties hereto understand and agree that any violation of the restrictions set forth in this Section 5.5(a) by any officer or director of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this
Section 5.5(a) by the Company. In addition to the foregoing, the Company shall
(i) provide Parent with at least forty eight (48) hours prior notice (or such lesser prior notice as provided to the members of the Board of Directors of the Company, but in no event less than twelve (12) hours unless the Company shall have previously notified Parent of a prior meeting of the Board of Directors of the Company to consider such Superior Offer) of any meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to consider a Superior Offer, and (ii) provide Parent with at least three (3) business days prior written notice (or such lesser prior notice as provided to the members of the Board of Directors of the Company) of a meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to recommend a Superior Offer to the stockholders of the Company and together with such notice a copy of the proposed form of agreement, letter of intent or other definitive document containing the terms and conditions of such Superior Offer.

        (b) For all purposes of and under this Agreement, the term "ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Parent) providing for any Acquisition Transaction. For all purposes of and under this Agreement, the term "ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions, other than the transactions contemplated by this Agreement, involving: (i) any acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any of its subsidiaries, or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction would hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (ii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of the assets of the Company; or (iii) any liquidation or dissolution of the Company.

        (c) In addition to the obligations of the Company set forth in Section 5.5(a) hereof, the Company shall advise Parent, as promptly as practicable, and in any event within twenty four (24) hours, orally and in writing, of (i) any request for information which the Company reasonably believes is likely to lead to an Acquisition Proposal or, (ii) any Acquisition Proposal, or (iii) any inquiry with respect to or which the Company reasonably believes could lead to any Acquisition Proposal, the (iv) material terms and conditions of any such request, Acquisition Proposal or inquiry, and (v) the identity of the person or group making any such request, Acquisition Proposal or inquiry. The Company shall keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

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     5.6  Public Disclosure. Parent and the Company shall consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to this Agreement, the Merger or an Acquisition Proposal, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or any listing agreement with a national securities exchange or The Nasdaq Stock Market, Inc. The parties hereto have agreed to the text of the joint press release announcing the signing of this Agreement.

     5.7  Reasonable Efforts; Notification.

        (a) Upon the terms and subject to the conditions and limitations set forth in this Agreement (including, without limitation, the Company's rights under Section 5.2 and Section 5.5 hereof), each of the parties hereto shall use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to accomplish the following: (i) the taking of all reasonable actions necessary to cause the conditions precedent set forth in Article VI hereof to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any), and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties which may be required or desirable as a result of, or in connection with, the transactions contemplated by this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional certificates, instruments and other documents necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, but subject to the conditions and limitations set forth in this Agreement (including, without limitation, the Company's rights under Section 5.2 and Section 5.5 hereof) the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to require Parent or the Company or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

        (b) The Company shall give prompt notice to Parent upon becoming aware that any representation or warranty made by the Company in this Agreement has become untrue or inaccurate, or that the Company has failed to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or Section 6.3(b) hereof would not be satisfied, provided, however, that no such notification shall affect the representations, warranties,

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

covenants or agreements of the Company, or the conditions to the obligations of the parties under this Agreement.

        (c) Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate, or that Parent or Merger Sub has failed to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or Section 6.2(b) hereof would not be satisfied, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of Parent or Merger Sub, or the conditions to the obligations of the parties under this Agreement.

     5.8 Third Party Consents. As soon as practicable following the date hereof, Parent and the Company shall each use its respective commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby and by the Stock Option Agreement.

     5.9  Company Stock Options; Employee Stock Purchase Plan.

        (a) Company Stock Options. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each, a "COMPANY STOCK OPTION") under any Company Stock Plan, whether or not vested, shall be assumed by Parent by virtue of the Merger and without any action on the part of Parent, the Company or any holders of Company Stock Options, and, to the extent required under any Company Stock Plan, Parent shall issue assumption agreements to all holders of Company Stock Options within thirty (30) calendar days following the Effective Time. Each Company Stock Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions, but after giving effect to the amendments entered into pursuant to Section 6.3(b) hereof), except that (i) each Company Stock Option shall be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product obtained by multiplying (x) the number of shares of Company Common Stock that were issuable upon the exercise in full of such Company Stock Option immediately prior to the Effective Time, by (y) the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon the exercise of each such assumed Company Stock Option shall be equal to the quotient obtained by dividing (x) the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time, by (y) the Exchange Ratio, rounded up to the nearest whole cent.

        (b) Employee Stock Purchase Plan. Prior to the Effective Time, outstanding purchase rights under the Employee Stock Purchase Plan shall be exercised in accordance with Section 19 of the Employee Stock Purchase Plan, and each share of Company Common Stock purchased pursuant to such exercise shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio, without issuance of certificates representing issued and outstanding shares of Company Common Stock to participants under the Employee Stock Purchase Plan. The Company shall terminate the Employee Stock Purchase Plan, effective at or prior the Closing.

     5.10 Form S-8. As soon as is reasonably practicable following the Effective Time, to the extent available for use by Parent, Parent shall file a registration statement on Form S-8 (or any

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

successor form thereto) to register under the Securities Act the issuance of the shares of Parent Common Stock issuable upon the exercise of all Company Stock Options assumed by parent pursuant to Section 5.9 hereof, to the extent that the issuance of such shares may be registered on Form S-8 (or any successor form thereto).

     5.11  Indemnification; Directors' and Officers' Insurance.

        (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company and its subsidiaries under any indemnification agreements between
(i) the Company or any of its subsidiaries and (ii) any of their respective directors and officers, as in effect on the date hereof (the "INDEMNIFIED PARTIES"), and any indemnification provisions in the Company's Certificate of Incorporation or Bylaws, as in effect on the date hereof, or in any equivalent organizational documents of any subsidiary of the Company, as the case may be. The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company, as in effect on the date hereof, and the exculpation and indemnification provisions of the equivalent organizational documents of each subsidiary of the Company as in effect on the date hereof shall remain in full force and effect, and no such provisions shall be amended, repealed or otherwise modified for a period of six (6) years following the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company or any subsidiary of the Company, unless such modification is required by applicable law.

        (b) For a period of four (4) years following the Effective Time, Parent shall maintain in effect a policy of directors' and officers' insurance covering those persons who are currently covered, or will be covered on or prior to the Effective Time, by the Company's directors' and officers' insurance policy in effect as of the date hereof (a copy of which has been heretofore delivered to Parent) for actions or omissions occurring on or prior to the Effective Time, which insurance policy shall contain terms and conditions (including, without limitation, coverage amounts and scope) that are at least as favorable in the aggregate as the terms and conditions of the Company's directors' and officers' insurance policy in effect as of the date hereof; provided, however, that notwithstanding the foregoing, Parent shall not be required to pay an annual premium on such insurance policy that is greater than one hundred and fifty percent (150%) of the annual premium payable under the Company's directors' and officers' insurance policy in effect as of the date hereof as set forth in
Section 5.11 of the Company Disclosure Letter (the "CURRENT PREMIUM"), and if the annual premium for such coverage would at any time exceed one hundred and fifty percent (150%) of the Current Premium, the Surviving Corporation shall maintain insurance policies which provide the maximum and best coverage then available at an annual premium equal to one hundred and fifty percent (150%) of the Current Premium; and provided further, however, that notwithstanding the foregoing, Parent may satisfy its obligations under this Section 5.11(b) by purchasing a "tail" policy under the Company's existing directors' and officers' insurance policy which (i) has an effective term of four (4) years from the Effective Time, (ii) covers those persons who are currently covered, or will be covered on or prior to the Effective Time, by the Company's directors' and officers' insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions (including, without limitation, coverage amounts) that are at least as favorable in the aggregate as the terms and conditions of the Company's directors' and officers' insurance policy in effect as of the date hereof.

          (c) Parent and the Surviving Corporation jointly and severally agree to pay all expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing

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     the indemnity and other obligations provided for in this Section 5.11 to the extent that such Indemnified Party is determined to be entitled to indemnification under this Section 5.11.

        (d) The provisions of this Section 5.11 shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, and their heirs, representatives, successors and assigns.

     5.12 Nasdaq Listing. Parent shall use its commercially reasonable best efforts to cause the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, to be authorized for listing on Nasdaq, at or prior to the Closing Date, upon official notice of issuance.

     5.13 Company Affiliates. Section 5.13 of the Company Disclosure Letter contains a complete and accurate list of those persons who may be deemed to be, in the Company's reasonable judgment, affiliates of the Company within the meaning of Rule 145 promulgated under the Securities Act (each a "COMPANY AFFILIATE"). The Company shall provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing and verifying such list. The Company shall use its commercially reasonable efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each Company Affiliate who has not delivered an Affiliate Agreement on or prior to the date hereof, an executed Affiliate Agreement. The Affiliate Agreements will be in full force and effect as of the Effective Time. Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of each Affiliate Agreement.

     5.14 Regulatory Filings; Reasonable Efforts. As soon as may be reasonably practicable, the Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated hereby as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties hereto. The Company and Parent each shall promptly (i) supply the other with any information which may be required in order to effectuate such filings, and (ii) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties hereto may reasonably deem appropriate; provided, however, that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent, the Company or any Parent's subsidiaries or affiliates, or the imposition of any material limitations on the ability of any of the foregoing to conduct their respective businesses or to own or exercise control of such assets, properties and capital stock.

     5.15 Company 401(k) Plan. The Company shall terminate, or cause to be terminated, its 401(k) plan and any other 401(k) plan (including, without limitation, the Chili!Soft 401(k) plan) sponsored by the Company or any Affiliate, effective no later than the day immediately preceding the Closing Date.

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                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or fulfillment, at or prior to the Closing Date, of the following conditions:

        (a) Company Stockholder Approval. This Agreement shall have been duly approved and adopted, and the Merger shall have been duly approved, by the requisite vote under Delaware Law, by the stockholders of the Company.

        (b) Registration Statement Effective; Proxy Statement/Prospectus. The SEC shall have declared or ordered the Registration Statement to be effective, no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued, and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing (and not abandoned or withdrawn) by the SEC.

        (c) No Order; HSR Act. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

        (d) Tax Opinions. Parent and the Company shall each have received written opinions from their respective tax counsel (Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Brobeck Phleger & Harrison LLP, respectively), in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code, and such opinions shall not have been withdrawn; provided, however, that if the counsel to either Parent or the Company shall not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party hereto shall render such opinion to such party. The parties hereto agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

        (e) Nasdaq Listing. The shares of Parent Common Stock issuable to the stockholders of the Company in connection with the Merger pursuant to this Agreement, and such other shares required to be reserved for issuance in connection with the Merger, shall have been authorized for listing on the Nasdaq, upon official notice of issuance, or shall be exempt from such requirement under then applicable laws, regulations and rules of The Nasdaq Stock Market, Inc.

     6.2 Additional Conditions to Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction or fulfillment, at or prior to the Closing Date, of each of the following conditions, any of which may be waived, in writing, exclusively by the
Company:

        (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct in all respects as of the date of this Agreement and (ii) shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except, with respect to clauses
(i) and (ii), (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent, (B) for changes contemplated by this Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the Material Adverse Effect qualifications as set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by duly authorized officer thereof.

        (b) Agreements and Covenants. Parent and Merger Sub shall in all material respects have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer thereof.

     6.3  Additional Conditions to the Obligations of Parent and Merger
Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction or fulfillment, at or prior to the Closing Date, of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

        (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (i) shall have been true and correct in all respects as of the date of this Agreement and (ii) shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except, with respect to clauses
(i) and (ii), (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on the Company; provided, however, that such Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties contained in Sections 2.3(a) (other than an inaccuracy in the aggregate amount of no greater than 50,000 shares of Company Common Stock and shares of Company Common Stock issuable upon exercise of Company Stock Options), 2.3(c), 2.4, 2.18, 2.22, 2.23, 2.24 and 2.25, each of which individually shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date, and provided, further, that such Material Adverse Effect qualifier shall be inapplicable with respect to representations and warranties contained in
Section 2.19, which individually shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date, (B) for changes contemplated by this Agreement, and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the Material Adverse Effect qualifications and limitations set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (x) all "Material Adverse Effect" and materiality qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded, and (y) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by a duly authorized officer thereof.

        (b) Agreements and Covenants. The Company shall in all material respects have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by a duly authorized officer thereof.

        (c) Non-Competition Agreements. Each of the employees who have executed a Non-Competition Agreement shall continue to be employed by the Company as of the Closing, shall not have notified (whether formally or informally) Parent or the Company of such employee's intention of leaving the employ of Parent or the Company following the Effective Time, and shall not have rescinded the Non-Competition Agreement to which such employee is a party.

        (d) Consents. The Company shall have obtained the consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby, which consents, waivers and approvals are set forth in Section 6.3(d) of the Company Disclosure Letter.

        (e) Severance and Acceleration Waivers. Each of the Severance and Acceleration Waivers shall be in full force and effect.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of the Company has been obtained in respect of this Agreement and the Merger:

        (a) by mutual written consent of Parent and the Company, duly authorized by the respective Boards of Directors of Parent and the Company;

        (b) by either Parent or the Company if the Merger shall not have been consummated by March 16, 2001 for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date, and such action or failure to act constitutes a breach of this Agreement;

        (c) by either Parent or the Company if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, permanently enjoining or otherwise permanently prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable and remains in effect at the time of termination;

        (d) by either Parent or the Company if the requisite approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the requisite vote at a meeting of the stockholders of the Company, duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to a party in the event that the failure to obtain the requisite approval of the stockholders of the Company shall have been caused by the action or failure to act of such party proposing to exercise its right of termination under this Section 7.1(d), and such action or failure to act constitutes a breach of this Agreement;

        (e) by Parent if a Triggering Event (as defined below) shall have occurred;

        (f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b)hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this
Section 7.1(f) for thirty (30) calendar days following the delivery of written notice from the Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood and agreed that the Company may not terminate this Agreement pursuant to this Section 7.1(f) if the Company shall have materially breached this Agreement or if such breach by Parent is cured during such thirty (30) calendar day period);

        (g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this
Section 7.1(g) for thirty (30) calendar days following the delivery of written notice from Parent to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood and agreed that Parent may not terminate this Agreement pursuant to this Section 7.1(g) if Parent shall have materially breached this Agreement or if such breach by the Company is cured during such thirty (30) calendar day period);

        (h) by Parent, if there has been a Material Adverse Effect with respect to the Company and its subsidiaries that is not curable by the Company through the exercise of its commercially reasonable efforts; or

        (i) by Company, if there has been a Material Adverse Effect with respect to Parent that is not curable by Parent through the exercise of its commercially reasonable efforts.

     For the purposes of this Agreement, a "TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Board of Directors of the Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified, in either case, in a manner adverse to Parent its unanimous recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger; (ii) the Company shall have failed to include in the Proxy Statement/Prospectus the unanimous recommendation of the Board of Directors of the Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Board of Directors of the Company shall have failed to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten (10) business days after Parent requests in writing that such recommendation be reaffirmed at any time following the announcement of an Acquisition Proposal;
(iv) the Board of Directors of the Company or any committee thereof shall have approved or recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; (vi) the Company shall have breached any of the terms of Section 5.5 hereof; or (vii) a tender or exchange offer relating to not less than fifteen percent (15%) of the then-outstanding shares of capital stock of the Company shall have been commenced by a person unaffiliated with Parent and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first commenced, a statement indicating that the Company recommends rejection of such tender or exchange offer.

     7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement pursuant to Section 7.1 hereof shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto. In the event of the termination of this Agreement pursuant to
Section 7.1 hereof, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, and as set forth in Section 7.3 and
Article VIII (miscellaneous) hereof, each of which shall survive the termination of this Agreement, and

(ii) nothing herein shall relieve any party hereto from any liability for any willful or intentional breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties hereto contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     7.3  Fees and Expenses.

        (a) General. Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto, and any fees required to be paid under the HSR Act.

        (b)  Company Payments.

           (i) Notwithstanding anything to the contrary set forth in this Agreement, in the event that this Agreement is terminated by Parent pursuant to
Section 7.1(e) hereof, the Company shall pay to Parent in immediately available funds, within one (1) business day after demand by Parent, an amount in cash equal to $59,000,000 (the "TERMINATION FEE").

           (ii) Notwithstanding anything to contrary set forth in this Agreement, in the event that (A) this Agreement is terminated by Parent or the Company, as applicable, pursuant to Section 7.1(b) or Section 7.1(d) hereof, (B) following the date hereof and prior to the termination of this Agreement, a third party shall have announced an Acquisition Proposal, and (C) within twelve
(12) months following the termination of this Agreement, a Company Acquisition (as defined in Section 7.3(b)(iv) hereof) is consummated or the Company enters into an agreement or letter of intent providing for a Company Acquisition, or a third party commences a tender or exchange offer for a Company Acquisition, then the Company shall pay to Parent, in immediately available funds, an amount in cash equal to the Termination Fee upon (x) the consummation of such Company Acquisition, or (y) the entry by the Company into such agreement or letter of intent.

           (iii) The Company acknowledges that the agreements set forth in this
Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company shall fail to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a final judgment against the Company for the amounts set forth in this Section 7.3(b), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of any willful or intentional breach of this Agreement.

           (iv) For all purposes of and under this Agreement, the term "COMPANY ACQUISITION" shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company of assets representing in excess of fifty percent (50%) of the aggregate fair market value of the Company's business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of the Company.

     7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto at any time, but only by execution of an instrument in writing, signed on behalf of each of the parties hereto by a duly authorized officer thereof.

     7.5 Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive or call for action to be taken after the Effective Time shall survive the Effective Time.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

     (a) if to Parent, Merger Sub or the Company (following the Effective Time), to:

          Sun Microsystems, Inc.
          901 San Antonio Road
          Palo Alto, CA 94303
          Attention: General Counsel
          Telephone No.: (650) 960-1300
          Telecopy No.: (650) 336-0530

          with a copy to:

          Wilson Sonsini Goodrich & Rosati
          Professional Corporation
          650 Page Mill Road
          Palo Alto, California 94304-1050
          Attention: Larry W. Sonsini, Esq.
                     Katherine A. Martin, Esq.
           Telephone No.: (650) 493-9300
           Telecopy No.: (650) 493-6811

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

           and to:

           Wilson Sonsini Goodrich & Rosati
           Professional Corporation
           One Market, Spear Street Tower
           Suite 3300
           San Francisco, California 94105
           Attention: Michael S. Dorf, Esq.
           Telephone: No.: (415) 947-2000
           Telecopy No.: (415) 947-2099

     (b) if to the Company (prior to the Effective Time), to:

         Cobalt Networks, Inc.
         555 Ellis Street
         Mountain View, CA 94043
         Attention: President
         Telephone No.: (650) 623-2500
         Telecopy No.: (650) 623-2546

         with a copy to:

         Brobeck, Phleger & Harrison LLP
         Two Embarcadero Place
         2200 Geng Road
         Palo Alto, California 94303
         Attention: Rod J. Howard, Esq.
                     John Montgomery, Esq.
         Telephone No.: (650) 424-0160
         Telecopy No.: (650) 496-2885

     8.3  Interpretation; Knowledge.

        (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity taken together with such entity as a whole. Reference to the subsidiaries of an entity (the "PARENT ENTITY") shall be deemed to include all direct and indirect subsidiaries of such Parent Entity, but shall not include any entity of which less than twenty percent (20%) of the outstanding voting securities or other equity interests are owned by the Parent Entity.

        (b) For purposes of this Agreement the term "KNOWLEDGE" means with respect to a party hereto, with respect to any matter in question, that any of the executive officers of such party has actual knowledge of such matter.

        (c) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT"when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its subsidiaries taken as a whole. For purposes of this Agreement, the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect on any entity: (i) any change in such entity's stock price or trading volume in and of itself; or (ii) any change, event, violation, inaccuracy, circumstance or effect that such entity successfully bears the burden of proving results from changes affecting any of the industries in which such entity operates generally or the United States economy generally (which changes in each case do not disproportionately affect such entity); or
(iii) any change, event, violation, inaccuracy, circumstance or effect resulting from the disruption or loss of existing or prospective customer, distributor or supplier relationships that such entity successfully bears the burden of proving results from the public announcement or pendency of the transactions contemplated hereby.

     8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter
(i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (ii) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.11 hereof.

     8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

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

     8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     8.11 WAIVER OF JURY TRIAL. EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective thereunto duly authorized offices, as of the date first written above.

                                      SUN MICROSYSTEMS, INC.

                                      By:
                                         ---------------------------------------

                                      Name:

                                      Title:

                                      AZURE ACQUISITION CORPORATION

                                      By:
                                         ---------------------------------------

                                      Name:

                                      Title:

                                      COBALT NETWORKS, INC.

                                      By:
                                         ---------------------------------------

                                      Name:

                                      Title:

                                    ANNEX B

                             STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT (this "Agreement") is made and entered into as of September 18, 2000 by and between Sun Microsystems, Inc., a Delaware corporation ("Parent"), and Cobalt Networks, Inc., a Delaware corporation (the "Company").

                                   RECITALS:

     A. Parent, Merger Sub (as defined below) and the Company have entered into an Agreement and Plan of Merger and Reorganization (the "Reorganization Agreement") which provides for the merger (the "Merger") of a wholly-owned subsidiary of Parent ("Merger Sub") with and into the Company, pursuant to which all outstanding capital stock of the Company will be converted into the right to receive Common Stock of Parent. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Reorganization Agreement.

     B. As a condition to Parent's willingness to enter into the Reorganization Agreement, Parent has requested that the Company agree, and the Company has so agreed, to grant to Parent an option to acquire shares of Common Stock, par value $0.0001 per share, of the Company ("Company Shares"), upon the terms and subject to the conditions set forth herein.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and representations set forth herein and in the Reorganization Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

     1. Grant of Option. On the terms and subject to the conditions set forth herein, the Company hereby grants to Parent an irrevocable option (the "Option") to acquire up to a number of Company Shares equal to 19.9% of the issued and outstanding Company Shares as of the first date, if any, upon which an Exercise Event (as defined in Section 2(a) hereof) shall occur (the "Option Shares"), for a purchase price of $57.63 per share (the "Exercise Price").

     2. Exercise of Option. The Option may be exercised by Parent, in whole or in part, at any time or from time to time if the Reorganization Agreement is terminated pursuant to Section 7.1(b), Section 7.1(d) or Section 7.1(e) thereof, and an event causing the Termination Fee to become payable pursuant to Section 7.3(b) of the Reorganization Agreement occurs (any of such events being referred to herein as an "Exercise Event"). In the event that Parent shall elect to exercise the Option pursuant to this Section 2, Parent shall deliver to the Company a written notice (each an "Exercise Notice") specifying the total number of Option Shares that Parent wishes to acquire at such time pursuant to the exercise of the Option.

     3. Closing of Option Exercise.

        (a) Each closing of a purchase of Option Shares pursuant to the exercise of the Option (a "Closing") shall occur on a date and at a time, prior to the termination of the Option pursuant to Section 4 hereof, designated by Parent in an Exercise Notice delivered to the Company at least two (2) business days prior to the date of such Closing, which Closing shall be held at the principal offices of the Company. Subject to the terms of Section 3(b) hereof, at any Closing, the Company shall deliver to Parent a single certificate in definitive form representing the number of Company Shares designated by Parent in its Exercise Notice, such certificate to be registered in the name of Parent and to bear the legend set forth in Section 10 hereof, against payment by Parent to the

Company of the aggregate purchase price in cash for the Company Shares so designated and being purchased at such Closing by delivery of a certified check or bank check, or wire transfer of immediately available funds to an account designated by the Company in writing.

        (b) The Company shall not be required to issue Option Shares to Parent pursuant to the exercise of the Option unless and until all of the following conditions have been satisfied or fulfilled:

           (i) all waiting periods under the HSR Act and any foreign laws which are applicable to the issuance of the Option Shares hereunder shall have expired or been terminated, and all foreign antitrust approvals applicable to such issuance shall have been obtained and shall be in full force and effect;

           (ii) all material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Federal, state or local administrative agency or commission or other Federal, state or local governmental authority or instrumentality, if any, required in connection with the issuance of the Option Shares hereunder will have been obtained or made, as the case may be; and

           (iii) no preliminary or permanent injunction or other order by any court of competent jurisdiction prohibiting or otherwise restraining such issuance will be in effect, and no statute, rule, regulation, executive order, decree or other order applicable to the Company which has the effect of making such issuance unlawful shall be in effect.

     It is understood and agreed that at any time during which the Option is exercisable, the parties will use their respective reasonable best efforts to satisfy all conditions to Closing, so that a Closing may take place as promptly as practicable.

     4. Termination of Option. The Option shall terminate upon the earlier to occur of (i) the Effective Time, (ii) twelve (12) full months following the date on which the Reorganization Agreement is terminated pursuant to Section 7.1(b) or Section 7.1(d) thereof, if no event causing the Termination Fee to become payable pursuant to Section 7.3(b)(ii) of the Reorganization Agreement has occurred during such twelve (12) month period, (iii) twelve (12) full months following the date on which the Reorganization Agreement is terminated pursuant to Section 7.1(e) thereof, (iv) in the event the Reorganization Agreement has been terminated pursuant to Section 7.1(b) or Section 7.1(d) thereof and the Termination Fee became payable pursuant to Section 7.3(b)(ii) thereof, twelve
(12) full months following the payment of the Termination Fee; and (v) the date on which the Reorganization Agreement is terminated if neither a Triggering Event nor the announcement of an Acquisition Proposal by a third party occurred on or prior to the date of such termination; provided, however, that if the Option cannot be exercised by reason of any applicable governmental order or because the waiting period under the HSR Act related to the issuance of the Option Shares shall not have expired or been terminated, then the Option shall not terminate until the tenth (10(th)) business day after such impediment to exercise has been removed or has become final and not subject to appeal.

     5. Representations, Warranties and Covenants of the Company. The Company hereby represents, warrants and covenants to Parent as follows:

        (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

        (b) The execution and delivery of this Agreement by the Company, and the performance by the Company of its obligations hereunder, have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any of the transactions contemplated hereby.

        (c) This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company and, assuming this Agreement constitutes a legal, valid and binding obligation of Parent, is enforceable against the Company in accordance with its terms, except as such legality, validity, binding effect and enforceability may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer and other similar laws affecting the rights of creditors generally, general principles of equity (whether enforcement is sought in a proceeding in equity or at law).

        (d) Except for any filings required under the HSR Act and applicable foreign laws, the Company has taken all necessary corporate and other action to authorize and reserve for issuance, and to permit the Company to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued Company Shares to enable Parent to exercise the Option in full, and shall take all necessary corporate or other action to authorize and reserve for issuance all additional Company Shares or other securities which may be issuable pursuant to Section 9(a) hereof upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable.

        (e) Upon delivery of the Company Shares and any other securities to Parent upon exercise of the Option, Parent will acquire such Company Shares or other securities free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, excluding those imposed by or in respect of Parent.

        (f) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any of its subsidiaries,
(ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected.

        (g) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Entity except pursuant to the HSR Act and any applicable foreign antitrust laws.

     6. Parent "Put" Rights.

        (a) Right to "Put" Option Shares. At the request of and upon notice by Parent to the Company (the "Put Notice"), at any time prior to the termination of the Option pursuant to Section 4 hereof (the "Purchase Period"), the Company (or any successor entity thereof) shall purchase the Option from Parent, to the extent not previously exercised, at the purchase price set forth in Section 6(a)(i) hereof (subject to and as limited by Section 6(a)(iii) hereof), and the

Option Shares, if any, previously acquired by Parent pursuant to the exercise of the Option, at the price set forth in Section 6(a)(ii) hereof (subject to and as limited by Section 6(a)(iii) hereof):

           (i) The product obtained by multiplying (x) the difference between
(A) the Market/ Tender Offer Price (as defined below) for the Company Shares as of the date Parent delivers a Put Notice, and (B) the Exercise Price, by (y) the aggregate number of Company Shares that may then be purchased pursuant to the exercise of the Option, but only if the Market/Tender Offer Price is greater than the Exercise Price. For all purposes of and under this Agreement, the term "Market/ Tender Offer Price" shall mean the higher of (A) the highest price per share offered as of such date pursuant to any Acquisition Proposal which was made prior to such date, and (B) the highest closing sale price of Company Shares then on the Nasdaq National Market during the twenty (20) consecutive trading days ending on the trading day immediately preceding such date. For purposes of determining the highest price offered pursuant to any Acquisition Proposal which involves consideration other than cash, the value of such consideration shall be equal to the higher of (A) if securities of the same class of the proponent of such consideration are traded on any national securities exchange or by any registered securities association, a value based on the final closing sale price during regular trading hours or the median between the final bid and asked prices at the close of regular trading hours for such securities on their principal trading market on such date, and (B) the value ascribed to such consideration by the proponent of such Acquisition Proposal, or if no such value is ascribed, a value determined in good faith by the Board of Directors of the Company.

           (ii) The product obtained by multiplying (x) the sum of (A) the Exercise Price paid by Parent for Company Shares previously acquired pursuant to the exercise of the Option, and (B) the difference between (1) the Market/Tender Offer Price, and (2) such Exercise Price (but only if the Market/Tender Offer Price is greater than the Exercise Price), by (y) the number of Company Shares so purchased.

           (iii) Notwithstanding anything to the contrary set forth in this
Section 6(a), the Company shall not be required to pay Parent, pursuant to the exercise by Parent of its rights under this Section 6, any amounts in excess of
(x) $79,000,000, plus (y) the Exercise Price paid by Parent for Company Shares previously acquired pursuant to the exercise of the Option, minus (z) any amounts paid to Parent by the Company pursuant to Section 7.3(b) of the Reorganization Agreement.

        (b) Payment and Redelivery of Option or Option Shares. In the event that Parent exercises its rights under Section 6(a) hereof, the Company shall, within five (5) business days after Parent delivers a Put Notice to the Company pursuant to Section 6(a) hereof, pay to Parent the required amount in cash by wire transfer of immediately available funds to an account designated by Parent in writing, and Parent shall surrender to the Company the Option and the certificates evidencing the Company Shares previously purchased by Parent pursuant to the exercise of the Option.

     7. Registration Rights of Parent.

        (a) Following the termination of the Reorganization Agreement, Parent may by written notice to the Company (a "Registration Notice") request the Company to register under the Securities Act all or any part of the shares acquired by Parent pursuant to this Agreement (such shares requested to be registered being referred to in this Section 7 as "Registrable Securities") in order to permit the sale or other disposition of any or all shares of the Registrable Securities that have been acquired by or are issuable to Parent upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Parent, including a "shelf" registration statement under Rule 415 under the Securities Act (or any successor provision thereto). Parent shall cause, and shall cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis so that, upon consummation thereof, no purchaser or transferee will own beneficially more than five percent (5%) of the then-outstanding voting power of the Company. Upon a request by Parent for registration of Registrable Securities pursuant to the delivery to the Company of a Registration Notice, the Company shall have the option, exercisable by written notice to Parent within ten (10) business days after the receipt of such Registration Notice, to irrevocably agree to purchase all or any part of the Registrable Securities for cash at a purchase price (the "Option Price") equal to the product obtained by multiplying (x) the number of Registrable Securities so purchased, by (y) the per share average of the closing sale prices of the Company's Common Stock on the Nasdaq National Market for the ten (10) consecutive trading days immediately preceding the date of the Registration Notice. Any such purchase of Registrable Securities by the Company hereunder shall take place at a closing to be held at the principle executive offices of the Company or its counsel at any reasonable date and time designated by the Company in such notice within ten (10) business days after delivery of such notice. The payment of the Option Price for the shares to be so purchased shall be made at the time of such closing by wire transfer in immediately available funds to an account designated by Parent in writing.

        (b) If the Company shall not elect to exercise its option to purchase Registrable Securities pursuant to Section 7(a) hereof with respect to all Registrable Securities, the Company shall use commercially reasonable efforts to effect, as promptly as practicable, the registration under the Securities Act of the unpurchased Registrable Securities requested to be registered in the Registration Notice and to keep such registration statement effective for such period (not in excess of one hundred and twenty (120) calendar days from the day such registration statement first becomes effective) as may be reasonably necessary to effect such sale or other disposition; provided, however, that Parent shall not be entitled to more than an aggregate of three (3) effective registration statements hereunder. The obligations of the Company to file a registration statement and to maintain its effectiveness pursuant hereto may be suspended for up to one hundred and twenty (120) calendar days in the aggregate if the Board of Directors of the Company shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require premature disclosure of material nonpublic information that would materially and adversely affect the Company or otherwise interfere with or adversely affect any pending or proposed offering of securities of the Company or any other material transaction involving the Company. If consummation of the sale of any Registrable Securities pursuant to a registration hereunder shall not occur within one hundred and twenty (120) calendar days after the filing with the SEC of the initial registration statement therefor, the provisions of this Section 7 shall again be applicable to any proposed registration. The Company shall use commercially reasonable efforts to cause any Registrable Securities registered pursuant to this Section 7 to be qualified for sale under the securities or "blue sky" laws of such jurisdictions as Parent may reasonably request and to continue such registration or qualification in effect in such jurisdictions; provided, however, that the Company shall not be required to qualify to do business in, or to consent to general service of process in, any jurisdiction by reason of this provision. If the Company shall effect a registration under the Securities Act of Company Common Stock for its own account or for any other stockholders of the Company (other than on Form S-4 or Form S-8, or any successor form thereto), the Company shall allow Parent the right to participate in such registration by selling its Registrable Securities, and such participation will not affect the obligation of the Company to effect the registration of Registrable Securities for Parent pursuant to this Section 7; provided however, that, if the managing underwriters of such offering advise the Company in writing that in their opinion the number of shares of Company Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, the Company shall include the shares requested to be included therein by Parent pro rata with the shares intended to be included therein by the Company.

        (c) In connection with the registration of any Registrable Securities pursuant to this Section 7, Parent shall provide the Company with such information with respect to Parent's Registrable Securities, the plan for distribution thereof, and such other information with respect to Parent as, in the reasonable judgment of counsel for the Company, is necessary to enable the Company to include in a registration statement all facts regarding Parent and its Registrable Securities required to be disclosed with respect to a registration of Registrable Securities thereunder.

        (d) The Company shall pay all fees and expenses incurred in connection with the registration of Registrable Securities pursuant to this Section 7, except for underwriting discounts and commissions and the fees and expenses of counsel to Parent, and the Company shall provide to the underwriters all such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as is customary in connection with underwritten public offerings and as such underwriters may reasonably require. In connection with any registration of Registrable Securities pursuant to this Section 7, Parent and the Company agree to enter into an underwriting agreement reasonably acceptable to each such party, in form and substance customary for transactions of this type, with the underwriters participating in such offering.

        (e) Indemnification.

           (i) The Company shall indemnify Parent, each of its directors and officers and each person who controls Parent within the meaning of Section 15 of the Securities Act, and each underwriter of the Company's securities, with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company in connection with any such registration, qualification or compliance, and the Company shall reimburse Parent, and each of its directors and officers and each person who controls Parent within the meaning of Section 15 of the Securities Act, and each underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action; provided, however, that the Company shall not be liable in any such case under this Section 7(e)(i) to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission, or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by Parent, or director, officer or controlling person of Parent, or any underwriter seeking indemnification from the Company pursuant to this Section 7(e)(i).

           (ii) Parent shall indemnify the Company, each of its directors and officers and each underwriter of the Company's securities covered by such registration statement and each person who controls the Company within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by Parent of any rule or regulation promulgated under the Securities Act applicable to Parent in connection with any such registration, qualification or compliance, and Parent shall reimburse the Company, and each of the Company's directors, officers, control persons and underwriters for any legal or any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by Parent for use therein; provided, however, that in no event will any liability for indemnification under this Section 7(e)(ii) exceed the net proceeds of the registered offering received by Parent.

           (iii) Each party entitled to indemnification under this Section 7(e) (the "Indemnified Party") shall give written notice to the party required to provide indemnification under this Section 7(e) (the "Indemnifying Party") promptly after such Indemnified Party has obtained actual knowledge of any claim as to which indemnity may be sought under this Section 7(e), and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, however, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld or delayed), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that the Indemnifying Party shall pay such expense if representation of the Indemnified Party by counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding; and provided further, however, that the failure of any Indemnified Party to give prompt notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 7(e) unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant(s) or plaintiff(s) to such Indemnified Party of a release from all liability in respect to such claim or litigation. No Indemnifying Party shall be required to indemnify any Indemnified Party with respect to any settlement entered into without such Indemnifying Party's prior consent (which will not be unreasonably withheld or delayed).

     8. Profit Limitation.

        (a) Notwithstanding any other provision in this Agreement or the Reorganization Agreement, in no event shall Parent's Total Profit (as defined below) exceed $79,000,000 (the "Maximum Profit") and, if Parent's Total Profit otherwise would exceed the Maximum Profit, Parent, at its sole discretion, shall either (i) reduce the number of Option Shares subject to the Option, (ii) deliver to the Company for cancellation Option Shares (or other securities into which such Option Shares are converted or exchanged) previously purchased by Parent, (iii) pay cash to the Company or (iv) any combination of the foregoing, so that Parent's actually realized Total Profit shall not exceed the Maximum Profit after taking into account the foregoing actions; provided, however, that to the extent the payment by the Company of cash to Parent in satisfaction of the Termination Fee pursuant to Section 7.3 of the Reorganization Agreement would cause Parent's Total Profit to exceed the Maximum Profit, then the Company need not pay such cash portion of the Termination Fee.

        (b) For purposes of this Agreement, "Total Profit" shall mean: (i) the aggregate amount (before taxes) of (A) any excess of (x) the net cash amounts or fair market value of any property received by Parent pursuant to a sale of Option Shares over (y) the Parent's aggregate purchase price for such Option Shares (or other securities), plus (B) any amounts received by Parent pursuant on the repurchase of the Option by the Company pursuant to
Section 6, plus (C) any termination fee paid in cash by the Company and received by Parent pursuant to the Reorganization Agreement, minus (ii) the amounts of any cash previously paid by Parent to the Company pursuant to this Section 8 plus the value of the Option Shares previously delivered by Parent to the Company for cancellation pursuant to this Section 8.

        (c) For purposes of Section 8(a) and clause (ii) of Section 8(b), the value of any Option Shares delivered by Parent to the Company shall be the Market/Tender Offer Price of such Option Shares.

     9. Adjustment Upon Changes in Capitalization; Stockholder Rights Plans.

        (a) In the event of any change in the Company Shares by reason of stock dividends, stock splits, reverse stock splits, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, the type and number of shares or securities subject to the Option and the Exercise Price shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Parent will receive, upon exercise of the Option, the number and class of shares or other securities or property that Parent would have received in respect of the Company Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

        (b) At any time prior to the termination of the Option pursuant to
Section 4 hereof, and at any time after the Option is exercised (in whole or in part, if at all), the Company shall not adopt (nor permit the adoption of) a stockholders rights plan that contains provisions for the distribution or exercise of rights thereunder as a result of Parent or any affiliate or transferee thereof becoming the beneficial owner of shares of the Company by virtue of the Option being exercisable or having been exercised (or as a result of beneficially owning shares issuable in respect of any Option Shares).

     10. Restrictive Legends. Each certificate representing Option Shares issued to Parent hereunder shall include a legend in substantially the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. SUCH SECURITIES ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK OPTION AGREEMENT DATED AS OF SEPTEMBER 18, 2000, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER.

     It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if such Option Shares have been registered pursuant to the Securities Act, such Option Shares have been sold in reliance on and in accordance with Rule 144 under the Securities Act or Parent has delivered to Company a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to the Company and its counsel, to the effect that such legend is not required for purposes of the Securities Act, and (ii) the reference to restrictions pursuant to this Agreement in the above legend will be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the terms and provisions of this Agreement under circumstances that do not require the retention of such reference.

     11. Listing and HSR Filing. The Company, upon the request of Parent, shall promptly file an application to list the Company Shares to be acquired upon exercise of the Option for quotation on the Nasdaq National Market and shall use its commercially reasonable best efforts to obtain approval of such listing as soon as practicable. Promptly after the date hereof, each of the parties hereto shall promptly file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice all required premerger notification and report forms and other documents and exhibits required to be filed under the HSR Act to permit the acquisition of the Company Shares subject to the Option at the earliest possible date.

     12. Miscellaneous.

        (a) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies of any nature whatsoever by reason of this Agreement. Any Company Shares sold in compliance with the provisions of Section 7 hereof shall, upon consummation of such sale, be free of the restrictions imposed with respect to such shares by this Agreement and any transferee of such shares shall not be entitled to the rights of a party hereto. Certificates representing shares sold in a registered public offering pursuant to Section 7 hereof shall not be required to bear the legend set forth in
Section 10 hereof.

        (b) Specific Performance. The parties hereto recognize and agree that if for any reason any of the terms and provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party hereto agrees that, in addition to other remedies, the other party hereto shall be entitled to an injunction restraining any violation or threatened violation of the terms and provisions of this Agreement or the right to enforce any of the covenants or agreements set forth herein by specific performance. In the event that any action will be brought in equity to enforce the terms and provisions of the Agreement, neither party hereto will allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law.

        (c) Entire Agreement. This Agreement and the Reorganization Agreement set forth the entire agreement and understanding of the Company and Parent with respect to the subject matter hereof, and supersede all other prior discussions, agreements and understandings between the Company and Parent, both written and oral, with respect to the subject matter hereof and thereof.

        (d) Further Assurances. Each party hereto will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

        (e) Validity. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto will negotiate in good faith and will execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the intent of the parties hereto with respect to such provision.

        (f) Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as will be specified by like notice):

     If to Parent, to:

                 SunMicrosystems, Inc.
                 901 San Antonio Road
                 Palo Alto, CA 94303
                 Attention: General Counsel
                 Telephone No.: (650) 960-1300
                 Telecopy No.: (650) 336-0530

        with a copy to:

                 Wilson Sonsini Goodrich & Rosati
                 Professional Corporation
                 650 Page Mill Road
                 Palo Alto, California 94304-1050
                 Attention: Larry W. Sonsini, Esq.
                            Katharine A. Martin, Esq.
                 Telephone: (650) 493-9300
                 Telecopy: (650) 493-6811

        and to:

                 Wilson Sonsini Goodrich & Rosati
                 Professional Corporation
                 One Market, Spear Street Tower
                 Suite 3300
                 San Francisco, California 94105
                 Attention: Michael S. Dorf, Esq.
                 Telephone: (415) 947-2000
                 Telecopy: (415) 947-2099

        If to the Company, to:

                 Cobalt Networks, Inc.
                 555 Ellis Street
                 Mountain View, CA 94043
                 Attention: President
                 Telephone No.: (650) 623-2500
                 Telecopy No.: (650) 623-2546

        with a copy to:

                 Brobeck, Phleger & Harrison LLP
                 Two Embarcadero Place
                 2200 Geng Road
                 Palo Alto, California 94303
                 Attention: Rod J. Howard, Esq.
                            John Montgomery, Esq.
                 Telephone No.: (650) 424-0160
                 Telecopy No.: (650) 496-2885

     (g) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.(h) Expenses. Except as otherwise expressly provided herein or in the Reorganization Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement will be paid by the party incurring such expenses.

     (h) Amendments; Waiver. This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

     (i) Assignment. Neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that the rights and obligations hereunder will inure to the benefit of and be binding upon any successor of a party hereto.

     (j) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective thereunto duly authorized officers as of the date first written above.

                                          SUN MICROSYSTEMS, INC.

                                          By:
                                            ------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                          COBALT NETWORKS, INC.

                                          By:
                                            ------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                    ANNEX C

                            FORM OF VOTING AGREEMENT

     THIS VOTING AGREEMENT (this "Agreement") is made and entered into as of September 18, 2000 by and between Sun Microsystems, Inc., a Delaware corporation ("Parent"), and the undersigned stockholder and/or option holder (the "Stockholder") of Cobalt Networks, Inc., a Delaware corporation (the "Company").

                                   RECITALS:

     A. Parent, the Company and Merger Sub (as defined below) have entered into an Agreement and Plan of Merger and Reorganization (the "Reorganization Agreement"), which provides for the merger (the "Merger") of a wholly-owned subsidiary of Parent ("Merger Sub") with and into the Company, pursuant to which all outstanding capital stock of the Company will be converted into the right to receive common stock of Parent, as set forth in the Reorganization Agreement.

     B. The Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding capital stock of the Company, and such number of shares of capital stock of the Company issuable upon the exercise of outstanding options and warrants, as is indicated on the signature page of this Agreement.

     C. In consideration of the execution of the Reorganization Agreement by Parent, the Stockholder (in his or her capacity as such) has agreed to vote the Shares (as defined below) and such other shares of capital stock of the Company over which the Stockholder has voting power, so as to facilitate consummation of the Merger.

     NOW, THEREFORE, intending to be legally bound hereby, the parties hereto hereby agree as follows:

     1. Certain Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Reorganization Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

        (a) "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Reorganization Agreement shall have been validly terminated pursuant to its terms, or (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Reorganization Agreement.

        (b) "Person" shall mean any individual, any corporation, limited liability company, general or limited partnership, business trust, unincorporated association or other business organization or entity, or any governmental authority.

        (c) "Shares" shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) owned by the Stockholder as of the date of this Agreement, and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which the Stockholder acquires beneficial ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date.

        (d) Transfer. A Person shall be deemed to have effected a "Transfer" of a security if such person directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, transfers or otherwise disposes of such security or any interest therein, or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein.

     2. Transfer of Shares.

        (a) Transferee of Shares to be Bound by this Agreement. The Stockholder hereby agrees that, at all times during the period commencing with the execution and delivery of this Agreement until the Expiration Date, the Stockholder shall not cause or permit any Transfer of any of the Shares to be effected, or discuss, negotiate or make any offer regarding any Transfer of any of the Shares, unless each Person to which any such Shares, or any interest therein, is or may be Transferred shall have (i) executed a counterpart of this Agreement and a proxy in the form attached hereto as Exhibit A (with such modifications as Parent may reasonably request), and (ii) agreed in writing to hold such Shares, or such interest therein, subject to all of the terms and conditions set forth in this Agreement.

        (b) Transfer of Voting Rights. The Stockholder hereby agrees that, at all times commencing with the execution and delivery of this Agreement until the Expiration Date, the Stockholder shall not deposit, or permit the deposit of, any Shares in a voting trust, grant any proxy in respect of the Shares, or enter into any voting agreement or similar arrangement or commitment in contravention of the obligations of the Stockholder under this Agreement with respect to any of the Shares.

     3. Agreement to Vote Shares. Until the Expiration Date, at every meeting of stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, the Stockholder shall vote, to the extent not voted by the person(s) appointed under the Proxy (as defined in Section 4 hereof), the Shares:

        (a) in favor of approval of the Merger and the adoption and approval of the Reorganization Agreement, and in favor of each of the other actions contemplated by the Reorganization Agreement and the Proxy and any action required in furtherance thereof;

        (b) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Reorganization Agreement;

        (c) against any of the following actions (other than those actions that relate to the Merger and the transactions contemplated by the Reorganization Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (B) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) any material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Reorganization Agreement; and

        (d) in favor of waiving any notice that may have been or may be required relating to any reorganization of the Company or any subsidiary of the Company, any reclassification or recapitalization of the capital stock of the Company or any subsidiary of the Company, or any sale of assets, change of control, or acquisition of the Company or any subsidiary of the Company by any other person, or any consolidation or merger of the Company or any subsidiary of the Company with or into any other person.

Prior to the Expiration Date, the Stockholder shall not enter into any agreement or understanding with any person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

     4. Irrevocable Proxy. Concurrently with the execution of this Agreement, the Stockholder agrees to deliver to Parent a proxy in the form attached hereto as Exhibit A (the "Proxy"), which shall be irrevocable to the fullest extent permissible by applicable law, with respect to the Shares.

     5. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent that, as of the date hereof and at all times until the Expiration Date, the Stockholder (i) is (and will be, unless Transferred pursuant to Section 2(a) hereof) the beneficial owner of the shares of Company Common Stock, and the options, warrants and other rights to purchase shares of Company Common Stock, set forth on signature page of this Agreement, with full power to vote or direct the voting of the Shares for and on behalf of all beneficial owners of the Shares; (ii) the Shares are (and will be, unless Transferred pursuant to Section 2(a) hereof) free and clear of any liens, pledges, security interests, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances of any kind or nature; (iii) does not beneficially own any securities of the Company other than the shares of Company Common Stock, and options, warrants and other rights to purchase shares of Company Common Stock, set forth on the signature page of this Agreement; and
(iv) has (and will have, unless Transferred pursuant to Section 2(a) hereof) full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

     6. Legending of Shares. If so requested by Parent, the Stockholder hereby agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy. Subject to the terms of Section 2 hereof, the Stockholder hereby agrees that the Stockholder shall not Transfer the Shares without first having the aforementioned legend affixed to the certificates representing the Shares.

     7. Termination. This Agreement shall terminate and be of no further force or effect as of the Expiration Date.

     8. Miscellaneous.

        (a) Waiver. No waiver by any party hereto of any condition or any breach of any term or provision set forth in this Agreement shall be effective unless in writing and signed by each party hereto. The waiver of a condition or any breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other previous or subsequent breach of any term or provision of this Agreement.

        (b) Severability. In the event that any term, provision, covenant or restriction set forth in this Agreement, or the application of any such term, provision, covenant or restriction to any person, entity or set of circumstances, shall be determined by a court of competent jurisdiction to be invalid, unlawful, void or unenforceable to any extent, the remainder of the terms, provisions, covenants and restrictions set forth in this Agreement, and the application of such terms, provisions, covenants and restrictions to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall remain in full force and effect, shall not be impaired, invalidated or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable law.

        (c) Binding Effect; Assignment. This Agreement and all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the Stockholder may be assigned to any other Person without the prior written consent of Parent.

        (d) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

        (e) Specific Performance; Injunctive Relief. Each of the parties hereto hereby acknowledge that (i) the representations, warranties, covenants and restrictions set forth in this Agreement are necessary, fundamental and required for the protection of Parent and to preserve for Parent the benefits of the Merger; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each such representation, warranty, covenant and restriction a special, unique, and extraordinary value; and (iii) a breach of any such representation, warranty, covenant or restriction, or any other term or provision of this Agreement, will result in irreparable harm and damages to Parent which cannot be adequately compensated by a monetary award. Accordingly, Parent and the Stockholder hereby expressly agree that in addition to all other remedies available at law or in equity, Parent shall be entitled to the immediate remedy of specific performance, a temporary and/or permanent restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any representations, warranties, covenants or restrictions set forth in this Agreement, or to specifically enforce the terms and provisions hereof.

        (f) Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision, rule or principle (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

        (g) Entire Agreement. This Agreement and the Proxy and the other agreements referred to in this Agreement set forth the entire agreement and understanding of Parent and the Stockholder with respect to the subject matter hereof and thereof, and supersede all prior discussions, agreements and understandings between Parent and the Stockholder, both oral and written, with respect to the subject matter hereof and thereof.

        (h) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the respective parties at the following address (or at such other address for a party as shall be specified by like notice):

     If to Parent:
        Sun Microsystems, Inc.
        901 San Antonio Road
        Palo Alto, CA 94303
        Attention: General Counsel
        Telephone No.: (650) 960-1300
        Telecopy No.: (650) 336-0530
     with a copy to:
        Wilson Sonsini Goodrich & Rosati
        Professional Corporation
        650 Page Mill Road
        Palo Alto, California 94304
        Attention: Larry W. Sonsini, Esq.
                   Katharine A. Martin, Esq.
        Telephone: (650) 493-9300
        Facsimile: (650) 493-6811

     and to:
        Wilson Sonsini Goodrich & Rosati
        Professional Corporation
        One Market, Spear Street Tower
        Suite 3300
        San Francisco, California 94105
        Attention: Michael S. Dorf, Esq.
        Telephone: (415) 947-2000
        Telecopy: (415) 947-2099

     If to the Stockholder:
        To the address for notice set forth on the signature page hereof.

     with a copy to:
        Cobalt Networks, Inc.
        555 Ellis Street
        Mountain View, CA 94043
        Attention: President
        Telephone No.: (650) 623-2500
        Telecopy No.: (650) 623-2546

     and to:
        Brobeck, Phleger & Harrison LLP
        Two Embarcadero Place
        220 Geng Road
        Palo Alto, California 94303
        Attention: Rod Howard, Esq.
                   John Montgomery, Esq.
        Telephone: (650) 424-0160
        Telecopy: (650) 947-2099

        (i) Further Assurances. The Stockholder (in his or her capacity as such) shall execute and deliver any additional certificate, instruments and other documents, and take any additional actions, as Parent may deem necessary or desirable, in the reasonable opinion of Parent, to carry out and effectuate the purpose and intent of this Agreement.

        (j) Headings. The section headings set forth in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement in any manner.

        (k) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

SUN MICROSYSTEMS, INC.                                 STOCKHOLDER:

By: -------------------------------------------------  By:
  Signature of Authorized Signatory                    ----------------------------------------------
                                                       Signature

Name: ----------------------------------------------   Name:
                                                       ----------------------------------------------

Title:                                                 Title:
  -----------------------------------------------      ----------------------------------------------

                                                       ----------------------------------------------

                                                       ----------------------------------------------
                                                       Print Address

                                                       ----------------------------------------------
                                                       Telephone

                                                       ----------------------------------------------
                                                       Facsimile No.

                                                       Share beneficially owned:

                                                       ------------ shares of Company Common Stock

                                                       ------------ shares of Company Common Stock
                                                       issuable upon the exercise of outstanding
                                                       options, warrants or other rights

                                   EXHIBIT A

                               IRREVOCABLE PROXY

     The undersigned stockholder of Cobalt Networks, Inc., a Delaware corporation (the "Company"), hereby irrevocably (to the fullest extent permitted by law) appoints the directors on the Board of Directors of Sun Microsystems, Inc., a Delaware corporation ("Parent"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the "Shares") in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned stockholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the execution of this Proxy by the undersigned, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned hereby agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

     This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and between Parent and the undersigned stockholder (the "Voting Agreement"), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger and Reorganization (the "Reorganization Agreement"), by and among Parent, Blue Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company, which provides for the merger of Merger Sub with and into the Company in accordance with its terms (the "Merger"). As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) such date and time as the Reorganization Agreement shall have been validly terminated pursuant to its terms, or (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Reorganization Agreement.

     The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting:

        (i) in favor of approval of the Merger and the adoption and approval of the Reorganization Agreement, and in favor of each of the other actions contemplated by the Reorganization Agreement and any action required in furtherance thereof;

        (ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Reorganization Agreement;

        (iii) against any of the following actions (other than those actions that relate to the Merger and the transactions contemplated by the Reorganization Agreement): (A) any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (B) any sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company,
(C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) any material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Reorganization Agreement; and

        (iv) in favor of waiving any notice that may have been or may be required relating to any reorganization of the Company or any subsidiary of the Company, any reclassification or recapitalization of the capital stock of the Company or any subsidiary of the Company, or any sale of assets, change of control, or acquisition of the Company or any subsidiary of the Company by any other person, or any consolidation or merger of the Company or any subsidiary of the Company with or into any other person.

     The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned stockholder may vote the Shares on all other matters.

     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

     This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: September   , 2000


                                          Signature of
                                          Stockholder: ---------------



                                          Print Name of
                                          Stockholder: ---------------


                                          Shares beneficially owned:

                                          ---------- shares of the Company
                                                     Common Stock

                                          ---------- shares of the Company
                                                     Common Stock issuable upon
                                                     exercise of outstanding
                                                     options, or warrants or
                                                     other rights

                                    ANNEX D
GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL

September 18, 2000

Board of Directors
Cobalt Networks, Inc.
555 Ellis Street
Mountain View, CA 94043

Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.001 per share (the "Shares"), of Cobalt Networks, Inc. (the "Company") of the exchange ratio of 0.50 shares of Common Stock, par value $0.00067 per share (the "Sun Shares"), of Sun Microsystems, Inc. ("Sun") to be received for each Share (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger, dated as of September 18, 2000, by and among Sun, Azure Acquisition Corporation, a wholly owned subsidiary of Sun, and the Company (the "Agreement").

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as managing underwriter of its initial public offering of 5,750,000 Shares in November 1999 and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We have also provided certain investment banking services to Sun from time to time, including having acted as managing underwriter of a public offering of $1.5 billion in principal amount of senior notes of Sun in July 1999, and may provide investment banking services to Sun in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or Sun for its own account and for the accounts of customers.

     In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement on Form S-1, including the prospectus contained therein dated November 4, 1999, relating to the Company's initial public offering of 5,750,000 Shares; the Annual Report to Stockholders and the Annual Report on Form 10-K of the Company for the year ended December 31, 1999; Annual Reports to Stockholders and Annual Reports on Form 10-K of Sun for the five fiscal years ended June 30, 1999; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Sun; certain other communications from the Company and Sun to their respective stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company and Sun regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the Sun Shares, which like many Internet-related stocks have been and are likely to continue to be subject to significant short-term price and trading volatility, compared certain financial and stock market information for the Company and Sun with similar information for certain other companies the

The Board of Directors
Cobalt Networks, Inc.
Page 2

securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the internet infrastructure and computer hardware industries specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. As you are aware, Sun did not make available to us its forecast of future financial performance of Sun. Accordingly, our review of such matters, with your consent, was limited to discussions with the senior management of Sun of certain publicly available research analyst estimates for Sun. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Sun or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of the Shares.

                                          Very truly yours,

                                          GOLDMAN, SACHS & CO.

                                          By    /s/  GOLDMAN, SACHS & CO.
                                            ------------------------------------
                                                    Goldman, Sachs & Co.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

     Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

     Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

     Article VI of the Bylaws of the Registrant provides in effect that, subject to certain limited exceptions, the Registrant shall indemnify its directors and officers to the extent authorized or permitted by the Delaware Corporation Law. The directors and officers of the Registrant are insured under policies of insurance maintained by the Company, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, the Company has entered into contracts with certain of its directors providing for indemnification of such persons by the Registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

                                 EXHIBIT INDEX


                                                       INCORPORATED BY
                                                          REFERENCE
EXHIBIT                                                ----------------   FILED    PREVIOUSLY
NUMBER                EXHIBIT DESCRIPTION               FORM     DATE    HEREWITH    FILED
-------               -------------------              ------  --------  --------  ----------
 2.1      Agreement and Plan of Merger and
          Reorganization, dated as of September 18,
          2000, by and among Sun Microsystems, Inc.,
          Azure Acquisition Corporation, and Cobalt
          Networks, Inc.(1) .........................                                  x
 3.1      Registrant's Restated Certificate of
          Incorporation..............................   10-Q   03/29/98
 3.2      Certificate of Amendment of Registrant's
          Restated Certificate of Incorporation,
          effective November 10, 1999 and filed
          November 12, 1999..........................   10-Q   12/26/99
 3.3      Amended Certificate of Designations
          effective November 12, 1999................   10-Q   12/26/99
 3.4      Registrant's Bylaws, as amended December
          15, 1999...................................   10-Q   12/26/99
 4.1      Second Amended and Restated Shares Rights
          Agreement dated as of February 11, 1998....  8-A/A   02/13/98
 4.2      Amendment to Second Amended and Restated
          Shares Rights Agreement dated April 26,
          2000.......................................  8-A/A   04/27/00
 4.3      Indenture, dated August 1, 1999 (the
          "Indenture") between Registrant and The
          Bank of New York, as Trustee...............   8-K    08/06/99
 4.4      Form of Subordinated Indenture.............   8-K    08/06/99
 4.5      Officers' Certificate Pursuant to Section
          301 of the Indenture, without exhibits,
          establishing the terms of Registrant's
          Senior Notes...............................   8-K    08/06/99
 4.6      Form of Senior Notes.......................   8-K    08/06/99
 4.7      Technology Transfer Agreement dated
          February 27, 1982, for the purchase by the
          Registrant of certain technology for cash,
          and related Assumption Agreement dated
          February 27, 1982..........................   S-1    03/04/86
 4.8      Form of Founders' Restricted Stock Purchase
          Agreement..................................   S-1    03/04/86
 4.9      Registrant's 1982 Incentive Stock Option
          Plan, as amended, and representative forms
          of Stock Option Agreement..................   10-Q   12/25/87
 4.10     Registrant's Restricted Stock Plan, as
          amended, and representative form of Stock
          Purchase Agreement.........................   10-Q   12/25/87
 4.11     License Agreement dated July 26, 1983, by
          and between Registrant and The Regents of
          the University of California...............   S-1    03/04/86

                                                       INCORPORATED BY
                                                          REFERENCE
EXHIBIT                                                ----------------   FILED    PREVIOUSLY
NUMBER                EXHIBIT DESCRIPTION               FORM     DATE    HEREWITH    FILED
-------               -------------------              ------  --------  --------  ----------
 4.12     Software Agreement effective as of April 1,
          1982 by and between Registrant and American
          Telephone and Telegraph Company, and
          Supplemental Agreement dated effective as
          of May 28, 1983............................   S-1    03/04/86
 4.13     Registrant's 1987 Stock Option Plan and
          representative form of Stock Option
          Agreement..................................   10-Q   12/25/87
 4.14     Registrant's 1988 Directors' Stock Option
          Plan, as amended on August 11, 1999........   10-K   06/30/99
 4.15     Registrant's 1990 Employee Stock Purchase
          Plan, as amended on August 13, 1997........   S-8    11/20/97
 4.16     Registrant's 1990 Long-Term Equity
          Incentive Plan, as amended on August 11,
          1999.......................................   S-8    11/12/99
 4.17     Representative form of agreement to
          Registrant's 1990 Long-Term Equity
          Incentive Plan.............................   10-K   06/30/91
 5.1      Opinion of Wilson Sonsini Goodrich &
          Rosati, Professional Corporation regarding
          the legality of securities being
          registered.................................                                  x
 8.1      Tax opinion of Wilson Sonsini Goodrich &
          Rosati, Professional Corporation...........                                  x
 8.2      Tax opinion of Brobeck, Phleger & Harrison,
          LLP........................................                                  x
10.1      Software Distribution Agreement dated
          January 28, 1991 by and between the
          Registrant and UNIX Systems Laboratories,
          Inc. ......................................   10-K   06/30/91
10.2      Revolving Credit Agreement dated August 28,
          1997, between the Registrant; Citicorp USA,
          Inc.; Bank of America National Trust and
          Savings Association; ABN AMRO Bank N.V.;
          Barclays Bank PLC; Morgan Guaranty Trust
          Company of New York; The Fuji Bank Limited,
          San Francisco Agency; The Toyo Trust and
          Banking Co. Ltd.; The Sumitomo Bank,
          Limited; The Sakura Bank Limited, San
          Francisco Agency; Banque Nationale de
          Paris; Bayerische Vereinsbank AG, Los
          Angeles Agency; The Industrial Bank of
          Japan, Limited, San Francisco Agency; The
          Bank, of New York; Caripolo -- Cassa
          Di-Risparmio Delle Provincie Lombade SPA;
          Corestes Bank NA; The Northern Trust
          Company; Royal Bank Of Canada; Union Bank
          of California, N.A.; and The Sumitomo Trust
          Banking Co., Ltd. .........................   10-K   06/30/97
10.3      Registrant's Non-Qualified Deferred
          Compensation Plan, as amended December 16,
          1998.......................................   10-Q   03/28/99

                                                       INCORPORATED BY
                                                          REFERENCE
EXHIBIT                                                ----------------   FILED    PREVIOUSLY
NUMBER                EXHIBIT DESCRIPTION               FORM     DATE    HEREWITH    FILED
-------               -------------------              ------  --------  --------  ----------
10.4      Registrant's Section 162(m) Executive
          Officer Performance-Based Bonus Plan dated
          August 9, 1995.............................   10-K   06/30/95
10.5      Registrant's Equity Compensation
          Acquisition Plan, as amended on November
          11, 1998...................................   10-Q   03/28/99
10.6      Form of Change of Control Agreement
          executed by each corporate executive
          officer of Registrant......................   10-Q   12/29/96
10.7      Form of Change of Control Agreement
          executed by Chief Executive Officer of
          Registrant.................................   10-Q   12/29/96
10.8      Form of Vice President Change of Control
          Severance Plan.............................   10-Q   12/29/96
10.9      Form of Director-Level Change of Control
          Severance Plan.............................   10-Q   12/29/96
10.10     Strategic Development and Marketing
          Agreement dated November 23, 1998 by and
          between America Online, Inc. and the
          Registrant.................................   10-Q   12/27/98
13.1      Registrant's 2000 Annual Report to
          Stockholders (to be deemed filed only to
          the extent required by the instructions to
          exhibits for reports on Form 10-K).........   10-K   06/30/00
21.1      Subsidiaries of Registrant.................   10-K   06/30/00
23.1      Consent of Wilson Sonsini Goodrich &
          Rosati, Professional Corporation (included
          in exhibits 5.1 and 8.1)...................
23.2      Consent of Brobeck, Phleger & Harrison LLP
          (included in exhibit 8.2)..................
23.3      Consent of Ernst & Young LLP, Independent
          Auditors...................................                           x
23.4      Consent of PricewaterhouseCoopers LLP,
          Independent Accountants....................                           x
24.1      Power of Attorney (included on page II-6 of
          this registration statement)...............                                  x
27.1      Financial Data Schedule for the fiscal year
          ended June 30, 2000........................   10-K   06/30/00
27.2      Financial Data Schedule for the fiscal year
          ended June 30, 1999........................   10-K   06/30/00
99.1      Form of Proxy for Cobalt Networks, Inc.....                           x
99.2      Consent of Goldman, Sachs & Co., financial
          advisor to Cobalt Networks, Inc............                           x
99.3      Opinion of Goldman, Sachs & Co., financial
          advisor to Cobalt Networks, Inc.(2)........                                  x


---------------
(1) Included as Annex A to this registration statement.

(2) Included as Annex D to this registration statement.

ITEM 22. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (2) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

          (3) that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (4) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

          (5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, California, on November 1, 2000.


                                          SUN MICROSYSTEMS, INC.

                                          By: /s/ SCOTT G. MCNEALY
                                            ------------------------------------
                                          Name: Scott G. McNealy
                                          Title: Chief Executive Officer and
                                                 Chairman of the Board of
                                                 Directors


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                  TITLE                      DATE
                  ---------                                  -----                      ----

            /s/ SCOTT G. MCNEALY               Chairman of the Board and Chief    November 1, 2000
---------------------------------------------  Executive Officer (Principal
              Scott G. McNealy                 Executive Officer)

           */s/ MICHAEL E. LEHMAN              Executive Vice President,          November 1, 2000
---------------------------------------------  Corporate Resources and Chief
              Michael E. Lehman                Financial Officer (Principal
                                               Financial Officer)

            */s/ MICHAEL L. POPOV              Vice President, Corporate          November 1, 2000
---------------------------------------------  Controller (Principal Accounting
              Michael L. Popov                 Officer)

           */s/ JAMES L. BARKSDALE             Director                           November 1, 2000
---------------------------------------------
             James L. Barksdale

                                               Director                           November  , 2000
---------------------------------------------
                L. John Doerr

            */s/ JUDITH L. ESTRIN              Director                           November 1, 2000
---------------------------------------------
              Judith L. Estrin

                  SIGNATURE                                  TITLE                      DATE
                  ---------                                  -----                      ----
                                               Director                           November  , 2000
---------------------------------------------
              Robert J. Fisher

             */s/ ROBERT L. LONG               Director                           November 1, 2000
---------------------------------------------
               Robert L. Long

           */s/ M. KENNETH OSHMAN              Director                           November 1, 2000
---------------------------------------------
              M. Kenneth Oshman

            */s/ NAOMI O SELIGMAN              Director                           November 1, 2000
---------------------------------------------
              Naomi O. Seligman

          * By:/s/ SCOTT G. MCNEALY                                               November 1, 2000
---------------------------------------------
              Scott G. McNealy
              Attorney-in-Fact

                                 EXHIBIT INDEX


                                                       INCORPORATED BY
                                                          REFERENCE
EXHIBIT                                                ----------------   FILED    PREVIOUSLY
NUMBER                EXHIBIT DESCRIPTION               FORM     DATE    HEREWITH    FILED
-------               -------------------              ------  --------  --------  ----------
 2.1      Agreement and Plan of Merger and
          Reorganization, dated as of September 18,
          2000, by and among Sun Microsystems, Inc.,
          Azure Acquisition Corporation, and Cobalt
          Networks, Inc.(1) .........................                                       x
 3.1      Registrant's Restated Certificate of
          Incorporation..............................   10-Q   03/29/98
 3.2      Certificate of Amendment of Registrant's
          Restated Certificate of Incorporation,
          effective November 10, 1999 and filed
          November 12, 1999..........................   10-Q   12/26/99
 3.3      Amended Certificate of Designations
          effective November 12, 1999................   10-Q   12/26/99
 3.4      Registrant's Bylaws, as amended December
          15, 1999...................................   10-Q   12/26/99
 4.1      Second Amended and Restated Shares Rights
          Agreement dated as of February 11, 1998....  8-A/A   02/13/98
 4.2      Amendment to Second Amended and Restated
          Shares Rights Agreement dated April 26,
          2000.......................................  8-A/A   04/27/00
 4.3      Indenture, dated August 1, 1999 (the
          "Indenture") between Registrant and The
          Bank of New York, as Trustee...............   8-K    08/06/99
 4.4      Form of Subordinated Indenture.............   8-K    08/06/99
 4.5      Officers' Certificate Pursuant to Section
          301 of the Indenture, without exhibits,
          establishing the terms of Registrant's
          Senior Notes...............................   8-K    08/06/99
 4.6      Form of Senior Notes.......................   8-K    08/06/99
 4.7      Technology Transfer Agreement dated
          February 27, 1982, for the purchase by the
          Registrant of certain technology for cash,
          and related Assumption Agreement dated
          February 27, 1982..........................   S-1    03/04/86
 4.8      Form of Founders' Restricted Stock Purchase
          Agreement..................................   S-1    03/04/86
 4.9      Registrant's 1982 Incentive Stock Option
          Plan, as amended, and representative forms
          of Stock Option Agreement..................   10-Q   12/25/87
 4.10     Registrant's Restricted Stock Plan, as
          amended, and representative form of Stock
          Purchase Agreement.........................   10-Q   12/25/87
 4.11     License Agreement dated July 26, 1983, by
          and between Registrant and The Regents of
          the University of California...............   S-1    03/04/86

                                                       INCORPORATED BY
                                                          REFERENCE
EXHIBIT                                                ----------------   FILED    PREVIOUSLY
NUMBER                EXHIBIT DESCRIPTION               FORM     DATE    HEREWITH    FILED
-------               -------------------              ------  --------  --------  ----------
 4.12     Software Agreement effective as of April 1,
          1982 by and between Registrant and American
          Telephone and Telegraph Company, and
          Supplemental Agreement dated effective as
          of May 28, 1983............................   S-1    03/04/86
 4.13     Registrant's 1987 Stock Option Plan and
          representative form of Stock Option
          Agreement..................................   10-Q   12/25/87
 4.14     Registrant's 1988 Directors' Stock Option
          Plan, as amended on August 11, 1999........   10-K   06/30/99
 4.15     Registrant's 1990 Employee Stock Purchase
          Plan, as amended on August 13, 1997........   S-8    11/20/97
 4.16     Registrant's 1990 Long-Term Equity
          Incentive Plan, as amended on August 11,
          1999.......................................   S-8    11/12/99
 4.17     Representative form of agreement to
          Registrant's 1990 Long-Term Equity
          Incentive Plan.............................   10-K   06/30/91
 5.1      Opinion of Wilson Sonsini Goodrich &
          Rosati, Professional Corporation regarding
          the legality of securities being
          registered.................................                                       x
 8.1      Tax opinion of Wilson Sonsini Goodrich &
          Rosati, Professional Corporation...........                                       x
 8.2      Tax opinion of Brobeck, Phleger & Harrison,
          LLP........................................                                       x
10.1      Software Distribution Agreement dated
          January 28, 1991 by and between the
          Registrant and UNIX Systems Laboratories,
          Inc. ......................................   10-K   06/30/91
10.2      Revolving Credit Agreement dated August 28,
          1997, between the Registrant; Citicorp USA,
          Inc.; Bank of America National Trust and
          Savings Association; ABN AMRO Bank N.V.;
          Barclays Bank PLC; Morgan Guaranty Trust
          Company of New York; The Fuji Bank Limited,
          San Francisco Agency; The Toyo Trust and
          Banking Co. Ltd.; The Sumitomo Bank,
          Limited; The Sakura Bank Limited, San
          Francisco Agency; Banque Nationale de
          Paris; Bayerische Vereinsbank AG, Los
          Angeles Agency; The Industrial Bank of
          Japan, Limited, San Francisco Agency; The
          Bank, of New York; Caripolo -- Cassa
          Di-Risparmio Delle Provincie Lombade SPA;
          Corestes Bank NA; The Northern Trust
          Company; Royal Bank Of Canada; Union Bank
          of California, N.A.; and The Sumitomo Trust
          Banking Co., Ltd. .........................   10-K   06/30/97
10.3      Registrant's Non-Qualified Deferred
          Compensation Plan, as amended December 16,
          1998.......................................   10-Q   03/28/99

                                                       INCORPORATED BY
                                                          REFERENCE
EXHIBIT                                                ----------------   FILED    PREVIOUSLY
NUMBER                EXHIBIT DESCRIPTION               FORM     DATE    HEREWITH    FILED
-------               -------------------              ------  --------  --------  ----------
10.4      Registrant's Section 162(m) Executive
          Officer Performance-Based Bonus Plan dated
          August 9, 1995.............................   10-K   06/30/95
10.5      Registrant's Equity Compensation
          Acquisition Plan, as amended on November
          11, 1998...................................   10-Q   03/28/99
10.6      Form of Change of Control Agreement
          executed by each corporate executive
          officer of Registrant......................   10-Q   12/29/96
10.7      Form of Change of Control Agreement
          executed by Chief Executive Officer of
          Registrant.................................   10-Q   12/29/96
10.8      Form of Vice President Change of Control
          Severance Plan.............................   10-Q   12/29/96
10.9      Form of Director-Level Change of Control
          Severance Plan.............................   10-Q   12/29/96
10.10     Strategic Development and Marketing
          Agreement dated November 23, 1998 by and
          between America Online, Inc. and the
          Registrant.................................   10-Q   12/27/98
13.1      Registrant's 2000 Annual Report to
          Stockholders (to be deemed filed only to
          the extent required by the instructions to
          exhibits for reports on Form 10-K).........   10-K   06/30/00
21.1      Subsidiaries of Registrant.................   10-K   06/30/00
23.1      Consent of Wilson Sonsini Goodrich &
          Rosati, Professional Corporation (included
          in exhibits 5.1 and 8.1)...................
23.2      Consent of Brobeck, Phleger & Harrison LLP
          (included in exhibit 8.2)..................
23.3      Consent of Ernst & Young LLP, Independent
          Auditors...................................                       x
23.4      Consent of PricewaterhouseCoopers LLP,
          Independent Accountants....................                       x
24.1      Power of Attorney (included on page II-6 of
          this registration statement)...............                                       x
27.1      Financial Data Schedule for the fiscal year
          ended June 30, 2000........................   10-K   06/30/00
27.2      Financial Data Schedule for the fiscal year
          ended June 30, 1999........................   10-K   06/30/00
99.1      Form of Proxy for Cobalt Networks, Inc.....                       x
99.2      Consent of Goldman, Sachs & Co., financial
          advisor to Cobalt Networks, Inc............                       x
99.3      Opinion of Goldman, Sachs & Co., financial
          advisor to Cobalt Networks, Inc.(2)........                                       x


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(1) Included as Annex A to this registration statement.

(2) Included as Annex D to this registration statement.